As filed with the Securities and Exchange Commission on February 15, 1996
                                                       Registration No. 33-92928




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                    --------

                         FIRST COMMERCIAL BANCORP, INC.
               (Exact name of issuer as specified in its charter)

          Delaware                   94-2683725                  6022
(State or other jurisdiction of   (I.R.S. Employer        (Primary Standard
incorporation or organization)    Identification No.)  Industrial Classification
                                                              Code Number)

         865 HOWE AVENUE, SACRAMENTO, CALIFORNIA 95825 - (916) 641-3288 (Address including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                    --------

               Corporation Trust Company, Corporation Trust Center
         1209 Orange Street, Wilmington, Delaware 19801, (302) 658-7581
            (Name, address and telephone number of agent for service)

The Commission is requested to send copies of all communications to:


       MANUEL PERRY, JR.                                RONALD W. BACHLI, ESQ.
Chairman of the Board of Directors                       LILLICK & CHARLES LLP
  FIRST COMMERCIAL BANCORP, INC.                        Two Embarcadero Center
       865 Howe Avenue                                 San Francisco, CA  94111
    Sacramento, CA  95825                             Telephone:  (415) 984-8200
  Telephone:  (916) 641-3288

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================================
         Title of Securities                  Amount to be       Proposed Maximum         Proposed Maximum            Amount of
         to be Registered                     Registered     Offering Price Per Share  Aggregate Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Stockholder Subscription Rights
  (Common Stock)                                4,675,110             $0.00                 $      0.00               $ 0.00
Common Stock, $0.01 par value (1)              50,000,000             $0.10                 $ 5,000,000               $1,721(2)
-----------------------------------------------------------------------------------------------------------------------------------
Dividend Subscription Rights (Common Stock)     4,673,110             $0.00                 $      0.00               $ 0.00
Common Stock, $0.01 par value (4)               9,688,875             $0.10                 $968,887.44               $  334(3)
===================================================================================================================================


     (1) To be offered and sold pursuant to Stockholder Subscription Rights.


     (2) Filing fee of $1,825 previously paid with Registration Statement No. 33-92928.


     (3) Filing fee of $230 previously paid with Registration Statement
33-92928.


     (4) To be offered and sold pursuant to Dividend Subscription Rights.

-------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                              Cross Reference Sheet
                    Pursuant to Item 501(b) of Regulation S-K

Item of Form S-1                                            Location of Prospectus Caption
----------------                                            ------------------------------
 1.      Forepart of the Registration Statement and         Facing Page of Registration Statement; Cross
         Outside Front Cover Page of Prospectus             Reference Sheet; Front Cover Page of Prospectus

 2.      Inside Front and Outside Back Cover Pages of       Inside Front and Outside Back Cover Pages of
         Prospectus                                         Prospectus

 3.      Summary Information, Risk Factors and Ratio        PROSPECTUS SUMMARY; RISK FACTORS
         of Earnings to Fixed Charges

 4.      Use of Proceeds                                    PROSPECTUS SUMMARY; USE OF PROCEEDS

 5.      Determination of Offering Price                    Front Cover Page of Prospectus; MARKET
                                                            INFORMATION; DETERMINATION OF
                                                            OFFERING PRICE

 6.      Dilution                                           Not Applicable

 7.      Selling Security Holders                           Not Applicable

 8.      Plan of Distribution                               PLAN OF DISTRIBUTION; THE OFFERING

 9.      Description of Securities to be Registered         MARKET INFORMATION; DESCRIPTION OF
                                                            SECURITIES

10.      Interests of Named Experts and Counsel             Not Applicable

11.      Information with Respect to the Registrant         SELECTED FINANCIAL AND OTHER DATA;
                                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                            OF FINANCIAL CONDITION AND RESULTS OF
                                                            OPERATIONS; BUSINESS; THE STOCK
                                                            PURCHASE AGREEMENT AND CHANGE IN
                                                            CONTROL OF THE COMPANY; MANAGEMENT

12.      Disclosure of Commission Position on               Part II - Information Not Required In Prospectus
         Indemnification for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                   PROSPECTUS

                         FIRST COMMERCIAL BANCORP, INC.

                                 865 HOWE AVENUE
                          SACRAMENTO, CALIFORNIA 95825
                                 (916) 641-3288


                                59,688,875 SHARES
                         COMMON STOCK ($0.01 PAR VALUE)
     INCLUDING UP TO 50,000,000 SHARES OFFERED PURSUANT TO NONTRANSFERABLE
            STOCKHOLDER RIGHTS AND 9,688,875 SHARES RESERVED FOR AN
                          EXCHANGE FOR DIVIDEND RIGHTS



         First Commercial Bancorp, Inc. (the "Company") hereby offers for sale 50,000,000 shares of its common stock, par value $0.01 per share (the "Common Stock") to the stockholders of record of the Company at the close of business on October 6, 1995 (the "Rights Record Date") pursuant to the exercise of nontransferable rights (the "Stockholder Rights"). The Stockholder Rights entitle stockholders to subscribe for and purchase 10.695 shares of Common Stock (the "Rights Offering") for each share of Common Stock held on the Rights Record Date at a cash price of $0.10 per share (the "Subscription Price"). Holders of Stockholder Rights ("Rights Holders") will be able to exercise their Stockholder Rights until 5:00 p.m., Eastern time, on April 12, 1996 (the "Rights Expiration Date"), unless terminated or extended by the Board of Directors of the Company in its sole discretion for up to two (2) consecutive periods of up to 30 days each, or not later than June 11, 1996. The Board of Directors of the Company may designate up to 10,000,000 shares of Common Stock not subscribed for pursuant to Stockholder Rights for sale to the public in California at the Subscription Price (the "Public Offering"). The Public Offering will be conducted on a best efforts basis by the officers and directors of the Company. Stockholders of the Company are not entitled to participate in the Public Offering, if conducted. See "THE OFFERING."


         Stockholders of the Company on the Rights Record Date will receive Stockholder Rights to purchase 10.695 shares of Common Stock (the "Underlying Shares") at the Subscription Price for each share of Common Stock held on the Rights Record Date (the "Basic Subscription Privilege"), subject to reduction by the Company under certain circumstances. In lieu of fractional shares, the aggregate number of shares of Common Stock issuable upon exercise of Stockholder Rights will be rounded up to the next whole number. Each Stockholder Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe concurrently for additional shares of Common Stock that are not otherwise subscribed for pursuant to the exercise of the Basic Subscription Privilege (the "Oversubscription Privilege"), up to the greater of (a) an additional one million shares, or $100,000, or (b) an additional 10.695 shares for each share held on the Rights Record Date, subject to certain restrictions and to proration and reduction by the Company under certain circumstances. Stockholders wishing to participate in the Rights Offering must complete, sign and date the appropriate Subscription Rights Certificate, and return it, together with full payment of the Subscription Price for each Underlying Share, to The First National Bank of Boston (the "Subscription Agent") by the Rights Expiration Date. See "THE OFFERING."

         In addition, the Company is registering transferable rights (the "Dividend Rights") for distribution to certain persons who were Company stockholders of record on June 15, 1992 or September 14, 1992 ("Dividend-Eligible Stockholders"). The Dividend Rights will be exchangeable ("Dividend Exchange Offer") for up to 9,688,875 shares of Common Stock (the "Dividend Exchange Shares") in discharge of the Company's outstanding obligation to pay to the Dividend-Eligible Stockholders two dividends declared by the Board of Directors of the Company, each in the amount of $0.08 per share plus interest accrued thereon (the "1992 Dividends"), which remain unpaid as of December 31, 1995. As of December 31, 1995, the accumulated dividend and interest amount payable to Dividend-Eligible Stockholders was $968,887.44, or $0.2073 per share. The offering of the Dividend Exchange Shares will terminate on April 12, 1996, the ("Dividend Rights Expiration Date"), unless terminated earlier or extended by the Company's Board of Directors in its sole discretion for up to two (2) consecutive periods of up to 30 days each, or until not later than June 11, 1996.


         The Dividend Rights will entitle a Dividend Rights Holder to receive one share of Common Stock for each $0.10 of dividend and accrued interest amount exchanged for Common Stock. Stockholders eligible to participate in the Dividend Exchange Offer will receive an Exchange Offer Certificate, which will indicate the total amount of the 1992 Dividends which such stockholder is entitled to receive and the number of Dividend Exchange Shares for which such Dividend Rights may be exchanged. In lieu of fractional shares, the number of shares of Common Stock issuable upon exercise of Dividend Rights will be rounded up to the nearest whole number. Stockholders wishing to participate in the Dividend Exchange Offer must complete, sign and date the Exchange Offer Certificate and the attached Dividend Exchange Offer Subscription Form and return it to the Subscription Agent by the Dividend Rights Expiration Date.


         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF INVESTMENT RISK. PROSPECTIVE INVESTORS SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, ESPECIALLY THE SECTION ENTITLED "RISK FACTORS" COMMENCING AT PAGE 21 HEREOF.



         The Company and its wholly owned subsidiary, First Commercial Bank (the "Bank") have entered into an Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement") dated August 7, 1995, with First Banks, Inc., a Missouri corporation ("First Banks"), pursuant to which First Banks has gained control of the Company and the Bank. See "SUMMARY" and "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         First Banks has committed that it will purchase in this offering (the "Offering") as a "Standby Purchaser," at the Subscription Price and after expiration of the Rights Offering and any Public Offering, if necessary, such number of shares as may be required to raise the Bank's Tier I capital level to 7.0%, as required by the regulatory orders to which the Bank is subject.





         The purpose of this Offering is to complete the recapitalization of the Company and the Bank. The Company intends to use the remaining net proceeds of the Offering for general corporate purposes and payment of operating expenses. See "USE OF PROCEEDS." The right of stockholders to purchase shares of Common Stock at the $0.10 per share Subscription Price in the Offering was determined by the Board of Directors of the Company based on information which the Board of Directors deemed to be relevant, including the $0.10 price per share at which the Common Stock was sold to First Banks pursuant to the Stock Purchase Agreement and an opinion from the Company's financial advisor as to the fairness to stockholders of the terms of the Stock Purchase Agreement, including the $0.10 per share Subscription Price in this Offering. See "DETERMINATION OF OFFERING PRICE" and "THE OFFERING -- Financial Advisor." On February 14, 1996, the per share bid price of the Common Stock was $0.344 and the per share ask price was $0.375. See "MARKET INFORMATION." No assurance can be given that the trading price per share of the Common Stock will remain above the Subscription Price at any time during or following completion of this Offering.


         The Company and the Bank are subject to minimum capital requirements imposed by regulation and the terms of certain regulatory orders outstanding against the Company issued by the FRB and against the Bank issued by the FDIC and California State Banking Department ("SBD"). As of December 31, 1995, the Bank met the 6.5% Tier I capital requirement of the Cease and Desist Order issued by the FDIC. However, because of differences in the capital calculation formula utilized by the SBD, for SBD purposes the Bank's Tier I capital was 6.45%, which did not meet the SBD's 7.0% Tier I capital requirement at that date. On a pro forma basis, at December 31, 1995, the Bank would have required approximately an additional $1,009,000 in capital in order to meet the capital requirements of the SBD's regulatory order. However, as discussed herein, the SBD has allowed the Bank to meet the 7.0% requirement through the proceeds of this Offering including any participation by First Banks as Standby Purchaser. Unless otherwise specified, Tier I capital numbers for the Bank given herein are calculated under the FDIC methodology. See "SUPERVISION AND REGULATION" and "REGULATORY AGREEMENTS AND ORDERS."


         The Company and the Bank are deemed to be troubled institutions for all regulatory purposes and the Bank is deemed a problem Bank. The Company and the Bank anticipate that substantial compliance with the regulatory orders to which they respectively are subject will occur through the proceeds of this Offering, including participation by First Banks as "Standby Purchaser," if necessary. However, no assurance can be given that the Bank will not suffer future additional operating losses which may erode the capital position of the Bank following completion of the Offering. See "RISK FACTORS" and "REGULATORY AGREEMENTS AND ORDERS."


         The expenses of registering the securities offered hereby are being paid by the Company.

         The Company did not call and hold an annual meeting of stockholders during 1995 and as such is in violation of applicable provisions of the Delaware General Corporation Law.


         The Common Stock was involuntarily delisted from the NASDAQ National Market System as of July 7, 1995, as a result of the Company's failure to meet the tangible asset requirements for continued listing. The Common Stock is publicly traded in the over-the-counter market and is quoted on the Nasdaq Stock Market's Small-Cap Market System ("Nasdaq Small-Cap") under the symbol "FCOB." The NASD has informed the Company that it will be delisted from the Nasdaq Small Cap unless certain conditions are met. See "MARKET INFORMATION." On December
29, 1995, the last reported sales price of the Common Stock on the Nasdaq Small-Cap was $0.219.






        It is the present intention of present directors and officers to exercise Rights and/or exercise the Oversubscription Privilege for approximately 100,000 shares or 0.2% of the shares being offered.


         AFTER THE RIGHTS EXPIRATION DATE, THE STOCKHOLDER RIGHTS WILL NO LONGER BE EXERCISABLE AND WILL HAVE NO VALUE.

                     ---------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSIONER OF ANY STATE, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS WITH FIRST COMMERCIAL BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

===================================================================================================
                                                   Underwriting discounts        Proceeds to issuer
                               Price to Public(1)     and commissions           or other persons(2)
---------------------------------------------------------------------------------------------------
Per Share of Common Stock            $0.10                   $0                         $0.10
---------------------------------------------------------------------------------------------------
Total (3)                         $5,000,000                 $0                      $5,000,000
===================================================================================================

(1)  Also constitutes the price to stockholders pursuant to Stockholder Rights.

(2) Before deducting expenses payable by the Company estimated at an aggregate of $444,000. See "USE OF PROCEEDS."

(3) The total price to the public and total proceeds to the issuer assumes the purchase of 50,000,000 shares of Common Stock in the Rights Offering and excludes the effect of the discharge of the Company's dividend obligation.


               The date of this Prospectus is February 15, 1996.

                    [Rest of page intentionally left blank.]

                           OTHER AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") of which this Prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. For information in addition to that contained in this Prospectus, reference is made to the Registration Statement and to the exhibits filed therewith.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports, the Company's Proxy Statements filed pursuant to
Section 14(a) of the 1934 Act, and other information filed by the Company, including the Registration Statement referred to above, can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices, including the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048, and the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

         NO DEALER, SALESPERSON, AGENT OR OFFICER OF THE COMPANY OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN TATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OF SUCH SECURITIES TO A PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                                                                     Page
                                                                                                                     ----
PROSPECTUS SUMMARY.................................................................................................
         The Company and the Bank..................................................................................
         The Offering..............................................................................................
         Use of Proceeds...........................................................................................
         Stock Purchase Agreement; Change in Control;
               Potential Dilution of Voting Power and Earnings Per Share...........................................
         Determination of Offering Price...........................................................................
RISK FACTORS.......................................................................................................
         Recent Losses and Risk of Continued Losses................................................................
         Limitation on Payment of Dividends........................................................................
         Potential Dilution of Voting Power and Earnings Per Share.................................................
         Other Real Estate Owned and Non-Accrual, Past Due and Restructured Loans..................................
         Credit Quality Weaknesses.................................................................................
         Provision for Possible Loan Losses and Risk of Additional Provisions......................................
         Construction and Real Estate Secured Lending..............................................................
         Concentration of Real Estate in the Sacramento Valley Area................................................
         Concentration of Large Borrowers..........................................................................
         Failure to Meet Capital Adequacy Requirements and Regulatory Orders.......................................
         Recent Changes in Key Personnel...........................................................................
         Effect of Delisting from NASDAQ SmallCap Market System and Effect on Liquity of the Common Stock;
               Penny Stock.........................................................................................
         Certain Anti-Takeover Provisions..........................................................................
         Government Regulation and Competition.....................................................................
SELECTED FINANCIAL AND OTHER DATA..................................................................................
RECENT CHANGES ....................................................................................................
         Recent Losses and Risk of Continued Losses................................................................
         Capital Accounts and Ratios...............................................................................
         Asset Quality.............................................................................................
         Potential Delisting from NASDAQ SmallCap Market System....................................................
MARKET INFORMATION.................................................................................................
         Trading History...........................................................................................
         Dividends.................................................................................................
THE OFFERING.......................................................................................................
         General  .................................................................................................
         How to Subscribe..........................................................................................
         Method of Transferring Dividend Rights....................................................................
         Financial Advisor.........................................................................................
         Subscription Agent........................................................................................
         Information Agent.........................................................................................
         Escrow Agent..............................................................................................
         Delivery of Common Stock Certificates.....................................................................
         Other Offering Information................................................................................
         Tax Limitation............................................................................................
         Regulatory Limitation.....................................................................................
USE OF PROCEEDS....................................................................................................
DETERMINATION OF OFFERING PRICE....................................................................................
CAPITALIZATION.....................................................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................
         General  .................................................................................................
         Lending and Credit Management.............................................................................
         Summary of Operations.....................................................................................
         Results of Operations - Years Ended December 31, 1994, 1993 and 1992......................................
         Overview .................................................................................................
         Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential....
BUSINESS...........................................................................................................
         The Company and the Bank..................................................................................
         Economic Trends...........................................................................................

         Market Area and Customer Base.............................................................................
         Lending Activities........................................................................................
         Investments...............................................................................................
         Deposits .................................................................................................
         Premises .................................................................................................
         Employees.................................................................................................
         Competition...............................................................................................
THE STOCK PURCHASE AGREEMENT AND
      CHANGE IN CONTROL OF THE COMPANY.............................................................................
         General  .................................................................................................
         Option to Make Future Capital Infusions...................................................................
         Terms of the Debentures and Future Dilution of Voting Power and Earnings Per Share........................
         Issuance of Appreciation Rights...........................................................................
         Right to Nominate Directors...............................................................................
         Provision Affecting Rights Offering.......................................................................
         Amendment of the Stockholder Rights Agreement.............................................................
         Information with Respect to First Banks, Inc..............................................................
         Effect of Stock Purchase Agreement on Accounting and Tax Issues...........................................
MANAGEMENT.........................................................................................................
         Directors and Executive Officers..........................................................................
         Committees of the Board of Directors......................................................................
         Executive Compensation....................................................................................
         Employment Arrangements and Agreements....................................................................
         Compensation Committee Interlocks and Insider Participation in Compensation Decisions.....................
         401(k) and Profit Sharing Plan............................................................................
         Employee Stock Ownership Plan.............................................................................
         Director Compensation.....................................................................................
         Directors' Stock Option Plan..............................................................................
         Certain Transactions and Indebtedness of Management.......................................................
PRINCIPAL STOCKHOLDERS.............................................................................................
         Principal Stockholders....................................................................................
DESCRIPTION OF SECURITIES..........................................................................................
         General  .................................................................................................
         Capital Stock.............................................................................................
         Common Stock..............................................................................................
         The Dividend Rights.......................................................................................
         Restrictions on Resales by Affiliates.....................................................................
         Provisions of Certificate of Incorporation................................................................
FEDERAL INCOME TAX CONSEQUENCES....................................................................................
         Impact of Receipt of Stockholder Rights and Exercise Thereof..............................................
         Receipt of the Dividend Exchange Shares...................................................................
         Receipt of the Appreciation Rights........................................................................
         Cash Distributions on the Shares and the Dividend Exchange Shares.........................................
         Redemption................................................................................................
         Sale of the Shares........................................................................................
         Backup Withholding........................................................................................
         Foreign Withholding.......................................................................................
PLAN OF DISTRIBUTION...............................................................................................
SUPERVISION AND REGULATION.........................................................................................
         The Company and First Banks...............................................................................
         The Bank .................................................................................................
         Change in Control.........................................................................................
         Capital Adequacy Requirements.............................................................................
         Payment of Dividends......................................................................................

         Impact of Federal and California Tax Laws.................................................................
         Impact of Monetary Policies...............................................................................
         Recent and Proposed Legislation...........................................................................
         Other.....................................................................................................
REGULATORY AGREEMENTS AND ORDERS...................................................................................
         FDIC and State Banking Department Regulatory Orders.......................................................
         State Capital Impairment Orders...........................................................................
         Federal Reserve MOU.......................................................................................
         1995 Regulatory Examinations..............................................................................
LEGAL PROCEEDINGS..................................................................................................
LEGAL MATTERS......................................................................................................
EXPERTS............................................................................................................
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.........................................................................

                               PROSPECTUS SUMMARY

         The following is a selective summary of certain information contained in this Prospectus and is qualified in its entirety by the information and financial statements appearing elsewhere herein. Prospective purchasers are urged to read the entire Prospectus carefully, and to give particular attention to the section entitled "RISK FACTORS" before making any decision to purchase any of the shares offered hereby.

THE COMPANY AND THE BANK

         First Commercial Bancorp, Inc. (the "Company") is a Sacramento, California-based bank holding company which reincorporated in Delaware in 1990 and which conducts its operations through its sole subsidiary, First Commercial Bank, a California state-chartered bank (the "Bank"). The Bank commenced operations in 1979. The Bank operates a general commercial banking business through its headquarters and 6 branch offices located in Sacramento, Roseville (2 branches), San Francisco, Concord and Campbell, California. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

         The Company is operating under the terms of a Memorandum of Understanding ("MOU") with the Federal Reserve Bank of San Francisco (the "FRB"). The Bank is operating under the terms of a Cease and Desist order ("FDIC Cease and Desist Order") issued by the FDIC and a second amended final order ("SBD Final Order") issued by the California State Banking Department ("SBD") (collectively, the "Orders") and also is subject to capital impairment orders dated August 3, 1994, November 3, 1994, February 17, March 13, May 15 and August 7, 1995 issued by the SBD (the "Capital Impairment Orders"). The MOU and the Orders have placed significant operating and dividend restrictions on the Company and the Bank. In addition, the FDIC notified the Bank that as of July 30, 1995, the Bank was considered "critically undercapitalized" under the Prompt Corrective Action ("PCA") provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). However, as a result of the capital infusion represented by the First Debenture, the Bank was upgraded to "undercapitalized" as of October 31, 1995 and, as of December 31, 1995, as a result of the infusion of $1.5 million provided by First Banks' purchase of 15,000,000 shares of Common Stock and the proceeds of the Second Debenture, the Bank would be considered "adequately capitalized" under such law. The Company and the Bank remain subject to significant operating restrictions, however, including limitations on the payment of dividends. For a full description of the foregoing, see "RISK FACTORS - Failure to Meet Capital Adequacy Requirements and Regulatory Orders" and "REGULATORY AGREEMENTS AND ORDERS."

         The Company grew substantially during the 1980's, primarily through the acquisition of thirteen branches from California Canadian Bank and the acquisition of Citizens Bank of Roseville. Between 1988 and 1992, the Company focused its lending activities on real estate construction loans and through June of 1994, on loans to small and medium-sized businesses. For deposits, the Company focused on title insurance and escrow companies as well as on small-to-medium- sized business depositors. The focused lending and deposit-generation strategy which the Company pursued during this time period involved certain risk attributes generally not present in a more diversified lending and deposit strategy. See "RISK FACTORS - Recent Losses and Risk of Continued Losses." At December 31, 1993, the Company's assets reached $349,777,000 with $83,682,000 or 42.9% of the Company's gross loans in real estate construction and real estate secured loans, and with $86,549,000 or 26.73% of its deposits in title and escrow accounts, and $237,247,000 in all other deposits. As of December 31, 1994, the Company had consolidated total assets, deposits and stockholders' equity of $239,306,000, $233,536,000 and $4,355,000, respectively. At September 30, 1995, the Company had consolidated total assets, deposits and stockholders' equity of $172,923,000, $167,239,000 and $(1,435,000), respectively.

         The Company reported net losses in 1992, 1993 and 1994 of $(3,518,000), $(7,311,000) and $(18,190,000), respectively, due primarily to deterioration in its real estate lending portfolio and resultant write-downs and increased loan loss provisions. The Company reported a net loss of $(6,301,000) for the nine months ended September 30, 1995 due primarily to the continued write-down of, and other expenses associated with, real estate acquired through foreclosure or Other Real Estate Owned ("OREO"), further deterioration in the loan portfolio and the reduction in interest on loans resulting from the decrease in the amount of loans outstanding. As a result, at September 30, 1995, the Company's capital was reduced to $(1,435,000) and the Company and the Bank's Tier I leverage ratios declined to (0.83)% and 2.41%, respectively.

         During the second quarter of 1995, the Bank took substantial write-offs and write-downs of loans and other assets. The most significant write-off resulted from the bankruptcy of one of the Bank's largest borrowers. As a result, the Company's Tier I capital was reduced to (0.23)% at June 30, 1995, and the Bank's Tier I capital would have been reduced to 0.27%, but for the investment of $1.5 million in Bank nonvoting noncumulative preferred stock (the "Bank Preferred Stock") by James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks, pursuant to the terms of the Standby Stock Purchase Agreement. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY." As discussed further below, Dierberg's investment was made under emergency circumstances to forestall possible closure of the Bank by its regulatory authorities.

         In response to these losses, the Company developed a restructuring plan to redirect the lending and deposit strategy of the Bank. The restructuring plan had six elements: (a) reduce total assets, (b) reduce operating expenses and staffing levels, (c) reduce nonperforming loans and increase reserve coverage of such loans, (d) maintain the commercial and industrial lending portfolio, but significantly reduce real estate construction lending, (e) eliminate volatile deposits and close non-strategic branch offices, and (f) maintain high levels of liquidity to facilitate the asset and deposit dispositions. Implementation of this plan began during the third quarter of 1994 and, as of September 30, 1995, has had the following results:

         - Total assets were reduced 51% from $349,777,000 at December 1993 to $172,923,000.

         - Nonperforming assets have been reduced 79% over the same period from $35,321,000 to $7,401,000 and the loan loss reserve coverage of nonperforming loans reached 90.48%.

         - The nonowner occupied construction loan portfolio was reduced by 86%, from $32,432,000 to $4,479,000.

         - Core monthly operating expenses were reduced 40% from $1,123,000 to $675,000.

         - Escrow and title industry deposits were reduced 99% from $86,549,000 at December 31, 1993 to $1,148,000.

         - Staffing has been reduced 48% from 185 to 97 employees as of September 30, 1995. By December 31, 1995, the FTE staff was reduced to 63 employees.

         -    The Bank's liquidity ratio has been maintained above 30%.

         - The San Diego branch office was sold in January of 1995, and the Santa Rosa branch office was closed during April 1995.

         At December 31, 1995, the Company's loan portfolio was concentrated in twenty (20) loans, one (1) of which exceeded the Bank's secured and unsecured lending limit at that date. Commitments to these borrowers represent $31.2 million or 42% of the Bank's total loan portfolio at December 31, 1995. Outstanding balances to these borrowers at December 31, 1995 were $23.6 million or 32% of the Bank's loan portfolio. Four (4) of these loans, representing $7.4 million or 10% of the Bank's total loan portfolio, have been classified by the Bank as "Substandard." One (1) loan in the amount of $754,000 is on nonaccrual status.

         At December 31, 1995 the Bank's unsecured lending limit was approximately $2.5 million and its combined secured and unsecured lending limit was approximately $4.1 million. At December 31, 1995, the Bank had one (1) loan, representing $3.8 million, which exceeded its unsecured lending limit and one
(1) loan, representing $5.5 million that exceeded the secured and unsecured lending limit. The Company intends to be able to continue to satisfy its larger customer's borrowing needs by participating loan amounts above its lending limit with other banks until such time as the Bank becomes recapitalized.

         On August 7, 1995, the Company entered into an Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement") with First Banks, Inc., a Missouri corporation ("First Banks"), pursuant to which First Banks has acquired 65,000,000 shares of Common Stock of the Company at a total purchase price of $6,500,000. Previously, James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks, provided interim financing for the Company's subsidiary, First Commercial Bank (the "Bank"), by purchasing $1.5 million of nonvoting, noncumulative preferred stock of the Bank (the "Bank Preferred Stock") on June 30, 1995, thus forestalling possible closure of the Bank by the FDIC. However, notwithstanding Dierberg's $1.5 million investment in Bank stock, the Bank's Tier I capital ratio at June 30, 1995 remained below 2.0% and, as a result, the Bank was classified as "critically undercapitalized" at July 30, 1995 and became subject to the FDIC's PCA regulations for critically undercapitalized institutions. The Company and the Bank thus were required by FDICIA to seek sufficient capital to bring the Bank's Tier I capital ratio above 2% or face the possible imposition of a conservatorship or receivership within 90 days. Dierberg's investment occurred pursuant to a Standby Stock Purchase Agreement entered into between the Company, the Bank, Dierberg and First Banks as of June 30, 1995 (the "Standby Stock Purchase Agreement"), which was later amended and restated to become the Stock Purchase Agreement.

         Subsequently, and pursuant to the Stock Purchase Agreement, on August 23, 1995, First Banks purchased 116,666,666 shares of common stock of the Bank (the "Bank Common Stock") at a price of $0.03 per share, the book value of the Bank Common Stock on August 22, 1995, for a total purchase price of $3.5 million. On August 22, 1995, Dierberg transferred to First Banks all of the shares of Bank Preferred Stock owned by him. The shares of Bank Preferred Stock and Bank Common Stock were exchanged by First Banks for 50,000,000 shares of Company Common Stock on December 28, 1995, pursuant to the terms of the Stock Purchase Agreement. The infusion by First Banks of $3.5 million on August 23, 1995 raised the Bank's Tier I capital level to 2.60%, as a result of which the Bank would have been considered "significantly undercapitalized." As described further below, at October 31, 1995, the Bank used the $1.5 million proceeds from sale of a 12% convertible debenture to raise its Tier I capital level above 3.0% and, as a result, the Bank would have been considered "undercapitalized" under the PCA regulations.

         Pursuant to the Stock Purchase Agreement, which was amended by the Additional Investment Agreement dated October 31, 1995 (the "Additional Investment Agreement"), First Banks has loaned to the Company a total of $6,500,000, in exchange for the issuance of two 5-year 12% convertible debentures (the "Debentures"), pursuant to which the Company agrees to issue to First Banks a total of 65,000,000 shares of Common Stock in respect of the principal amount of the Debentures and pursuant to which any unpaid and accrued interest amount is convertible into up to additional 39,000,000 shares of Common Stock at the rate of $0.10 per share. The Debentures are secured by all of the shares of Bank common stock held by the Company. The initial Debenture (the "First Debenture") was issued on October 31, 1995 and conversion of the principal and any unconverted interest amount is due on October 31, 2000. The subsequent Debenture (the "Second Debenture") was issued on December 28, 1995 and will mature on December 28, 2000, at which time conversion of the principal amount and any unconverted interest amount is due. The principal and interest amounts of each of the First and Second Debentures is payable in shares of Common Stock or cash. However, cash can be paid only when in the sole and absolute discretion of the Board of Directors of the Company, the Company has sufficient funds to make such payment of interest or principal and can make such a payment in accordance with all applicable regulatory requirements, including receipt of all necessary approvals. Management believes it is unlikely that approval for such cash payments would be received from the FRB in the foreseeable future. The Company must give First Banks 10 days prior written notice of any intention to make a payment on the Debentures. The Company contributed all but $250,000 of the proceeds of the Debentures to the Bank.

         On December 28, 1995, pursuant to the Stock Purchase Agreement, which was amended by the Standby Agreement dated December 28, 1995 (the "Standby Agreement," Additional Investment Agreement and the Stock Purchase Agreement, are collectively referred to herein as the "Stock Purchase Agreement"), after issuance of the Second Debenture and in order to raise the Bank's Tier I capital to the level required by the Orders, First Banks purchased 15,000,000 shares of Company Common Stock at a price of $0.10 per share, for a total of $1.5 million. As a result of First Banks' purchase of 15,000,000 shares and the issuance of the Second Debenture, at December 31, 1995, the Bank's Tier I capital level reached 6.58% and, accordingly, the Bank would continue to be considered "adequately capitalized" under the FDIC's PCA regulations. As of that date, the Bank would have been considered "well capitalized" under the PCA regulations but for the existence of the Orders, which while outstanding limit the Bank to being considered "adequately capitalized." See "SUPERVISION AND REGULATION." However, the Company and the Bank remain subject to significant operating restrictions and no assurance can be given that the Bank will not suffer future additional losses which will erode the capital condition of the Bank. The Company contributed all of the proceeds of the stock sale to the Bank. See "RISK FACTORS," "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY" and "REGULATORY AGREEMENTS AND ORDERS."

         As of December 31, 1995, while the Bank met the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order, differences in the method of calculating capital for purposes of the SBD's regulations resulted in the Bank attaining a Tier I capital level, as calculated by the SBD, of 6.45%, thus falling short of the 7.0% capital requirement of the SBD Final Order. On a pro forma basis, at December 31, 1995, the Bank would have required approximately an additional $1,009,000 in capital in order to meet the 7.0% capital requirement of the SBD Final Order. However, the SBD has allowed the Bank to attain the 7.0% capital requirement through the proceeds of this Offering. Unless specified, the Tier I capital numbers for the Bank presented herein have been calculated in accordance with the FDIC's regulations and methodology. See "REGULATORY AGREEMENTS AND ORDERS" and "SUPERVISION AND REGULATION."

         As a result of the foregoing, as of the date of this Prospectus, First Banks owns 65,000,000 shares of Company Common Stock, or 93.29% of the outstanding shares. Assuming the sale to the Rights Holders and Dividend-Eligible Stockholders of all of the Underlying Shares and Dividend Exchange Shares offered hereby, First Banks would control approximately 50.25% of the outstanding shares of Common Stock of the Company and may acquire up to a total of 104,000,000 additional shares upon conversion of the principal and interest amounts subject to the Debentures. Assuming that all of the principal and interest amounts of the Debentures is converted to Company Common Stock on October 31, 2000 and December 28, 2000, and assuming the sale of all the shares offered hereby to the aforementioned purchases and no interim issuances of Common Stock by the Company, First Banks would control approximately 72.42% of the then outstanding shares of Common Stock. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         Additionally, as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement, as of December 31, 1995, the Tier I leverage capital levels of the Company and the Bank were 2.14% and 6.58%, respectively. As of that date, the Company and the Bank had risk-based capital levels of 4.99% and 12.66%, respectively. First Banks has agreed that, upon the conclusion of the Rights Offering and any Public Offering, First Banks will purchase, if necessary, as a Standby Purchaser and at the Subscription Price, such number of shares of Common Stock remaining unsold in the Offering as may be required to increase the Bank's Tier I capital level to 7.0%. Such issuance of Common Stock may further dilute the voting power and earnings per share, if any, of the Company's stockholders, other than First Banks. See "RISK FACTORS -- Potential Dilution of Voting Power and Earnings Per Share." However, no assurance can be given that the Bank will not experience further operating losses which will erode the capital levels of the Bank or that the Bank will be able to maintain such capital levels at any time after December 31, 1995. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         As of December 31, 1995, the Company believes it has achieved substantial compliance with the requirements of the Company's MOU, the FDIC Cease and Desist Order and the SBD Final Order, except for compliance with the 7.0% Tier I capital requirement of the SBD Final Order. Further compliance with the Company's MOU and the Orders is contemplated to occur through this Offering, including any necessary participation by First Banks. As of December 31, 1995, the Bank had not complied with the Capital Impairment Orders, subjecting the Bank Common Stock to assessment. See "REGULATORY AGREEMENTS AND ORDERS."

         On December 27, 1995, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation authorizing an increase in the number of authorized shares of Common Stock to 250,000,000. The Company currently has 69,675,110 shares of Common Stock outstanding.


         If all shares of Common Stock offered pursuant to the Rights Offering, Public Offering and Dividend Exchange Offering (collectively, the "Offering") are sold, the resulting outstanding Common Stock would be 129,363,985 shares.

Additionally, if the maximum number of shares are converted pursuant to the Debentures, the resulting outstanding Common Stock would be 233,363,985 shares. Stockholders other than First Banks, whether or not exercising their Stockholder Rights, may experience substantial dilution in the voting power and earnings per share, if any, of their Common Stock holdings. See "RISK FACTORS - Potential Dilution of Voting Power and Earnings Per Share" and "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."


THE OFFERING

The Rights Offering


General...........................................  Each record holder (a "Rights Holder") of Common Stock at the close of business on October 6, 1995 (the "Rights Record Date") will receive non-transferable subscription rights (the "Stockholder Rights") to purchase shares of Common Stock. The Stockholder Rights will entitle the Rights Holder to purchase from the Company 10.695 shares of Common
                                                    Stock (the "Underlying Shares") for each share of Common Stock held on the Rights Record Date, at a cash price of $0.10 per share (the
                                                    "Subscription Price") on the terms and conditions of the Offering. The number of shares of Common Stock issuable upon exercise of Stockholder
                                                    Rights will be rounded up to the nearest whole number. See "THE
                                                    OFFERING." The ratio of 10.695 Underlying Shares per share of Common
                                                    Stock (the "Rights Ratio") was determined by the Board of Directors based on the recently consummated Stock Purchase Agreement, the financial condition of the Company and the Bank, the trading history and per share book value of the Common Stock and other relevant information. See "DETERMINATION OF OFFERING PRICE." After
                                                    April 12, 1996 (the "Rights Expiration Date"), the Stockholder
                                                    Rights will no longer be exercisable and will have no value, unless terminated earlier or extended by the Company's Board of Directors in its sole discretion for up to two (2) consecutive periods of up to 30 days each, or until not later than June 11, 1996.

Basic Subscription Privilege......................  Rights Holders are entitled to purchase, at the Subscription Price,
                                                    10.695 Underlying Shares per share of Common Stock held on the Rights
                                                    Record Date, subject to reduction by the Company under certain circumstances (the "Basic Subscription Privilege"). No fractional shares will be issued in connection with the Rights Offering. See "THE
                                                    OFFERING."

Oversubscription Privilege........................  Each Rights Holder who elects to exercise its, his or her Basic
                                                    Subscription Privilege in full may also subscribe at the Subscription
                                                    Price for additional Underlying Shares (the "Excess Shares") available after satisfaction of the Basic Subscription Privilege (the
                                                    "Oversubscription Privilege"), up to the greater of (a) an additional one million shares, or $100,000, or (b) an additional 10.695 shares for each share of Common Stock held on the Rights Record Date. Shares subscribed for pursuant to the Oversubscription Privilege are subject to proration and reduction by the Company under certain circumstances.

                                                    There can be no assurance that there will be Excess Shares sufficient to satisfy all exercises of the Oversubscription Privilege. If an insufficient number of Excess Shares is available to satisfy fully all exercises of the Oversubscription Privilege, then the Excess Shares will be prorated among Rights Holders who exercise their
                                                    Oversubscription Privilege based upon the number of shares held on the
                                                    Rights Record Date. See "THE OFFERING."
Procedure For Exercising
Stockholder Rights................................  The Basic Subscription Privilege and the Oversubscription Privilege may
                                                    be exercised by properly completing the appropriate Subscription Right
                                                    Certificate and forwarding it (or following the Guaranteed Delivery
                                                    Procedures), with payment of the Subscription Price for each Underlying
                                                    Share subscribed for, to the Subscription Agent, which must receive such Subscription Right Certificate or Notice of Guaranteed Delivery
                                                    and payment at or prior to the Rights Expiration Date. If Subscription
                                                    Right Certificates are sent by mail, Rights Holders are urged to use insured, registered mail. See "THE OFFERING - How to Subscribe."

The Public Offering...............................  Upon the expiration of the Rights Offering, and provided that sufficient shares of Common Stock are available, the Company may offer and sell to the public only in California at the Subscription Price up to 10,000,000 Underlying Shares not sold pursuant to the Basic or
                                                    Oversubscription Privileges. The expiration date of the Public Offering is April 12, 1996, unless extended in the sole discretion of the
                                                    Board of Directors of the Company for up to two (2) consecutive periods of up to 30 days each, or no later than June 11, 1996. Shares may be subscribed for in the Public Offering by properly completing the General Subscription
                                                    Application and Agreement and forwarding it (or following the Guaranteed
                                                    Delivery Procedures), with payment of the Subscription Price for each Underlying
                                                    Share subscribed for, to the Subscription Agent, which must receive such General
                                                    Subscription Application and Agreement or Notice of Guaranteed Delivery and
                                                    payment at or prior to the Public Offering Expiration Date. See "THE OFFERING -
                                                    How to Subscribe."

Participation by First Banks......................  First Banks has committed to purchase in the Offering and at the
                                                    Subscription Price, upon completion of the Rights Offering and any
                                                    Public Offering, if necessary, such number of shares as would be required to raise the Bank's Tier I capital level to 7.0%, as calculated by the SBD. First Banks will only purchase such shares as a
                                                    "Standby Purchaser" if the proceeds received from the Rights Offering and any Public Offering are insufficient to raise the Bank's Tier I capital level to 7.0%. Any such additional purchase by First Banks may result in substantial further dilution of the voting power and earnings per share, if any, of the Company's stockholders, other than First
                                                    Banks. See "RISK FACTORS - Potential Dilution of Voting Power and
                                                    Earnings Per Share." The Offering will remain open for five (5)
                                                    business days after the later of the Rights Expiration Date and the
                                                    Public Offering Expiration Date to allow First Banks to make any purchases as "Standby Purchaser."

The Dividend Exchange Offer

Dividend Rights and Dividend
Exchange Shares ..................................  Each person who was a record holder of Common Stock at the close of business on June 15, 1992 or September 14, 1992 (the "Dividend Record
                                                    Dates") will receive a transferable dividend subscription right (the
                                                    "Dividend Right") exchangeable for shares of Common Stock valued at
                                                    $0.10 per share (the "Dividend Exchange Shares"). Each Dividend Right will entitle the holder (the "Dividend Rights Holder") to receive one share of Common Stock for each $0.10 of dividend and accrued interest amount exchanged (the "Dividend Right Exchange Ratio"). In lieu of fractional shares, the number of shares issued on exercise of Dividend
                                                    Rights will be rounded up to the nearest whole number. The Dividend
                                                    Exchange Shares are being offered in exchange for two dividends, declared by the Board of Directors during 1992, each in the amount of
                                                    $0.08 per share, which remain unpaid as of the date of this Prospectus, together with accrued interest thereon, (the "1992 Dividends"), which, on December 31, 1995, aggregated $968,887.44, or $0.2073 per share.
                                                    Dividend-Eligible Stockholders may elect to receive a portion only of their Dividend Rights in the form of Dividend Exchange Shares. See "THE
                                                    OFFERING - General - The Dividend Exchange Offer" and "FEDERAL INCOME
                                                    TAX CONSEQUENCES."

Procedure For Exercising Dividend
Rights............................................  Dividend Rights may be exercised by properly completing the Exchange
                                                    Offer Certificate and forwarding it (or following the Guaranteed
                                                    Delivery Procedures) to the Subscription Agent, which must receive such
                                                    Exchange Offer Certificate or Notice of Guaranteed Delivery at or prior to the Dividend Rights Expiration Date. If Exchange Offer Certificates
                                                    are sent by mail, Dividend Rights Holders are urged to use insured, registered mail. See "THE OFFERING - How to Subscribe."

General

Subscription Price................................  $0.10 per share for each Underlying Share.

Common Stock Outstanding prior to
the Offering......................................  69,675,110 shares at December 31, 1995.

Preferred Stock Outstanding prior
to the Offering...................................  None.

Common Stock to be Outstanding
upon Completion of the Offering...................  129,363.985 shares.

Common Stock to be Outstanding
upon Maximum Conversion of
Debentures into Common Stock .....................  233,363,985 shares, assuming no interim issuances of Common Stock. See
                                                    "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

Expiration Dates..................................  The Rights Expiration Date, the Dividend Rights Expiration Date and the
                                                    Public Offering Expiration Date (the "Offering Expiration Date") is
                                                    April 11, 1996, unless terminated or extended by the Company's Board of
                                                    Directors, in its sole discretion for up to two (2) consecutive periods of up to 30 days each, or not later than June 11, 1996. See "THE OFFERING."

Information Agent.................................  Carpenter & Company
                                                    2600 Michelson Drive, Suite 300
                                                    Irvine, CA  92715
                                                    Attention:  Edward Carpenter or John Flemming
                                                    Tel:  (800) 528-8580

Transfer Agent and Subscription
Agent.............................................  The First National Bank of Boston
                                                    435 Tasso, Suite 250
                                                    Palo Alto, CA  94301
                                                    Tel:  (415) 853-0404
                                                    See "THE OFFERING -- Subscription Agent."


USE OF PROCEEDS

         The Company intends to use the net proceeds from the Offering to increase its regulatory capital levels and the regulatory capital levels of the Bank. Such proceeds are expected to constitute Tier I capital for Bank regulatory purposes. The Bank will use the proceeds contributed to it from the Company for general corporate purposes. See "USE OF PROCEEDS." No assurance can be given, however, that the capital of the Bank will not be eroded thereafter if the Bank continues to experience operating losses. See "RISK FACTORS." The Company intends to retain the remaining net proceeds of the Offering, if any, for general corporate purposes, including payment of operating expenses. The Company estimates that the expenses of the Offering will total $444,000. See "USE OF PROCEEDS."

STOCK PURCHASE AGREEMENT; CHANGE IN CONTROL; POTENTIAL DILUTION OF VOTING POWER AND EARNINGS PER SHARE

         On August 7, 1995, the Company entered into the Stock Purchase Agreement pursuant to which First Banks has purchased from the Company at the Subscription Price 65,000,000 shares of Common Stock and has loaned to the Company an additional $1.5 million and $5.0 million in exchange, respectively, for issuance of two the Debentures. Certain provisions of the Stock Purchase Agreement were amended on October 31, 1995 by the Additional Investment Agreement and on December 28, 1995 by the Standby Agreement (collectively, the "Stock Purchase Agreement").

         On June 30, 1995, James F. Dierberg provided emergency interim financing for the Bank pursuant to the Standby Stock Purchase Agreement through the purchase of $1.5 million in shares of Bank Preferred Stock. On August 22, 1995, First Banks received approval for a change in control of the Company and the Bank from the Federal Reserve Bank of St. Louis and the SBD. On August 22, 1995, Dierberg sold the shares of Bank Preferred Stock to First Banks. Subsequently, First Banks also purchased 116,666,666 shares, or $3.5 million, of Bank Common Stock on August 23, 1995. The terms of the Stock Purchase Agreement and the Debentures are fully described at "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         The stockholders of the Company approved the terms of the Stock Purchase Agreement at the 1995 Special Meeting. Pursuant to the Stock Purchase Agreement, on December 28, 1995, First Banks exchanged the shares of Bank Preferred Stock originally acquired by Dierberg and the $3.5 million in shares of Bank Common Stock acquired by First Banks pursuant to the Stock Purchase Agreement for 50,000,000 shares of Company Common Stock.

         In addition, First Banks has loaned to the Company a total of $6,500,000 in exchange for the issuance of the Debentures. The Company may issue to First Banks a total of 65,000,000 shares of Common Stock in respect of the principal amount of the Debentures and up to an additional 39,000,000 shares of Common Stock in respect of any unpaid and accrued interest amount. The Debentures are convertible at any time at the option of First Banks into a maximum of 104,000,000 shares if the total principal and interest amounts of the Debentures are converted by First Banks into Common Stock. Finally, on December 28, 1995, First Banks purchased an additional $1,500,000 of Company Common Stock at the Subscription Price, or 15,000,000 shares, which enabled the Bank to meet the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order as of December 31, 1995. For a complete description of the terms of the Stock Purchase Agreement, see "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         The foregoing issuances of Common Stock and the Debentures to First Banks pursuant to the Stock Purchase Agreement have significantly diluted the percentage of ownership of the Company held by holders of the Company's Common Stock, other than First Banks. However, while consummation of the Stock Purchase Agreement resulted in such dilution, one purpose of this Offering is to mitigate such dilution by providing the stockholders, other than First Banks, with the opportunity to subscribe for additional shares of Common Stock. Notwithstanding this Offering, however, the voting power the Company's stockholders will be subsequently materially diluted through the issuance of between 65,000,000 and

104,000,000 additional shares of Common Stock upon conversion of the principal and/or interest amounts of the Debentures, respectively, and through the possible issuance of additional shares to First Banks acting as "Standby Purchaser." See "RISK FACTORS - Potential Dilution of Voting Power and Earnings Per Share" and "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."


         In the event that the Offering is successful and the stockholders of the Company and the public subscribe for all of the 50,000,000 shares offered hereby (such that First Banks is not required to act as "Standby Purchaser"), and assuming that all of the 9,688,875 shares offered pursuant to Dividend Exchange Rights are issued, then, (1) the stockholders of the Company (other than First Banks) will own 33.12% of the outstanding Common Stock of the Company, assuming that only the principal amount of the Debentures is converted into Common Stock or (2) the stockholders of the Company (other than First Banks) will own 27.58% of the outstanding Common Stock, assuming that the entire principal and interest amount of the Debentures is converted into Common Stock. Excluding the effect of conversion of the Debentures, successful completion of the Offering would immediately reduce First Banks' proportionate ownership from 93.29% to 50.25% of the outstanding shares of the Common Stock.



         In addition, First Banks' conversion of any portion of the principal or interest amounts of the Debentures could have a dilutive effect on the book value of the Common Stock, if the book value per share rises above $0.10, as well as a significant dilutive effect on the stockholders' equity of stockholders other than First Banks. Similarly, the aforementioned proportionate share holdings of the Company's stockholders would be adversely affected by any purchase of shares by First Banks as Standby Purchaser in the Offering. Under applicable Delaware and Missouri laws, ownership by First Banks of more than 90% of the Common Stock would permit a so-called "short-form" merger between First Banks and the Company such that the Company could be merged into First Banks without the approval of the Company's stockholders. However, in any such short-form merger, the Company's stockholders would have appraisal rights under Delaware law. First Banks has informed the Company that it has not considered whether or not to effect a short-form merger with the Company if First Banks holds in excess of 90% of the Common Stock after the Offering.


DETERMINATION OF OFFERING PRICE

         The right of shareholders to purchase shares of Common Stock at the $0.10 per share Subscription Price in the Offering was determined by the Board of Directors of the Company based on information which the Board of Directors deemed to be relevant, including the price per share at which the Common Stock was sold to First Banks pursuant to the Stock Purchase Agreement and an opinion from the Company's financial advisor as to the fairness to stockholders of the terms of the Stock Purchase Agreement, including the $0.10 per share Subscription Price in this Offering. See "DETERMINATION OF OFFERING PRICE" and "THE OFFERING -- Financial Advisor." Pursuant to the Stock Purchase Agreement, First Banks purchased shares of Common Stock at $0.10 per share, and the principal and accrued but unpaid interest amounts of the Debentures are convertible into Common Stock at a rate of $0.10 per share. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY." On February 14, 1996, the per share bid price of the Common Stock was $0.344 and the per share ask price was $0.375. See "MARKET INFORMATION." No assurance can be given that the trading price per share of the Common Stock will remain above the Subscription Price at any time during or following completion of this Offering.


RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF INVESTMENT RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, IN ADDITION TO THE MATTERS SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING FACTORS RELATING TO THE BUSINESS OF THE COMPANY AND THE BANK AND TO THE OFFERING.

RECENT LOSSES AND RISK OF CONTINUED LOSSES

         The Company reported net losses of $(3,518,000), $(7,311,000) and $(18,190,000) for the years ended December 31, 1992, 1993 and 1994, respectively. The Company also reported net losses of $(6,301,000) for the nine month period ended September 30, 1995. The per share net losses for 1994 and the nine month period ended September 30, 1995 were $(3.89) and $(1.35) per share, respectively. See "SELECTED FINANCIAL AND OTHER DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The Company also expects to report a loss for the fourth quarter of 1995.

         The Company's recent net losses were associated with the emphasis which the Company had placed on real estate based lending and the deterioration of the California economy during that period, particularly as it related to the real estate sector. These losses resulted primarily from nonperforming real estate construction and development loans and the Company's efforts during 1995 to reduce the level of its nonperforming assets. At September 30, 1995, nonperforming assets totaled $7,401,000, a reduction of 57.43% from $17,387,000 at December 31, 1994. This reduction was due to substantial write-offs and write-downs of loans and other assets during the second quarter of 1995. These nonperforming assets consisted primarily of $4,738,000 in nonaccruing loans and $2,054,000 in OREO. The OREO expense was also a significant contributor to the Company's losses and includes costs incurred in holding such assets, valuation adjustments and net losses or gains on disposition of such assets. Such expenses were $6,035,000 for the year ended December 31, 1994 and $2,410,000 for the nine month period ended September 30, 1995.

         The ability of the Company to reverse the trend of its net losses is dependent on the quality and level of its earning assets and the reduction in the level of its nonperforming assets, the interest rate environment and the adequacy of its allowance for loan losses. The real estate market and the overall economy in the Company's primary service area and Northern California is likely to continue to have a significant effect on the quality and level of the Company's assets in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS - Economic Trends."

         Pursuant to this Offering, management is attempting to recapitalize the Company and the Bank in order to obtain greater assurance that the Company and the Bank will be able to meet, on an ongoing basis, their minimum capital requirements and the conditions of Orders to which the Company and the Bank are subject. The intention of the Offering is to raise up to $4,556,000 in net proceeds, assuming no Dividend Rights are exercised. Even if the Company receives net proceeds of $4,556,000 from the Offering, however, there can be no assurance that the Bank will not incur additional losses and make additional provisions to its allowance for possible loan losses such that the Company and the Bank could continue to fail to meet applicable regulatory capital requirements, which might lead regulatory authorities to take additional formal administrative actions against the Company and the Bank in addition to those already imposed by the Orders and the MOU. See "REGULATORY AGREEMENTS AND ORDERS."

LIMITATION ON PAYMENT OF DIVIDENDS

         The Company's ability to pay cash dividends is subject to various restrictions, including the provisions of the MOU, which prohibit the Company from paying any cash dividend without the prior written approval of the FRB. In addition, the Debentures contain provisions prohibiting the Company from paying any dividend or making any other distribution to stockholders (other than as contemplated by the Stock Purchase Agreement) so long as the Debentures are outstanding. Furthermore, the ability of the Company to pay a cash dividend depends on the Bank's ability to pay a cash dividend to the Company. Currently, the Company does not have sufficient cash to pay dividends and the Company does not anticipate that it will receive sufficient cash to pay any dividends as a result of this Offering. The MOU prohibits the Company from taking a cash dividend from the Bank without providing prior written notice to the FRB. Furthermore, any cash raised in this Offering and retained by the Company may be used, in addition to other general corporate purposes, to pay corporate expenses and, at the sole discretion of the Board of Directors, subject to receipt of regulatory approval, outstanding interest on the Company's Debentures prior to the payment of any dividends. Interest on the Debentures, if paid in cash, would reach $780,000 per year during the five year term of the Debentures. See also "Potential Dilution of Voting Power and Earnings Per Share," herein. There are statutory and other regulatory restrictions, including the Orders, on the Bank's and the Company's respective abilities to pay cash dividends without the prior written approval of the FRB, FDIC and SBD. The Company does not anticipate receiving approval to pay a cash dividend in the foreseeable future. See "REGULATORY AGREEMENTS AND ORDERS" for a discussion of the restriction on the payment of dividends and Note 17 of the Notes to Consolidated Financial Statements for the year ended December 31, 1994.

         On December 31, 1991, the Board of Directors of the Company declared a $0.32 per share cash dividend payable in four installments of $0.08 per share to stockholders of record on January 10, 1992, March 16, 1992, June 15, 1992 and September 14, 1992. The Company paid the first two installments and, on July 9, 1992, the Company suspended payment of the third and fourth installments which totaled $.16 per share based upon the Common Stock then outstanding. The Company has reserved 9,688,875 shares of Common Stock to be offered to stockholders of record as of the Dividend Record Dates in exchange for the declared and unpaid 1992 Dividends. The Company's obligation to pay the 1992 Dividends in cash to Dividend-Eligible Stockholders will be extinguished to the extent that such Dividend-Eligible Stockholders exercise Dividend Rights. Should the Dividend-Eligible Stockholders fail to exercise Dividend Rights, then, based on all of the above, it is not likely that in the foreseeable future the Company would have sufficient funds or would receive the required regulatory approvals to pay the 1992 Dividends in cash. For further information with respect to the terms of the Dividend Exchange Offer, see "THE OFFERING - General - The Dividend Exchange Offer."


POTENTIAL DILUTION OF VOTING POWER AND EARNINGS PER SHARE

         Rights Holders, whether or not they exercise their Basic Subscription Privilege in full, may suffer substantial dilution in their voting rights and their proportional interest in any future net earnings of the Company to the extent that the Debentures are converted into shares of Common Stock. Similarly, Rights Holders may suffer further substantial dilution in their voting rights and proportional interest in any future net earnings of the Company to the extent that Dividend-Eligible Stockholders accept the Dividend Exchange Offer, and/or to the extent that First Banks acts as "Standby Purchaser" in the Offering. See "THE OFFERING."

         As is described further at "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY - Terms of the Debentures and Future Dilution of Voting Power and Earnings Per Share," the principal amounts of the Debentures are immediately mandatorily convertible at the option of First Banks into shares of Common Stock on the basis of $0.10 per share until maturity. Although the Company, in its sole discretion, may pay the interest on the Debentures in cash, to the extent that the Company has cash sufficient to make such payments and assuming appropriate regulatory approvals are obtained, the Company currently does not have sufficient cash to make such payments. Accordingly, Management believes it is unlikely that approval for such cash payments would be received from the FRB in the foreseeable future. In any event, any conversion of the principal or interest amounts of the Debentures to Common Stock at $0.10 per share, if First Banks so elects, will further dilute stockholders' (other than First Banks) per share equity and future earnings per share, if any. In addition, due to the uncertainty in predicting future earnings, if any, the substantial debt service requirements in connection with the Debentures and the importance of maintaining the capital position of the Bank, the Company is unable to predict when and if it will have sufficient cash available to make any cash interest payment on the Debentures. No assurance can be given that the FRB will permit the Company to make any cash interest payments on the Debentures at any time.


         Any accrued and unpaid interest amount on the Debentures is convertible at any time during the term of the Debentures into Common Stock on the basis of $0.10 per share. Accordingly, assuming that all of the shares offered pursuant to Stockholder Rights and Dividend Exchange Rights are sold and issued to Rights Holders and Dividend-Eligible Stockholders, and assuming no additional issuances of shares by the Company after December 28, 1995, the Company would have outstanding 129,363,985 shares of Common Stock upon completion of the Offering, of which 65,000,000, or 50.25%, would be held by First Banks. In addition, the Company may issue to First Banks up to a total of 104,000,000 additional shares of Common Stock in respect of principal and interest payable under the Debentures. In that event, there would be outstanding 233,363,985 shares of Common Stock, of which 169,000,000 shares, or 72.42%, would be held by First Banks. Accordingly, stockholders of the Company (other than First Banks) may experience substantial additional dilution as a result of the issuance of shares of Common Stock pursuant to the Debentures.


         Because the success of this Offering and the number of shares which will be purchased by Rights Holders and the public are unknown, the Company is unable to predict whether First Banks will be required by the Stock Purchase Agreement to act as Standby Purchaser and, if so, the number of shares of Common Stock First Banks will be required to purchase in order to raise the Bank's Tier I capital level to 7.0%. If First Banks is called upon to act as Standby Purchaser in the Offering, First Banks' proportionate ownership of Common Stock will be increased, resulting in potential substantial additional dilution of voting power and the earnings per share, if any, of Company stockholders, other than First Banks. On a pro forma basis, as of December 31, 1995, the Company estimates that a total of $1,009,000 would be required to be raised in order to raise the Bank's Tier I capital level to 7.0% and thereby obviate the need for any participation by First Banks in the Offering as Standby Purchaser. However, no assurance can be given that the Bank will not suffer additional losses which would increase the amount of proceeds required for the Bank to reach the 7.0% Tier I capital level or that the Bank will be able to maintain such capital level at any time thereafter.

OTHER REAL ESTATE OWNED AND NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

         The credit quality of the Bank's loan portfolio deteriorated significantly during 1992, 1993 and 1994, primarily as a result of the recession in California and particularly the downturn in the market for real estate which adversely affected a significant segment of the Bank's customers. However, modest improvement in the credit quality of the Bank's loan portfolio occurred during the nine month period ended September 30, 1995. The Bank's nonperforming assets, which include loans 90 days or more past due and still accruing, nonaccrual loans, restructured loans and the real estate included within the OREO classification totaled $7,401,000, or 4.28% of the Bank's total assets at September 30, 1995, a reduction of 57.43% from December 31, 1994. At September 30, 1995, the Bank had three restructured loans, as defined in Statement of Financial Accounting Standards No. 15, with an outstanding balance of $609,000.

         The following table summarizes the Bank's nonperforming assets at the dates indicated.

                                   September 30,                       December 31,
                                   -------------  --------------------------------------------------------
(Dollar amounts in thousands)          1995         1994        1993        1992        1991        1990
                                     --------     --------    --------    --------    --------    --------
Total loans outstanding               $82,089      $130,415    $194,921    $235,646    $296,472    $304,151
                                      =======     ========    ========    ========    ========    ========
Accrual loans past due 90 days
 or more                              $  --       $     22    $     50    $    300    $ 22,284    $  1,875

Nonaccrual loans                        4,738       11,433      21,100      26,605       7,822       2,393

Restructured loans                        609          710       1,000       1,000           0           0
                                      -------     --------    --------    --------    --------    --------

   Nonperforming loans                  5,347       12,165      22,150      27,905      30,106       4,268

Other real estate                       2,054        5,222      13,171      17,994       6,560       2,268
                                     --------     --------    --------    --------    --------    --------

   Total nonperforming assets         $ 7,401     $ 17,387    $ 35,321    $ 45,899    $ 36,666    $  6,536
                                     ========     ========    ========    ========    ========    ========

Loans past due 30 to 89 days          $ 1,133     $  4,514    $    536    $  4,942    $ 10,463    $  1,709
                                     ========     ========    ========    ========    ========    ========

                                        September 30,                      December 31,
                                        -------------  -----------------------------------------------------
(Dollar amounts in thousands)              1995         1994       1993        1992         1991        1990
                                           ----         ----       ----        ----         ----        ----
Ratios:

Nonperforming loans to total
loans outstanding                           6.51%       9.33%      11.36%      11.84%      10.15%       1.40%

Allowance for loan losses to total
nonperforming loans                        90.48%      61.13%      33.12%      19.65%      16.62%      71.46%

Nonperforming assets to loans
and other real estate                       8.80%      12.82%      16.97%      18.10%      12.10%       2.13%

         Although economic indicators during 1995 began to appear more favorable than during 1994, management cannot foresee when the current conditions adversely affecting the regional real estate market will end. Lengthy continuation or worsening of these conditions could increase the amount of the Bank's nonperforming assets and, in addition, could have an adverse effect on the Bank's efforts to collect its nonperforming loans or otherwise liquidate its nonperforming assets on terms favorable to the Bank. The Bank's current policy is not to make any speculative real estate loans, such as construction loans in certain categories. The Bank's strategy to address the problems created by its asset quality includes the reduction of real estate construction loans outstanding as well as the overall reduction of loans which are adversely classified. However, there can be no assurance that the Bank will not experience additional increases in the amount of its nonperforming assets or experience significant additional losses in attempting to collect the nonperforming loans or otherwise to liquidate the nonperforming assets that are currently reflected on the Bank's balance sheet. Moreover, the Bank has been incurring substantial asset-carrying expenses in connection with such nonperforming assets, such as expenses of maintaining and operating OREO properties, and the Bank will continue to incur asset-carrying expenses in connection with such loans and assets until its nonperforming loans and assets are collected, liquidated or otherwise resolved. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset Quality, Provision for Loan Losses and Loan Loss Experience."

CREDIT QUALITY WEAKNESSES

         Federal regulations require banks to review their assets on a regular basis and to classify them if any asset quality weaknesses are noted. Banks must maintain adequate allowances for assets classified as "Substandard" or "Doubtful" and must immediately write off those assets classified as "Loss." The Bank has a comprehensive process for classifying assets and asset reviews are performed on a periodic basis. In addition to identifying adversely classified assets, the Bank identifies certain assets as "Special Mention," which do not currently expose the Bank to a sufficient degree of risk to warrant a more adverse classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets that do not possess credit deficiencies are not classified and are considered "Pass" loans. The Bank evaluates its loan portfolio based on collateral type concentrations and delinquency trends. The objective of the review process is to identify any trends and determine the levels of loss exposure to the Bank that would require an adjustment to the valuation allowance.


         Classified assets include nonperforming loans, OREO and performing loans that exhibit credit quality weaknesses, including those classified by the Bank's regulators. The table below outlines the Bank's classified assets as of September 30, 1995:

                 (Dollar amounts in thousands)
                 ---------------------------------------------
                 Performing loans(1)                   $21,029
                 Nonperforming loans                     5,347
                 Other real estate owned                 2,054
                                                       -------
                      Total classified assets          $28,430
                                                       =======

---------------

(1) Includes substandard loans totalling $17,950,000, and loans on the Bank's watch list totalling $3,072,000.



         Management of the Bank reviews classified assets to determine the inherent risk of loss, including the fact most are, in the opinion of management, adequately collateralized. This risk is then taken into consideration in evaluating the allowance for possible loan losses and the need for an increased allowance for possible loan losses. Management has adopted a conservative approach, reserving for 20% of all substandard loans.


         The Bank has been required by the Orders to reduce its classified assets based upon the amount of classified loans as of the dates of the 1993 and 1994 examinations. The Bank is in full compliance with the classified loan reductions scheduled in connection with each of these examinations. The classified assets described above are consistent with the classification findings of the FDIC and SBD examiners in connection with the 1995 joint examination and represent 33.8% of the Bank's total loans and OREO. Although the Bank has not as yet been required by the FDIC and SBD to agree upon a classified asset reduction schedule, the Bank, based upon its past experience, believes that it will be able to satisfy such a classified asset reduction schedule once it is agreed upon with its regulatory authorities. However, because approximately 25% of these classified asset reductions have occurred through the write-off or write-down of loans, and because the amount of classified assets represents 177.35% of the Bank's Tier I capital at December 31, 1995, those asset quality weaknesses could adversely effect the Bank's earnings and cause the Bank to fail to meet regulatory capital requirements in the future because of the significant exposure which such credit quality weaknesses present.

PROVISION FOR POSSIBLE LOAN LOSSES AND RISK OF ADDITIONAL PROVISIONS

         During 1994, 1993 and 1992, the Bank provided $9,809,000, $8,100,000 and $7,260,000, respectively, to its allowance for possible loan losses. At September 30, 1995, the allowance for possible loan losses was $4,838,000, or 5.89% of total loans and 90.48% of nonperforming loans. During the third quarter of 1995, the Bank provided $100,000 to the allowance for possible loan losses. The provisions made during 1992, 1993, 1994 and 1995 resulted from a decision by the Board of Directors of the Bank, in conjunction with the Bank's regulatory examinations, to provide for specific charged-off loans, as well as to recognize the decline in the value of the real estate securing many of the Bank's loans. In addition, these provisions were based upon the levels of nonperforming assets, costs incurred in maintaining and administering such nonperforming assets and were made, in part, in response to the Orders issued by the FDIC and the SBD. Although management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events, including recommendations by the Company's regulatory authorities. There can be no assurance that the Company will not continue to make substantial additional provisions for loan losses in the future, which provisions could adversely impact the Company's results of operations. In addition, no assurance can be given that the Bank will not sustain loan losses in excess of present or future levels of the allowance for possible loan losses. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Provision for Loan Losses."

         As of September 30, 1995, the level of the Bank's nonperforming assets was $7,401,000 or 4.28% of total assets and the level of its adversely classified assets (see "Credit Quality Weaknesses," herein) was $28,430,000, or 33.8% of total assets. The Bank's nonperforming and classified assets are subject to intense scrutiny by both the Bank's and Company's regulatory authorities. There can be no assurance that such regulatory authorities will not require the allowance to be increased as a result of future examinations, or require the Bank to write-down or write-off a substantial amount of these loans. In its efforts to reduce its portfolio of classified loans to more acceptable levels, the Bank could incur additional substantial losses. Also, no assurance can be given that the Bank will be able to sustain the incurrence of any such additional write-downs or write-offs without suffering further impairments to the Bank's capital thereby subjecting the Bank to further administrative action as more fully described herein at "REGULATORY AGREEMENTS AND ORDERS."

CONSTRUCTION AND REAL ESTATE SECURED LENDING

         As of September 30, 1995, the Bank's real estate construction loans, which include owner builder loans, totaled $7,398,000, or 9.01% of total loans outstanding. The Bank's real estate secured loans totaled $33,982,000, or 41.40% of total loans outstanding. Total construction and real estate secured loans of $41,380,000 included $2,935,000 in nonaccrual loans, or 3.58% of total loans. The risks of making construction loans include the possibility of failure by contractors to complete, or to complete on a timely basis, construction of such properties, substantial cost overruns, which exceed original estimates and financing, market deterioration pending construction and the lack of permanent take-out financing, among other things. Loans secured by such properties may also involve additional risk because such properties have no operating history and because loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the operating cash flow to be generated by the project. There is no assurance that such properties will be sold or leased so as to generate the cash flow anticipated by the borrower. Such considerations have affected certain borrowers' ability to repay their obligations to the Bank and the value of the Bank's security interest in the past and may continue to have an adverse impact in the future. See "BUSINESS - Lending Activities."

         In considering whether to make a loan on or secured by an unimproved property, the Bank utilizes an appraisal with respect to such property. However, because an appraisal is only an estimate of the value of the property at the time the appraisal is made, there can be no assurance that upon sale of the property the borrower will realize an amount equal to the value determined by such appraisal, which could adversely affect the ability of the borrower to repay its obligation to the Bank. Further, the ability of the borrower to repay a land loan may be adversely affected by various factors, including the borrower's inability to obtain governmental approval for subdividing the property and changes in the market needs for the intended use of the property.

CONCENTRATION OF REAL ESTATE IN THE SACRAMENTO VALLEY AREA

         Historically, the Bank's lending operations have been concentrated primarily in the greater Sacramento Valley area and, accordingly, real estate securing such lending activity has been principally located in the Sacramento Valley area. At September 30, 1995, commercial and industrial loans secured by first deeds of trust and subordinate deeds of trust represented 12.17% of the Bank's total loans. At the time these commercial and industrial loans were made, repayment was expected to be made from the borrowers' cash flow and other assets and not from the sale of underlying real estate collateral. However, the recent recession materially and adversely affected the ability of many of these borrowers to repay their loans out of cash flow. Consequently, the real estate collateral securing these commercial and industrial loans as a source of repayment has assumed greater importance.

         In addition, a significant number of loans have been made to real estate investors and developers and others with significant investments in real estate. These loans represented 20.26% of the Bank's loan portfolio at September 30, 1995. The ability of such borrowers to repay their loans is dependent upon conditions in the real estate market in the Sacramento Valley area, including general or local economic conditions and neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes and floods (which may result in uninsured losses), and other factors which are beyond the control of such borrowers. Such conditions have had a significant adverse impact on certain borrowers' ability to repay their obligations to the Bank and the value of the Bank's collateral and may continue to have an adverse impact in the future. A larger bank typically would have a more diversified type and geographical location of collateral, which could limit the potential adverse impact of such conditions. See "BUSINESS."

         It has been announced that McClellan Air Force Base in Sacramento was placed on the list of the bases which are being closed by the federal government. It is estimated that during 1994 McClellan Air Force Base employed approximately 11,000 people residing in the greater Sacramento area.

         The median price of home resales in the Sacramento and San Francisco regions has declined every year since 1991. The median price of a home in California in 1994 was $181,750 compared to $196,440 in 1991, a decline of 7.5%.(1) High unemployment driven by military base closures throughout California and defense spending cut-backs have lowered consumer confidence, deterred business expansion and lowered real estate values. See "BUSINESS - Economic Trends."

CONCENTRATION OF LARGE BORROWERS

         As of December 31, 1995, the Company's loan portfolio was concentrated in twenty (20) loans, one (1) of which exceeded the Bank's secured and unsecured lending limit at that date. Commitments to these borrowers represent $31.2 million or 41% of the Bank's total loan portfolio at December 31, 1995. Outstanding balances to these borrowers at December 31, 1995 were $23.6 million or 32% of the Bank's loan portfolio. Four (4) of these loans, representing $7.4 million or 10% of the Bank's total loan portfolio, have been classified by the Bank as "Substandard." One (1) loan in the amount of $754,000 is on nonaccrual status.

         At December 31, 1995 the Bank's unsecured lending limit was approximately $2.5 million and its combined secured and unsecured lending limit was approximately $4.1 million. The Bank currently has one (1) loan, representing $3.8 million, which exceeds its unsecured lending limit and one (1) loan, representing $5.5 million that exceeds the secured and unsecured lending limit. The Company intends to be able to continue to satisfy its larger customer's borrowing needs by participating loan amounts above its lending limit with other banks until such time as the Bank becomes recapitalized.

FAILURE TO MEET CAPITAL ADEQUACY REQUIREMENTS AND REGULATORY ORDERS

         Pursuant to federal law, the Company is subject to the capital guidelines of the FRB and the Bank is subject to the FDIC's regulations governing capital adequacy for banks that are not members ("nonmember banks") of the Federal Reserve System. The regulatory capital requirements of the FRB and FDIC are discussed in detail at "SUPERVISION AND REGULATION." Due to net losses incurred by the Company for the year ended December 31, 1994, the Company and the Bank failed to meet the capital adequacy requirements applicable to bank holding companies and to nonmember banks and continued to fail to meet such capital adequacy requirements through September 30, 1995. At September 30, 1995, the

--------------
(1) "Economic Profile Greater Sacramento Area," Real Estate and Land Use Institute, California State University, Sacramento, January 1995.

Company's and the Bank's Tier I leverage capital ratios were (0.83)% and 2.41%, respectively. However, following the purchase by First Banks of the First Debenture on October 31, 1995, First Banks' purchase of the Second Debenture on December 28, 1995 and First Banks' purchase of $1,500,000 of Company Common Stock on December 28, 1995, the Bank's Tier I capital levels increased to 6.58% at December 31, 1995. As a result, the Bank and the Company would have been classified as "adequately capitalized" institutions as of December 31, 1995 under the FDIC's PCA regulations. However, as of December 31, 1995, while the Bank met the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order, differences in the method of calculating capital for purposes of the SBD's regulations resulted in the Bank attaining a Tier I capital level of 6.45%, thus falling short of the 7.0% capital requirement of the SBD Final Order. On a pro forma basis, at December 31, 1995, the Bank would have required approximately an additional $1,009,000 in capital to meet the 7.0% Tier I capital requirement of the SBD Final Order. However, the SBD has allowed the Bank to attain the 7.0% capital requirement through the proceeds of this Offering. Unless specified, the Tier I capital numbers for the Bank presented herein have been calculated in accordance with the FDIC's regulations and methodology. See "SUPERVISION AND REGULATION" and "REGULATORY AGREEMENTS AND ORDERS."

         The Company and the Bank are deemed to be troubled institutions for all regulatory purposes and are ineligible to be considered "well capitalized" under the FDIC's PCA regulations. Accordingly, the Company and the Bank are subject to significant operating restrictions, including the payment of dividends. See "RISK FACTORS - Limitation on Payment of Dividends" and "SUPERVISION AND REGULATION - Federal Deposit Insurance Corporation Improvement Act of 1991." The Orders, agreements and restrictions outlined below are discussed in further detail at "REGULATORY AGREEMENTS AND ORDERS." In addition, no assurance can be given that the Company will meet or continue to be able to meet its capital compliance objectives, subjecting the Company and the Bank to continuing operating restrictions.

         MEMORANDUM OF UNDERSTANDING

         As a result of the Company's and the Bank's failure to meet its minimum capital requirements, on October 17, 1994, the Company entered into the MOU with the FRB, the primary purposes of which are to require the capital restoration of the Company and the hiring of executive management for the Company and the Bank and to establish adequate internal oversight procedures. For a more complete description of the terms of the MOU and the Company's compliance therewith, see "REGULATORY AGREEMENTS AND ORDERS."

         CEASE AND DESIST ORDERS

         As a result of an examination of the Bank by the FDIC and SBD as of March 6, 1992, the Bank consented to enter into the FDIC Cease and Desist Order with the FDIC dated August 11, 1992, which was later amended on July 27, 1993. Similarly, the Bank consented on September 1, 1992 to the entrance of the SBD Final Order, which was amended on July 6, 1993 and was further amended on March 30, 1995. Under the terms of the Orders, the Bank agreed, among other things, to retain qualified management, to increase tangible shareholders' equity (Tier I capital) to 6.5% or more of the Bank's tangible assets by June 30, 1995 and, under the SBD Final Order, to 7.0% or more of tangible assets by December 31, 1995, to charge-off certain classified assets and to establish an adequate internal oversight function. On August 9, 1995, the SBD agreed to an extension to October 31, 1995 of the deadline to increase the Bank's Tier I capital ratio to 6.5%. The SBD subsequently lowered the Bank's Tier I capital requirement to 3.0% at October 31, 1995, provided that the Bank obtained a $1.5 million capital infusion from First Banks, which was effected through the First Debenture. As of December 31, 1995, the Bank met the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order but, as described above, not the 7.0% Tier I capital requirement of the SBD Final Order. However, the Bank received oral advice from the SBD that the deadline for meeting the 7.0% Tier I capital requirements of the SBD Final Order would be extended on the basis of the structure of this Offering, including any purchases of Common Stock by First Banks acting as "Standby Purchaser" in the Offering. See "THE OFFERING." Except where specified herein, Tier I capital figures used throughout this Prospectus relate to Tier I capital as calculated pursuant to the FDIC regulations. For a more complete description of the terms of the Orders, see "REGULATORY AGREEMENTS AND ORDERS."

         The Bank continues to be designated a problem bank and is considered "troubled" for all regulatory purposes.

         PROMPT CORRECTIVE ACTION NOTIFICATION

         On July 7, 1994, the Bank was notified by the FDIC that it was considered "undercapitalized" under the PCA regulations of the FDIC imposed by FDICIA. Further, on March 9, 1995, the Bank was notified by the FDIC that its capital ratios had deteriorated such that the Bank was considered "significantly undercapitalized" under the PCA regulations and, on August 4, 1995, as a result of the Bank's Tier I capital ratio falling below 2% as of June 30, 1995, the Bank was notified that it was considered "critically undercapitalized" under the PCA regulations (collectively, the "PCA Notifications"). However, as of December 31, 1995 and as a result of all of First Banks' infusions of capital to the Company and the Bank, including the issuance of the Debentures, the Company's and the Bank's capital levels would meet the standards to be classified as "adequately capitalized" under the PCA regulations. For a description of the operating restrictions imposed by the PCA regulations, see "SUPERVISION AND REGULATION."

         In response to the first PCA Notification, management of the Bank prepared and filed with the FDIC a Capital Plan to define an appropriate range of capital ratios within which the Bank could operate in a safe and sound manner and execute an appropriate strategy to ensure that the Bank maintains capital within a minimum desirable range. The Capital Plan was approved by the FDIC on January 30, 1995. As a condition of the FDIC's approval of the Capital Plan, the Company agreed to guarantee the Bank's compliance with the Capital Plan until the Bank has met its minimum capital requirements on average during each of four consecutive calendar quarters. The Company's liability under the guarantee is limited to the lesser of 5% of the Bank's total assets at the time it became undercapitalized ($14,182,000), or the amount that would have been necessary to bring the Bank into compliance with all of its capital requirements as of the time it failed to comply. See "REGULATORY AGREEMENTS AND ORDERS." THE COMPANY CURRENTLY DOES NOT HAVE SUFFICIENT FUNDS TO SATISFY THE GUARANTEE, AND WOULD BE IN DEFAULT THEREUNDER IF CALLED UPON TO DO SO.


         It should be noted that the key capital ratios are those of the Bank, as the Company has no activities other than holding stock of the Bank. Moreover, the FRB looks to First Banks, as the first tier holding company, rather than the Company as the source of strength for the Bank.


         Set forth below are the Company's and the Bank's risk-based and leverage capital ratios as of September 30, 1995:

       Risk-Based and Leverage Capital Ratios as of September 30, 1995 (1)

                                                            Company                              Bank
                                                 -----------------------------       ----------------------------
(Dollar amounts in thousands)                       Amount            Ratio            Amount            Ratio
                                                 -----------       -----------       -----------      -----------
Tier I risk-based capital (2)                    $    (1,431)            (1.40)%     $     4,163             4.09%
Tier I risk-based capital minimum                      4,075              4.00%            4,075             4.00%
   requirement (2)                               -----------       -----------       -----------      -----------

   Excess/(Deficiency)                           $    (5,506)            (5.40)%     $        88             0.09%
                                                 ===========       ===========       ===========      ===========

Total risk-based capital (3)                     $      (112)            (0.11)%     $     5,481             5.38%

Total risk-based capital minimum requirement           8,150              8.00%            8,150             8.00%
                                                 -----------       -----------       -----------      -----------
   Excess/(Deficiency)                           $    (8,262)            (8.11)%     $    (2,669)           (2.62)%
                                                 ===========       ===========       ===========      ===========
Risk-adjusted assets                             $   101,879                         $   101,879
                                                 ===========                         ===========
Leverage capital ratio (4)                                               (0.83)%                              2.41%
                                                                   ===========                         ===========
Total average assets                             $   173,001                         $   173,001
                                                 ===========                         ===========

--------------

(1) As a result of the purchase of $1.5 million in Company Common Stock and the $6.5 million Debentures by First Banks and the contribution of the proceeds thereof to the Bank, the Bank's Tier 1 capital ratio reached 6.58% at December 31, 1995.

(2)      Includes common stockholders' equity.

(3) Includes common stockholders' equity and allowance for loan losses, subject to certain limitations.

(4) Tier 1 capital divided by average assets for the period. Under the current rules, a minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions. All other institutions, including the Company and the Bank, are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. Commencing December 9, 1992, insured institutions such as the Bank must, among other things, maintain a leverage ratio of at least 4% or 5% to be considered "adequately capitalized" or "well capitalized," respectively, under the PCA provisions of the FDICIA. Institutions subject to an agreement or order issued by a federal regulatory agency are disqualified from being considered "well capitalized" under the PCA regulations.

         Risk-Based and Leverage Capital Ratios as of December 31, 1995

                                                           Company                              Bank
                                                 -------------------------------       ---------------------------
(Dollar amounts in thousands)                       Amount             Ratio             Amount           Ratio
                                                 -----------         -----------       -----------       ---------
Tier I risk-based capital (1)                    $     3,566              3.68 %       $    10,973           11.35%

Tier I risk-based capital minimum                      3,872              4.00 %             3,867            4.00%
      requirement (1)                            -----------         -----------       -----------       ----------


   Excess/(Deficiency)                           $      (306)            (0.32)%       $     7,106            7.35%
                                                 ===========         ===========       ===========      ===========
Total risk-based capital (2)                           4,828              4.99 %       $    12,233           12.66%

Total risk-based capital minimum requirement           7,744              8.00 %             7,733            8.00%
                                                 -----------         -----------       -----------      -----------
   Excess/(Deficiency)                           $    (2,916)            (3.01)%       $     4,500            4.66%
                                                 ===========         ===========       ===========      ===========
Risk-adjusted assets                             $    96,796                           $    96,655
                                                 ===========                           ===========
Leverage capital ratio (3)                                                2.14 %                              6.58%
                                                                     ===========                         ==========
Total average assets                             $   166,870                           $   166,870
                                                 ===========                           ===========

--------------
(1)      Includes common stockholders' equity.

(2) Includes common stockholders' equity and allowance for loan losses, subject to certain limitations.

(3) Tier 1 capital divided by average assets for the period. Under the current rules, a minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions. All other institutions, including the Company and the Bank, are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. Commencing December 9, 1992, insured institutions such as the Bank must, among other things, maintain a leverage ratio of at least 4% or 5% to be considered "adequately capitalized" or "well capitalized," respectively, under the PCA provisions of the FDICIA. Institutions subject to an agreement or order issued by a federal regulatory agency are disqualified from being considered "well capitalized" under the PCA regulations.

         STATE CAPITAL IMPAIRMENT ORDERS

         The California Financial Code (the "Financial Code") requires the SBD to order any bank whose contributed capital is impaired to correct such impairment within 60 days of the date of the order. Under Section 134(b) of the Financial Code, the "contributed capital" of a bank, defined as all shareholders' equity other than retained earnings, of a bank is deemed to be impaired whenever such bank has deficit retained earnings in an amount exceeding 40% of such contributed capital.

         The Bank received notices from the SBD dated August 3, 1994, November 3, 1994, February 17, 1995, March 13, 1995, May 15, 1995 and August 7, 1995 that its contributed capital is impaired (the "Capital Impairment Orders"). As of December 31, 1995, the Bank had contributed capital of $40.39 million and deficit retained earnings of approximately $30.31 million, or approximately 75.04% of contributed capital, within the meaning of Section 134(b) of the Financial Code. Thus, under Section 134(b) of the Financial Code, the Bank's contributed capital was impaired as of that date in the approximate amount of $14.15 million. THE BANK HAS NOT COMPLIED WITH THE CAPITAL IMPAIRMENT ORDERS. See "REGULATORY AGREEMENTS AND ORDERS."

         1995 REGULATORY EXAMINATION


         In connection with the joint examination of the Bank by the FDIC and the SBD, which commenced on May 22, 1995, the Bank was generally criticized by the regulatory authorities for lack of a permanent Chief Executive Officer, excessive loan losses, poor quality assets, large provisions for loan losses, write-downs of other real estate, apparent violations of applicable banking laws, and inadequate capital. Management believes none of the alleged violations of law were material, and that the matters concerning such alleged violations have been resolved. Although the FDIC and the SBD believed the loan loss reserve was underfunded as of May 22, 1995, the Bank, through its provision to loan loss reserves for the second quarter of 1995 was in full compliance with all recommended write-offs and write-downs, including an adequate loan loss reserve as of June 30, 1995.


         In addition, the FDIC criticized the Bank for, in the FDIC's opinion, not filing accurate Call Reports for December 1994 and March 1995. The SBD examiners did not concur with the FDIC's opinion that these Call Reports required restatement. The FDIC's criticism relates to two loans which were written-off by the Bank during the second quarter of 1995, which the FDIC claims should have been written off as of December 31, 1994. Following a review of these loans and after consultation with the Company's independent public accountants, the Board of Directors and management of the Bank do not agree that these loans should have been written off at December 31, 1994, based upon all relevant information available to them at December 31, 1994. Accordingly, the Company has determined that it is not required to restate GAAP financial statements as filed in its Annual Report on Form 10-K for the fiscal year 1994 nor its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, even if the Company restates its December 1994 and March 1995 FDIC Call Reports to prevent further criticism by the FDIC.

         COMPLIANCE STATUS

         As of December 31, 1995, the Company believes it has achieved substantial compliance with the requirements of the Company's MOU, the FDIC Cease and Desist Order and the SBD Final Order, except for compliance with the 6.5% and 7.0% Tier I capital requirements of the SBD Final Order. Further compliance with the Company's MOU and the Orders is contemplated to occur as a result of this Offering. The Bank, as yet, has not made a final decision whether to restate its FDIC call reports for December 1994 and March 1995. As of December 31, 1995, the Bank had not complied with the Capital Impairment Orders. See "REGULATORY AGREEMENTS AND ORDERS."

         Verification of the Bank's compliance with the Orders is subject to review by the FDIC and the SBD while the Company's compliance with the MOU is subject to review by the FRB. No assurance can be given that capital, in addition to that raised pursuant to this Offering, can be raised if the Bank requires such additional capital to remain in compliance with capital adequacy requirements. In the event that the FRB, the FDIC or the SBD otherwise determines that the Company or the Bank is engaging in unsafe or unsound practices in conducting their businesses or violating any law, rule or regulation, each regulatory agency would have available various remedies, including certain enforcement actions. Additionally, the Company's inability to serve as a source of strength to the Bank could serve as a basis for additional regulatory action against the Company. See "SUPERVISION AND REGULATION."

RECENT CHANGES IN KEY PERSONNEL

         The Company and the Bank operated without a permanent President and Chief Executive Officer from June 1, 1994 through October 24, 1995. Mr. James E. Culleton, who acted as Interim President of the Bank from June 1, 1994, was elected on October 24, 1995 to serve as the President and Chief Operating Officer of the Bank. On October 24, 1995, the Board of Directors of the Bank elected Donald W. Williams to serve as Chief Executive Officer of the Bank and on December 27, 1995 as Chairman of the Board of Directors of the Bank. Mr. Culleton served as Interim President until December 27, 1995, when Mr. Williams commenced to serve as President and Chief Executive Officer of the Company. Mr. Williams has received all required regulatory approvals to serve in his capacities with the Bank and the Company. Ms. Anne H. Long, previously the Chief Financial Officer of the Company and the Bank, tendered her resignation effective December 6, 1995. It is intended that First Banks will provide resources to support the Company's and the Bank's accounting function until a new Chief Financial Officer can be employed. In this regard, on November 28, 1995, the Boards of Directors of the Company and the Bank appointed Allen H. Blake, Chief Financial Officer of First Banks, to serve as Interim Chief Financial Officer of the Company and the Bank. Mr. Blake has received all required approvals to serve in this capacity.

          Important to the Bank's recapitalization and restructuring efforts is the restaffing of the Bank's lending function, which has experienced significant turnover during the past several months. The Bank has retained the services of Mr. Terrance McCarthy to become the Senior Vice President and Chief Credit Officer of the Bank upon the receipt of the necessary regulatory approvals. Upon approval, Mr. McCarthy will be employed by the Bank and will function in a similar capacity for First Bank & Trust, Santa Ana, California, a wholly-owned subsidiary of First Banks, with his salary and benefits being allocated between the Bank and First Bank & Trust. The Bank also has retained, on an interim basis, Mr. Norm Broyer as a loan workout specialist. Mr. Broyer currently is a consultant for Queen City Bank, N.A., Long Beach, California, a subsidiary of First Banks. Mr. Gary Sanders, also the Regional President at First Bank & Trust, is employed as the Bank's Senior Vice President in charge of loan production. The successful implementation of the Company's and the Bank's strategic initiatives and the resulting operating profits anticipated therefrom are, and for the foreseeable future will be, dependent upon the services of these and certain other executive officers and directors of the Company and the Bank. The Bank has entered into an employment agreement with Mr. Culleton. The compensation arrangements with Messrs. Williams, McCarthy, Blake, Broyer and Sanders are subject to the terms of a Management Services Agreement and a Cost Sharing Agreement with First Banks or its affiliates. See "MANAGEMENT."

EFFECT OF DELISTING FROM NASDAQ SMALLCAP MARKET SYSTEM AND EFFECT ON LIQUIDITY OF THE COMMON STOCK; PENNY STOCK

         The Company has been informed that the Common Stock will be delisted from the NASDAQ Small Cap Market System unless the Company meets the requirements for continued listing within ninety (90) days of January 25, 1996. These requirements are (i) a minimum bid price of $1.00 per share of Common Stock or (ii) capital and surplus of $2,000,000 and a market price of public float of $1,000,000. Based upon market information as of February 14, 1996, the Common Stock was trading at a bid price of $0.344 and an ask price of $0.375 per share, resulting in a market value of public float of approximately $1,617,000, and accordingly the Common Stock presently meets both requirements for listing set forth in (ii) above. However, because of the $0.10 per share Subscription Price in this Offering, no assurance can be given that the Common Stock will continue to qualify for listing on NASDAQ. See "MARKET INFORMATION" and "RECENT CHANGES."

         Delisting from the NASDAQ Small Cap System could cause the Common Stock to become significantly less liquid, with a possible negative impact on its value. Moreover, delisting could also cause the Common Stock to be classified as "Penny Stock" which, if certain disclosure and broker or dealer qualifications are not met, could further restrict the market for resale of the Common Stock to only such persons as are deemed to be suitable investors of such stock, such as institutional investors, or directors, officers, or owners of 5% or more of the Company's Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

         For a description of certain anti-takeover provisions of the Company's Certificate of Incorporation and Bylaws, see "DESCRIPTION OF SECURITIES - Provisions of Certificate of Incorporation." Such anti-takeover provisions may make the Company a less attractive target for a takeover bid or merger, thereby potentially depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices as a result of any such takeover bid or merger.

GOVERNMENT REGULATION AND COMPETITION

         Bank holding companies and banks are subject to extensive governmental supervision, regulation and control, which have, in the past, materially affected the business of financial institutions. In recent years, the regulations applicable to bank holding companies and banks have changed dramatically. Future legislation and government policy could adversely affect the banking industry, including the Company and the Bank. For a description of certain of the potentially significant changes, see "SUPERVISION AND REGULATION."

         The Bank faces substantial competition for deposits and loans throughout its market area, and expects to face substantial competition for its contemplated financial investment products and services. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, thrift and loans, money market and mutual funds and other investment alternatives. Competition for loans comes from other commercial banks, savings institutions, mortgage banking firms, credit unions, thrift and loans and other financial intermediaries. The Bank faces competition for deposits and loans throughout its market not only from local institutions but also from out-of-state financial intermediaries which have opened low end production offices or which solicit deposits in its market area. Many of the financial intermediaries operating in the Bank's market area offer certain services, such as trust, investment and international banking services, which the Bank does not offer directly. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit and investment needs of larger customers.

         In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 may have an effect on the Bank's competitive position. See "SUPERVISION AND REGULATION - Recent and Proposed Legislation."

                        SELECTED FINANCIAL AND OTHER DATA

         The tables below set forth certain selected consolidated financial data of the Company for the nine month periods ended September 30, 1995 and 1994 and for each year of the five-year period ended December 31, 1994 and should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and with the financial statements included elsewhere herein.

                                                                           (Unaudited)
                                                                    For the Nine Months Ended
                                                                          September 30,
                                                                    -------------------------
(Dollar amounts in thousands, except per share data and ratios)        1995            1994
                                                                    ---------       ---------
Statement of Operations Data:
Interest income                                                     $  10,651       $  13,888
Interest expense                                                        4,639           4,233
                                                                    ---------       ---------
Net interest income                                                     6,012           9,655
Provision for loan losses                                               3,345           9,057
                                                                    ---------       ---------
Net interest income after provision for loan losses                     2,667             598
Non-interest income                                                     1,131           1,711
Non-interest expense                                                   10,097          14,561
                                                                    ---------       ---------
Loss before income taxes                                               (6,299)        (12,252)
Provision for income taxes                                                  2           1,926
                                                                    ---------       ---------
Net loss                                                            $  (6,301)      $ (14,178)
                                                                    =========       =========

Per Share Data(1):
Net loss                                                            $   (1.35)      $   (3.03)
Book value per share                                                $   (0.31)      $    1.87
Weighted average shares outstanding                                     4,675           4,675

Balance Sheet Data:
Total loans                                                         $  82,089       $ 156,468
Total assets                                                          172,923         280,461
Demand accounts                                                        33,162          77,700
Retained deficit                                                      (29,181)        (18,868)
Total stockholders' equity                                             (1,435)          8,741

Selected Financial Ratios:
Return on average assets                                                (4.35%)         (6.46%)
Return on average stockholders' equity                                (216.18%)        (99.32%)
Average stockholders' equity to average assets                           2.01%           6.50%
Dividend payout                                                          --              --
Net interest margin                                                      4.77%           5.31%
Non-interest expense to average assets                                   6.98%           6.63%
Net charge-offs on loans to average loans                                7.26%           5.92%
Allowance for loan losses to total loans outstanding                     5.89%           5.31%
Allowance for loan losses to total nonperforming loans                  90.48%          61.52%
Total tier 1 capital to average assets (leverage)                       (0.83%)          3.07%
Total risk-based capital to risk-adjusted assets                        (0.11%)          5.84%

------------------

(1) Per share data is based upon the weighted average Common Stock outstanding as of and for the years indicated.

                        SELECTED FINANCIAL AND OTHER DATA

                                                                                For the Year Ended December 31,
                                                                  ----------------------------------------------------------

(Dollar amounts in thousands, except per share data and ratios)      1994         1993         1992        1991       1990
                                                                  ---------    ---------    ---------    --------   --------
Statement of Operations Data:

Interest income                                                   $  18,356    $  20,100    $  24,605    $ 38,214   $ 39,560
Interest expense                                                      5,910        6,370        8,973      16,090     15,649
                                                                  ---------    ---------    ---------    --------   --------
Net interest income                                                  12,446       13,730       15,632      22,124     23,911
Provision for loan losses                                             9,809        8,100        7,260       4,820      1,430
                                                                  ---------    ---------    ---------    --------   --------
Net interest income after provision for loan losses                   2,637        5,630        8,372      17,304     22,481
Non-interest income                                                   1,973        2,995        2,502       2,212      2,196
Non-interest expense                                                 20,393       19,703       16,264      17,377     14,828
                                                                  ---------    ---------    ---------    --------   --------
Income (loss) before income taxes                                   (15,783)     (11,078)      (5,390)      2,139      9,849
Provision for (benefit of) income taxes                               2,407       (3,767)      (1,872)        536      3,131
                                                                  ---------    ---------    ---------    --------   --------
  Net income (loss)                                               $ (18,190)   $  (7,311)   $  (3,518)   $  1,603   $  6,718
                                                                  =========    =========    =========    ========   ========
Per Share Data: (1)
Net income (loss)                                                 $   (3.89)   $   (1.56)   $    (.75)   $    .34   $   1.39
Book value per share                                              $     .93    $    4.95    $    6.51    $   7.38   $   7.36
Weighted average shares outstanding                                   4,675        4,675        4,663       4,754      4,850
Balance Sheet Data:

Temporary cash investments and securities                         $  85,189    $ 113,701    $  46,224    $ 83,543   $ 43,005
Total loans                                                         130,415      194,921      235,646     296,472    304,151
Total assets                                                        239,306      349,777      332,426     423,295    386,624
Demand accounts                                                      56,483      134,961      114,109     122,050     87,460
Interest-bearing accounts                                           177,053      188,835      185,637     263,867    261,404
Retained earnings (deficit)                                         (22,880)      (4,690)       2,621       6,157      6,029
Total stockholders' equity                                            4,355       23,144       30,444      33,909     33,637

--------------
(1) Per share data is based upon the weighted average Common Stock outstanding as of or for the years indicated.

                                                                                    For the Year Ended December 31,
                                                                      ------------------------------------------------------
(Dollar amounts in thousands, except per share data and ratios)        1994        1993       1992         1991       1990
                                                                      ------      ------     -------       -----      -----
Selected Financial Ratios:
Return on average assets                                               (6.42%)     (2.30%)      (.98%)       .41%      1.97%
Return on average stockholders' equity                               (112.01%)    (26.57%)    (10.29%)      4.42%     20.86%
Average stockholders' equity to average assets                          5.73%       8.65%       9.48%       9.35%      9.45%
Dividend payout                                                         --          --       (227.00%)     94.12%     21.58%
Net interest margin                                                     5.27%       5.19%       5.09%       6.35%      8.00%
Non-interest expense to average assets                                  7.20%       6.19%       4.51%       4.49%      4.35%
Net charge-offs on loans to average loans                               5.62%       2.86%       2.58%        .94%       .29%
Allowance for loan losses to total loans outstanding                    5.70%       3.76%       2.33%       1.69%      1.00%
Allowance for loan losses to total nonperforming loans                 64.92%      33.69%      19.65%      16.62%     71.46%
Total tier 1 capital to average assets (leverage)                       1.87%       6.61%       8.48%       8.10%      8.59%
Total risk-based capital to risk-adjusted assets                        4.27%      10.16%      11.89%      11.12%     10.40%



                                 RECENT CHANGES


         This section discusses certain financial information of the Company and the Bank as of and for the year ended December 31, 1995. THIS FINANCIAL INFORMATION IS UNAUDITED, BUT IN THE OPINION OF MANAGEMENT REFLECTS ALL ADJUSTMENTS NECESSARY FOR A FAIR PRESENTATION OF THE INFORMATION PROVIDED. HOWEVER, NO ASSURANCE CAN BE GIVEN THAT A SUBSEQUENT AUDIT WILL NOT REQUIRE ADJUSTMENTS OR RESTATEMENT THAT COULD RESULT IN A CHANGE IN THE DECEMBER 31, 1995 INFORMATION PRESENTED.

         RECENT LOSSES AND RISK OF CONTINUED LOSSES

         As discussed elsewhere in this Prospectus, the Company experienced losses for the years ended December 31, 1992, 1993, and 1994, and for the nine month period ended September 30, 1995. The Company will also report a loss for the fourth quarter of 1995. Although the audit of the Company's financial statements as of and for the year ended December 31, 1995 is still ongoing, it is anticipated that the losses for the fourth quarter will be approximately $1,130,000, resulting in total losses in 1995 of approximately $7,431,000.

         The ability of the Company to reverse the trend of its net losses is dependent on the quality and level of its earning assets and the reduction in the level of its nonperforming assets, the interest rate environment and the adequacy of its allowance for loan losses. Additionally, the real estate market and the overall economy in the Company's primary service area and Northern California is likely to continue to have a significant effect on the quality and level of the Company's assets in the future.

         In order to expedite the process of reducing its level of classified assets, the Bank has taken a more aggressive approach to working with its problem credits. This has included requiring additional collateral and/or meaningful reductions in principal as a condition to renewing loans when they are due, actively pursuing guarantors and initiating foreclosure proceedings quickly when borrowers fail to perform in accordance with the loan conditions. This process has resulted in accelerating the incidence of loans becoming nonperforming. Consequently, total nonperforming assets increased from $7,401,000 at September 30, 1995 to $8,155,000 at December 31, 1995.

         However, this process has also increased the pressure on borrowers to strengthen or refinance their credit positions with the Bank. This has assisted the Bank in achieving a reduction of total classified assets from $28,430,000 at September 30, 1995 to $20,593,619 at December 31, 1995. The
Bank views this reduction in classified assets as particularly important to its future financial condition since this represents the most probable source for additional nonperforming assets to arise. Consequently, by decreasing its total classified assets, it is also decreasing the probability of incurring added nonperforming assets.

         See "RISK FACTORS - Recent Losses and Risk of Continued Losses," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS - Economic Trends."

         CAPITAL ACCOUNTS AND RATIOS

         The consolidated capitalization of the Company was as follows:

                          CONSOLIDATED CAPITALIZATION
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   As of December 31,
                                                                          1995
                                                                   ------------------
         Long-Term Debt:
            12% Convertible Debentures, maturing in 2000              $      6,500
                                                                      ------------

         Stockholders' Equity:
            Preferred Stock:  $.01 par value
               Authorized:  5,000,000 shares
               Issued and outstanding:  none                                   ---
         Common Stock:  $.01 par value
            Authorized:  250,000,000 shares
            Issued and outstanding:  Actual 69,675,110 shares                  697
         Additional paid-in capital                                         33,251

         Retained deficit                                                  (30,311)
         Unrealized losses on securities available for sale                    (58)
                                                                      ------------
         Total Stockholders' Equity                                          3,579
                                                                      ------------
         Total Capitalization                                         $     10,079
                                                                      ============


         Shares of common stock outstanding                             69,675,110

         Book value per share                                         $       0.05
         Consolidated average assets                                  $    166,870

         Consolidated Tier I leverage ratio                                  2.14%

         Set forth below are the Company's and the Bank's risk-based and leverage ratios:

         Risk-Based and Leverage Capital Ratios as of December 31, 1995
                                  (unaudited)

                                                             Company                          Bank
                                                   ------------------------         -----------------------
    (Dollar amounts in thousands)                     Amount         Ratio            Amount         Ratio
                                                   -----------     --------         ----------      -------
    Tier I risk-based capital (1)                  $     3,566       3.68 %         $   10,973       11.35%

    Tier I risk-based capital minimum                    3,872       4.00 %              3,867        4.00%
                                                   -----------     --------         ----------      -------
       requirement (1)
       Excess/(Deficiency)                         $      (306)     (0.32)%         $    7,106        7.35%
                                                   ===========     ========         ==========      =======

    Total risk-based capital (2)                         4,828       4.99 %         $   12,233       12.66%
    Total risk-based capital minimum                     7,744       8.00 %              7,733        8.00%
                                                   -----------     --------         ----------      -------
    requirement

       Excess/(Deficiency)                         $    (2,916)     (3.01)%         $    4,500        4.66%
                                                   ===========     ========         ==========      =======
    Risk-adjusted assets                           $    96,796                      $   96,655
                                                   ===========                      ==========

    Leverage capital ratio (3)                                        2.14%                           6.58%
                                                                    =======                         =======
    Total average assets                           $   166,870                      $  166,870
                                                   ===========                      ==========

__________________

(1)      Includes common stockholders' equity.
(2) Includes common stockholders' equity and allowance for loan losses, subject to certain limitations.
(3) Tier 1 capital divided by average assets for the period. Under the current rules, a minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions. All other institutions, including the Company and the Bank, are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. Commencing December 9, 1992, insured institutions such as the Bank must, among other things, maintain a leverage ratio of at least 4% or 5% to be considered "adequately capitalized" or "well capitalized," respectively, under the PCA provisions of the FDICIA. Institutions subject to an agreement or order issued by a federal regulatory agency are disqualified from being considered "well capitalized" under the PCA regulations.

         See "RISK FACTORS - Failure to Meet Capital Adequacy Requirements and Regulatory Orders," "CAPITALIZATION," and "REGULATORY AGREEMENTS AND ORDERS."

         ASSET QUALITY
               OTHER REAL ESTATE OWNED AND NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

         The credit quality of the Bank's loan portfolio deteriorated significantly during 1992, 1993 and 1994, primarily as a result of the recession in California and particularly the downturn in the market for real estate which adversely affected a significant segment of the Bank's customers. However, modest improvement in the credit quality of the Bank's loan portfolio occurred during the year ended December 31, 1995. The Bank's nonperforming assets, which include loans 90 days or more past due and still accruing, nonaccrual loans, restructured loans and the real estate included within the OREO classification totaled $8,155,000, or 4.81% of the Bank's total assets at December 31, 1995, a reduction of 51.10% from December 31, 1994, and an increase of 10.19% from September 30, 1995. The increase in nonperforming loans from September 30, 1995 to December 31, 1995 is principally due to the more aggressive approach which the Bank has taken in addressing problem assets. At December 31, 1995, the Bank had two restructured loans, as defined in Statement of Financial Accounting Standards No. 15, with an outstanding balance of $533,000.

         Classified assets include nonperforming loans, OREO and performing loans that exhibit credit quality weaknesses including those classified by the Bank's regulators as substandard. The table below outlines the Bank's classified assets as of September 30, 1995 and December 31, 1995:

         ------------------------------------------------------------------------
                                                    September 30,    December 31,
         (Dollar amounts in thousands)                  1995             1995
         ------------------------------------------------------------------------
         Performing loans (1)                         $  21,029       $  12,439
         Nonperforming loans                              5,347           6,775
         Other real estate owned                          2,054           1,380
                                                      ---------       ---------
              Total classified assets (2)             $  28,430       $  20,594
                                                      =========       =========


--------------------
(1) The Bank's performing loans reported as classified at September 30, 1995 included loans totaling $3,072,000 which were designated as watch list loans. These loans are generally of less credit risk and are not normally considered as classified assets. At December 31, 1995, classified performing loans included only loans considered to be classified assets. All such loans were classified as substandard and there were no performing loans classified as doubtful or loss.


(2)      There were no loans classified as loss included in classified assets.
[/R]

         Management of the Bank reviews classified assets to determine the inherent risks of loss, including the fact that most are, in the opinion of management, adequately collateralized. This risk is then taken into consideration in evaluating the allowance for possible loan losses and the need for an increased allowance for possible loan losses. Management has adopted a conservative approach, reserving for 20% of all substandard loans.

         The following table summarizes the Bank's nonperforming assets for the years ended December 31, 1995 and 1994:

                                                                            December 31,
                                                                  ------------------------------
         (Dollar amounts in thousands) (unaudited)                     1995             1994
                                                                       ----             ----
         Total loans outstanding                                  $     74,211       $   130,415
         Accrual loans past due 90 days or more                   $      2,249       $        22

         Nonaccrual loans                                                4,001            11,433
         Restructured loans                                                525               710
                                                                  ------------       -----------

            Nonperforming loans                                          6,775            12,165
         Other real estate                                               1,380             5,222

            Total nonperforming assets                            $      8,155       $    17,387
                                                                  ============       ===========
         Loans past due 30 to 89 days                             $      3,015       $     4,514
                                                                  ============       ===========

         Ratios:
         Nonperforming loans to total loans outstanding                  9.13%             9.33%

         Allowance for loan losses to total nonperforming               79.53%            61.13%
         loans
         Nonperforming assets to loans and other real estate            10.79%            12.82%

As noted above, since December 31, 1994, outstanding loans have decreased while the total nonperforming loans and loans past due 30- 89 days have decreased. Moreover, the ratio of allowance for loan losses to total nonperforming loans has increased.


         The changes to the allowance for loan losses between September 30, 1995 and December 31, 1995 are presented in the following table:


                                                                                 December 31,
         (Dollar amounts in thousands) (unaudited)                                   1995
         Balance at beginning of period                                            $  4,838

         Charge-offs:
            Commercial                                                                  ---
            Real estate construction                                                    ---
            Real estate secured                                                          26
            Installment                                                                   9
                                                                                   --------
                                                                                         35
                                                                                   --------
         Recoveries:
            Commercial                                                                  ---
            Real estate construction                                                     36
            Real estate secured                                                         ---
            Installment                                                                   9
                                                                                   --------
                                                                                         45
                                                                                   --------

         Net charge-offs (recoveries) on loans                                          (10)
         Additions to allowance charged to operating expense                            540

         Reduction in allowance for loan losses transferred with branch                 ---
                                                                                   --------
         sale
         Balance at end of period                                                  $  5,388
                                                                                   ========


         Net charge-offs on loans to average loans (1)                                  N/A

         Allowance for loan losses to total loans outstanding                         7.26%

         ----------------------
         (1) For the period covered, the Bank had net recoveries of $10,000.


         Although economic indicators during 1995 began to appear more favorable than during 1994, management cannot foresee when the current conditions adversely affecting the regional real estate market will end. Lengthy continuation or worsening of these conditions could increase the amount of the Bank's nonperforming assets and, in addition, could have an adverse effect on the Bank's efforts to collect its nonperforming loans or otherwise liquidate its nonperforming assets on terms favorable to the Bank. The Bank's current policy is not to make any speculative real estate loans, such as construction loans in certain categories. The Bank's strategy to address the problems created by its asset quality includes the reduction of real estate construction loans outstanding as well as the overall reduction of loans which are adversely classified. However, there can be no assurance that the Bank will not experience additional increases in the amount of its nonperforming assets or experience significant additional losses in attempting to collect the nonperforming loans or otherwise to liquidate the nonperforming assets that are currently reflected on the Bank's balance sheet. Moreover, the Bank has been incurring substantial asset-carrying expenses in connection with such nonperforming assets, such as expenses of maintaining and operating OREO properties, and the Bank will continue to incur asset-carrying expenses in connection with such loans and assets until its nonperforming loans and assets are collected, liquidated or otherwise resolved. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset Quality, Provision for Loan Losses and Loan Loss Experience."

         See "RISK FACTORS - Other Real Estate Owned and Non-accrual, Past Due and Restructured Loans" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset Quality, Provision for Loan Losses and Loan Loss Experience."

                 CONCENTRATION OF BORROWERS

         As of December 31, 1995, the Company's loan portfolio was concentrated in twenty (20) loans, one (1) of which exceeded the Bank's secured and unsecured lending limit at that date. Commitments to these borrowers represented $31.2 million or 41% of the Bank's total loan portfolio at December 31, 1995. Outstanding balances to these borrowers at December 31, 1995 were $23.6 million or 32% of the Bank's loan portfolio. Four (4) of these loans, representing $7.4 million or 10% of the Bank's total loan portfolio, have been classified by the Bank as "Substandard." One (1) loan in the amount of $754,000 is on nonaccrual status.

         At December 31, 1995 the Bank's unsecured lending limit was approximately $2.5 million and its combined secured and unsecured lending limit was approximately $4.1 million. The Bank currently has one (1) loan, representing $3.8 million, which exceeds its unsecured lending limit and one
(1) loan, representing $5.5 million that exceeds the secured and unsecured lending limit. The Company intends to be able to continue to satisfy its larger customer's borrowing needs by participating loan amounts above its lending limit with other banks until such time as the Bank becomes recapitalized.

         See "RISK FACTORS - Concentration of Large Borrowers" and "BUSINESS - Lending Activities."

                 INVESTMENT SECURITIES

         The relatively small size of the Bank's investment portfolio is the mirror image of the substantial federal funds holdings maintained throughout 1994 and 1995 to facilitate the decrease in total asset size. The Bank anticipates more fully investing those funds primarily in U.S. government agency securities. As of December 31, 1995, following the investment of an additional $30,000,000 of the Bank's liquid funds in agency securities with average maturities of 7 months, the investment portfolio reached approximately $74,249,000.

                                                               At December 31, 1995 (in thousands)
                                                               -----------------------------------
                                                                           (unaudited)
                                                            Market          Amortized
                                                             Value            Cost          Gain/(Loss)
                                                             -----            ----          -----------
         Available for Sale                              $      63,291    $      63,285    $           6

         Held-to-Maturity                                       11,069           10,958              111
                                                         -------------    -------------    -------------
                   Total                                 $      74,360    $      74,243    $         117
                                                         =============    =============    =============


         See "BUSINESS - Investments."

        POTENTIAL DELISTING FROM NASDAQ SMALLCAP MARKET SYSTEM

         The Company has been informed that the Common Stock will be delisted from the NASDAQ SmallCap Market System unless the Company meets the requirements for continued listing within ninety (90) days of January 25, 1996. These requirements are (i) a minimum bid price of $1.00 per share of Common Stock or (ii) capital and surplus of $2,000,000 and a market price of public float of $1,000,000. Based upon market information as of February 14, 1996, the Common Stock was trading at a bid price of $0.344 and an ask price of $0.375 per share, resulting in a market value of public float of approximately $1,617,000, and accordingly the Common Stock presently meets both requirements for listing set forth in (ii) above. However, because of the $0.10 per share Subscription Price in this Offering, no assurance can be given that the Common Stock will continue to qualify for listing on the NASDAQ SmallCap Market System. See "RISK FACTORS - Effect of Delisting from NASDAQ SmallCap Market System and Effect on Liquidity of the Common Stock; Penny Stock" and "MARKET INFORMATION."

                               MARKET INFORMATION

TRADING HISTORY

          The Company's Common Stock is publicly traded in the over-the-counter market and is quoted on the NASDAQ SmallCap Market System under the symbol "FCOB." The Common Stock was involuntarily delisted from the NASDAQ- National Market System as of July 7, 1995 as a result of the Company's failure to meet tangible asset requirements for continued listing and was immediately listed on the NASDAQ SmallCap Market.


          The Company has been informed that the Common Stock will be delisted from the NASDAQ SmallCap Market System unless the Company meets the requirements for continued listing within ninety (90) days of January 25, 1996. These requirements are (i) a minimum bid price of $1.00 per share of Common Stock or (ii) capital and surplus of $2,000,000 and a market value of public float of $1,000,000. Based upon market information as of February 14, 1996, the Common Stock was trading at a bid price of $0.344 and an ask price of $0.375 per share, resulting in a market value of public float of approximately $1,617,000, and accordingly the Common Stock presently meets both requirements for listing set forth in (ii) above. However, because of the $0.10 per share Subscription Price in this Offering, no assurance can be given that the Common Stock will continue to qualify for listing on the NASDAQ SmallCap Market System. See "RISK FACTORS -- Effect of Delisting from NASDAQ SmallCap Market System and Effect on Liquidity of the Common Stock; Penny Stock" and "RECENT CHANGES."


          The following table sets forth the range of representative high and low sales prices for the periods indicated, as reported by NASDAQ. The sales prices shown are not adjusted for retail markup, markdown, or commissions.

                             1995                         1994                         1993
                             ----                         ----                         ----

   Quarter           High           Low            High           Low           High           Low
   -------          ------         -----          ------         ------        ------        ------
First               $1 1/4         $1             $5 1/2         $3 3/4        $6 3/4        $4
Second               1 1/4          1              4 3/4          2 3/4         6 3/4         4
Third                19/32          7/16           3 1/2          2             5 1/4         3 1/2
Fourth               5/16           1/16           2 1/8          7/8           4 1/4         3 1/4

          At October 6, 1995, there were approximately 1,129 holders of record of the Common Stock. Trading activity during 1994 was 3,631,113 shares, for the first quarter of 1995 was 775,806 shares, for the second quarter of 1995 was 556,976 shares, for the third quarter of 1995 was 1,009,645 and for the fourth quarter was 2,134,757, as reported by NASDAQ. On December 29, 1995, the last sales price for the Common Stock was $0.219, as reported by NASDAQ.

DIVIDENDS


          On December 31, 1991, the Board of Directors of the Company declared a $0.32 per share cash dividend payable in four installments of $0.08 per share to stockholders of record on January 10, 1992, March 16, 1992, June 15, 1992 and September 14, 1992. The Company paid the first two installments and, on July 9, 1992, the Company suspended payment of the third and fourth installments which totaled $.16 per share based upon the Common Stock then outstanding. The Board of Directors of the Company has not declared any dividends since the 1992 Dividends. The Company has and will continue to accrue interest on the 1992 Dividends at the current legal rate, which is 5% above the Federal Reserve Discount Rate, until such time as the dividends are finally paid or until Dividend-Eligible Stockholders exchange their Dividend Rights for shares of Common Stock in this Offering. The payment of the 1992 Dividends and declaration of subsequent dividends is subject to approval of the FRB. At December 31, 1995, the Company's 1992 Dividend liability plus accrued interest totalled $968,874.44. By letter dated June 21, 1995, the FRB raised no objection to the Company's proposal to exchange shares of Common Stock for Dividend Rights.

          The Company's ability to pay cash dividends is subject to various restrictions, including the provisions of the MOU, which prohibit the Company from paying any cash dividend without the prior written approval of the FRB. In addition, the Debentures contain provisions prohibiting the Company from paying any dividend or making any other distribution to stockholders (other than as contemplated by the Stock Purchase Agreement) so long as the Debentures are outstanding. Furthermore, the ability of the Company to pay a cash dividend depends on the Bank's ability to pay a cash dividend to the Company. Currently, the Company does not have sufficient cash to pay dividends and the Company does not anticipate that it will receive sufficient cash to pay any dividends as a result of this Offering. The MOU prohibits the Company from taking a cash dividend from the Bank without providing prior written notice to the FRB. There are statutory and other regulatory restrictions, including the Orders, on the Company's and the Bank's respective abilities to pay cash dividends without the prior written approval of the FRB, and the FDIC and SBD. See "REGULATORY AGREEMENTS AND ORDERS," herein, for a discussion of the restriction on the payment of dividends and Note 17 of the Notes to Consolidated Financial Statements for the year ended December 31, 1994.


          The Company has reserved 9,688,875 shares of Common Stock in this Offering to be offered to stockholders of record as of the Dividend Record Dates in exchange for the declared and unpaid 1992 Dividends. The terms of the Dividend Exchange Offer have been reviewed by the FRB. The entitlement to receive shares of Common Stock in the Dividend Exchange Offer is referred to herein as a "Dividend Right." For further information with respect to the terms of the Dividend Exchange Offer, see "THE OFFERING - General - The Dividend Exchange Offer."


                                  THE OFFERING

GENERAL

          The Company is hereby Offering:

         - 50,000,000 shares of Common Stock to stockholders of the Company as of the Rights Record Date, pursuant to the exercise of Stockholder Rights, 10,000,000 shares of which may be offered and sold to the public in the State of California if not purchased by stockholders pursuant to the exercise of Stockholder Rights; and


         - Up to 9,688,875 shares of Common Stock, to stockholders of the Company of record on June 15, 1992 or September 14, 1992, in exchange for Dividend Rights.


         Pursuant to the Stock Purchase Agreement, First Banks has agreed to act as "Standby Purchaser" in the Offering, and as such will purchase, if necessary, the number of shares required to allow the Company to raise the Bank's Tier I capital level to 7.0% upon completion of the Rights Offering and any Public Offering.

          In addition, the Company may in the future distribute shares of Common Stock pursuant to the exercise of Appreciation Rights, as contemplated by the Stock Purchase Agreement. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY - Issuance of Appreciation Rights."

         STOCKHOLDER RIGHTS: THE BASIC AND OVERSUBSCRIPTION PRIVILEGES

                   Basic Subscription Privilege

          Pursuant to the Basic Subscription Privilege, each Stockholder Right entitles the holder thereof to purchase at the Subscription Price 10.695 Underlying Shares for each share of Common Stock held on the Rights Record Date, subject to reduction by the Company under certain circumstances. See "Regulatory Limitation" and "Tax Limitation," herein. Each Rights Holder is entitled to subscribe for all, or any portion of, the Underlying Shares subject to Stockholder Rights to which he, she or it is entitled.

                   Oversubscription Privilege

          Subject to the allocation and possible reduction described below and elsewhere in this Prospectus, Rights Holders who exercise the Basic Subscription Privilege in full will be eligible to subscribe, at the Subscription Price, for additional shares of Common Stock available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege, up to the greater of an additional (a) 1,000,000 shares of Common Stock, or $100,000, or (b) 10.695 shares of Common Stock for each share held on the Rights Record Date.

          Shares of Common Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among the Rights Holders exercising the Oversubscription Privilege in proportion to the number of Underlying Shares a Rights Holder exercising the Oversubscription Privilege held on the Rights Record Date. Exercises of the Oversubscription Privilege also may be subject to reduction under certain circumstances. See "Tax Limitation" and "Regulatory Limitation," herein.

          To exercise the Oversubscription Privilege, banks, brokers and other nominee Rights Holders who exercise the Oversubscription Privilege on behalf of beneficial owners of Stockholder Rights will be required to certify to the Subscription Agent and the Company the aggregate number of Underlying Shares thereby subscribed for by each beneficial owner of Stockholder Rights on whose behalf such nominee holder is acting.

          The Stockholder Rights will be evidenced by non-transferable Subscription Right Certificates, which are being distributed to each Rights Holder contemporaneously with the delivery of this Prospectus. See "THE OFFERING
- How to Subscribe" for a discussion of how to exercise the Basic and Oversubscription Privileges.

          IT IS THE PRESENT INTENTION OF PRESENT DIRECTORS AND OFFICERS TO EXERCISE RIGHTS AND/OR EXERCISE OVERSUBSCRIPTION PRIVILEGE FOR APPROXIMATELY 100,000 SHARES OR 0.2% OF THE SHARES BEING OFFERED.

         SALE OF SHARES TO THE PUBLIC

         The Company reserves the right to offer and sell to the public in only California up to 10,000,000 shares of Common Stock pursuant to general subscriptions. The Public Offering will occur after the exercise of the Basic Subscription Privilege and the Oversubscription Privilege. The Public Offering will be conducted on a best efforts basis by the officers and directors of the Company. Stockholders of the Company are not entitled to participate in the Public Offering, if conducted.

         THE DIVIDEND EXCHANGE OFFER

         The Company is distributing transferable Dividend Rights to Dividend-Eligible Stockholders. If exercised, the Company will issue Dividend Exchange Shares to the exercising Dividend Rights Holder, thus discharging the Company of its obligation to the Dividend-Eligible Stockholder to receive the 1992 Dividends in cash. See "THE OFFERING - How to Subscribe" for a discussion of how to exercise the Dividend Rights.

         Each Dividend Right is exchangeable for Dividend Exchange Shares valued at $0.10 per share. In lieu of fractional shares, the number of shares of Common Stock receivable upon exercise of Dividend Rights will be rounded up to the next whole number. Each Dividend Right will entitle the Dividend Rights Holder to receive one share of Common Stock for each $0.10 of the 1992 Dividends and accrued interest exchanged. Dividend Rights Holders may elect to receive Dividend Exchange Shares in lieu of their right to receive the 1992 Dividends in cash payment, in which case the Company's obligation to pay the 1992 Dividends in cash to such Dividend-Eligible Stockholder will be extinguished. Dividend-Eligible Stockholders may elect to receive a portion only of their Dividend Rights in the form of Dividend Exchange Shares, provided that only a whole number of Dividend Exchange Shares will be issued.

         PARTICIPATION BY FIRST BANKS AS STANDBY PURCHASER

         Pursuant to the terms of the Stock Purchase Agreement, First Banks has agreed to act, if necessary, as "Standby Purchaser" in the Offering. First Banks will act in that capacity only to the extent that proceeds received by the Company from the Rights Offering and any Public Offering are insufficient to raise the Bank's Tier I capital level to 7.0%. The Company estimates that on a pro forma basis as of December 31, 1995, proceeds of $1,009,000, net of Offering expenses, will be required to be raised in the Offering in order for the Bank's Tier I capital level to reach or exceed 7.0% and to obviate the need for First Banks' participation as Standby Purchaser. However, no assurance can be given that such factors as continued losses or an increase in assets will not increase the amount of capital necessary to achieve the 7.0% capital ratio. First Banks will make any required purchase of shares as Standby Purchaser only upon the expiration of Stockholder Rights and conclusion of any Public Offering on the terms set forth herein. The Offering will remain open for a period of five (5) business days after the later of the Rights Expiration Date or the Public Offering Expiration Date to allow First Banks to make any required standby purchases.

HOW TO SUBSCRIBE:

         Persons ("Subscribers") may exercise their Stockholder Rights and/or Dividend Exchange Rights, or subscribe for shares in the Public Offering, by delivering to The First National Bank of Boston, the Subscription Agent, at the address specified below, at or prior to the applicable Expiration Date, the following properly completed and executed certificate(s) or applications, with any signatures guaranteed as required.

         - Stockholders exercising Stockholder Rights must complete and return a SUBSCRIPTION RIGHTS CERTIFICATE;

         - Subscribers exercising Dividend Rights must complete and return an EXCHANGE OFFER CERTIFICATE; and

         - Subscribers participating in the Public Offering must complete and return a GENERAL SUBSCRIPTION APPLICATION AND AGREEMENT.


         Stockholder Rights Certificates and General Subscription Applications and Agreements must be accompanied by payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege, Oversubscription Privilege or pursuant to general subscriptions. Payment may be made only (i) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to The First National Bank of Boston, as Subscription Agent or (ii) by wire transfer of funds to the account maintained by the Company and the Subscription Agent for the purpose of accepting subscriptions at State Street Bank and Trust Company (specify:
Subscriber's name, for further credit to First Commercial Bancorp, Inc. Rights Offering. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. Funds paid by uncertified personal check may take as much as five business days to clear. Accordingly, Subscribers who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the applicable Expiration Date to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified check, bank draft, money order or wire transfer of funds. All funds received in payment of the Subscription Price shall be held in an escrow account by the Escrow Agent (defined below) and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof, repurchase agreements fully secured by such obligations or money market funds investing in the foregoing instruments. THE ACCOUNT IN WHICH SUCH FUNDS WILL BE HELD MIGHT NOT BE INSURED BY THE FDIC. Any interest earned on such funds will be retained by the Company.


         The Oversubscription Privilege must be exercised by Rights Holders at the time the Basic Subscription Privilege is exercised. The Basic Subscription Privilege must be exercised in full in order to exercise the Oversubscription Privilege.

         Stockholder Rights are not transferable and no attempted transfer thereof will be recorded on the books of the Company.

         SUBSCRIPTION PRICE

         The Subscription Price is $0.10 per Underlying Share, whether subscribed for pursuant to Stockholder Rights or the Public Offering.

         EXPIRATION DATES


         The Stockholder Rights will expire at the Rights Expiration Date, 5:00 p.m., Eastern time, on April 12, 1996, subject to extension in the discretion of the Company for up to two (2) consecutive periods of up to 30 days each, or no later than June 11, 1996. The Company does not currently contemplate any extensions. After the Rights Expiration Date, unexercised Stockholder Rights will be null and void.

         The Dividend Rights will expire at the Dividend Rights Expiration Date, 5:00 p.m., Eastern time, on April 12, 1996, subject to extension in the discretion of the Company for up to two (2) consecutive periods of up to 30 days each, or no later than June 11, 1996. The Company does not currently contemplate any extensions. After the Dividend Rights Expiration Date, unexercised Dividend Rights will be null and void.

         The Public Offering, if conducted, will expire at the Public Offering Expiration Date, 5:00 p.m., Eastern time, on April 12, 1996, subject to extension in the discretion of the Company for up to two (2) consecutive periods of up to 30 days each no later than June 11, 1996. The Company does not currently contemplate any extensions.

         The Offering will remain open for five (5) business days after the later of the Rights Expiration Date or Public Offering Expiration Date, as the same may be extended, to allow First Banks to make any required purchases as "Standby Purchaser."


         After the applicable Expiration Date, the Company will not be obligated to honor any purported subscription received by the Subscription Agent, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend one or more Expiration Dates by giving oral or written notice to the Subscription Agent on or before said Expiration Date, followed by a press release no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date.

         NO REVOCATION

         NO CANCELLATION OR REVOCATION OF ANY SUBSCRIPTION WILL BE PERMITTED AFTER RECEIPT THEREOF BY THE COMPANY, TOGETHER WITH ANY APPLICABLE PAYMENT.

         NO FRACTIONAL SHARES


         No fractional shares of Common Stock or cash in lieu thereof will be issued or paid in the Offering. Instead, the number of shares issuable upon exercise of Stockholder Rights or Dividend Rights will be rounded up to the nearest whole number. A depository, bank, trust company or securities broker or dealer holding shares of Common Stock on the Rights Record Date or Dividend Rights Record Date for more than one beneficial owner may, upon delivery to the Subscription Agent of the Certification and Request for additional Rights form available from the Information Agent, exchange a Subscription Right Certificate or Exchange Offer Certificate to obtain a Subscription Right Certificate or Exchange Offer Certificate for the number of Stockholder Rights or Dividend Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the applicable Record Date. No other Subscription Right Certificate or Exchange Offer Certificate may be so divided as to increase the number of rights to which the original recipient was entitled. The Company reserves the right to refuse to issue any Subscription Right Certificate or Exchange Offer Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole number of shares. The Subscription Agent must receive the certification and Request for Additional Rights no later than 5:00 p.m., Eastern time on April 5, 1996, after which time no new certificates will be issued. However, subscribers should allow sufficient time for the exercise of Rights and delivery to the Subscription Agent prior to the applicable Expiration Date. Neither the Company nor the Subscription Agent shall have any liability if Certificates are not received in time for exercise or sale prior to the applicable Expiration Date.


         Because the number of shares issuable on exercise of Stockholder Rights and Dividend Rights will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of their shares will receive more Stockholder Rights or Dividend Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their shares and who do not obtain (or cause the holder of their shares of Common Stock to obtain) a separate Subscription Right Certificate or Exchange Offer Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders or beneficial owners of Common Stock who obtain a separate Subscription Right Certificate or Exchange Offer Certificate receive more rights, they will be able to subscribe for more shares. Beneficial owners of Common Stock who are not the record holders thereof may obtain a separate Subscription Right Certificate or Exchange Offer Certificate upon request to the nominee holder.

         The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Offering.

         GUARANTEED DELIVERY PROCEDURES

         If a Subscriber wishes to exercise Stockholder Rights, Dividend Rights or to subscribe for shares in the Public Offering, but time will not permit such holder to cause the appropriate subscription certificate(s) or application(s) to reach the Subscription Agent prior to the applicable Expiration Date, such Subscriber may nevertheless subscribe for Underlying Shares if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) the Subscriber (in the Rights Offering and the Public Offering) has caused payment in full of the Subscription Price for each Underlying Share being subscribed for to be received (in the manner set forth above) by the Subscription Agent at or prior to the applicable Expiration Date;

         (ii) the Subscription Agent receives, at or prior to the applicable Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with this Prospectus, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the Subscriber, the number of Underlying Shares being subscribed for and guaranteeing the delivery to the Subscription Agent of the appropriate certificate(s) and/or applications within 48 hours following the date of the Notice of Guaranteed Delivery; and

         (iii) the properly completed Subscription Right Certificate(s), Exchange Offer Certificate(s) and/or General Subscription Application(s), with any signatures guaranteed as required, is received by the Subscription Agent within 48 hours following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Right Certificates at the address set forth below or may be transmitted to the Subscription Agent by telegram or facsimile transmission. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number is set forth below. See "Information Agent."

         OTHER SUBSCRIPTION INFORMATION

                       The Rights Offering

         If an exercising Rights Holder does not indicate the number of shares as to which Stockholder Rights are being exercised, or does not forward full payment of the aggregate Subscription Price for the number of shares being subscribed for, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum whole number of Underlying Shares that may be purchased from the aggregate payment delivered by the Rights Holder and, to the extent that the aggregate payment delivered by the Rights Holder exceeds the product of the Subscription Price multiplied by the number of Underlying Shares being purchased as evidenced by the Subscription Right Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available and permitted pursuant hereto, that number of whole Excess Shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any amount remaining after application of the foregoing procedures shall be returned to the Rights Holder promptly by mail without interest or deduction.


         Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in an account maintained by the Escrow Agent (defined below). THE ACCOUNT IN WHICH SUCH FUNDS WILL BE HELD MIGHT NOT BE INSURED BY THE FDIC, depending upon the instruments in which the funds are invested. If a Rights Holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares for which that Rights Holder subscribed pursuant to the Oversubscription Price, any amount remaining for shares not allocated to such Rights Holder shall be returned by mail without interest or deduction as soon as practicable after the Rights Expiration Date and after all prorations contemplated by the terms of the Offering have been effected.

         If the number of Underlying Shares issuable by the Company as a result of exercise of Stockholder Rights (pursuant to the Basic Subscription Privilege or the Oversubscription Privilege) to any Rights Holders is reduced pursuant to the terms of the Offering, the Subscription Price for shares not issued to such Rights Holders shall be returned by mail without interest or deduction as soon as practicable after such reductions have been effected.

         A Rights Holder who subscribes for fewer than all of the shares represented by the Rights Holder's Subscription Rights Certificates may, under certain circumstances, receive from the Subscription Agent a new Subscription Right Certificate representing the remaining Stockholder Rights. A Rights Holder's election to exercise the Oversubscription Privilege must be made at the time the Basic Subscription Privilege is exercised. The Basic Subscription Privilege must be exercised in full in order to exercise the Oversubscription Privilege.


         After the Stockholder Rights Expiration Date, no new Subscription
Right Certificates will be issued. Accordingly, after such time and date, a new Subscription Right Certificate will be issued to a submitting Holder upon the partial exercise or sale of Stockholder Rights only if the Subscription Agent receives a properly endorsed Certificate no later than the Stockholder Rights Expiration Date. A Holder exercising less than all of his, her or its rights thus may lose the power to exercise his, her or its remaining rights.
New Subscription Right Certificates will be sent by first class mail to the submitting holder if the Subscription Agent receives the properly completed Certificate by 5:00 p.m. Eastern time, on April 5, 1996. However, Subscribers should allow sufficient time for the exercise of Stockholder Rights and delivery to the Subscription Agent prior to the Stockholder Rights Expiration Date. Neither the Company nor the Subscription Agent shall have any liability if certificates are not received in time for exercise prior to the applicable Expiration Date. Unless the Subscriber makes other arrangements with the Subscription Agent, new Certificates issued after 5:00 p.m. Eastern time on April 5, 1996, will be held for pick-up by the Subscriber at the Subscription Agent's address provided above. All deliveries of newly issued Certificates will be at the risk of the Subscriber.


         Unless a Subscription Rights Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of the Stockholder Rights represented thereby are to be issued to the holder of such Stockholder Rights or (ii) is submitted for the account of an Eligible Institution, signatures on each Subscription Right Certificate must be guaranteed by an Eligible Institution.

                       The Public Offering

         Failure to include the full Subscription Price with the General Subscription Application shall give the Company the right to disregard the subscription. Alternatively, the Subscriber in the Public Offering may be deemed to have subscribed for the maximum whole number of Underlying Shares that may be purchased from the aggregate payment delivered. Any amount remaining after application of the foregoing procedure shall be returned to the Subscriber promptly by mail without interest or deduction.

         General subscriptions submitted in the Public Offering are subject to rejection or reduction in accordance with the terms of this Offering. See "Tax Limitation" and "Regulatory Limitation," herein. The Company will notify a purchaser of the acceptance or rejection of his, her or its General Subscription Application as soon as practicable after the Company's receipt thereof.

         Subscribers in the Public Offering should consider carefully regulatory provisions governing a change in control of the Company. See "SUPERVISION AND REGULATION - Change in Control."

                       The Dividend Exchange Offer

         If an exercising Dividend Rights Holder does not indicate the number of Dividend Rights being exercised, then the Dividend Rights Holder will be deemed to have exercised the Dividend Rights in full.

                       Other General Information

         Persons who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners' intentions and to obtain instructions with respect to their Stockholder Rights and/or Dividend Rights. If a beneficial owner so instructs, the record date holder of that beneficial owners' Stockholder Rights and/or Dividend Rights should complete appropriate Certificate(s) and submit them to the Subscription Agent with the proper payment, if required. In addition, beneficial owners of Stockholder Rights and/or Dividend Rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners' instructions. If a beneficial owner wishes to obtain a separate Subscription Right Certificate or Exchange Offer Certificate, he, she or it should contact the nominee as soon as possible and request that a separate Certificate be issued. A nominee may request any Certificate held by it to be split into such smaller denominations as it wishes, provided that the Certificate is received by the Subscription Agent, properly endorsed, no later than 5:00 p.m., Eastern time, on April 1, 1996. No assurance can be given that delivery of Certificates to the Subscription Agent for subdivision on or before April 1, 1996 will allow sufficient time for the exercise of Rights prior to the applicable Expiration Date.


         The Subscription Right Certificate and Exchange Offer Certificate and accompanying forms for exercise should be read carefully and followed in detail. EXCHANGE OFFER CERTIFICATES, AND SUBSCRIPTION RIGHT CERTIFICATES WITH PAYMENT, SHOULD BE SENT TO THE SUBSCRIPTION AGENT. DO NOT SEND CERTIFICATES TO THE COMPANY.

         THE METHOD OF DELIVERY OF CERTIFICATES, APPLICATIONS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBER. IF CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, SUBSCRIBERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED CHECKS MAY TAKE AS MUCH AS FIVE BUSINESS DAYS TO CLEAR, SUBSCRIBERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED CHECK, BANK DRAFT, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Stockholder Rights or Dividend Rights or any subscription in the Public Offering will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any rights or of any submitted subscription application. Certificates and applications will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of any subscription or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of the Common Stock pursuant thereto could be deemed unlawful. See also "Tax Limitation" and "Regulatory Limitation," herein.

         All questions or requests for assistance concerning the method of exercising rights or subscribing for Underlying Shares and requests for additional copies of this Prospectus or the Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone number set forth below. See "The Information Agent."

METHOD OF TRANSFERRING DIVIDEND RIGHTS

         Dividend Rights may be purchased or sold through usual investment channels. It is not anticipated that the Dividend Rights will trade on the NASDAQ SmallCap Market. There has been no prior trading in the Dividend Rights, and it is not expected that a trading market will develop therefor.

         Dividend Rights evidenced by a single Exchange Offer Certificate may be transferred in whole by endorsing the Exchange Offer Certificate for transfer in accordance with the accompanying instructions. A portion of the Dividend Rights evidenced by a single Exchange Offer Certificate (but no fractional Dividend Rights) may be transferred by delivering to the Subscription Agent an Exchange Offer Certificate properly endorsed for transfer, with instructions to register that portion of the Dividend Rights indicated therein in the name of the transferee and to issue a new Exchange Offer Certificate to the transferor evidencing the transferred Rights. In that event, a new Exchange Offer Certificate evidencing the balance of the Dividend Rights will be issued to the Dividend Rights Holder or, if the Dividend Rights Holder so instructs, to an additional transferee.

         Holders wishing to transfer all or a portion of their Dividend Rights (but not fractional rights) should allow a sufficient amount of time prior to the Dividend Rights Expiration Date for (i) the transfer instructions to be received by and processed by the Subscription Agent, (ii) new Certificates to be issued and transmitted to the transferee or transferees with respect to transferred Dividend Rights, and to the transferor with respect to retained Dividend Rights, if any, and (iii) the Dividend Rights evidenced by the new Certificates to be exercised or sold by the recipients thereof. Such amount of time could range from two to four business days, depending upon the method by which delivery of the Certificates and payment is made and the number of transactions which the Subscription Agent is instructed to effect. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Dividend Rights if Certificates are not received in time for exercise or sale prior to the Dividend Rights Expiration Date.

         After the applicable Expiration Date, no new Certificates will be issued. Accordingly, after such time and date, a new Exchange Offer Certificate will be issued to a submitting holder upon the partial exercise or sale of rights only if the Subscription Agent receives a properly endorsed Certificate no later than the Dividend Rights Expiration Date. A Dividend Rights Holder exercising less than all of his, her or its rights will lose the power to sell or exercise his, her or its remaining rights. New Exchange Offer Certificates will be sent by first class mail to the submitting holder if the Subscription Agent receives the properly completed Certificate by 5:00 p.m. Eastern time, on April 5, 1996. However, subscribers should allow sufficient time for the exercise of Dividend Rights and delivery to the Subscription Agent by the Dividend Rights Expiration Date. Neither the Company nor the Subscription Agent shall have any liability if Certificates are not received in time for exercise or sale prior to the Dividend Rights Expiration Date. Unless the Subscriber makes other arrangements with the Subscription Agent, new Certificates issued after 5:00 p.m. Eastern time on April 5, 1996, will be held for pick-up by the Subscriber at the Subscription Agent's address provided above. All deliveries of newly issued Certificates will be at the risk of the Subscriber.


         Except for the fees charged by the Subscription Agent (which will be paid by the Company as described herein), all commissions, fees and other expenses (including brokerage commissions and transfer terms) incurred in connection with the purchase, sale or exercise of Stockholder Rights or Dividend Rights will be for the account of the transferor, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

FINANCIAL ADVISOR

         The Company's Board of Directors retained Seapower Carpenter Capital, Inc., d.b.a. Carpenter & Company ("Carpenter") as its financial advisor in connection with the Board of Directors' evaluation and approval of the Stock Purchase Agreement and the transactions contemplated thereunder (collectively, the "Transaction"). Carpenter has delivered to the Company its written opinion dated September 26, 1995 that, based on the matters set forth therein and as of the date of the Stock Purchase Agreement, the terms of the Transaction were fair, from a financial point of view, to the stockholders of the Company. The Company did not impose any limitations on Carpenter with respect to its opinion.

         Carpenter is engaged in financial institution analysis and regularly conducts valuations of businesses, particularly financial institutions, and their securities in connection with stock offerings, mergers, acquisitions, negotiated underwritings and private placements, among other things. As part of its financial services activities, Carpenter is called upon to advise clients in mergers, acquisitions, valuations and various other business combinations and activities. The Company selected Carpenter as the Company's financial advisor because of its recognition as an expert in such matters.

         On August 7, 1995, Carpenter delivered its oral opinion to the Company's Board of Directors that the terms of the Transaction are fair, from a financial point of view, to the stockholders of the Company. At the September 27, 1995 meeting of the Company's Board of Directors, Carpenter delivered its written opinion, confirming its previous oral opinion.

         In rendering its opinion in connection with the Transaction, Carpenter relied upon information and materials provided by the Company, including the Company's Capital Restoration Plan. In addition, Carpenter met with the directors and management of the Company and reviewed other data relating to the economics for the relevant area and conducted tests of the market value of the Common Stock. Carpenter also reviewed the Proxy Statement distributed in connection with the 1995 Special Meeting and drafts of this Prospectus, and compared the financial terms thereof with other selected recent business combinations and recapitalizations in the financial services industry, compared the Company from a financial point of view with other selected companies in the financial services industry, reviewed alternatives available to the Company and idered such other information as it deemed appropriate. Carpenter has not independently verified the information and documents provided by the directors and management of the Company.

         Carpenter was paid a retainer fee in the amount of $50,000 in connection with its advisory services to the Company, which services included the preparation of its opinion and report. Carpenter received a success fee of $185,000 in connection with First Banks' initial $5.0 million investment. Carpenter received additional fees in the amount of $185,000 upon the completion of First Banks' investment of $10.0 million into the Company. In addition, Carpenter will be paid a success fee of 4.5% of the gross proceeds, if any, of the Rights Offering. Carpenter also received normal out-of-pocket expenses and reimbursement of attorneys' fees and was provided with indemnification for certain actions. Carpenter formerly assisted the Company in connection with the preparation of its Capital Plan.

SUBSCRIPTION AGENT

         The Company has entered into a Subscription Agent Agreement with the Subscription Agent, pursuant to which the Company has agreed to indemnify the Subscription Agent against certain liabilities which may arise in connection with this Offering. The Subscription Agent will receive fees of $15,000 for acting in such capacity in connection with the Offering, as well as reimbursement of costs and expenses, and may receive additional fees upon any extension of the Offering. The Subscription Agent also will receive fees of $10.50 per subscription submitted in the Offering for the first 1,000 subscriptions, $8.00 per subscription for the next 2,000 subscriptions submitted and $5.00 per subscription submitted thereafter.

         Exchange Offer Certificates, Subscription Right Certificates, General Subscription Applications and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery or Oversubscription Exercise Forms must be delivered, whether by mail, hand or overnight courier, to the Subscription Agent at the addresses set forth below. See "Subscription Delivery Information."

         SUBSCRIPTION DELIVERY INFORMATION

         Subscriptions should be mailed or delivered to:

         By Mail:                          The First National Bank of Boston
                                           Shareholder Services Division
                                           P.O. Box 1889
                                           Mail Stop 45-01-19
                                           Boston, Massachusetts  02105

         By Facsimile Transmission:        (617) 575-2232

                                           (617) 575-2233
                                           (for Eligible Institutions Only)
                                           Confirm by Telephone
                                           (617) 575-3120

         By Hand:                          BancBoston Trust Company of New York
                                           55 Broadway, Third Floor
                                           New York, New York

         By Wire Transfer:                 The First National Bank of Boston
                                           100 Federal Street
                                           Boston, Massachusetts  02105
                                           Attn: Paul Eori
                                           ABA# 011000390

         By Overnight Courier:             The First National Bank of Boston
                                           Shareholder Services Division
                                           Mail Stop 45-01-19
                                           150 Royall Street
                                           Canton, Massachusetts  02021

INFORMATION AGENT

         The Company has appointed Carpenter & Company as Information Agent for the Offering. Any questions or requests for assistance concerning the method of exercising Stockholder Rights or Dividend Rights, or for additional copies of this Prospectus or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number below:


                               Carpenter & Company
                         2600 Michelson Drive, Suite 300
                                Irvine, CA 92715
                  Attention: Edward Carpenter or John Flemming
                              Tel: (800) 528-8580


         The Company will pay the fees and expenses of the Information Agent and also has agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Offering. See "Financial Advisor," herein.

ESCROW AGENT

         The Company has entered into an Escrow Agreement with State Street Bank and Trust Company, Boston, Massachusetts, as Escrow Agent, for the investment of subscription funds until such funds are disbursed to the Company. Subscription funds relating to the exercise of the Basic Subscription Privilege will be disbursed by the Escrow Agent periodically to the Company, while funds held in respect of the exercise of the Oversubscription Privilege will be held in the escrow account pending determination of any necessary prorations or reductions, in accordance with the terms of this Prospectus. The Escrow Agent will return to the Subscription Agent for return to subscribers any funds tendered with respect to rejected, reduced or prorated subscriptions, without interest thereon. The Escrow Agent will disburse to the Company the proceeds of the Public Offering and any purchase by First Banks of Common Stock as Standby Purchaser promptly upon receipt thereof in accordance with the terms of the Escrow Agreement.


         The subscription funds while in the escrow account will be invested in short-term certificates of deposit, short-term obligations of the United States or any State or any agency thereof or money market mutual funds investing in the foregoing instruments. Depending on the type of investment, THE ESCROW ACCOUNT IN WHICH SUCH FUNDS MAY BE HELD MIGHT NOT BE INSURED BY THE FDIC. The Escrow Agent will receive fees of $2,500, as well as reimbursement of costs and expenses, for acting in such capacity with respect to the Offering.


DELIVERY OF COMMON STOCK CERTIFICATES

         Certificates representing shares of Common Stock subscribed for and issued pursuant to the Basic Subscription Privilege will be mailed as soon as practicable after the corresponding Stockholder Rights have been validly exercised and all reductions contemplated by the terms of the Offering have been effected. Certificates representing shares of Common Stock subscribed for and issued pursuant to the Oversubscription Privilege will be mailed as soon as practicable after all prorations and reductions contemplated by the terms of the Offering have been effected. Certificates representing shares of Common Stock subscribed for and issued pursuant to the Dividend Exchange Offer and the Public Offering shall be mailed as soon as practicable after the applicable Expiration Date.

OTHER OFFERING INFORMATION

         The Company may, in its sole and absolute discretion, terminate this Offering at any time, without delivering notice to any person. Early termination of the Offering will not affect the status of subscriptions theretofore accepted by the Company. Additionally, the Company reserves the right to cancel all or any portion of the Offering at any time. In the event the Company cancels the Stockholder Rights Offering, the Company will refund without interest the entire amount remitted pursuant to the exercise of Stockholder Rights pursuant to the Basic Subscription or Oversubscription Privileges. Alternatively, the Company may cancel the Dividend Exchange Offer, rendering any exercise of Dividend Rights null and void, or may cancel the Public Offering, in which case the Company will refund the entire amount remitted pursuant to General Subscriptions. In the event this Offering is terminated or canceled by the Company, the expenses of the Offering will be borne by the Company.

TAX LIMITATION

         The Company will not be required to sell or issue shares of Common Stock in the Offering to any person or entity if such sale or issuance would result in a Section 382 limitation, as defined below. The Board of Directors of the Company shall have the sole and absolute discretion to determine whether a sale or issuance of shares pursuant to the Offering would result in a Section 382 limitation.

         SECTION 382 LIMITATION

         Generally, Section 382 of the Internal Revenue Code of 1986 (the "Code") provides that following an "ownership change" of a corporation with net operating loss ("NOL") carryovers or certain other tax attributes (a "Loss Corporation"), the annual amount of post-ownership change taxable income that can be offset by pre-ownership change NOLs cannot exceed the "Section 382 limitation." The Section 382 limitation is the product of (a) the value of the corporation immediately before the ownership change (subject to various adjustments) and (b) the long-term tax-exempt rate prescribed monthly by the Internal Revenue Service ("IRS"). The Section 382 limitation is increased by certain "recognized built-in gains," while certain "built-in losses" also are subject to the Section 382 limitation. Similar rules apply to limit other corporate tax attributes following an ownership change, including, but not limited to, alternative minimum tax credits and general business tax credits.

         As a result of Section 382 of the Code ("Section 382") and analogous provisions of the Code, if an ownership change occurs with respect to the Company or the Bank, the ability to utilize any NOL and other tax attributes could be restricted significantly.

         OWNERSHIP CHANGE TRIGGERING SECTION 382 LIMITATION

         Generally, an "ownership change" occurs with respect to a Loss Corporation if any shareholders who own, directly or indirectly, 5% or more of the Loss Corporation's stock ("5% shareholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of stock owned by those shareholders at any time during a prescribed testing period (generally three years).

         Under Section 382(g)(4) and the Treasury regulations promulgated thereunder, certain persons who are not themselves 5% shareholders are grouped together as one 5% shareholder (a "Public Group") for purposes of identifying 5% shareholders and testing their percentage ownership change. In the case of certain distinct events such as a public offering of stock, however, the Public Group may be segregated into one or more public groups. For example, in the case of a stock offering, the Public Group may be divided into a pre-issuance Public Group (the "Old Public Group") and a post-issuance Public Group (the "New Public Group"). Generally, there is a presumption that there is no cross-ownership between the Old Public Group and the New Public Group. Thus, the New Public Group is presumed to acquire all shares issued other than those issued to 5% shareholders (unless rebutted with actual knowledge to the contrary). These rules have the effect of increasing the likelihood of a public offering resulting in an ownership change.

         In 1993, the IRS issued final regulations establishing a cash issuance exception to the segregation rules. Under the final regulations, if a Loss Corporation issues stock solely for cash, the segregation rules do not apply to a percentage of stock issued equal to one-half of the percentage of stock owned by the Old Public Group (or Groups) immediately before the issuance. Accordingly, the final regulations limit the percentage ownership increase attributed to the New Public Group. The amount of stock exempted for cash issuances is limited to the amount of stock issued in the issuances, less the amount of that stock owned by any 5% Shareholders (other than a pre-issuance Public Group) immediately after the stock issuance.

         The Loss Corporation may treat the Old Public Group as acquiring in the aggregate more stock than they are treated as acquiring under the cash issuance exception, but only if the corporation has actual knowledge that the aggregate amount is higher. The cash issuance exception may apply to the issuance of stock on the exercise of an option such as the Stockholder Rights. The regulations require the Loss Corporation to take subsequent transfers of options into account, however, in applying the actual knowledge exception upon the exercise of the option. Therefore, even though the Stockholder Rights are distributed pro rata to members of an Old Public Group, the Company can utilize the actual knowledge exception only to the extent that the Company actually knows that the persons acquiring stock on exercise of the Stockholder Rights are members of the Old Public Group.

         CALIFORNIA LIMITATION

         California has substantially adopted the Section 382 limitation on the use of NOLs following an ownership change. Generally, California has incorporated the federal NOL provisions, subject to significant modifications for most corporations. See "SUPERVISION AND REGULATION - Impact of Federal and California Tax Laws."

         IMPACT OF SECTION 382 RULES ON THE BANK AND THE COMPANY

         As of December 31, 1994, the Company had a cumulative NOL for federal income tax purposes of $10.8 million, and a cumulative NOL for California income tax purposes of $10.2 million.

         As a result of various transactions with First Banks, the NOLs and other tax attributes of the Company and the Bank are subject to the Section 382 limitation. Therefore, the ability of the Company and the Bank to utilize the NOL and other tax attributes to offset future taxable income is severely limited.

         First, the NOL attributable to the Bank (which represents substantially all of the combined NOL) is subject to the Section 382 limitation because of First Banks' acquisition of the Bank Common Stock on August 23, 1995. When First Banks acquired the Bank Common Stock, the Bank was treated as leaving the Company's consolidated tax group. As a result, under the technical consolidated tax return rules, substantially all of the consolidated NOL was apportioned to the Bank. Thus, the Bank is a "Loss Corporation" for purposes of Section 382. First Banks' acquisition of the Bank Common Stock was an ownership change because First Banks acquired at that time substantially more than 50% of the value of the Bank. However, First Banks did not acquire voting control of the Bank.

         Second, the portion of the NOL (if any) remaining with the Company also is subject to the Section 382 limitation because of First Banks' acquisition on December 28, 1995 of 50,000,000 shares of Common Stock in exchange for the shares of Bank Common Stock and Bank Preferred Stock. As a result of this exchange, First Banks acquired substantially more than 50% of the value of the Company. Accordingly, the Company's NOL is subject to the
Section 382 limitation.

         It is not expected that the Offering will result in an ownership change. However, the Offering may increase significantly the likelihood that relatively small issuances of, and transactions in, shares of Common Stock or any other equity securities of the Company within the next three years could result in an ownership change of the Company (or the Bank).

         LIMIT ON FILING CONSOLIDATED TAX RETURNS

         If, as a result of the Offering, First Banks decreases its ownership of the Company below 80%, the Company and the Bank may not be able to file consolidated tax returns. As noted above, when First Banks acquired the Bank Common Stock on August 23, 1995, the Company and the Bank no longer were eligible to file consolidated tax returns. When First Banks acquired the shares of Common Stock on December 28, 1995, the Company and the Bank became part of First Banks' consolidated group. If, however, the Offering results in First Banks reducing its ownership of the Company below 80%, then the Company and the Bank would no longer be included in First Banks' consolidated tax return. In that case, the Company and the Bank would not be permitted to file consolidated tax returns for 60 months unless they receive permission of the IRS. It is not certain that the IRS would grant this permission. If the Company and the Bank were not allowed to file a consolidated tax return, the Company's expenses (including interest on the debentures) could not be offset against taxable income of the Bank.

         TAX CONSEQUENCES OF THE RECEIPT OF DIVIDEND EXCHANGE SHARES AND PURCHASE OF SHARES OF COMMON STOCK

         For a discussion of certain federal income tax consequences which may be realized by persons acquiring the Dividend Exchange Shares, shares of Common Stock or the Appreciation Rights, see "FEDERAL INCOME TAX CONSEQUENCES."

REGULATORY LIMITATION

         The Company will not be required to issue shares of Common Stock pursuant to the Offering to any person or Rights Holder who, in the Company's sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority to own or control such shares unless, prior to the applicable Expiration Date evidence of such clearance, approval or nondisapproval has been provided to the Company.
If the Company elects not to issue shares in such case, such shares of Common Stock will become available to satisfy subscriptions pursuant to the Oversubscription Privilege, or General Subscriptions from members of the public as to whom such conditions do not apply.

         The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Board of Governors of the Federal Reserve System ("Federal Reserve") has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (such as the Common Stock), would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         Under the Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the SBD has approved such acquisition of control. A person would be deemed to have acquired control of the Company under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Common Stock would be presumed to control the Company.

         In addition, any "company" would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company.

         First Banks obtained all of the required approvals or notices of non-disapproval in connection with the transactions consummated pursuant to the terms of the Stock Purchase Agreement.

                                USE OF PROCEEDS

         The Company intends to use the net proceeds from the Offering to increase its regulatory capital levels and the regulatory capital levels of the Bank. Secondarily, the Company will use any proceeds not contributed to the Bank for general business purposes, including payment of operating expenses.


         The Company will receive no direct cash proceeds from the issuance of Dividend Exchange Shares in exchange for Dividend Rights, other than relief from the obligation to pay the 1992 Dividends (plus accrued interest thereon) in cash, to the extent that Dividend Rights are exercised for Dividend Exchange Shares, which will cause a corresponding increase in the Company's stockholders' equity and its regulatory capital levels. The aggregate amount of 1992 Dividends and accrued interest is $968,887.44 at December 31, 1995.


         The Company's expenses in connection with this Offering are anticipated to aggregate $444,000, including legal fees, accounting fees, the fees of other financial consultants and advisors, printing costs and mailing costs, of which $416,000 are attributable to the Rights Offering and $28,000 are attributable to the Dividend Exchange Offer.

                        DETERMINATION OF OFFERING PRICE

         The Subscription Price for the shares of Common Stock was determined by management and approved by the Board of Directors based upon information which they believed to be relevant, specifically, the recently consummated Stock Purchase Agreement and an opinion from Carpenter as financial advisor that the terms of the transactions contemplated by the Stock Purchase Agreement are fair to the existing holders of the Common Stock. Pursuant to the Stock Purchase Agreement, First Banks purchased shares of Common Stock at $0.10 per share, and the principal and accrued but unpaid interest amounts of the Debentures are convertible into Common Stock at a rate of $0.10 per share. Management and the Board of Directors also considered the recent trading history of the Common Stock, the Company's and the Bank's financial condition, as well as the per share book value of the Common Stock. See "MARKET INFORMATION" and "THE OFFERING - Financial Advisor."


         The primary objectives in establishing the Subscription Price were to maximize net proceeds obtainable from the Offering, to ensure the success of the Offering and to provide Rights Holders with an opportunity to make an investment in the Company to partially offset the effects of the dilution of their proportionate ownership position in the Company which resulted from consummation of the Stock Purchase Agreement. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         The Company determined the value of the Dividend Exchange Shares for purposes of the exchange for Dividend Rights by considering the Subscription Price, including those factors which the Board of Directors reviewed to determine the Subscription Price, as well as the length of time the 1992 Dividends have been an outstanding obligation of the Company and the legal rate of interest accrued by the Company with respect thereto.

         No assurance can be given that the market price of the Common Stock will not decline during the Offering to a level equal to or below the Subscription Price or that, following the issuance of the Stockholder Rights, Underlying Shares, Dividend Rights or Dividend Exchange Shares, a stockholder will be able to sell shares purchased in the Offering at a price equal to or greater than the Subscription Price.

                                 CAPITALIZATION


         The following table sets forth the consolidated capitalization of the Company as of December 31, 1995, which includes the effects of the transactions related to the Stock Purchase Agreement, and the pro forma capitalization of the Company as of December 31, 1995, adjusted to give retroactive effect to:
(a) completion of the Rights Offering and Public Offering resulting in the sale of 50,000,000 shares of Common Stock for $5,000,000, less related offering expenses of $416,000; and (b) the completion of the Dividend Exchange Offering resulting in the exchange of 9,688,875 shares in satisfaction of dividend obligations and accrued interest of $968,887.44, less the related offering expenses of $28,000. No assurance can be given that any number of shares of Common Stock will be sold in the Offering in excess of the number of shares which First Banks has committed to purchase as Standby Purchaser.

                     PRO FORMA CONSOLIDATED CAPITALIZATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       Pro Forma
                                                                 Pro Forma           As Adjusted for
                                            Actual as of      As Adjusted for      Stockholder, Public
                                            December 31,      Stockholder and         and Dividend
                                                1995          Public Offering       Exchange Offering
                                           --------------    -----------------     -------------------
Long-Term Debt:
   12% Convertible Debentures,
      maturing in 2000                       $  6,500             $  6,500              $  6,500
                                             --------             --------              --------
Stockholders' Equity:
   Preferred stock:  $.01 par value
      Authorized:  5,000,000 shares
      Issued and outstanding:  none               ---                  ---                   ---

Common Stock:  $.01 par value
   Authorized:  250,000,000 shares
   Issued and outstanding:
   Actual 69,675,110 shares;
   as adjusted for Stockholder and Public
      Offering 119,675,110;
   as adjusted for Stockholder, Public and
      Dividend Exchange Offering
      129,363,985 shares                          697                1,197                 1,294

Additional paid-in capital                     33,251               37,335                38,179

Retained deficit                              (30,311)             (30,311)              (30,311)

Unrealized losses on securities available
   for sale                                       (58)                 (58)                  (58)
                                             --------             --------              --------
Total Stockholders' Equity                      3,579                8,163                 9,104
                                             --------             --------              --------
Total Capitalization                         $ 10,079             $ 14,663              $ 15,604
                                             --------             --------              --------
Shares of common stock outstanding         69,675,110          119,675,110           129,363,985

Book value per share                         $   0.05             $   0.07              $   0.07

Consolidated average assets                  $166,870             $171,454              $171,454

Consolidated Tier I leverage ratio            2.14%                4.76%                 5.31%
                                             ========             ========              ========
Bank Tier I leverage ratio                    6.58%                9.07%                 9.62%
                                             ========             ========              ========


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion relates to the consolidated results of operations of the Company and the Bank for the three and nine month periods ended September 30, 1995 and the three years ended December 31, 1994, 1993 and 1992 and should be read in conjunction with the Consolidated Financial Statements, and accompanying notes included elsewhere herein.

GENERAL

         As a result of substantial losses which the Company has incurred for each of the three years ended December 31, 1994 and the nine months ended September 30, 1995, the Company and the Bank have been operating under the terms of an MOU and the Orders which have placed significant restrictions on their operations, including restrictions on the payment of dividends, requirements for specified capital levels and reductions of classified assets. The Company and the Bank have not yet been able to achieve full compliance with the requirements of the MOU and the Orders, particularly relative to earnings and the level of capital. See "REGULATORY AGREEMENTS AND ORDERS."

         In response to the MOU and the Orders, and recognizing its continuing losses and declining capital during the nine months ended September 30, 1995, the Company and the Bank have pursued a strategy to: (1) reduce total assets;
(2) reduce operating expenses and staffing levels; (3) reduce nonperforming assets while increasing the reserve coverage of nonperforming assets; (4) reduce the portfolio of real estate construction lending; (5) eliminate volatile deposits and close non strategic branch offices; and (6) maintain high levels of liquidity to facilitate asset and deposit dispositions. The effects of the various components of this strategy are apparent throughout the Consolidated Financial Statements.

         During the first nine months of 1995, the Company reduced its assets 28% to $172,923,000 and its deposits 28% to $167,239,000 at September 30, 1995.
These reductions were accomplished in part by the sale of the Bank's San Diego Branch office in January, 1995 and the closure of the Santa Rosa branch in April of 1995. The liquidity necessary to dispose of these two branches was partially provided by the Company's reduction in its commercial and real estate loan portfolio. For the nine months ended September 30, 1995, the Company's commercial loan portfolio decreased by 47% to $37,075,000 and the real estate loan portfolio decreased by 25% to $41,380,000. For the three months ended September 30, 1995, the Company continued to sustain losses from operations of $(1,021,000), further reducing its capital to $(1,435,000), also resulting in the Company's Tier I leverage capital ratio decreasing to (0.83%). On August 23, 1995, the Bank was infused with an additional $3,500,000 in capital by First Banks, thereby increasing the Bank's Tier 1 capital leverage ratio to 2.41%. The Company and the Bank continue to be considered "troubled" for all regulatory purposes as of October 31, 1995 and were deemed "critically undercapitalized" and "undercapitalized," respectively, under the prompt corrective action provisions of FDICIA as of such date. See "SUPERVISION AND REGULATION." As of October 31, 1995, the Bank's Tier 1 capital ratio reached 3.19%, as a result of the purchase of the First Debenture by First Banks and by the Company's contribution of $1.5 million in proceeds to the Bank.

LENDING AND CREDIT MANAGEMENT

         Interest and fees earned on the loan portfolio is the primary source of income of the Company. This income was 68.6% and 73.2% of total interest income for the three and nine-month periods ended September 30, 1995, respectively, compared to 82.7% and 84.4% for the same periods in 1994. The reduction in income from loans reflects the overall decrease in the amount of loans outstanding, particularly in the commercial and real estate construction portfolios. Total loans outstanding were $156,468,000 at September 30, 1994, compared with $82,089,000 at September 30, 1995.

         This reduction in loan income is critical to the profitability of the Bank. While loans carry with them inherent credit risks, this can be controlled by effective loan underwriting and loan approval procedures, a strong credit administration and risk management system and periodic independent loan reviews. At the same time, loans typically have interest rates and fees which are substantially higher than alternative earning assets, such as investment securities and federal funds sold. For the three and nine-month periods ended September 30, 1995, the yield on the Bank's loan portfolio was 9.94% and 9.57%, respectively, compared to 5.91% and 5.84%, respectively, on its investment portfolio. Consequently, the shifting of funds out of the loan portfolio and into lower-earning assets has been a significant factor in the reduction of its net interest margin.

         As previously discussed, the Company's strategy to address the problems created by its asset quality included the reduction of real estate construction loans outstanding as well as the overall reduction of loans which were classified. Because of this, the focus of the lending staff has been on the collection, strengthening and restructuring of loans considered problems, rather than on the origination of new loans to replace them. This was further compounded in recent months by the resignation of a majority of the Bank's loan officers.

         With a substantial recapitalization plan in place, and the continuing reduction in the level of problem assets, management of the Bank has initiated a plan for the renewal of business development efforts in its markets. Critical to those efforts is the restaffing of the lending organization, which the Bank is in the process of accomplishing.

         Management of the Bank believes that the return of the Bank to satisfactory condition requires: (1) the replenishment of the depleted capital base; (2) the rapid reduction in the portfolio of problem assets to a more acceptable level; (3) relief from all or most of the provisions of the Orders; and (4) the rebuilding of the Bank's loan portfolio by developing new, high quality business. Consequently, these steps to regenerate a quality loan portfolio are an integral part of this process.

SUMMARY OF OPERATIONS

         The net loss for the quarter ended September 30, 1995, was $(1,021,000) compared to net loss of $(2,704,000) for the quarter ended September 30, 1994. Net loss per share was $(0.22) for the third quarter in 1995, compared to net loss per share of $(0.58) for the third quarter in 1994. The Company's net loss for the nine months ended September 30, 1995, was $(6,301,000), compared to a net loss of $(14,178,000) for the same period in 1994. Net loss per share was $(1.35) for the nine months ended September 30, 1995 compared to $(3.03) for the same period in 1994.

         The net loss for the quarter ended September 30, 1995 was primarily due to the reduction in interest on loans resulting from the decrease in the amount of loans outstanding, the write-down and other expenses associated with Other Real Estate Owned ("OREO") properties of $400,000 and the write-off of deferred costs of $288,000 associated with portions of the Company's recapitalization plan, which subsequently were revised.

         NET INTEREST INCOME

         Net interest income is the difference between interest and loan fees earned by the Company on its earning assets and the interest expense paid on its interest-bearing deposits and other borrowed funds. Net interest income, expressed as a percentage of average total earning assets, is referred to as net interest margin.

         The Bank's prime rate averaged 8.75% for the third quarter, compared to 7.5% for the same quarter in 1994. Yield on earning assets increased to 8.28% compared to 7.91% for the same period in 1994. However, rates paid on interest-bearing liabilities increased to 4.45% for the third quarter, compared to 3.30% for the third quarter in 1994. As a result, the Bank's net interest margin was 4.51% compared to 5.27% for the same period in 1994. In addition to this compression between the interest rates earned on assets and paid on liabilities, the reduction which was occurring in the loan portfolio led to a shifting of funds from loans, which typically carry higher interest rates, to investments and Federal Funds sold, which have lower interest rates. Total loans were 49.09% of total deposits as of September 30, 1995, compared with 58.07% as of September 30, 1994.

         Net interest income for the quarter ended September 30, 1995, was $1,721,000 compared to $3,107,000, for the same quarter in 1994, representing a decrease of $1,386,000 or 44.61%. The majority of this decline was due to the reduction in the level of real estate construction, real estate amortizing and commercial loans. For the quarter ended September 30, 1995, average real estate construction loans were $8,636,000, compared to $28,100,000 for the same period in 1994, a decrease of $19,464,000 or 69.27%. Average real estate amortizing loans were $19,216,000, compared to $22,924,000 for the same period in 1994, a decrease of $3,708,000 or 16.18%. Average commercial loans were $41,553,000, compared to $96,579,000 for the same period in 1994, a decrease of $55,026,000 or 56.98%.

         Included in real estate construction loans are loans for the construction of nonowner-occupied real estate. These loans averaged $4,858,000 for the quarter ended September 30, 1995, compared to $20,879,000 for the same period in 1994, a decrease of $16,021,000 or 76.73%. At September 30, 1995, nonowner-occupied real estate construction loans were $4,383,000 compared to $18,278,000 at September 30, 1994, a reduction of $13,895,000 or 76.02%.

         Offsetting the decrease in interest income created by the reduction in the volume of loans was the decrease in nonaccrual loans. At September 30, 1995, nonaccrual loans totaled $4,738,000, a decrease of $7,742,000 or 62.04% from the same period in 1994 and a decrease of $6,695,000 or 58.56% from December 31, 1994. Included in nonaccrual loans at September 30, 1995 are 11 real estate secured loans totaling $3,101,000, of which $1,060,000 are single-family residences, $989,000 are single-family lots, $277,000 are land and $775,000 are commercial buildings.

         At September 30, 1995, the Bank had OREO totaling $2,054,000 compared to $11,073,000 for the same period in 1994 and $5,222,000 at December 31, 1994. Included in OREO are 17 properties, 3 of which consist of single-family residences with a book value of $395,000 and 14 in the single-family lot category with a book value of $1,659,000. The activity in OREO for the nine months ended September 30, 1995 includes sales of 15 separate properties totaling approximately $5,308,000, which resulted in a net gain of $202,000. During the third quarter of 1995, the Bank foreclosed on four properties totaling $1,158,000 which were included in OREO as of September 30, 1995.

         Net interest income for the nine months ended September 30, 1995 was $6,012,000 compared to $9,655,000 for the same period in 1994, a decrease of $3,643,000 or 37.73%, again primarily due to a reduction in the level of real estate and commercial loans. For the nine months ended September 30, 1995, average real estate construction loans were $12,219,000 compared to $33,149,000 for the same period in 1994, a decrease of $20,930,000 or 63.14%. Average commercial loans were $55,593,000 for the nine months ended September 30, 1995, compared to $100,209,000 for the same period in 1994, a decrease of $44,616,000 or 44.52%.

         The Bank's interest expense increased $406,000 or 9.59% for the nine months ended September 30, 1995 in comparison to the same period in 1994. This increase is primarily due to a change in the mix of deposits, as well as a general increase in the rates paid on deposits. See "Liquidity" herein.

         The Bank's prime rate averaged 8.86% for the nine months ended September 30, 1995, compared to 6.99% for the same period in 1994. Yield on earning assets increased to 8.17%, compared to 7.46% for the same period in 1994. However, rates paid on interest-bearing liabilities increased to 4.09% for the nine months ended September 30, 1995, compared to 3.05% for the same period in 1994. As a result, the Bank's net interest margin was 4.77% compared to 5.31% for the same period in 1994.

         PROVISION FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level that management of the Bank considers to be adequate to provide for future losses that reasonably can be anticipated. The allowance for loan losses is increased by charges to the provision for loan losses and reduced by charge-offs net of recoveries on loans previously charged off. Future losses include those that are known, those reasonably anticipated and inherent losses which are probable but not identifiable on a specific loan by loan basis. Although management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events.

         It is the policy of the Bank to establish the allowance for loan losses based upon a systematic and documented approach which is consistently applied and regularly monitored. The methodology employed is dynamic and addresses both general and specific allowances for loan losses, encompassing internal factors based upon the individual credit components of the Bank's loan portfolio and external factors based upon economic, political and regulatory factors. Coupled with the internal and external analysis of the Bank's risk assets, the Bank's historical experience, current conditions, and anticipated future developments are integrated into the process of evaluating and calculating the reserve. In addition, the reserve is determined based upon the following factors: the delinquency status of the loan portfolio, inherent risk by type of loan, historical loss trends derived from experience, industry statistical data, recommendations made by the Bank's regulatory authorities and the current economic environment.

         Incumbent in establishing the appropriate level of the allowance for loan losses are two components which are vital to the overall credit administration process of the Bank. They are the asset quality rating process and the internal loan review process, which serve to establish an assessment of the general quality of the Bank's loan portfolio. The asset quality rating process occurs on a continuous basis. Credit review procedures are performed on a quarterly basis, with annual and periodic reviews performed by the external auditors and the regulatory authorities, respectively.

         During the quarter ended September 30, 1995, the Bank provided $100,000 to its allowance for loan losses as compared to $1,022,000 for the same period in 1994. The provision for loan losses for the nine months ended September 30, 1995 was $3,345,000 as compared to $9,057,000 for the same period in 1994. Of the provisions for 1995, $3,245,000 or ninety-seven percent was made during the quarter ended June 30, 1995. The 1995 second quarter provision was significantly influenced by two events: (1) a provision of $2,166,000 to fully charge-off six loans in the aggregate amount of $4,238,000, net of $2,072,000 previously provided to the allowance for loan losses with respect to those loans and (2) an increase in the allowance for loan losses required for certain substandard loans of $891,000 resulting from an increase in the percentage applied to these loans in calculating the allowance from 7.5% to 15%. Substantially all of the 1995 second quarter provisions to its allowance for loan losses resulted from recommendations made by the Bank's regulatory examiners during the joint FDIC/SBD examination which commenced on May 22, 1995. Of the six loans charged-off during the quarter, one loan charge-off, in the principal amount of $3,010,000, net of $1,500,000 previously provided to the allowance for loan losses for this loan, resulted from a bankruptcy proceeding threatened by the borrower during the second quarter of 1995 and commenced during the third quarter.

         Net loan charge-offs for the quarter ended September 30, 1995 were $80,000, compared to $940,000 for the same quarter in 1994. Net loan charge-offs for the nine months ended September 30, 1995 were $5,917,000, compared to $8,079,000 for the same period in 1994. The ratio of net charge-offs to average total loans was 0.36% for the third quarter of 1995 and 2.16% for the same period in 1994. The charge-off ratio for the nine months ended September 30, 1995 and 1994 was 7.26% and 5.92%, respectively. At September 30, 1995, the loan loss reserve was $4,838,000, or 5.89% of total loans compared to $8,314,000 or 5.31% of total loans at September 30, 1994. The loan loss reserve as a percentage of nonperforming loans was 90.48%, at September 30, 1995, compared to 61.18% for the same period in 1994. Additionally, the loan loss reserve as a percentage of nonperforming assets, which includes OREO, was 65.37% at September 30, 1995, compared to 42.77% for the same period in 1994.

         NON-INTEREST INCOME

         Non-interest income consists primarily of service charges on deposit accounts and other related fees, merchant discount income, other non-yield related fees and charges, and other income. Total non-interest income decreased $340,000 or 55.11% for the quarter ended September 30, 1995, compared to the same period in 1994. Service charges on deposit accounts and other related fees decreased $134,000 primarily due to a decrease in deposit accounts. Merchant discount income decreased $5,000 over the same quarter in 1994 due to a decrease in volume of merchant customer activity. VISA card and personal lines of credit annual fee income decreased $11,000 in comparison to the same quarter in 1994 because of a decrease in personal lines of credit loans outstanding and due to the termination of the Bank's in-house VISA credit card program during the second quarter of 1995. Mortgage fee income decreased $3,000 in comparison to the same period in 1994 due to the closing of the mortgage loan division effective April, 1994.

         Included in other non-interest income for the quarter ended September 30, 1995 are net gains on sales of OREO totaling $33,000. Included in this category for the quarter ended September 30, 1994, are net gains on sales of OREO totaling $24,000 and a partial settlement of a lawsuit in favor of the Company of $198,000.

         Non-interest income was $1,131,000 for the nine-months ended September 30, 1995, compared to $1,711,000 for the same period in 1994, a decrease of $580,000 or 33.90%. Service charges on deposit accounts decreased $356,000 due to a decrease in the number of deposit accounts. Merchant discount income decreased $8,000 due to a decrease in volume of merchant customer activity. VISA card and personal lines of credit annual fee income decreased $27,000, and mortgage fee income decreased $65,000.

         Included in other non-interest income for the nine-months ended September 30, 1995 are net gains on sales of OREO totaling $202,000 and recovery of collection expenses on a charged-off loan of $40,000. Included in other non-interest income for the nine-months ended September 30, 1994 are net gains on sales of OREO totaling $171,000 and a partial settlement of a lawsuit for $230,000.

         NON-INTEREST EXPENSE

         The following table summarizes the significant components of non-interest expense for the quarters ended September 30, 1995 and 1994:

---------------------------------------------------------------------------------------------------------
                                                                                 DOLLAR       PERCENTAGE
 (DOLLAR AMOUNTS IN THOUSANDS)                   1995            1994            CHANGE         CHANGE
---------------------------------------------------------------------------------------------------------
 SALARIES AND RELATED BENEFITS                 $  984           $1,545         $  (561)         (36.31)%
 OCCUPANCY                                        305              389             (84)         (21.59)
 EQUIPMENT                                        160              193             (33)         (17.10)
 OTHER                                          1,470            3,279          (1,809)         (55.17)
                                               ------           ------         -------
      TOTAL                                    $2,919           $5,406         $(2,487)         (46.00)%
                                               ======           ======         =======

         Other non-interest expense was $1,470,000 for the quarter ended September 30, 1995, compared to $3,279,000 for the quarter ended September 30, 1994, a decrease of $1,809,000 or 55.17%. This decrease is primarily attributable to a decrease in OREO write-downs and other OREO expenses, reflecting a decrease in OREO from $11,073,000 at September 30, 1994 to $2,054,000 at September 30, 1995, a reduction of $9,019,000 or 81.45%. OREO related expenses for the quarter ended September 30, 1995 consisted of write-downs of four properties totaling $145,000 and expenses of $255,000 to acquire, maintain, and complete residential home and lot properties, compared to a write-down of two properties totaling $788,000 and expenses of $358,000 for the quarter ended September 30, 1994.

         In July of 1994, the Company charged-off $992,000 of unamortized deferred costs associated with the 1988 acquisition of the Citizens Bank of Roseville. As a result of this write-off, no acquisition amortization expense was required for the quarter ended September 30, 1995, whereas $1,001,000 was recorded for the same period in 1994.

         Effective September 30, 1994, the Bank discontinued third party vendor payments for all title and escrow deposit accounts. As a result, there were no services provided to title company customers and no title company expense for the third quarter ended September 30, 1995, compared to $164,000 for the same period in 1994. In addition, there were decreases in insurance expense, FDIC insurance, stationery and supplies, courier expense, telephone expense and operating losses for the quarter ended September 30, 1995 when compared to the same quarter in 1994.

         A substantial portion of the decrease in these expenses resulted from the sale of the Bank's San Diego office and closure of its Santa Rosa branch as well as the Company's continuing efforts to reduce its operating expenses.

         Offsetting these decreases in other non-interest expense for the third quarter ended September 30, 1995, were legal expenses of $86,000, management consulting expenses of $123,000, certified public accounting expenses of $63,000, and miscellaneous expenses of $16,000 which related to the write-off of deferred costs in connection with certain portions of the recapitalization of the Company and the Bank, which were subsequently revised. An additional increase of $61,000 in legal expenses resulted from general corporate legal matters and legal costs associated with the reduction and resolution of problem assets.

         Salaries and related benefits decreased $561,000 or 36.31% for the quarter ended September 30, 1995 from the quarter ended September 30, 1994. This decrease is primarily due to a reduction in staff. At September 30, 1995, the Bank had reduced the level of its full-time equivalent employees to 97 from 155 at September 30, 1994. Additional staff reductions were implemented effective October 13, 1995. Anticipated salary savings from this reduction are approximately $47,000 per month. The Bank anticipates further staff reductions upon completion of a scheduled computer conversion in early December which will result in salary savings of approximately $30,000 per month.

         Occupancy and equipment expense was $465,000 for the quarter ended September 30, 1995, compared to $582,000 for the same period in 1994, a decrease of $117,000 or 20.1%. This decrease is primarily due to the selling of the San Diego branch office in January 1995 and the closure of the Santa Rosa branch office in April 1995. Additionally, at the end of the third quarter of 1995, the Bank relocated its head office, which will result in a monthly reduction in rent expense of approximately $24,000.

         The following table summarizes the significant components of non-interest expense for the nine months ended September 30, 1995 and 1994:

---------------------------------------------------------------------------------------------------------
                                                                                 DOLLAR       PERCENTAGE
 (DOLLAR AMOUNTS IN THOUSANDS)                   1995            1994            CHANGE         CHANGE
---------------------------------------------------------------------------------------------------------

 SALARIES AND RELATED BENEFITS                 $ 3,196          $ 5,145        $(1,949)       (37.88)%
 OCCUPANCY                                       1,318            1,089            229         21.03
 EQUIPMENT                                         483              764           (281)       (36.78)
 OTHER                                           5,100            7,563         (2,463)       (32.57)
                                               -------          -------        -------
 TOTAL                                         $10,097          $14,561        $(4,464)       (30.66)%
                                               =======          =======        =======

         Other non-interest expense was $5,100,000 for the nine months ended September 30, 1995, compared to $7,563,000 for the same period in 1994, a decrease of $2,463,000 or 32.57%. This decrease is primarily attributable to OREO write-downs and other expenses of $2,410,000 for the nine months ended September 30, 1995 compared to $3,146,000 for the same period in 1994, a decrease of $736,000. OREO related expenses for the first nine months of 1995 consisted of write-downs on 17 properties totaling $1,273,000 and expenses of $1,137,000 to acquire, maintain, complete and to increase the contingency reserve on residential home and lot properties. For the nine months ended September 30, 1994, the Bank incurred write-downs on ten properties totaling $2,434,000 and expenses of $712,000.

         There was no acquisition amortization expense related to the acquisition of the Citizens Bank of Roseville required for the nine months ended September 30, 1995, whereas $1,047,000 was recorded for the same period in 1994.

         Other decreases in expenses include a reduction in the cost of services provided to title company customers of $672,000, FDIC insurance of $131,000, telephone expense of $58,000, stationery and supplies of $82,000, travel and business development of $65,000, directors' fees of $57,000, courier expense of $59,000 and operating losses of $70,000. The operating loss for the nine months ended September 30, 1994 included a portion of the loss deductible under the Bank's Financial Institution Bond for a defalcation perpetrated by a former employee of the Bank.

         Offsetting these decreases in other non-interest expense for the nine months ended September 30, 1995 were increases in legal expense of $341,000 primarily relating to the reduction and resolution of problem assets and the write-off of deferred costs in connection with the recapitalization of the Company and the Bank. There were also increases in management consulting expense of $103,000 and certified public accounting expense of $42,000.

         Salaries and related benefits decreased $1,949,000 or 37.88%. This decrease is primarily due to a reduction in staff and the sale and closure of branch offices, as noted above.

         Occupancy and equipment expense was $1,801,000 for the nine months ended September 30, 1995, compared to $1,853,000 for the same period in 1994, a decrease $52,000 or 2.81%. During the second quarter of 1995, the Bank expensed the unamortized balance of leasehold improvements and furniture and equipment relating to one of the Bank's discontinued branch offices of $158,000. The Bank also recorded the remaining rent expense of $182,000 in connection with this discontinued branch, and a nonrecurring rent expense of $40,000 relating to common area maintenance expense on the San Diego branch office. Offsetting these increases to occupancy and equipment were decreases of $182,000 in depreciation expense relating to data processing equipment which became fully depreciated in 1994 and the ongoing costs that were associated with the San Diego and Santa Rosa branch offices.

         PROVISION FOR INCOME TAXES

         Due to the loss reported for the nine-month period ended September 30, 1995, and the substantial losses reported for the year ended December 31, 1994, the Company concluded that it no longer met the realization standards for its income tax assets as embodied in Statement of Financial Accounting Standards No. 109, and recorded the losses for the quarter and nine-month period ended September 30, 1995 on a pre-tax benefit basis. California State Franchise tax expense of $2,000 was recorded for the nine-month period ended September 30, 1995. This compares to a provision for income taxes of $0 and $1,926,000 for the quarter and nine-month period ended September 30, 1994, respectively.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

OVERVIEW

         The effects of the Company's concentration in real estate became pronounced during 1994 due to increasing foreclosures and a continuing reduction in the economic value of incomplete development projects. The net loss for the year ended December 31, 1994 was $(18,190,000), compared to a net loss of $(7,311,000) for the year ended December 31, 1993. The net loss in 1992 was $(3,518,000). The net loss for the 1994 year was primarily due to the write-downs and other expenses of $6,035,000 associated with OREO properties, the increase of $9,809,000 to the provision for loan losses, as well as the write-off of previously recorded income tax benefits of $2,407,000.

         The provision for loan losses for the year ended December 31, 1994 was $9,809,000, compared to $8,100,000 for the year ended December 31, 1993. The provision for loan losses for the year ended December 31, 1992 was $7,260,000. The increased provisions reflect management's assessment of the then prevailing economic conditions and the impact those conditions have had and may have on the Company's loan portfolio, as well as the results of regulatory examinations.

         Net interest income for the year ended December 31, 1994 was $12,446,000, compared to $13,730,000 for the same period in 1993. Net interest income for the year ended December 31, 1992 was $15,632,000. The decreases were due primarily to declines in the volume of interest-earning assets.

         Non-interest income for the year ended December 31, 1994 was $1,973,000, compared to $2,995,000 for the same period in 1993. Non-interest income for the year ended December 31, 1992 was $2,502,000.

         Non-interest expense for the year ended December 31, 1994 was $20,393,000, compared to $19,703,000 for the same period in 1993, an increase of $690,000 or 3.5%. This increase can be primarily attributed to an increase in OREO expense of $1,230,000. Non-interest expense for the year ended December 31, 1992 was $16,264,000.

         NET INTEREST INCOME

                 1994 Compared to 1993

         Net interest income for the year ended December 31, 1994 was $12,446,000 compared to $13,730,000 for the year ended December 31, 1993, a decrease of $1,284,000 or 9.35%. The yield on earning assets increased to 7.77% for the year ended December 31, 1994, compared to 7.60% for the year ended December 31, 1993. Rates paid on interest-bearing liabilities decreased slightly to 3.18% for the 1994 year, compared to 3.22% for the 1993 year. The Bank's net interest margin increased to 5.27% for the year ended December 31, 1994, compared to 5.19% for the year ended December 31, 1993. The Bank's prime rate averaged 7.32% for the year ended December 31, 1994, compared to 6.50% for the same period the year before.

         Interest and fees on all loans decreased $2,661,000 or 14.96%. The majority of this decline was due to the reduction in the level of real estate and commercial loans, which is the direct result of management's efforts to redirect and strengthen the balance sheet. For the year ended December 31, 1994, average real estate loans were $71,720,000, compared to $97,346,000 for the same period in 1993, a decrease of $25,626,000 or 26.32%. Average commercial loans were $94,748,000 for the year ended December 31, 1994, compared to $112,686,000 for the same period in 1993, a decrease of $17,938,000 or 15.92%.

         Included in real estate loans are loans for the construction of nonowner-occupied real estate. These loans averaged $23,720,000 for the year ended December 31, 1994, compared to $40,758,000 for the same period in 1993, a decrease of $17,038,000 or 41.80%. At December 31, 1994, nonowner-occupied real estate construction loans were $10,813,000, compared to $32,432,000 at December 31, 1993, a reduction of 67%.

         For the year ended December 31, 1994, average real estate secured loans which are also included in the real estate category, were $41,206,000 compared to $47,467,000 for the same period in 1993, a decrease of $6,261,000 or 13.19%.

         Offsetting the decrease in interest income, (by the reduction in the volume of loans), was the decrease in nonaccrual loans. Interest reversed and not recognized during the year due to loans on nonaccrual status was $959,000 in 1994, compared to $1,996,000 in 1993. See Note 5 of Notes to Consolidated Financial Statements for the year ended December 31, 1994. At December 31, 1994, nonaccrual loans totaled $11,433,000 compared to $21,100,000 for the same period in 1993, a decrease of $9,667,000 or 45.82%.

         OREO properties averaged $15,367,000 for the year ended December 31, 1994, compared to $16,971,000 for the fiscal year ended 1993. At December 31, 1994, the Bank had OREO totaling $5,222,000, a decrease of $7,949,000 or 60.35% from December 31, 1993. See Note 5 of Notes to Consolidated Financial Statements for the year ended December 31, 1994.

         The decrease in nonperforming loans and OREO properties were the direct result of collection and marketing efforts of management and the Board of Directors of the Bank.

         In order to allow management the flexibility to restructure the Bank, all excess funds were invested in repurchase agreements or federal funds sold. These liquid assets averaged $46,249,000 for the year ended December 31, 1994, compared to $29,470,000 for the fiscal year ended 1993. This increase in both volume and yield provided the Bank with increased interest income of $2,026,000. This compares to interest income of $898,000 in 1993.

         The primary factors described above resulted in an increase in yield on interest-earning assets of 7.77% for the year ended December 31, 1994, compared to 7.60% for the same period in 1993.



         Increasing the Bank's net interest margin while restructuring the credit risk profile of the loan portfolio would not have been possible without a corresponding reduction in interest-bearing deposits.

         The Bank's interest expense decreased $460,000 or 7.22% for the year ended December 31, 1994 in comparison to the same period in 1993. This decrease is primarily due to a reduction in total average interest-bearing deposits of $11,140,000 (see "Liquidity"), as well as a slight decrease in the total interest rate paid on interest-bearing deposits. Although the prime rate increased by 82 basis points, the Bank was successful in maintaining 94% of its interest-bearing core deposits at a cost of four basis points less than during 1993.

                 1993 Compared to 1992

         Net interest income for the year ended December 31, 1993 was $13,730,000 compared to $15,632,000 for the same period in 1992, a decrease of $1,902,000 or 12.17%. Interest and fees on all loans decreased $3,930,000 or 18.10%. Offsetting this decrease is the reversal of $1,216,000 of accrued interest during the second quarter of 1992. The Bank adopted a policy which requires that any loan which is 90 days past due and subject to classification (regardless of collateral value) be placed on nonaccrual status and that the interest thereon be reversed. Interest income reversed on loans placed on nonaccrual status totaled $649,000 for 1993, compared to $1,905,000 for 1992.

         For the year ended December 31, 1993, average speculative real estate construction loans were $40,758,000, compared to $74,014,000 for the year ended December 31, 1992, a decrease of $33,256,000 or 44.93%.

         For the year ended December 31, 1993, average commercial loans were $112,686,000 compared to $124,033,000 for the year ended December 31, 1992, a decrease of $11,347,000 or 9.15%.

         The average level of nonearning assets (nonaccrual loans and OREO) has also contributed to the decline in interest income. Nonaccrual loans averaged $23,212,000 for the year ended December 31, 1993, compared to $16,194,000 for the year ended December 31, 1992. At December 31, 1993, nonaccrual loans totaled $21,100,000, a decrease of $5,505,000 or 20.69% from December 31, 1992.

         OREO properties averaged $16,971,000 for the year ended December 31, 1993, compared to $14,530,000 for the year ended December 31, 1992. At December 31, 1993, the Bank had OREO totaling $13,171,000, a decrease of $4,823,000 or 26.80% from December 31, 1992. See Note 5 of Notes to Consolidated Financial Statements for the year ended December 31, 1994.

         The above are the primary factors that contributed to the decrease in yield on interest-earning assets to 7.60% for the year ended December 31, 1993, compared to 8.02% for the year ended December 31, 1992.

         The Bank's interest expense decreased $2,603,000 or 29.01% for the year ended December 31, 1993 in comparison to the year ended December 31, 1992. This decrease is primarily due to a general reduction of interest rates paid on deposits throughout 1993, and a 12.69% decrease in brokered and jumbo time deposits (see "Liquidity").


         PROVISION FOR LOAN LOSSES

                 1994 Compared to 1993

         The provision for loan losses for the year ended December 31, 1994 was $9,809,000, compared to $8,100,000 for the same period in 1993. The 1994 provision took into consideration loan write-offs and OREO write-downs totaling $3,208,000 identified as "Loss" and $966,000 in loans identified as "Doubtful" by management in conjunction with the 1994 FDIC/SBD joint examination. In addition, management identified $2,986,000 in write-downs on OREO and $2,549,000 in write-downs on loans which were accounted for in the allowance for loan losses. Revised percentage factors for reserve calculations were also implemented, which resulted in the reserve being increased by $100,000. See
Note 17 - to "Notes to Consolidated Financial Statements" for the year ended December 31, 1994.
                 1993 Compared to 1992

         The provision for loan losses for the year ended December 31, 1993 was $8,100,000 compared to $7,260,000 for the same period in 1992. In connection with the 1993 joint FDIC/SBD examination, the Board of Directors approved a provision for loan losses of $5,200,000 for the quarter ended March 31, 1993. This provision took into consideration loans classified as "loss" and new factors for specific reserve calculations that were a result of this examination. In addition, management identified $2,900,000 in write-downs on OREO which were accounted for in the allowance for loan losses.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

         The following table sets forth average balance sheets and the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities during each of the periods indicated. Interest income on loans includes fees on loans to the extent these fees are recognized as current income.

                                                             Average Balances, Yields and Rates
                                                             ---------------------------------
                                                  1994                          1993                         1992
                                    -----------------------------   ---------------------------  ---------------------------
                                                Interest   Rates              Interest   Rates             Interest   Rates
                                    Average     Income/   Earned/   Average   Income/   Earned/  Average   Income/   Earned/
(dollar amounts in thousands)       Balance     Expense    Paid     Balance   Expense    Paid    Balance   Expense    Paid
                                    -------     -------    ----     -------   -------    ----    -------   -------    ----
ASSETS

Federal funds sold                  $ 23,212    $ 1,045    4.50%    $ 21,794  $   655    3.01%   $ 18,969  $   678    3.57%

Securities purchased under
resale  agreements                    23,037        981    4.26        7,676      243    3.17          --       --      --

Interest-bearing deposits
with other financial institutions      2,560         95    3.71        3,418      129    3.77       4,358      226    5.18

Investment securities:

   U.S. Treasury securities            3,197        160    5.01        5,330      325    6.10       5,710      386    6.75

   U.S. Government agencies           17,499        949    5.42       14,407      952    6.61      19,767    1,553    7.86

   Other securities                       --         --      --           94        9    9.57         459       45    9.81

Loans (1) (2)                        166,866     15,126    9.07      211,772   17,787    8.40     257,628   21,717    8.43
                                    --------    -------             --------  -------            --------  -------

   TOTAL INTEREST-EARNING ASSETS     236,371     18,356    7.77      264,491   20,100    7.60     306,891   24,605    8.02
                                                -------                       -------                      -------

Cash and due from banks               25,369                          26,076                       28,325

Lease financing                        1,053                           1,101                        1,110

Premises and equipment                 2,915                           3,491                        4,070

Interest receivable and other
   assets                             17,865                          23,045                       20,090
                                    --------                        --------                     --------

   TOTAL ASSETS                     $283,573                        $318,204                     $360,486
                                    ========                        ========                     ========

                                                             Average Balances, Yields and Rates
                                                             ---------------------------------
                                                  1994                          1993                         1992
                                    -----------------------------   ---------------------------  ---------------------------
                                                Interest   Rates              Interest   Rates             Interest   Rates
                                    Average     Income/   Earned/   Average   Income/   Earned/  Average   Income/   Earned/
(dollar amounts in thousands)       Balance     Expense    Paid     Balance   Expense    Paid    Balance   Expense    Paid
                                    -------     -------    ----     -------   -------    ----    -------   -------    ----
LIABILITIES AND STOCKHOLDERS'
   EQUITY

Interest-bearing transaction
   accounts                         $ 82,088    $ 1,989     2.42%  $ 88,002   $ 2,405    2.73%   $105,462  $ 3,586    3.40%

Savings accounts                      24,032        589     2.45     24,846       723    2.91      23,774      822    3.46

Time accounts                         79,200      3,280     4.14     83,612     3,157    3.78      97,172    4,559    4.69

Other borrowed funds                     747         52     6.96      1,234        85    6.89         149        6    4.29
                                    --------    -------            --------   -------            --------  -------

   TOTAL INTEREST-BEARING
      LIABILITIES                    186,067      5,910     3.18    197,694     6,370    3.22     226,557    8,973    3.96
                                                -------                       -------                      -------

Demand accounts                       79,340                         91,966                        97,716

Accrued expenses and other
   Liabilities                         1,618                          1,030                         2,044

Stockholders' equity                  16,548                         27,514                        34,169
                                    --------                       --------                      --------

   TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY          $283,573                       $318,204                      $360,486
                                    ========                       ========                      ========

Net Interest Income                             $12,446                       $13,730                      $15,632
                                                =======                       =======                      =======

Net Interest Margin (2)                                    5.27%                         5.19%                        5.09%
                                                           ====                          ====                         ====

---------------------
     (1) Average loans include nonaccrual loans. Interest income is included on nonaccrual loans only to the extent to which cash payments have been received.
     (2) Average loan balances are presented net of the allowance for loan losses. Based on gross earning assets, the net interest margin would have been 5.14%, 5.07%, and 5.00% for the years ending December 31, 1994, 1993 and 1992, respectively.

         The following table sets forth an analysis of the increases and decreases in interest income and expense in terms of changes in volume and interest rates for the years ended December 31, 1994 and 1993. Changes which are the combined result of volume and rate changes are allocated to the volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.

                                         Analysis of Changes in Interest Income and Expense
                                         --------------------------------------------------
                                                        1994 Over 1993               1993 over 1992
                                                 --------------------------   ---------------------------
(Dollar amounts in thousands)                     Volume    Rate     Total     Volume     Rate     Total
                                                  ------    ----     -----     ------     ----     -----
Increase (decrease) in interest and fee income:

Federal funds sold                               $    45   $  345   $   390   $    93   $  (116)  $   (23)

Securities purchased under resale agreements         630      108       738       243       ---       243

Interest-bearing deposits with other financial
   institutions                                      (32)      (2)      (34)      (43)      (54)      (97)

Investment securities                                 53     (230)     (177)     (424)     (274)     (698)

Loans (1)                                         (3,905)   1,244    (2,661)   (3,395)     (535)   (3,930)
                                                 -------   ------   -------   -------   -------   -------
   Total increase (decrease)                      (3,209)   1,465    (1,744)   (3,526)     (979)   (4,505)
                                                 -------   ------   -------   -------   -------   -------
Increase (decrease) in interest expense:

Deposits:

   Interest-bearing transaction accounts            (155)    (261)     (416)     (540)     (641)   (1,181)


   Savings accounts                                  (23)    (111)     (134)       33      (132)      (99)

   Time accounts                                    (172)     295       123      (585)     (817)   (1,402)

Other borrowed funds                                 (33)     ---       (33)       79       ---        79
                                                 -------   ------   -------   -------   -------   -------
   Total decrease                                   (383)     (77)     (460)   (1,013)   (1,590)   (2,603)
                                                 -------   ------   -------   -------   -------   -------

Total change in net interest income              $(2,826)  $1,542   $(1,284)  $(2,513)  $  (611)  $(1,902)
                                                 =======   ======   =======   =======   =======   =======

(1)      Includes loan fees of $1,270,000, $1,751,000 and $2,444,000 in 1994,
         1993 and 1992, respectively.

         NON-INTEREST INCOME

         The Bank's non-interest income consists of service charges on deposit accounts and other related fees, merchant discount income, mortgage processing fees and other non-yield related fees, charges and other income.

                 1994 Compared to 1993

         Non-interest income was $1,973,000 for the year ending December 31, 1994, compared to $2,995,000 for 1993, a decrease of $1,022,000 or 34.12%.
Service charges on deposit accounts and other related fees decreased approximately $144,000 or 10.10% primarily due to a decrease in the number of deposit accounts. Merchant discount income increased approximately $21,000 or 30.87% over the same period in 1993 due to an increase in volume of merchant customer activity. The largest decline in non-interest income occurred in mortgage fee income which was $68,000 for the year ended December 31, 1994, compared to $345,000 for 1993, a decrease of approximately $277,000 or 80.29%. The decrease in mortgage fee income was due to the decision to discontinue the Bank's mortgage brokerage division effective April 1994. This decision was based on the slowdown of home refinancing and the competitive market for mortgage financing. Other non-yield related fees, charges and other income decreased $622,000 or 53.75% in 1994 from the previous year. The decrease is primarily due to a decrease in other income, which, for the year ended December 31, 1994, included settlement of a lawsuit for $290,000 and refunds on general insurance of $27,000. Included in other income for the year ended December 31, 1993 is the settlement of three lawsuits totaling $915,000.

                 1993 Compared to 1992

         Non-interest income was $2,995,000 for the year ending December 31, 1993, compared to $2,502,000 for 1992, an increase of $493,000 or 19.70%.
Service charges on deposit accounts and other related fees decreased approximately $4,000 or .33%. Merchant discount income decreased approximately $439,000 or 86.80% over the year ended December 31, 1992 due to a change to net merchant credit card processing (see "Non-Interest Expense"). The Bank established a mortgage division in March 1992 which generated fees of $345,000 for the year ended December 31, 1993 compared to $186,000 for the year ended December 31, 1992, an increase of $159,000 or 85.48%. Charges and other income increased $780,000 from the year ended December 31, 1992. Other non-interest income for 1993 includes settlement of three lawsuits totaling $915,000. Included in charges and other income in 1992 is a gain on sale of other real estate property of $120,000 and escrow fees of $14,000.

                    [Rest of page intentionally left blank.]

         NON-INTEREST EXPENSE

         The following table summarizes the significant components of non-interest expense for 1994, 1993 and 1992:

----------------------------------------------------------------------------------------------------
                                                                           DOLLAR        PERCENTAGE
 (Dollar amounts in thousands)                   1994           1993       CHANGE          CHANGE
----------------------------------------------------------------------------------------------------
 Salaries and related benefits                 $ 6,568        $ 6,951      $ (383)         (5.51)%

 Occupancy                                       1,443          1,475         (32)         (2.17)

 Equipment                                         930          1,075        (145)        (13.49)

 OREO Write-down/expense                         6,035          4,805       1,230          25.60

 Other                                           5,417          5,397          20            .37
                                               -------        -------      ------
    Total                                      $20,393        $19,703      $  690           3.50%
                                               =======        =======      ======

----------------------------------------------------------------------------------------------------
                                                                           DOLLAR        PERCENTAGE
 (Dollar amounts in thousands)                   1994           1993       CHANGE          CHANGE
----------------------------------------------------------------------------------------------------
 Salaries and related benefits                 $ 6,951        $ 6,777      $  174            2.57%

 Occupancy                                       1,475          1,383          92            6.65

 Equipment                                       1,075          1,000          75            7.50

 OREO Write-down/expense                         4,805          1,203       3,602          299.42

 Other                                           5,397          5,901        (504)          (8.54)
                                               -------        -------      ------
    Total                                      $19,703        $16,264      $3,439           21.14%
                                               =======        =======      ======

                 1994 Compared to 1993

         Non-interest expense was $20,393,000 for the year ended December 31, 1994, compared to $19,703,000 for 1993, an increase of $690,000 or 3.50%.
Salaries and related benefits were $6,568,000 for the year ended December 31, 1994, compared to $6,951,000 for the same period in 1993, a decrease of $383,000 or 5.51%. This decrease is primarily due to a strategic reduction in staff during 1994 implemented as part of the Bank's expense reduction plan. The Bank reduced the level of its full-time equivalent employees by 19%, from 185 at December 31, 1993 to 150 at December 31, 1994. Further reductions in force, as a result of attrition, job combining, the sale of the San Diego branch and the closure of the Santa Rosa branch, reduced this level to 110 at April 30, 1995, resulting in a total reduction in full-time equivalents of 41% from December 31, 1993.

         OREO write-down/expense representing the second largest component of non-interest expense in 1994 totaled $6,035,000 and consisted of write-downs totaling $4,961,000 based on updated appraisals, expenses of $418,000 to acquire, maintain and complete residential homes and lot properties and net loss on sale of OREO properties of $656,000. This compares to write-downs of OREO properties totaling $2,960,000, expenses of $1,746,000 and net loss on sale of OREO properties of $99,000 for the same period in 1993.

         Occupancy and Equipment expense was $2,373,000 for the year ended December 31, 1994, compared to $2,550,000 for the same period in 1993, a decrease of $177,000 or 6.94%. This decrease is primarily due to the reduction in depreciation expense related to data processing equipment which was fully depreciated in July of 1994.

         Included in other non-interest expense for 1994 was the write-off of deferred acquisition costs. During the course of an examination by the FRB in the third quarter of 1994, the regulators concluded that there was no future value to the Citizens Bank of Roseville intangible in accordance with SFAS No.
44.  As a result, the book value of $992,000 was written off.

         During the year ended December 31, 1994, the Bank provided certain banking services to its escrow and title industry depositors through third-party vendors for the convenience of the Bank. Although the costs for these services are paid directly by the Bank, the customer is charged for such services in any case where the third-party vendor's costs for such services exceeds the Bank's theoretical costs of providing such services directly, or if the Bank determines through a monthly account analysis that the cost of providing the third-party vendor services exceeds the value of the customers' accounts to the Bank. These costs are included in other non-interest expense. The Bank recognized $732,000 in 1994 for the cost of services to the Bank, a decrease of $332,000 or 31.18% from 1993. The Bank discontinued providing banking services to escrow and title industry depositors in September, 1994. See Note 13 of Notes to Consolidated Financial Statements for the year ended December 31, 1994 and "Liquidity" herein for further discussion of escrow and title industry deposits.

         For the year ended December 31, 1994, legal and accounting fees were $676,000 compared to $791,000 in 1993, a decrease of 14.54%. Directors' fees for the year ended December 31, 1994, were $57,000 compared to $122,000 in 1993, a decrease of 53.28%. The decrease was due to the suspension of directors' retainer and meeting fees.

         For the year ended December 31, 1994, FDIC insurance was $820,000 compared to $866,000 in 1993, a decrease of 5.31%.

         Finally, the Bank recorded a net reduction in the remaining other expense accounts of $397,000. The decrease in the remaining other expense accounts is the direct result of the Bank's expense reduction plan implemented in 1994.

                 1993 Compared to 1992

         Non-interest expense was $19,703,000 for the year ended December 31, 1993, compared to $16,264,000 for 1992. Salaries and related benefits were $6,951,000 for the year ended December 31, 1993, compared to $6,777,000 for the year ended December 31, 1992, an increase of $174,000 or 2.57%. This increase represents salary adjustments and the increased cost of employee benefits.

         OREO write-downs/expense, representing the second largest component of non-interest expense in 1993, totaled $4,805,000, consisting of write-downs of OREO properties totaling $2,960,000, expenses of $1,746,000 and net loss on sale of OREO properties of $99,000. This compares to write-downs of thirteen OREO properties totaling $567,000 and expenses of $636,000 for 1992.

         Occupancy and equipment expense was $2,550,000 for the year ended December 31, 1993, compared to $2,383,000 for the year ended December 31, 1992, an increase of $167,000 or 7.01%. This increase is primarily due to the relocation of the Kearny Mesa branch office and the anticipated relocation of the Concord branch office. The relocation of the Kearny Mesa branch office resulted in write-offs of leasehold improvements of $41,000 and overlapping rent of $11,000. In preparation for the 1994 relocation of the Concord branch office, write-offs for leasehold improvements, leasehold interest and furniture, fixtures and equipment were recorded for $17,000, $21,000 and $19,000, respectively. In addition to these expenses, rent expense for other branch and department locations increased $29,000, according to existing lease agreements.

         The decrease in other non-interest expense for the year ended December 31, 1993 compared to the year ended December 31, 1992 can be primarily attributed to an increase in FDIC insurance expense of $72,000 offset by a decrease in merchant bankcard expense of $374,000, a decrease in cost of services provided to escrow and title industry customers of $76,000, a decrease in amortization expense for premium on deposits of $140,000 and a decrease in legal fees of $227,000.

         For the year ended December 31, 1993, FDIC insurance was $866,000 compared to $794,000 in 1992, an increase of $72,000 or 9.07%.

         Merchant bankcard expense for the year ended December 31, 1993 decreased $374,000 from the year ended December 31, 1992. This decrease is due to a change to net merchant credit card processing.

         The cost of services provided to escrow and title industry customers was $1,065,000 for the year ended December 31, 1993, compared to $1,141,000 for the year ended December 31, 1992, a decrease of $76,000 or 6.66%.

         INCOME TAXES

         In recognition of the substantial loss reported for the year ended December 31, 1994, the Company concluded that it no longer met the realization standards for its income tax assets as embodied in Statement of Financial Accounting Standards No. 109, and wrote-off previously recorded tax benefits of $2,431,000 as well as $6,497,000 of deferred tax benefits created in 1994, and has recorded the year-to-date loss on a pre-tax benefit basis.

         The Company's effective tax rate (benefit) was 15.2% for 1994 compared to (34.0%) for 1993 and (34.7%) for 1992. The income tax provision was $2,407,000 for 1994, compared to an income tax benefit of $(3,767,000) for 1993. The Company had an income tax benefit of ($1,872,000) in 1992. See Note 8 of the Notes to Consolidated Financial Statements for the year ended December 31, 1994 for additional information regarding income taxes.

         INTEREST RATE SENSITIVITY

         The operating income of the Bank depends to a substantial extent on "rate differentials," i.e., the difference between the income the Bank receives from loans, investment securities and other earning assets, and the interest expense it pays on deposits and other borrowed funds. The interest rate sensitivity of the Bank is measured over time and is based on the Bank's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would eliminate interest rate risk in any interest rate environment. Although interest rate risk is influenced by market forces, the management of interest rate sensitivity seeks to minimize the fluctuation in net interest margins during changing interest rate environments and is controlled by monitoring and managing the repricing characteristics of the Bank's assets and liabilities.

         The difference between the amount of assets and liabilities that are repricing in various time frames is called the "gap." Generally, if repricing assets exceed repricing liabilities in a time period, the Bank would be "asset sensitive" or if repricing liabilities exceed repricing assets, the Bank would be "liability sensitive."

                    [Rest of page intentionally left blank.]

The following tables show the interest rate sensitivity of the Bank at September 30, 1995 and December 31, 1994:

(Dollars in thousands, except ratios)                      At September 30, 1995

                                     Immediately       Six            Over Six        Over One
                                     Adjustable     Months or        Months to         Year to        Over
                                        Rates          Less           One Year        Two Years     Two Years       Total
                                        -----          ----           --------        ---------     ---------       -----
Selected assets:

   Federal funds sold/repos            $ 42,500       $      0        $      0        $      0       $      0       $ 42,500
   Investment securities                      0          8,065          12,059           5,027          5,522         30,673
   Loans and leases (1)                  59,139          1,569           3,789           3,228         10,617         78,342
                                       --------       --------        --------        --------       --------       --------
      Total Selected Assets             101,639          9,634          15,848           8,255         16,139        151,515
                                       --------       --------        --------        --------       --------       --------
Selected Liabilities:

   Interest-bearing transaction
    and savings accounts                 61,294              0               0               0              0         61,294

   Time accounts, $100,000 or
    more                                  1,075         10,955           5,422             308              0         17,760

   Other time accounts                    7,735         32,846          13,382             833            230         55,026
                                       --------       --------        --------        --------       --------       --------
      Total Selected Liabilities         70,104       $ 43,801        $ 18,804        $  1,141       $    230       $134,080
                                       --------       --------        --------        --------       --------       --------
      Rate Gap                         $ 31,535       $(34,167)       $ (2,956)       $  7,114       $ 15,909       $ 17,435
                                       ========       ========        ========        ========       ========       ========
      Cumulative Rate Gap              $ 31,535       $ (2,632)       $ (5,588)       $  1,526       $ 17,435
                                       ========       ========        ========        ========       ========
Cumulative Ratio of Rate
   Sensitive Assets to Rate
   Sensitive Liabilities (2)               1.45             .98             .96           1.01           1.13

-----------
(1) The tables above identify the maturity of loans based upon their contract terms. Loans with amortization greater than maturity date are due and payable at maturity. Nonaccrual loans and unearned income have been excluded from the tables.
(2) Ratios greater than 1.0 indicate a net asset sensitive position. Ratios less than 1.0 indicate a liability sensitive position. A ratio of 1.0 indicates a risk neutral position.

                    [Rest of page intentionally left blank.]

                                                                At December 31, 1994
                                                        (Dollars in thousands, except ratios)
------------------------------------------------------------------------------------------------------------------------------
                                        Immediately      Six            Over Six       Over One
                                        Adjustable     Months or        Months to       Year to         Over
                                          Rates          Less           One Year       Two Years      Two Years        Total
                                          -----          ----           --------       ---------      ---------        -----
Selected Assets:

   Federal funds sold/repos              $ 67,200       $     --        $     --        $     --       $     --       $ 67,200
   Interest-bearing deposits with
      other financial institutions             --            299              --              --             --            299
   Investment securities                       --          1,006           1,011           8,111          7,562         17,690
   Loans and leases (1)                    96,902          1,316           1,511           8,346         13,948        120,021
                                         --------       --------        --------        --------       --------       --------
Total Selected Assets                     164,102          2,621           2,522          14,467         21,508        205,210
                                         --------       --------        --------        --------       --------       --------
Selected Liabilities:

   Interest-bearing transaction
      and savings accounts               $ 92,470             --              --              --             --       $ 92,470

   Time accounts, $100,000 or more            955         15,020           9,656             542            100         26,473

  Other time accounts                       8,250         32,366          18,206           1,111            113         60,046
                                         --------       --------        --------        --------       --------       --------
Total Selected Liabilities                101,675         47,885          28,062           1,653            213        178,989
                                         --------       --------        --------        --------       --------       --------
Rate Gap                                 $ 62,427       $(47,765)       $(25,540)       $12,804        $ 21,295       $ 26,221
                                         ========       ========        ========        ========       ========       ========
Cumulative Rate Gap                      $ 62,427       $ 17,662        $ (7,878)       $  4,926       $ 26,221
                                         ========       ========        ========        ========       ========
Cumulative Ratio of Rate
   Sensitive Assets to Rate
   Sensitive Liabilities (2)                 1.61           1.12             .96            1.03           1.15

(1) The tables above identify the maturity of loans based upon their contract terms. Loans with amortization greater than maturity date are due and payable at maturity. Nonaccrual loans and unearned income have been excluded from the tables.
(2) Ratios greater than 1.0 indicate a net asset sensitive position. Ratios less than 1.0 indicate a liability sensitive position. A ratio of 1.0 indicates a risk neutral position.
         As shown in the tables above, on a cumulative basis, the Bank is generally asset sensitive in most time horizons. The effect of this asset sensitivity is to favor the net interest earnings of the Bank in times of rising rates and to unfavorably impact earnings in times of rapidly declining rates. The tables do not necessarily indicate the impact of general interest rate movement on net interest income since the repricing of various categories of assets and liabilities is subject to competitive pressures. The net cumulative gap position indicates that the Bank does not have a significant exposure to interest rate fluctuations during the next 12 months.

         LOANS

         The composition of the Company's loan portfolio is summarized as follows:

                                        September 30,                          December 31,
                                    --------------------  ------------------------------------------------------
(Dollar amounts in thousands)            1995       1994       1994        1993       1992       1991       1990
                                    ---------  ---------  ---------   ---------  ---------  ---------  ---------
Commercial                          $  37,075  $  86,907  $  69,597   $ 103,949  $ 119,115  $ 132,928  $ 116,849
Real Estate Construction                7,398     25,190     16,386      39,879     59,228    112,714    139,479
Real Estate Secured                    33,982     38,324     38,439      43,803     48,060     40,303     35,517
Installment                             3,634      6,047      5,993       7,290      9,243     10,527     12,306
                                    ---------  ---------  ---------   ---------  ---------  ---------  ---------
      Total gross loans                82,089    156,468    130,415     194,921    235,646    296,472    304,151
Unearned income                          (170)      (368)      (243)       (544)      (723)      (711)    (1,137)
Allowance for loan losses              (4,838)    (8,314)    (7,437)     (7,337)    (5,484)    (5,003)    (3,050)
                                    ---------  ---------  ---------   ---------  ---------  ---------  ---------
      Net loans                     $  77,081  $ 147,786  $ 122,735   $ 187,040  $ 229,439  $ 290,758  $ 299,964
                                    =========  =========  =========   =========  =========  =========  =========

         See Note 5 of the "Notes to Consolidated Financial Statements" for the year ended December 31, 1994 for additional information concerning the Bank's loan portfolio.

        ASSET QUALITY, PROVISION FOR LOAN LOSSES AND LOAN LOSS EXPERIENCE

                Allowance for Loan Losses
         The allowance for loan losses is maintained at a level that management of the Bank considers to be adequate to provide for future losses that reasonably can be anticipated. The allowance is increased by charges to the provision for loan losses and reduced by charge-offs net of recoveries on loans previously charged-off. Future losses include those that are known, those reasonably anticipated and inherent losses which are probable but not identifiable on a specific loan by loan basis. Although management utilizes its best judgment in providing for possible loan basis and establishing the allowance for loan losses, the allowance is an estimate which is indirectly uncertain and depends on the outcome of future events.

         It is the policy of the Bank to establish the allowance for loan losses based upon a systematic and documented approach which is consistently applied, accurately maintained and regularly monitored. The methodology employed is dynamic and addresses both general and specific allowances for loan losses, encompassing internal issues based upon the individual credit components of the Bank's loan portfolio and external issues based upon economic, political and regulatory factors. Coupled with the internal and external analysis of the Bank's risk assets, the Bank's historical experience, current conditions and anticipated future developments are integrated into the process of evaluating and calculating the reserve. In addition, the reserve is determined based upon the following factors including: the delinquency status of the loan portfolio, inherent risk by type of loans, historical loss trends derived from experience, industry statistical data, recommendations made by the Bank's regulatory authorities and the current economic environment.

           Incumbent in establishing the appropriate level of the allowance for loan losses are two components which are vital to the overall credit administration process of the Bank. They are the asset quality rating process and the internal loan review process, which serve to establish an assessment of the general quality of the Bank's loan portfolio. The asset quality rating process occurs on a continuous basis. Credit review procedures are performed on a quarterly basis, with annual and periodic reviews performed by both external auditors and regulatory authorities.

         The balance in the allowance for loan losses at December 31, 1994 was $7,437,000 or 5.70% of total loans, compared to $7,337,000 or 3.76% of total loans at December 31, 1993. Net loan charge-offs for the year ended December 31, 1994 were $9,709,000 compared to $6,247,000 for the year ended December 31, 1993. The ratio of net charge-offs to average total loans was 5.62% for the year ended 1994, compared to 2.86% for the year ended 1993. During the quarter ended September 30, 1995, the Bank provided $100,000 to its allowance for loan losses as compared to $1,022,000 for the same period in 1994. The provision for loan losses for the nine months ended September 30, 1995 was $3,345,000 as compared to $9,057,000 for the same period in 1994. Of the provisions for 1995, $3,245,000 or ninety-seven percent was made during the quarter ended June 30, 1995. The 1995 second quarter provision was significantly influenced by two events: (1) a provision of $2,166,000 to fully charge-off six loans in the aggregate amount of $4,238,000, net of $2,072,000 previously provided to the allowance for loan losses with respect to those loans and (2) an increase in the allowance for loan losses required for certain substandard loans of $891,000 resulting from an increase in the percentage applied to these loans in calculating the allowance from 7.5% to 15%. Substantially all of the 1995 second quarter provisions to its allowance for loan losses resulted from recommendations made by the Bank's regulatory examiners during the joint FDIC/SBD examination which commenced on May 22, 1995. Of the six loans charged-off during the quarter, one loan charge-off, in the principal amount of $3,010,000, net of $1,500,000 previously provided to the allowance for loan losses for this loan, resulted from a bankruptcy proceeding threatened by the borrower during the second quarter of 1995 and commenced during the third quarter.

         Net loan charge-offs for the quarter ended September 30, 1995 were $80,000, compared to $940,000 for the same quarter of 1994. Net loan charge-offs for the nine months ended September 30, 1995 were $5,917,000, compared to $8,079,000 for the same period in 1994. The ratio of net charge-offs to average total loans was 0.36% for the third quarter of 1995 and 2.16% for the same period in 1994. The charge-off ratio for the nine months ended September 30, 1995 and 1994 was 7.26% and 5.92%, respectively. At September 30, 1995, the loan loss reserve was $4,838,000, or 5.89% of total loans compared to $8,314,000 or 5.31% of total loans at September 30, 1994. The loan loss reserve as a percentage of nonperforming loans was 90.48%, at September 30, 1995, compared to 61.18% for the same period last year. Additionally, the loan loss reserve as a percentage of nonperforming assets, which includes OREO, was 65.37% at September 30, 1995, compared to 42.77% for the same period in 1994.

                  [Rest of the page intentionally left blank.]

         The changes to the allowance for loan losses consisted of the following for the periods shown:

                                      Nine Months Ended                     Years Ended
                                        September 30,                       December 31,
                                      -----------------   -------------------------------------------------
(Dollar amounts in thousands)            1995      1994      1994      1993       1992      1991       1990
                                      -------   -------   -------   -------    -------   -------    -------
Balance at beginning of year          $ 7,437   $ 7,337   $ 7,337   $ 5,484    $ 5,003   $ 3,050    $ 2,398
Charge-offs:

     Commercial                         4,880     2,772     3,712     2,455        503     1,270        751
     Real estate construction             430     4,740     5,591     3,831      5,991     1,574         --
     Real estate secured                  644       654       661       164        354        11         --
     Installment                          281        51        59        59        136       204        196
                                      -------   -------   -------   -------    -------   -------    -------
     Total charge-offs                  6,235     8,217    10,023     6,509      6,984     3,059        947
                                      -------   -------   -------   -------    -------   -------    -------
Recoveries:

     Commercial                           306       129       176       219        182       140        132
     Real estate construction              --        --       125        --         --        --         --
     Real estate secured                   --        --        --         1         --        --         --
     Installment                           12         8        13        42         23        52         37
                                      -------   -------   -------   -------    -------   -------    -------
     Total recoveries                     318       137       314       262        205       192        169
                                      -------   -------   -------   -------    -------   -------    -------
Net charge-offs on loans                5,917     8,080     9,709     6,247      6,779     2,867        778
                                      -------   -------   -------   -------    -------   -------    -------
Reduction in allowance for loan
losses transferred with branch
sale                                      (27)       --        --        --         --        --         --
Additions to allowance charged
to operating expense                    3,345     9,057     9,809     8,100      7,260     4,820      1,430
                                      -------   -------   -------   -------    -------   -------    -------
Balance at end of year                $ 4,838   $ 8,314   $ 7,437   $ 7,337    $ 5,484   $ 5,003    $ 3,050
                                      =======   =======   =======   =======    =======   =======    =======
Net charge-offs on loans to
average loans                            7.26%     5.92%     5.62%     2.86%      2.58%      .94%       .29%
Allowance for loan losses to
total loans outstanding                  5.89%     5.31%     5.70%     3.76%      2.33%     1.69%      1.00%

           The following table sets forth the allocation of the allowance for loan losses by loan type as of the dates specified. The allocation to individual categories of loans includes amounts applicable to specifically identified as well as unidentified losses inherent in that segment of the loan portfolio and will necessarily change whenever management determines that the risk characteristics of the loan portfolio have changed.

Allocation of Allowance
by Loan Type

                                                                                     December 31,
                            --------------------------------------------------------------------------------------------------------
(dollar amounts in thousands)

                                     1994                       1993                       1992                     1991
                            -----------------------   ------------------------  -------------------------  ------------------------
                            Allocation of  Loans as%  Allocation of  Loans as%  Allocation of  Loans as %  Allocation of  Loans as%
                               Allowance   of Total   Allowance      of Total   Allowance      of Total    Allowance      of Total
                               Balance     Loans      Balance        Loans      Balance        Loans       Balance        Loans
                               -------     ------     -------        -----      -------        -----       -------        -----
Commercial                      $5,076(1)   53.37%    $2,971         53.33%     $1,613         50.55%       $2,160        44.84%
Real estate construction           971      12.56      3,950         20.46       3,624         25.13         2,496        38.02
Real estate secured              1,315      29.47        353         22.47         134         20.40           303        13.59
Installment                         75       4.60         63          3.74         113          3.92            44         3.55
                                ------     ------     ------        ------      ------        ------        ------        ------
                                $7,437     100.00%    $7,337        100.00%     $5,484        100.00%       $5,003        100.00%
                                ======     ======     ======        ======      ======        ======        ======        ======
                                          1990
                               ------------------------
                               Allocation of  Loans as%
                               Allowance      of Total
                               Balance        Loans
                               ------         -----
Commercial                     $2,084         38.42%
Real estate construction          486         45.86
Real estate secured               384         11.67
Installment                        96          4.05
                               ------        ------
                               $3,050        100.00%
                               ======        ======

--------------------------
(1) Of the commercial loans which have been identified, 39% are dependent in some part on real estate related activities.

         Management believes that any breakdown or allocation of the allowance for loan losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments. The allocation above should not be interpreted as an indication of the specific amounts or loan categories in which future charge-offs may occur.

The following table shows the maturity distribution of the Bank's loans:

                                                         September 30, 1995
                                -------------------------------------------------------------
                                                             Maturing
                                -------------------------------------------------------------
                                 Within      From 1 to      Five or
(dollar amounts in thousands)   One Year      5 Years      More Years      Total         %
                                --------      -------      ----------      -----         -
Commercial:
   Fixed                        $   831       $ 1,449       $   513       $ 2,793        7.92%
   Variable                      20,807         7,853         3,825        32,485       92.08
                                -------       -------       -------       -------      ------
   Total                         21,638         9,302         4,338        35,278      100.00%
                                -------       -------       -------       -------      ------
Real Estate Construction:

   Fixed                            464            41            --           505        8.31%
   Variable                       5,475            95            --         5,570       91.69
                                -------       -------       -------       -------      ------
   Total                          5,939           136            --         6,075      100.00%
                                -------       -------       -------       -------      ------
Real Estate Secured:

   Fixed                          3,033         7,163         3,089        13,285       41.04%
   Variable                       1,094         9,832         8,159        19,085       58.96
                                -------       -------       -------       -------      ------
   Total                          4,127        16,995        11,248        32,370      100.00%
                                -------       -------       -------       -------      ------
Installment:

   Fixed                            219         1,265            --         1,484       40.90%
   Variable                       2,067            51            26         2,144       59.10
                                -------       -------       -------       -------      ------
   Total                          2,286         1,316            26         3,628      100.00%
                                -------       -------       -------       -------      ------
Total:

   Fixed                          4,547         9,918         3,602        18,067       23.36%
   Variable                      29,443        17,831        12,010        59,284       76.64
                                -------       -------       -------       -------      ------
   Total                        $33,990       $27,749       $15,612       $77,351      100.00%
                                =======       =======       =======       =======      ======

Note:  Nonaccrual loans and unearned income have been excluded from the table.

                                                       December 31, 1994
                                -------------------------------------------------------------------
                                                            Maturing
                                -------------------------------------------------------------------
                                 Within       From 1 to       Five or
(dollar amounts in thousands)   One Year       5 Years       More Years       Total           %
                                --------       -------       ----------       -----           -
Commercial:
   Fixed                        $    690       $  2,356       $    548       $  3,594         5.65%
   Variable                       44,783         14,636            616         60,035        94.35
                                --------       --------       --------       --------       ------
   Total                          45,473         16,992          1,164         63,629       100.00%
                                --------       --------       --------       --------       ------
Real Estate Construction:

   Fixed                             680            281             --            961         7.81%
   Variable                       11,176            167             --         11,343        92.19
                                --------       --------       --------       --------       ------
   Total                          11,856            448             --         12,304       100.00%
                                --------       --------       --------       --------       ------
Real Estate Secured:

   Fixed                              --         11,589          3,191         14,780        39.85%
   Variable                          264          9,962         12,079         22,305        60.15
                                --------       --------       --------       --------       ------
   Total                             264         21,551         15,270         37,085       100.00%
                                --------       --------       --------       --------       ------
Installment:

   Fixed                             977          1,769             --          2,746        46.03%
   Variable                        2,415            767             37          3,219        53.97
                                --------       --------       --------       --------       ------
   Total                           3,392          2,536             37          5,965       100.00%
                                --------       --------       --------       --------       ------
Total:

   Fixed                           2,347         15,995          3,739         22,081        18.56%
   Variable                       58,638         25,532         12,732         96,902        81.44
                                --------       --------       --------       --------       ------
   Total                        $ 60,985       $ 41,527       $ 16,471       $118,983       100.00%
                                ========       ========       ========       ========       ======

Note:  Nonaccrual loans and unearned income have been excluded from the table.

           LIQUIDITY
         Liquidity refers to the Company's ability to maintain a cash flow adequate to fund both on- and off-balance sheet requirements on a timely and cost-effective basis. Potential significant liquidity requirements include funding of commitments to loan customers and withdrawals from non-interest-bearing demand deposits, as well as meeting the funding requirements created by the Company's decisions to reduce title and escrow company deposits, reduce brokered and other non-core deposits and sell or close two branch offices.

         The Company's liquidity ratio is defined as: (1) cash and due from banks net of reserve requirements, federal funds sold, securities purchased under resale agreements, interest-bearing deposits with other financial institutions and marketable securities, less amounts pledged to secure deposits and for other purposes, divided by (2) total deposits, less deposits secured by marketable securities and short-term borrowings. Using this definition at September 30, 1995, the Company's liquidity ratio was 51.54%, compared to 40.36% at September 30, 1994. At September 30, 1995, the loan-to-deposit ratio was 49.09%, which compares to 58.07% at September 30, 1994.
           The following table highlights the average deposit structure for the three months ended September 30, 1995, and September 30, 1994:

------------------------------------------------------------------------------------------------------------
                                                                                  Dollar          Percentage
(Dollar amounts in thousands)                        1995          1994           Change            Change
------------------------------------------------------------------------------------------------------------
Demand (excluding title and escrow accounts)       $ 30,968       $ 54,455       $(23,487)          (43.13)%
Core title and escrow demand accounts (1)             1,062         17,000        (15,938)          (93.75)
Interest bearing transaction accounts                43,787         77,302        (33,515)          (43.36)
Savings accounts                                     17,973         24,091         (6,118)          (25.40)
Time accounts, less than $100,000                    57,052         44,124         12,928            29.30
                                                   --------       --------       --------
Total core deposit accounts                         150,842        216,972        (66,130)          (30.48)

Excess title and escrow demand accounts (1)              --          3,905         (3,905)         (100.00)
Public time accounts                                     --            339           (339)         (100.00)
Time accounts, more than $100,000                    17,953         37,401        (19,448)          (52.00)
                                                   --------       --------       --------
Total deposit accounts                             $168,795       $258,617       $(89,822)          (34.73)%
                                                   ========       ========       ========

---------------
(1) In accordance with a recommendation of the FDIC, title and escrow company deposits in excess of the Bank's historical minimum level of $17,000,000 were considered volatile and were excluded from core deposits. These excess title and escrow company deposits were invested in liquid assets with one-day maturities in order to assist in managing the Bank's liquidity.
         During the second quarter of 1994, the Bank began a program to reduce title and escrow company deposit balances in order to reduce its dependency on volatile liabilities and the related non-interest expenses. Effective September 30, 1994, the Bank discontinued third party vendor payments for all title and escrow deposit accounts. Title and escrow company deposits at September 30, 1995 were $1,148,000 compared to $21,542,000 at September 30, 1994.
         The decrease in total deposit accounts reflects the implementation of the strategy to reduce the size of the Bank to compensate for the decline in the Company's capital. As part of this reduction, the Company sold the San Diego branch office in January 1995 and closed the Santa Rosa branch office in April 1995. Included in the third quarter averages for 1994 for these two branches were $6,771,000 in demand accounts; $13,567,000 in core title and escrow company accounts; $12,901,000 in interest-bearing transaction accounts; $2,493,000 in savings; $5,486,000 in time accounts less than

$100,000; and $2,702,000 in time accounts more than $100,000. The additional decreases in all deposit categories except time accounts less than $100,000 was due to a decision to allow deposits to decrease in order to control the interest rates paid on deposits.
         The increase in time accounts less than $100,000 is due to a bank-wide calling program which was implemented in mid-February 1995 and which resulted in the origination of approximately $12,000,000 in such new time accounts at a rate of 7% with a term of one year.
         The volatile liability dependency ratio is defined as time accounts greater than $100,000, federal funds purchased, other short-term borrowings and excess title and escrow company deposits less short-term investments, divided by total earning assets less short-term investments. A positive ratio indicates the extent to which the Bank is funding long-term assets with short-term volatile deposits. At September 30, 1995, the Bank had a negative volatile liability dependency ratio of (48.42%) compared to (12.58)% at September 30, 1994.
         To augment possible short-term liquidity needs, the Bank has a secured borrowing arrangement with the FRB. At September 30, 1995, the Bank had investment securities in the aggregate principal amount of $17,252,000 and loans totaling $20,140,000 eligible for pledging as collateral. At September 30, 1995, the Bank could borrow up to approximately 75.77% of the value of the pledged assets. This borrowing arrangement was not utilized during the nine-month period ended September 30, 1995 nor during the year ended December 31, 1994.
         Undisbursed loan commitments, which are a factor in managing liquidity, totaled $23,164,000 at September 30, 1995, compared to $41,504,000 at December 31, 1994, and $50,240,000 at September 30, 1994. Listed below are these commitments by loan category as of September 30, 1995:
       - Commitments of $12,634,000 are associated with commercial loans, substantially all of which are contingent upon customers maintaining specific credit standards. This represents a 58.08% reduction from the $30,138,000 at September 30, 1994.
       - There were no commitments associated with speculative real estate construction loans with short-term maturities at September 30, 1995, compared to commitments of $2,644,000 at September 30, 1994.
       - Commitments of $776,000 are associated with owner/builder construction loans. This represents a 71.63% reduction from the $2,735,000 at September 30, 1994.
       - Commitments of $9,754,000 are associated with consumer loan products consisting of equity lines and personal lines of credit. This represents a 33.75% reduction from the $14,723,000 at September 30, 1994.

         These present commitments are expected to be funded through existing liquidity and the repayment of existing loans. Management believes the Bank presently has sufficient funding sources from which to meet its funding requirements for outstanding loan commitments.
         At December 31, 1994, the Company had a liquidity ratio of 41.78%, compared to 38.20% at December 31, 1993. At December 31, 1994, the loan-to-deposit ratio was 55.84%, which compares to 60.20% at December 31, 1993. The following table highlights the average deposit structure for each of the periods shown:

                                                          1994                          1995
                                                      --------------   --------------------------------------------
(dollar amounts in thousands)                         Fourth Quarter   First Quarter  Second Quarter  Third Quarter
                                                      --------------   -------------  --------------  -------------
Demand (excludes title co. accounts)                    $ 51,603       $ 40,657       $ 32,266        $ 30,968
Core escrow and title demand accounts                      5,081          3,073          1,540           1,062
Interest-bearing transaction and savings accounts         96,974         76,851         65,863          61,760
Time accounts, less than $100,00                          47,752         47,624         60,075          57,052
                                                        --------       --------       --------        --------
    Total core deposit accounts                          201,410        168,205        159,744         150,842

Public time accounts                                         297             69             --              --
Time accounts, more than $100,000                         26,310         22,546         21,474          17,953
National certificates of deposits                         14,801          4,573             --              --
                                                        --------       --------       --------        --------
    Total deposit accounts                              $242,818       $195,393       $181,218        $168,795
                                                        ========       ========       ========        ========

         Escrow and title industry deposits at December 31, 1994 were $5,775,000 compared to $86,549,000 at December 31, 1993, a decrease of 93.33%. Average escrow and title industry deposits for the year ended December 31, 1994 decreased to $27,049,000 from $47,215,000 for the year ended December 31, 1993. As of January 31, 1995, escrow and title industry balances had been further reduced further to $2,769,000 compared to $63,308,000 at January 31, 1994.

         Net interest margin and cost of funds for the Bank are calculated excluding any expenses associated with escrow and title industry accounts because the payments made to third-party service providers are not considered to be interest payments. Net interest margin for 1994, 1993 and 1992 was 5.27%, 5.19% and 5.09%, respectively, and cost of funds for the same periods was 2.23%, 2.20% and 2.77%, respectively. For comparison purposes, net interest margin for 1994, 1993 and 1992 would decrease to 4.96%, 4.78% and 4.72%, respectively, if the payments were reclassified as interest expense. Accordingly, cost of funds for 1994, 1993 and 1992 would increase to 2.51%, 2.57% and 3.12%, respectively, if the payments were reclassified as interest expense. See "Non-Interest Expense" herein.
         The decrease in interest-bearing transaction accounts was primarily due to higher yielding investment alternatives in the market place (disintermediation - i.e., mutual funds, bond market, stock market, etc.). In order to strengthen the Bank's short-term liquidity in the event of a potential deposit runoff, and to serve as a source of liquidity while the Bank reduced its reliance on escrow and title industry deposits, the Bank solicited national certificates of deposit between July 26, 1994 and August 5, 1994. The average rate paid on these deposits is 5.64% with terms of three and six months. Total national certificates of deposit as of December 31, 1994 were $14,063,000 and represented 5.31% of total Bank deposits. As of September 30, 1995, all of these deposits had been eliminated. The Bank has no brokered deposits. See "REGULATORY AGREEMENTS AND ORDERS."
         The decrease in total deposit accounts was primarily due to the reduction in the asset size of the Bank to compensate for the decline in the Company's capital. As part of this reduction, the Company sold the San Diego branch office in January 1995 and closed the Santa Rosa branch office in April 1995. The additional decreases in all deposit categories excluding time accounts less than $100,000, was due to a decision to allow deposits to decrease in order to control the interest rates paid on deposits.
         The increase in time accounts less than $100,000 is due to a bank-wide calling program which was implemented in mid-February 1995 and which resulted in the origination of approximately $12,000,000 in such new time accounts at a rate of 7% with a term of one year.

         The following table highlights the average deposit structure for the years ended December 31, 1994, 1993 and 1992. See "Interest Rate Sensitivity" for the repricing and/or maturities of interest-bearing deposits at December 31, 1994.

                                                        Average for the Years Ended December 31,
                                   ---------------------------------------------------------------------------------
                                             1994                          1993                        1992
                                   ---------------------------------------------------------------------------------
(Dollar amounts
in thousands)                       Amount            %           Amount           %           Amount           %
                                    ------            -           ------           -           ------           -
Demand accounts
(excluding title company
accounts)                          $ 52,291          19.76%      $ 44,751        15.52%       $ 44,541        13.74%
Title and escrow demand
accounts                             27,049          10.22         47,215        16.37          53,175        16.41
Interest-bearing transaction
accounts                             82,088          31.02         88,002        30.51         105,462        32.54
Savings accounts                     24,032           9.08         24,846         8.61          23,774         7.33
                                   --------         ------       --------       ------        --------       ------
                                    185,460          70.08        204,814        71.01         226,952        70.02
                                   --------         ------       --------       ------        --------       ------
Time accounts:

CD's less than $100,000              49,919          18.86         45,453        15.76          41,168        12.70
CD's more than $100,000              29,281          11.06         38,159        13.23          56,004        17.28
                                   --------         ------       --------       ------        --------       ------
Total time accounts                  79,200          29.92         83,612        28.99          97,172        29.98
                                   --------         ------       --------       ------        --------       ------
Total deposit accounts             $264,660         100.00%      $288,426       100.00%       $324,124       100.00%
                                   ========         ======       ========       ======        ========       ======

         The volatile liability dependency ratio is defined as time accounts greater than $100,000, Federal funds purchased, other short-term borrowings and excess escrow and title industry deposits less short-term investments, divided by total earning assets less short-term investments. This ratio determines the extent to which the Bank is funding long-term assets with short-term volatile deposits. At December 31, 1994, the Bank's volatile dependency ratio was (21.70%) compared to 4.52% at December 31, 1993.

                                    BUSINESS

THE COMPANY AND THE BANK
         The Company is a Sacramento, California-based bank holding company which reincorporated in Delaware in 1990 and which conducts its operations through the Bank, its sole subsidiary. The Bank commenced operations in 1979. The Bank operates a general commercial banking business through its headquarters and 6 branch offices located in Sacramento, Roseville (2 branches), San Francisco, Concord and Campbell, California. Deposits in the Bank are insured by the FDIC to the maximum extent permitted by law.

         The Company is operating under the terms of the MOU with the FRB. The Bank is operating under the terms of the FDIC Cease and Desist Order and the SBD Final Order, and also is subject to the Capital Impairment Orders issued by the SBD. The MOU and the Orders have placed significant operating and dividend restrictions on the Company and the Bank. In addition, the FDIC notified the Bank that as of July 30, 1995, the Bank was considered "critically undercapitalized" under the PCA provisions of the FDICIA. However, as a result of the capital infusion represented by the First Debenture, the Bank was upgraded to "undercapitalized" as of October 31, 1995 and, as of December 31, 1995, as a result of the infusion of $1,500,000 provided by First Banks' purchase of 15,000,000 shares of Common Stock and the proceeds of the Second Debenture, the Bank would be considered "adequately capitalized" under such law. The Company and the Bank remain subject to significant operating restrictions, however, including limitations on the payment of dividends. For a full description of the foregoing, see "RISK FACTORS - Failure to Meet Capital Adequacy Requirements and Regulatory Orders," "REGULATORY AGREEMENTS AND ORDERS" and "SUPERVISION AND REGULATION."

         The Company grew substantially during the 1980's, primarily through the acquisition of thirteen branches from California Canadian Bank and the acquisition of Citizens Bank of Roseville. Between 1988 and 1992, the Company focused its lending activities on real estate construction loans and through June of 1994, on loans to small and medium-sized businesses. For deposits, the Company focused on title insurance and escrow companies as well as on small-to-medium- sized business depositors. The focused lending and deposit-generation strategy which the Company pursued during this time period involved certain risk attributes generally not present in a more diversified lending and deposit strategy. See "RISK FACTORS - Recent Losses and Risk of Continued Losses." At December 31, 1993, the Company's assets reached $349,777,000 with $83,682,000 or 42.9% of the Company's gross loans in real estate construction and real estate secured loans, and with $86,549,000 or 26.73% of its deposits in title and escrow accounts, and $237,247,000 in all other deposits. As of December 31, 1994, the Company had consolidated total assets, deposits and stockholders' equity of $239,306,000, $233,536,000 and $4,355,000, respectively. At September 30, 1995, the Company had consolidated total assets, deposits and stockholders' equity of $172,923,000, $167,239,000 and $(1,435,000), respectively.

         The Company reported net losses in 1992, 1993 and 1994 of $(3,518,000), $(7,311,000) and $(18,190,000), respectively, due primarily to deterioration in its real estate lending portfolio and resultant write-downs and increased loan loss provisions. The Company reported a net loss of $(6,301,000) for the nine months ended September 30, 1995 due primarily to the continued write-down of, and other expenses associated with, OREO, further deterioration in the loan portfolio and the reduction in interest on loans resulting from the decrease in the amount of loans outstanding. As a result, at September 30, 1995, the Company's capital was reduced to $(1,435,000) and the Company and the Bank's Tier I leverage ratios declined to (0.83)% and 2.41%, respectively.

         During the second quarter of 1995, the Bank took substantial write-offs and write-downs of loans and other assets. The most significant write-off resulted from the bankruptcy of one of the Bank's largest borrowers. As a result, the Company's Tier I capital was reduced to (0.23)% at June 30, 1995, and the Bank's Tier I capital would have been reduced to 0.27%, but for the investment of $1.5 million in Bank Preferred Stock by James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks, pursuant to the terms of the Standby Stock Purchase Agreement. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY." As discussed further below, Dierberg's investment was made under emergency circumstances to forestall possible closure of the Bank by its regulatory authorities.

         In response to these losses, the Company developed a restructuring plan to redirect the lending and deposit strategy of the Bank. The restructuring plan had six elements: (a) reduce total assets, (b) reduce operating expenses and staffing levels, (c) reduce nonperforming loans and increase reserve coverage of such loans, (d) maintain the commercial and industrial lending portfolio, but significantly reduce real estate construction lending, (e) eliminate volatile deposits and close non-strategic branch offices, and (f) maintain high levels of liquidity to facilitate the asset and deposit dispositions. Implementation of this plan began during the third quarter of 1994 and, as of September 30, 1995, has had the following results:

         - Total assets were reduced 51% from $349,777,000 at December 1993 to $172,923,000.

         - Nonperforming assets have been reduced 79% over the same period from $35,321,000 to $7,401,000 and the loan loss reserve coverage of nonperforming loans reached 90.48%.

         - The nonowner occupied construction loan portfolio was reduced by 86%, from $32,432,000 to $4,479,000.

         - Core monthly operating expenses were reduced 40% from $1,123,000 to $675,000.

         - Escrow and title industry deposits were reduced 99% from $86,549,000 at December 31, 1993 to $1,148,000.

         - Staffing has been reduced 48% from 185 to 97 employees as of September 30, 1995. By October 31, 1995, the full-time equivalent
              (FTE) staff was further reduced to 80. At December 31, 1995, the FTE staff was reduced to 63 employees.

         -    The Bank's liquidity ratio has been maintained above 30%.

         - The San Diego branch office was sold in January of 1995, and the Santa Rosa branch office was closed during April 1995.

         At December 31, 1995, the Company's loan portfolio was concentrated in twenty (20) loans, one (1) of which exceed the Bank's secured and unsecured lending limit at that date. Commitments to these borrowers represent $31.2 million or 42% of the Bank's total loan portfolio at December 31, 1995. Outstanding balances to these borrowers at December 31, 1995 were $23.6 million or 32% of the Bank's loan portfolio. Four (4) of these loans, representing $7.4 million or 10% of the Bank's total loan portfolio, have been classified by the Bank as "Substandard." One (1) loan in the amount of $754,000 is on nonaccrual status.

         At December 31, 1995 the Bank's unsecured lending limit was approximately $2.5 million and its combined secured and unsecured lending limit was approximately $4.1 million. At December 31, 1995, the Bank had one (1) loan, representing $3.8 million, which exceeded its unsecured lending limit and one
(1) loan, representing $5.5 million that exceeded the secured and unsecured lending limit. The Company intends to be able to continue to satisfy its larger customer's borrowing needs by participating loan amounts above its lending limit with other banks until such time as the Bank becomes recapitalized.

         On August 7, 1995, the Company entered into the Stock Purchase Agreement with First Banks, pursuant to which First Banks has acquired 65,000,000 shares of Common Stock of the Company at a total purchase price of $6,500,000. Previously, James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks, provided interim financing for the Bank by purchasing $1.5 million of Bank Preferred Stock on June 30, 1995, thus forestalling possible closure of the Bank by the FDIC. However, notwithstanding Dierberg's $1.5 million investment in Bank stock, the Bank's Tier I capital ratio at June 30, 1995 remained below 2.0% and, as a result, the Bank was classified as "critically undercapitalized" at July 30, 1995 and became subject to the FDIC's PCA regulations for critically undercapitalized institutions. The Company and the Bank thus were required by FDICIA to seek sufficient capital to bring the Bank's Tier I capital ratio above 2% or face the possible imposition of a conservatorship or receivership within 90 days. Dierberg's investment occurred pursuant to a Standby Stock Purchase Agreement entered into between the Company, the Bank, Dierberg and First Banks as of June 30, 1995 (the "Standby Stock Purchase Agreement"), which was later amended and restated to become the Stock Purchase Agreement.

         Subsequently, and pursuant to the Stock Purchase Agreement, on August 23, 1995, First Banks purchased 116,666,666 shares of Bank Common Stock at a price of $0.03 per share, the book value of the Bank Common Stock on August 22, 1995, for a total purchase price of $3.5 million. On August 22, 1995, Dierberg had transferred to First Banks all of the shares of Bank Preferred Stock owned by him. The shares of Bank Preferred Stock and Bank Common Stock were exchanged by First Banks for 50,000,000 shares of Company Common Stock on December 28, 1995, pursuant to the terms of the Stock Purchase Agreement. The infusion by First Banks of $3.5 million on August 23, 1995 raised the Bank's Tier I capital level to 2.60%, as a result of which the Bank would have been considered "significantly undercapitalized." As described further below, at October 31, 1995, the Bank used the $1.5 million proceeds from the First Debenture to raise its Tier I capital level above 3.0% and, as a result, the Bank would have been considered "undercapitalized" under the PCA regulations.

         Pursuant to the Stock Purchase Agreement, First Banks has loaned to the Company a total of $6,500,000, in exchange for the issuance of the Debentures, pursuant to which the Company agrees to issue to First Banks a total of 65,000,000 shares of Common Stock in respect of the principal amount of the Debentures and pursuant to which any unpaid and accrued interest amount is convertible into up to an additional 39,000,000 shares of Common Stock at the rate of $0.10 per share. The Debentures are secured by all of the shares of Bank Common Stock held by the Company. The First Debenture was issued on October 31, 1995 and conversion of the principal and any unconverted interest amount is due on October 31, 2000. The Second Debenture was issued on December 28, 1995 and will mature on December 28, 2000, at which time conversion of the principal amount and any unconverted interest amount is due. The principal and interest amounts of each of the First and Second Debentures are payable in shares of Common Stock or cash. However, cash can be paid only when in the sole and absolute discretion of the Board of Directors of the Company, the Company has sufficient funds to make such payment of interest or principal and can make such a payment in accordance with all applicable regulatory requirements, including receipt of all necessary approvals. Management believes it is unlikely that approval for such cash payments would be received from the FRB in the foreseeable future. The Company is required to give prior written notice to First Banks of any intention to make a payment on the Debentures. The Company contributed all but $250,000 of the proceeds of the Debentures to the Bank.

         On December 28, 1995, in order to raise the Bank's Tier I capital to the level required by the Orders, First Banks purchased 15,000,000 shares of Common Stock at a price of $0.10 per share, for a total of $1.5 million. As a result of First Banks' purchase of 15,000,000 shares and the issuance of the Second Debenture, at December 31, 1995, the Bank would be considered "adequately capitalized" under the FDIC's PCA regulations. As of that date, the Bank would have been considered "well capitalized" under the PCA regulations but for the existence of the Orders, which while outstanding limit the Bank to being considered "adequately capitalized." See "SUPERVISION AND REGULATION." However, the Company and the Bank remain subject to significant operating restrictions and no assurance can be given that the Bank will not suffer future additional losses which will erode the capital condition of the Bank. The Company contributed all of the proceeds of the stock sale to the Bank. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY" and "REGULATORY AGREEMENTS AND ORDERS."

         As of December 31, 1995, while the Bank met the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order, differences in the method of calculating capital for purposes of the SBD's regulations resulted in the Bank attaining a Tier I capital level of 6.45%, thus falling short of the 7.0% capital requirement of the SBD Final Order. On a pro forma basis, at December 31, 1995, the Bank would have required approximately an additional $1,009,000 in capital in order to meet the 7.0% capital requirement of the SBD Final Order. However, the SBD has allowed the Bank to attain the 7.0% capital requirement through the proceeds of this Offering. Unless specified, the Tier I capital numbers for the Bank presented herein have been calculated in accordance with the FDIC's regulations and methodology. See "SUPERVISION AND REGULATION" and "REGULATORY AGREEMENTS AND ORDERS."

         As a result of the foregoing, as of the date of this Prospectus, First Banks owns 65,000,000 shares of Company Common Stock, or 93.29% of the outstanding shares. Assuming the sale to the Rights Holders and Dividend-Eligible Stockholders of all of the Underlying Shares and Dividend Exchange Shares offered hereby, First Banks would control approximately 50.25% of the outstanding shares of Common Stock and may acquire up to a total of 104,000,000 additional shares of Common Stock upon conversion of the principal and interest amounts subject to the Debentures. Assuming that all of the principal and interest amounts of the Debentures is converted to Common Stock on October 31, 2000 and December 28, 2000, and assuming the sale of all the shares offered hereby to the aforementioned purchases and no interim issuances of Common Stock by the Company, First Banks would control approximately 72.42% of the then outstanding shares of Common Stock. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         Additionally, as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement, as of December 31, 1995, the Tier I leverage capital levels of the Company and the Bank were 2.14% and 6.58%, respectively. As of that date, the Company and the Bank had risk-based capital levels of 4.99% and 12.66%, respectively. First Banks has agreed that, upon the conclusion of the Rights Offering and any Public Offering, First Banks will purchase, if necessary, as a Standby Purchaser and at the Subscription Price, such number of shares of Common Stock remaining unsold in the Offering as may be required to increase the Bank's Tier I capital level to 7.0%. Such issuance of Common Stock may further dilute the voting power and earnings per share, if any, of the Company's stockholders, other than First Banks. See "RISK FACTORS - Potential Dilution of Voting Power and Earnings Per Share." However, no assurance can be given that the Bank will not experience further operating losses which will erode the capital levels of the Bank or that the Bank will be able to maintain such capital levels at any time after December 31, 1995. See "CAPITALIZATION" and "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         As of December 31, 1995, the Company believes it has achieved substantial compliance with the requirements of the Company's MOU, the FDIC Cease and Desist Order and the SBD Final Order, except for compliance with the 7.0% Tier I capital requirement of the SBD Final Order. Further compliance with the Company's MOU and the Orders is contemplated to occur through this Offering, including any necessary participation by First Banks. As of December 31, 1995, the Bank had not complied with the Capital Impairment Orders, subjecting the Bank Common Stock to assessment. See "REGULATORY AGREEMENTS AND ORDERS."

         On December 27, 1995, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation authorizing an increase in the number of authorized shares of Common Stock to 250,000,000. The Company currently has 69,675,110 shares of Common Stock outstanding.


         If all shares of Common Stock offered pursuant to the Offering are sold, the resulting outstanding Common Stock would be 129,363,985 shares. Additionally, if the maximum number of shares are converted pursuant to the Debentures, the resulting outstanding Common Stock would be 233,363,985 shares. Stockholders other than First Banks, whether or not exercising their Stockholder Rights, may experience substantial dilution in the voting power and earnings per share, if any, of their Common Stock holdings. See "RISK FACTORS - Potential Dilution of Voting Power and Earnings Per Share" and "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."


ECONOMIC TRENDS

         The Bank's business and consumer customers are located in Northern California. The Northern California construction and real estate industries have experienced and continue to experience a prolonged recession, partially attributable to military base closures and reductions in the U.S. Department of Defense spending budgets. Mather Air Force Base and the Sacramento Army Depot have been closed in the Sacramento region while the Oakland-Alameda Naval Yard, Mare Island Naval Shipyard and the Presidio in the San Francisco Bay Area are all scheduled for closure. McClellan Air Force Base in Sacramento also has been placed on a list of the bases which are being closed by the federal government. During 1994, McClellan Air Force Base employed approximately 11,000 people residing in the greater Sacramento area.

         The median price of home resales in the Sacramento and San Francisco regions has declined every year since 1991. The median price of a home in California in 1994 was $181,750 compared to $196,440 in 1991, a decline of 7.5%.(1) High unemployment driven by military base closures and defense spending cut-backs have lowered consumer confidence, deterred business expansion and lowered real estate values.

         Declining California property values had an adverse effect on the Company's operations in 1992, 1993 and 1994 because a significant amount of the Bank's loans are secured by real estate. The Bank's strategic business plan forecasts a reduction in the real estate loan portfolio and an increase in commercial and consumer lending. To reduce the level of existing problem loans and nonperforming assets the Bank created a Special Assets Department during 1994. The department has been dedicated to the collection of delinquent loans and the reduction of nonperforming assets.

--------------
(1) "Economic Profile Greater Sacramento Area," Real Estate and Land Use Institute, California State University, Sacramento, January 1995.

         During the last part of 1994, the Northern California region appeared to experience a slight economic recovery. At December 31, 1994, the unemployment rate for the Sacramento and San Francisco Bay Area regions was 5.8% and 4.2%, respectively, compared to 7.1% and 6.0% at December 31, 1993.(2) Civilian employment was expected to expand during the first six months of 1995, predominantly in the areas of state government, manufacturing and high-technology industries.(3)

MARKET AREA AND CUSTOMER BASE

         The Bank focuses on marketing a full range of financial services to its business and consumer customers in the metropolitan areas of California where its seven offices are located. The Bank's business customer base is diversified in the areas of manufacturing, service industries, wholesale and retail trade, transportation and real estate construction.

         The commercial banking activities of the Bank are directed toward developing and supporting small to medium-sized businesses within the Bank's service area, by providing a full range of financial services. The Bank also markets its financial services to individuals in order to develop core deposits and non-interest income (fee income), with the primary objective of establishing long-term customer relationships. When it is necessary to offer certain products that the Bank's size does not permit on a cost effective basis, the Bank has arranged with vendors to provide such services and products. This ensures that the Bank can provide a full range of financial services to its customers.

LENDING ACTIVITIES

         PORTFOLIO COMPOSITION

         The Bank concentrates its lending activities in commercial, real estate, and installment loans made primarily to businesses, professionals and individuals throughout California. At September 30, 1995, the Bank had total loans outstanding of $82,089,000. This amount represents approximately 49.09% of the Bank's total deposits and approximately 47.47% of the consolidated total assets of the Company. At September 30, 1995, commercial and industrial loans comprised $37,075,000, or approximately 45% of total loans outstanding. Real estate construction loans made up $7,398,000, or 9% of total loans outstanding, and real estate secured loans comprised approximately $33,982,000, or 41% of total loans outstanding. Consumer loans were approximately $3,634,000, or 5%, of the portfolio. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Note 5 of the "Notes to Consolidated Financial Statements" for additional information regarding the Bank's loan portfolio.

         As of December 31, 1995, the Company's loan portfolio is concentrated in twenty (20) loans, one (1) of which exceeds 25% of the Bank's capital as of that date. Commitments to these borrowers represent $31.2 million or 42% of the Bank's

--------------
(2) State of California, Department of Finance, Financial and Economic Research Unit.
(3) "Economic Forecast," Real Estate and Land Use Institute, California State University, Sacramento, March 1995.

total loan portfolio at December 31, 1995. Outstanding balances to these borrowers at December 31, 1995 were $23.6 million or 32% of the Bank's loan portfolio. Four (4) of these loans, representing $7.4 million or 10% of the Bank's total loan portfolio, have been classified by the Bank as substandard. One (1) loan in the amount of $754,000 is on nonaccrual status.

         CREDIT RISK

         The Bank manages the credit risk interest in the loan portfolio through the lending policies and procedures established by management and approved by the Board of Directors, by a system of risk measurement of the portfolio and by periodic independent loan reviews. During 1994, the Board of Directors recognized a need to implement more stringent underwriting criteria, necessitated by the need to curtail the high level of classified assets and related loan losses. At that time, a revised credit risk management program was established for the Bank which had as its cornerstone the assignment of a risk category to every loan in the portfolio based on the type of loan, the nature of the collateral, the financial capacity and payment history of the borrower and the viability of the entity receiving the loan. Each loan is monitored over its life by the loan officer, with the related risk rating adjusted periodically based on changes as they occur. Independent loan reviews are then assigned the task of separately evaluating the risk rating as well as evaluating the ability of the loan officers in monitoring the loans. This risk measurement system then provides a basis for controlling the overall risk of the loan portfolio and evaluating the adequacy of the allowance for loan losses.

         The Bank maintains standards for credit risk management through the analytical process performed by its loan officers, and the review process performed by management and the Board of Directors. Currently, the Directors' Loan and Discount Committee is responsible for approving all credit extensions of the Bank except for installment loans of $25,000 or less. New loans or renewals are granted only after the appropriate underwriting standards have been met, including cash flow analysis and, with respect to real estate related loans, current appraisals have been obtained. The diversity of the loan portfolio, utilization of watch list/problem loan reports for early identification of potential credit problems, and limited approval authority assist with the control of the credit risk management function.

         COMMERCIAL LOANS

         The Bank offers a variety of commercial lending services, including revolving lines of credit, working capital loans, equipment financing, and letters of credit, primarily to professionals, individuals and small to medium-sized businesses. At September 30, 1995, the Bank had $37,075,000 in commercial loans, which represented approximately 45% of the total loan portfolio. Approximately 92% of these loans had a floating rate of interest based on the Bank's prime rate. Approximately 61% of the Bank's commercial loans are for terms of one year or less. Commercial loans are typically unsecured and may contain more inherent risk of loss than do secured loans. However, management believes that its underwriting controls, cash flow analysis and loan review process provide the appropriate information to manage the risk inherent in such loans.

         The Bank's principal criteria for underwriting commercial loans is the determination and documentation of the borrower's ability to service the loan from available cash flow which is considered to be the borrower's primary source of repayment. The Bank also looks to the borrower's ability to provide the Bank with a secondary repayment source. Finally, the underwriting process includes the analysis of the value of collateral offered or available to secure the loan.

         REAL ESTATE CONSTRUCTION LOANS

         The Bank finances the construction of primarily residential properties. In order to reduce the Bank's exposure resulting from further declines in real estate values, real estate construction loans outstanding were reduced during 1994 and 1995 from $39,879,000 as of December 31, 1993 to $7,398,000 at
September 30, 1995, an 81% reduction from 1993 levels. At September 30, 1995, real estate construction loans represented only 9% of the Bank's loan portfolio. Undisbursed real estate construction commitments stood at $3,420,000 at September 30, 1995. At September 30, 1995, the Bank had residential construction loans comprising $6,433,000, or 87% of the construction loan portfolio. The total residential construction portfolio consists of single family construction on owner occupied properties totaling $2,919,000, or 45%, single-family homes totaling $1,287,000, or 20%, single-family lot development totaling $1,964,000, or 31%, and a land loan totaling $263,000, or 4%, at September 30, 1995. The repayment of the non-owner occupied construction loans is predicated upon the completion and sale of those properties which contain potential risks not inherent in most other types of lending. These potential risks include declines in market values of underlying collateral and delays or cost overruns. In addition, a decline in general economic conditions can have an adverse effect upon the borrower's ability to repay these loans. The Bank experienced increases in actual loan losses, and continued high levels of nonperforming loans and OREO during 1994, 1993 and 1992, due to the decline in economic conditions and real estate values in the Bank's market areas. In order to further reduce the risks inherent in the Bank's construction loan portfolio, the Bank has restricted such lending to owner-builder construction loans. No assurance can be given that future economic conditions may not continue to adversely affect the collateral values of such loans. See "RISK FACTORS - Construction and Real Estate Secured Lending."

         Construction loans for five commercial properties totaled $965,000, or 13% of the Bank's construction loan portfolio at September 30, 1995. At September 30, 1995, these loans consisted of two commercial construction loans totaling $770,000, or 80%, two land loans totaling $100,000, or 10%, and the building of one commercial property totaling $95,000, or 10%.

         New construction loans typically have maturities of one year or less, have a floating rate of interest based on the Bank's prime rate, are made primarily to owner/builder users with a minimum cash equity of 20% of appraised value and are secured by first deeds of trust. In addition, these loans generally do not exceed the lesser of 85% of cost or the appropriate percentage of the appraised value of the securing property when originated. The Bank does not typically commit to refinance construction loans into real estate secured loans. The Bank takes no profit interest in connection with its construction lending and none of these loans are classified as acquisition, development or construction loans.

         The Bank's real estate construction lending program consists of loans made to finance the construction of single-family homes for an owner-builder. To qualify for a construction loan the owner-builder must provide the Bank with a firm "take out" loan commitment supplied by a third-party lender. Additional underwriting criteria require that the real estate project has a current independent appraisal and that the loan-to-appraised value ratio falls within the parameters set forth in the Bank's current loan policy for the specific type of loan. The borrower's construction plans are reviewed to determine whether the construction project can be completed within the requested loan term.

         REAL ESTATE SECURED LOANS

         In addition to home equity lines of credit, the Bank presently grants loans classified as real estate secured loans primarily to existing customers of the Bank. At September 30, 1995, the Bank had $33,982,000 in real estate secured loans, which represented 41% of the total loan portfolio. These loans consist of equity lines of credit of $14,889,000, and loans secured by first deeds of trust on commercial and residential properties. Approximately 59% of these loans bear interest at a floating rate tied to the Bank's prime rate, with approximately 65% having maturities of five years or less. Management believes that the Bank does not have any significant loss exposure with respect to such loans, due to the Bank's collateral position. However, no assurance can be given that a change in economic conditions would not affect the collateral positions of the Bank and increase its exposure to loss. See "RISK FACTORS - Construction and Real Estate Secured Lending."

         The Bank's principal criteria for underwriting real estate secured loans is the determination and documentation of the borrower's ability to service the loan from the income generated by the property. The debt-service coverage must equal or exceed the requirements set forth in the Bank's loan policy. A current independent appraisal is required and the loan-to-value ratio must fall within the parameters of the Bank's loan policy. Finally, tenant leases are reviewed for quality and length of term, and they must be sufficient to support the payment of the debt over the life of the loan.

         INSTALLMENT LOANS

         At September 30, 1995, the Bank had $3,634,000 in installment loans which represented approximately 5% of the total loan portfolio. These loans are made to individuals for household, family and other personal expenditures, of which approximately 99% have maturities of five years or less. Approximately 59% of all installment loans have floating rates tied to the Bank's prime rate with the remainder having fixed interest rates.

         DIRECTOR LOANS

         The Bank's policy concerning director loans conforms with all applicable laws and regulations, and prohibits new loan requests or loan renewals in excess of $50,000 to directors unless the loan is secured by marketable securities or a deposit account. In addition, this policy also prohibits loans to companies in which any of the Bank's or Company's directors is also a director, an executive officer, or a stockholder with greater than 10% ownership. At September 30, 1995, the Bank had $75,000 in loan commitments to directors and executive officers with an aggregate outstanding balance of $4,000. Commitments to directors and executive officers represented 1.80% of total Bank stockholders' equity at September 30, 1995. At December 31, 1995, the Bank had no outstanding loan commitments to directors or executive officers.

INVESTMENTS

         At September 30, 1995, the Company's investment security portfolio consisted primarily of U.S. Treasury and other federal government agency securities with a book value of $30,678,000. The balance of the Company's investments totaling $42,500,000 were in the overnight investments in repurchase agreements and federal funds.

                                        Market         Amortized
At September 30, 1995 (in thousands)    Value             Cost        Gain/(Loss)
------------------------------------    -------        ---------      -----------
Available for Sale                      $19,705         $19,724         $   (19)
Held-to-Maturity                         11,061          10,968              93
                                        -------         -------         -------

          Total                         $30,766         $30,692         $    74
                                        =======         =======         =======

         The relatively small size of the Bank's investment portfolio is the mirror image of the substantial federal funds holdings maintained throughout 1994 and 1995 to facilitate the decrease in total asset size. On a go-forward basis, the Bank anticipates more fully investing those funds primarily in U.S. government agency securities. As of December 31, 1995, following the investment of an additional $30,000,000 of the Bank's liquid funds in agency securities with average maturities of 7 months, the investment portfolio reached approximately $74,249,000.

                                         Market         Amortized
At December 31, 1995 (in thousands)       Value           Cost         Gain/(Loss)
-----------------------------------      -------        ---------      -----------
Available for Sale                       $63,291         $63,285         $     6
Held-to-Maturity                          11,069          10,958             111
                                         -------         -------         -------
          Total                          $74,360         $74,248         $   117
                                         =======         =======         =======

DEPOSITS

         The Bank primarily obtains deposits from four sources: individuals, businesses with whom it has established a banking relationship, local government agencies and financial institutions. The Bank has a diversified deposit base. A mix of demand and other deposits associated with the Bank's lending relationship is supplemented by retail deposits generated by the Bank's northern California branch network. At September 30, 1995, the Bank had no brokered or telemarketing deposits, significant volatile liabilities, escrow or title industry deposits.

         At September 30, 1995, non-interest bearing deposits made up 20% of the Bank's total deposit base, savings accounts made up 11%, and transaction accounts 26%. Certificates of deposit under $100,000 accounted for 33% of total deposits and certificates of deposit over $100,000, which are originated entirely through the Bank's branch offices, made up 10% of the total deposits. Total deposits were at $167,239,000 at September 30, 1995.

         At December 31, 1994, the Bank had 15,758 deposit accounts with average balances of $16,843. Deposits by individuals represented 78% of the total accounts and 70% of total deposits. The balance of deposit accounts was attributable to commercial and industrial accounts with the Bank.

         At September 30, 1995, time accounts of $100,000 or more included $14,013,000 in time accounts obtained from individuals and $3,746,000 from businesses with established banking relationships.

         See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity" for further information regarding the Bank's deposits.

PREMISES

         The Company's branch network is concentrated in the greater Sacramento and San Francisco Bay areas.

                                 Branch Location

                                                            Deposits
Facility                                                    September                                Square
Name                       Address                          1995 ($000's)          Owned/Leased      Footage
----                       -------                          -------------          ------------      -------
CAPITOL                2450 Venture Oaks Way
                       Sacramento, CA 95833                 $24,116                   Leased          7,577

CAMPBELL               94 San Tomas Aquino Rd.
                       Campbell, CA 95008                     22,027                  Leased          6,000

CONCORD                2395 Willow Pass Rd.
                       Concord, CA 94520                      24,348                  Leased          5,856

ROSEVILLE              201 Vernon Street
                       Roseville, CA 95678                    22,473                  Leased          8,590

ROSEVILLE              1625 Douglas Blvd.
                       Roseville, CA 95661                    22,519                   Owned         10,760

SACRAMENTO             865 Howe Avenue
                       Sacramento, CA 95825                     9,889                 Leased          5,498

SAN                    1000 Taraval Street
FRANCISCO              San Francisco, CA 94116                39,612                  Leased          5,000

EMPLOYEES

         At December 31, 1994, the Company employed 156 persons consisting of 133 full-time and 23 part-time employees, which equates to 150 full-time equivalent employees. As of September 30, 1995, full-time equivalent employees were reduced to 97. As of December 31, 1995, full-time equivalent employees were further reduced to 63.

COMPETITION

         In California and in the Bank's primary service area, major banks dominate the commercial banking industry. Among the advantages which these banks may have over the Bank are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets, including loans, to regions of higher yield and demand. By virtue of their larger capital bases, such institutions have substantially greater lending limits than the Bank and perform certain functions, including trust services and international banking services, which are not presently offered directly by the Bank but are offered indirectly by the Bank through correspondent institutions. The Bank also competes for loans and deposits with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions.

         In order to compete with other financial institutions in its primary service area, the Bank relies principally upon direct personal contact by directors, officers, employees, stockholders, and specialized promotion-oriented services.

         From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business, limiting permissible activities or affecting the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact these and other changes in legislation will have on commercial banking in general or on the business of the Bank in particular. See "SUPERVISION AND REGULATION - Recent and Proposed Legislation."

                    [Rest of page intentionally left blank.]

                          THE STOCK PURCHASE AGREEMENT
                      AND CHANGE IN CONTROL OF THE COMPANY

General

         On July 25, 1995, the Boards of Directors of the Company and the Bank unanimously approved entering into the Stock Purchase Agreement with First Banks as a crucial element in the recapitalization of the Company and the Bank and the return of the Bank to earnings through profitable operations. The Stock Purchase Agreement was executed by the parties on August 7, 1995. The stockholders of the Company approved the terms of the Stock Purchase Agreement at the 1995 Special Meeting on December 27, 1995.

         On June 30, 1995, pursuant to the Standby Stock Purchase Agreement, the predecessor agreement which was amended and restated to become the Stock Purchase Agreement, Mr. James F. Dierberg, the Chairman, Chief Executive Officer and President of First Banks, purchased $1.5 million in shares of Bank Preferred Stock. The purchase of the Bank Preferred Stock was effected on an emergency basis in order to forestall possible closure of the Bank by the FDIC within 90 days of the Bank being classified as "critically undercapitalized" under the FDIC's PCA regulations. However, immediately after Dierberg's investment, the Bank was informed that as a result of the then- ongoing joint examination of the Bank by the FDIC and the SBD, the examiners would require the Bank to take additional write-offs as of June 30, 1995, which significantly decreased the capital of the Bank as well as the capital of the Company. These write-offs caused the Bank's Tier I capital ratio to fall below 2.0% as of June 30, 1995 and the Company's capital account to fall to a negative $(398,000) as of June 30, 1995. Institutions whose Tier I capital ratio falls below 2% are immediately subject to stringent operating restrictions and potential further regulatory action, including the possible imposition of a conservator or receiver. In addition, the Bank's Tier I capital ratio as of June 30, 1995 was significantly below the 6.5% level required by the Orders to which the Bank is subject. See "SUPERVISION AND REGULATION - Federal Deposit Insurance Corporation Improvement Act of 1991" and "REGULATORY AGREEMENTS AND ORDERS."

         Accordingly, pursuant to the Stock Purchase Agreement, First Banks agreed to make an additional capital contribution to the Bank of $3.5 million through the purchase of shares of Bank Common Stock. On August 21, 1995 and August 22, 1995, First Banks received the approval of the Federal Reserve Bank of St. Louis and the SBD, respectively, for a change in control of the Bank. Thus, on August 23, 1995, First Banks purchased 116,666,666 shares of Bank Common Stock at a price of $0.03 per share, the book value of the Bank Common Stock as of August 22, 1995. These shares of Bank Common Stock were subject to the terms of an irrevocable proxy agreement allowing the Company to vote such shares of Bank Common Stock, which agreement terminated upon the approval of the Stock Purchase Agreement by the Company's stockholders at the 1995 Special Meeting. In addition, on August 22, 1995, Mr. Dierberg transferred to First Banks all of the shares of Bank Preferred Stock.

         On October 31, 1995, and in accordance with provisions of the Stock Purchase Agreement which provide First Banks with the discretion to make additional capital contributions to the Bank or the Company to permit the Bank to meet the requirements of the SBD Final Order at October 31, 1995 and December 31, 1995, respectively, First Banks loaned to the Company $1.5 million in exchange for issuance of the First Debenture. The Company contributed all of the proceeds of the First Debenture to the Bank. Contribution of the proceeds of the First Debenture to the Bank resulted in a Bank Tier I capital ratio of 3.19% at October 31, 1995. The SBD permitted the Bank to attain the 3.0% Tier I capital level rather than the 6.5% Tier I level required by the SBD Final Order at October 31, 1995 because of First Banks' commitment to infuse the funds.

         On December 28, 1995, pursuant to the terms of the Stock Purchase Agreement, upon receiving the approval of the Stock Purchase Agreement by the Company's stockholders at the 1995 Special Meeting, the Company issued to First Banks 50,000,000 shares of Company Common Stock in exchange for the shares of Bank Preferred Stock and Bank Common Stock held by First Banks. On December 28, 1995, First Banks loaned to the Company $5.0 million in exchange for the issuance by the Company of the Second Debenture. The Company retained $250,000 of the $5.0 million loan and contributed the remainder of the proceeds thereof to the Bank.

         Finally, on December 28, 1995, First Banks purchased 15,000,000 shares of Common Stock at a purchase price per share of $0.10, for a total of $1,500,000. The Company contributed all of the proceeds of the stock sale to the Bank, which, together with the proceeds of the Second Debenture, raised the Tier I capital level of the Bank to 6.58%, allowing the Bank to meet the capital requirements of the FDIC Cease and Desist Order at December 31, 1995.

         As of December 31, 1995, while the Bank met the 6.5% Tier I capital requirement of the FDIC Cease and Desist Order, differences in the method of calculating capital for purposes of the SBD's regulations resulted in the Bank attaining a Tier I capital level, as calculated by the SBD, of 6.45%, thus falling short of the 7.0% capital requirement of the SBD Final Order. On a pro forma basis, at December 31, 1995, the Bank would have required approximately an additional $707,000 in capital in order to meet the 7.0% capital requirement of the SBD Final Order. However, the SBD has allowed the Bank to attain the 7.0% capital requirement through the proceeds of this Offering. Unless specified, the Tier I capital numbers for the Bank presented herein have been calculated in accordance with the FDIC's regulations and methodology. See "REGULATORY AGREEMENTS AND ORDERS" and "SUPERVISION AND REGULATION."

         First Banks' investments in the Company and the Bank resulted in an increase in the Bank's capital levels above the minimum amounts required by applicable regulation. As mentioned, at December 31, 1995, the Bank's Tier I capital ratio was 6.58%, up from 2.41% at September 30, 1995. Similarly, at December 31, 1995, the Bank's risk- based capital ratio was 12.66%, up from 5.38% at September 30, 1995. While the Bank expects to meet the capital requirements of the SBD Final Order through this Offering, including any purchases by First Banks as "Standby Purchaser," the Bank does not expect to cure its capital impairment even if all of the shares of Common Stock are sold in the Offering. See "REGULATORY AGREEMENTS AND ORDERS."

OPTION TO MAKE FUTURE CAPITAL INFUSIONS

         The Stock Purchase Agreement gave First Banks the option to make additional capital infusions through the purchase of Company Common Stock or Bank Common Stock in the event that the Bank's capital ratios did not meet the minimums required by the Orders on or before the dates required thereby. The Bank was required by the Orders to attain a 6.5% Tier I capital ratio by October 31, 1995. However, the SBD modified this requirement to the 3.0% capital level contingent upon the Bank receiving a $1.5 million capital infusion from First Banks. Accordingly, the Company issued to First Banks the First Debenture in exchange for a loan of $1.5 million. Similarly, in order to assist the Bank in meeting the 7.0% Tier I capital requirement of the SBD Final Order, the Stock Purchase Agreement was amended to allow First

Banks to act as "Standby Purchaser" in the Offering, and as such to purchase, if necessary, at the Subscription Price, the number of shares of Common Stock necessary to raise the Bank's Tier I capital level to 7.0%. First Banks' obligation to act as Standby Purchaser will arise only at the conclusion of the Rights Offering and any Public Offering and only in the event that the proceeds thereof, net of Offering expenses, are insufficient to allow the Bank to meet the 7.0% Tier I capital level. The SBD Final Order requires the Bank to meet the 7.0% Tier I capital requirement by December 31, 1995, but the Bank has received from the SBD an oral extension of the date for compliance based on the structure of the Offering and First Banks' agreement to act as Standby Purchaser.

TERMS OF THE DEBENTURES AND FUTURE DILUTION OF VOTING POWER AND EARNINGS PER
SHARE

         The First Debenture was entered into by the Company on October 31, 1995 in exchange for a loan from First Banks of $1.5 million. The Second Debenture was entered into on December 28, 1995 in exchange for a loan of $5.0 million. The $1.5 million and $5.0 million principal amounts of the respective Debentures are convertible at the option of First Banks at any time into a total of 15,000,000 and 50,000,000 shares of Common Stock, respectively. The Company is required to give First Banks 10 days prior written notice of an intention to make any cash payments on the Debentures. The Debentures are secured by all of the shares of Bank Common Stock owned by the Company pursuant to the terms of a Stock Pledge Agreement by and between the Company and First Banks (the "Stock Pledge Agreement"). The maturity date of the First Debenture is October 31, 2000 while the maturity date of the Second Debenture is December 28, 2000. Pursuant to the Stock Purchase Agreement, the Company contributed to the Bank all of the proceeds of the First Debenture and all but $250,000 of the proceeds of the Second Debenture. Upon maturity, any unconverted principal amounts of the Debentures will convert automatically into Common Stock at a rate of $0.10 per share. Pursuant to the Debentures, First Banks may foreclose on the Bank Common Stock held by the Company only in the event that the Company is insolvent, in bankruptcy or placed in receivership by an agency with regulatory authority over the Company, or in the event the Company defaults under or breaches the Stock Purchase Agreement.

         In addition, the Company has agreed to pay to First Banks interest at the rate of 12% per annum on the outstanding unconverted principal balances of the Debentures, only when in the sole and absolute discretion of the Board of Directors of the Company, the Company has sufficient funds to make such payment of interest or principal and can make such a payment in accordance with any and all applicable regulatory requirements, including receipt of required regulatory approvals; provided, however, if and to the extent the Company has not previously paid interest or principal on the Debentures, then (i) prior to the applicable maturity date, the holder of the Debentures shall have the right to convert unpaid interest and principal into shares of the Common Stock at a rate of $0.10 per share and upon such conversion, that part of interest and principal so converted shall be deemed paid in full, or (ii) upon maturity, the Debentures shall be payable and convert into the Common Stock at the rate of $0.10 per share. Due to the Bank's current unprofitable condition and the history of losses at the Company and the Bank, it is not anticipated that the Bank will be able to pay, or if able, that the Bank's regulatory authorities would grant permission for the Bank to pay, dividends to the Company from which the Company could pay interest on the Debentures in cash. Neither is it currently anticipated that the Company's regulatory authorities would permit the Company to pay interest on the Debentures in cash for the foreseeable future. For these reasons, it is also unlikely that the Company will have sufficient funds or that the Company would receive permission from its regulatory authorities to pay any dividend in cash to stockholders of the Company. The Company anticipates making cash payments of interest on the Debentures to the extent that sufficient cash is available to the Company for this purpose and upon receiving the required FRB approval. As of the date of this Prospectus, the Company has not applied to the FRB for permission to make any cash interest payment on the Debentures. However, the Company is not foreclosed from applying for authority to pay interest in cash in the future.

\
         Accordingly, in the event that the Company elects not to pay any interest amount on either of the Debentures in cash, the Company may issue to First Banks up to a total of 9,000,000 shares and 30,000,000 shares of Common Stock in respect of annual interest payments on the First and Second Debentures, respectively, assuming that First Banks does not elect to convert any principal amounts prior to maturity. The issuance of such additional shares, together with the issuance of a total of 15,000,000 shares of Common Stock in respect of the principal amount of the First Debenture and 50,000,000 shares of Common Stock in respect of the principal amount of the Second Debenture, will result in the substantial dilution of the voting power and earnings per share of the present stockholders of the Company, other than First Banks. For example, assuming that 50,000,000 shares of Common Stock are sold to stockholders and that 9,688,875 Dividend Exchange Shares are issued in this Offering, and assuming that no other shares are issued by the Company through December 28, 2000, the issuance of a total of 104,000,000 shares of Common Stock at the maturity of the Debentures would result in a reduction in stockholders' ownership of the Common Stock from 49.75% to approximately 27.58%. In addition, First Banks' conversion of any portion of the principal or interest amounts of the Debentures could have a dilutive effect on the book value of the Common Stock as well as a significant dilutive effect on the stockholders' equity and earnings per share, if any, of stockholders other than First Banks. Finally, any purchase of Common Stock by First Banks as "Standby Purchaser" may have an additional substantial dilutive effect on the stockholders' equity and earnings per share, if any, of the Company's stockholders. See "RISK FACTORS - Potential Dilution of Voting Power and Earnings Per Share."



         Under applicable Delaware and Missouri laws, ownership by First Banks of more than 90% of the Common Stock would permit a so-called "short-form" merger between First Banks and the Company such that the Company could be merged into First Banks without the approval of the Company's stockholders. However, in any such short-form merger, the Company's stockholders would have appraisal rights under Delaware law. First Banks has informed the Company that it has not considered whether or not to effect a short-form merger with the Company if First Banks holds in excess of 90% of the Common Stock after the Offering.


ISSUANCE OF APPRECIATION RIGHTS

         The Stock Purchase Agreement contains provisions designed to give the stockholders of the Company as of October 6, 1995 the benefit of any recoveries the Bank may experience upon the liquidation, sale or other resolution of certain charged-off assets of the Bank (the "Specified Assets"), after certain adjustments. The Stock Purchase Agreement contains formulas (the "Measurement Formulas") which take into account recoveries on assets of the Bank which were charged-off as of June 30, 1995, the cost of capital to the Company and the Bank, a reasonable reserve for pending or threatened litigation related to the resolution of the Specified Assets or certain stockholder litigation and other factors, including Company earnings. The outcome of the Measurement Formulas will be used to determine whether the Appreciation Rights will entitle the stockholders to receive cash or shares of Company Common Stock if and as declared by the Board of Directors. The Stock Purchase Agreement provides that calculations pursuant to the Measurement Formula will occur and distributions of shares or cash, if any, may occur as of three dates: June 30, 1996, December 31, 1997 and October 31, 1998. The Board of Directors may determine in its sole discretion (subject to regulatory approval) whether cash or stock will be distributed on the second and third distribution dates, while only stock may be distributed on the first distribution date. No stock or cash will be distributed if the outcome of the Measurement Formulas is negative. The Appreciation Rights, if exercisable, will be exercisable for no additional consideration.


RIGHT TO NOMINATE DIRECTORS

     Pursuant to the Stock Purchase Agreement, the Board of Directors of the Company has elected James F. Dierberg, Allen H. Blake and Donald W. Williams to serve as directors until the next Annual Meeting of Stockholders of the Company. Similarly, the Board of Directors of the Bank has elected Messrs. Dierberg, Blake and Williams to serve as directors of the Bank. Finally, the Company has agreed to use reasonable efforts to retain at least two (2) directors who are unaffiliated with First Banks on the Board of Directors through June 30, 1996. Directors Perry and Morris are unaffiliated with First Banks. See "MANAGEMENT."

PROVISION AFFECTING RIGHTS OFFERING

         Pursuant to the Stock Purchase Agreement, the Company and First Banks agreed that the Rights Offering shall not exceed $5.0 million and that the Public Offering component of the Offering shall not exceed $1.0 million of the $5.0 million total. Further, the Company and First Banks agreed that the shares of Common Stock shall be offered and sold in the Offering at the same price which First Banks paid for the shares of Common Stock pursuant to the Stock Purchase Agreement. Finally, the Stock Purchase Agreement contains provisions requiring First Banks to act as "Standby Purchaser" in the Offering to the extent that the proceeds of the Rights Offering and any Public Offering are insufficient to raise the Bank's Tier I capital ratio to 7.0%. See "THE OFFERING."

AMENDMENT OF THE STOCKHOLDER RIGHTS AGREEMENT

         The stockholders of the Company approved the adoption of the Company's Stockholder Rights Agreement (the "Rights Agreement") at the 1990 Special Meeting of Stockholders. As a result of the financial condition of the Company and the Bank at the time preceding execution of the Stock Purchase Agreement, the Board of Directors agreed to amend the Rights Agreement (the "Amendment") to exempt the transactions contemplated by the Stock Purchase Agreement from triggering the operation of the Rights Agreement. Further, if the Board of Directors of the Company determines that the Company shall exercise its right of redemption under the Rights Plan, then, under certain conditions, First Banks may elect to arrange for the payment of the redemption and the Company shall issue to First Banks shares of Company Common Stock, on the basis of $0.10 per share, in exchange for the aggregate amount of such redemption.

INFORMATION WITH RESPECT TO FIRST BANKS, INC.

         First Banks, headquartered in St. Louis County, Missouri, is a Missouri corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Its principal executive offices are located at 135 North Meramec, Clayton, Missouri 63105, telephone (314) 854-4600. At September 30, 1995, First Banks had approximately $3.70 billion in total assets, $2.75 billion in total loans, net of unearned discount, $3.17 billion in total deposits, and $230.1 million in total stockholders' equity. As of September 30, 1995, First Banks operated primarily through three wholly-owned bank subsidiaries, one majority-owned bank subsidiary, and three wholly-owned thrift subsidiaries.

         First Banks' subsidiary financial institutions (the "Subsidiary Financial Institutions") are: First Bank, headquartered in St. Louis County, Missouri; First Bank, headquartered in O'Fallon, Illinois; First Bank & Trust, headquartered in Santa Ana, California; First Bank FSB, headquartered in St. Louis County, Missouri; Bank TEXAS National Association, headquartered in Houston, Texas, the holding company of which is First Banks America, Inc.; St.

Charles Federal Savings and Loan Association, headquartered in St. Charles, Missouri; Queen City Bank, N.A., headquartered in Long Beach, California; and First Commercial Bank, headquartered in Sacramento, California.

         Through the 120 locations of the Subsidiary Financial Institutions, First Banks offers a broad range of commercial and personal banking services, including certificate of deposit accounts, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts and money market accounts. Loans include commercial, financial, agricultural, municipal and industrial development, real estate construction and development, residential real estate, consumer and installment loans. Other financial services include mortgage banking, discount brokerage, credit-related insurance, automatic teller machines, safe deposit boxes and trust services offered by certain Subsidiary Financial Institutions. First Banks' Class C Preferred Stock is quoted on the NASDAQ National Market System under the symbol "FBNKP." First Banks America, Inc. stock is quoted on the New York Stock Exchange under the symbol "FBA." Information regarding First Banks and the Subsidiary Financial Institutions was provided to the Company by First Banks.

EFFECT OF THE STOCK PURCHASE AGREEMENT ON ACCOUNTING AND TAX ISSUES

         As of December 31, 1994, the Company had approximately $10,800,000 in federal tax net operating losses, and other deferred federal tax deductions in the amount of approximately $10,300,000 due to differentials between the book and tax carrying values of certain assets on the Company's balance sheet.

         As noted previously at "THE OFFERING - Tax Limitation," because of "ownership changes" of the Company and the Bank, the NOL and other tax attributes of the Company and the Bank (including net unrealized built- in losses) are subject to the "Section 382 limitation." As a result, the ability of the Company and the Bank to utilize the NOL and other tax attributes to offset future taxable income is severely limited.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         GENERAL

         The Company's Board of Directors presently consists of five (5) members. Pursuant to provisions of the Bylaws of the Company, directors of the Company are elected for terms of three (3) years with approximately one-third of the directors elected each year. The terms of office of the Class C, Class A and Class B directors will expire at the Annual Meeting of Stockholders in 1996, 1997 and 1998, respectively. Each officer of the Company is elected by the Board of Directors annually.

         The Company did not hold an annual meeting of stockholders during 1995 and, accordingly, is in violation of applicable provisions of the Delaware General Corporation Law.

         The following table lists the directors of the Company, their ages, their positions held with the Company and the Bank, and their ownership of Common Stock as of December 31, 1995, without giving effect to any shares of Common Stock which may be purchased in the Offering.


                                        DIRECTOR    POSITION WITH THE COMPANY      SHARES BENEFICIALLY       PERCENT OF
           NAME               AGE        SINCE          OR WITH THE BANK                  OWNED                Class
           ----               ---        -----          ----------------                  -----                -----
Michael P. Morris             48          1995      Director of the Company                 -0-                 0.00%
  Class "A"                                         and the Bank
Manuel Perry, Jr.             63          1983      Chairman of the Board of               21,150 (1)           0.03%
  Class "C"                                         Directors of the Company
James F. Dierberg             58          1995      Director of the Company           130,000,000 (2)          96.53%
  Class "B"                                         and the Bank
Allen H. Blake                53          1995      Interim Chief Financial                 -0-                 0.00%
  Class "B"                                         Officer of the Company
                                                    and the Bank; Director of
                                                    the Company and the Bank
Donald W. Williams            48          1995      President, Chief Executive              -0-                 0.00%
  Class "A"                                         Officer and Director of the
                                                    Company; Chief Executive
                                                    Officer and Chairman of
                                                    the Board of the Board of
                                                    Directors of the Bank
All Directors and
Officers as a Group
(5 in number)                                                                         130,021,150 (3)          96.54%

-----------------------------
(1) Includes 10,000 shares subject to options presently exercisable under the Directors Stock Option Plan. See "Directors' Stock Option Plan."
(2) The voting stock of First Banks is owned by various trusts which were created by and are administered by and for the benefit of Mr. James F. Dierberg and members of his immediate family. Accordingly, Mr. Dierberg controls the management and policies of First Banks and the election of its directors and is deemed to have beneficial ownership of 65,000,000 shares issuable to First Banks at its option upon the conversion of the entire principal amount of the Debentures, as well as the 65,000,000 shares of Common Stock held by First Banks. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."
(3) Includes 10,000 shares subject to options presently exercisable under the Company's Directors Stock Option Plan.

         The following table sets forth certain information with respect to the executive officers of the Company:


                                            POSITIONS HELD WITH THE                                 EXECUTIVE
NAME                               AGE      COMPANY OR THE BANK                                 OFFICER (1) SINCE
-------------------------------------------------------------------------------------------------------------------
Donald W. Williams                 48       Chief Executive Officer of the Company and                 1995
                                            and the Bank; President of the Company

Allen H. Blake                     53       Interim Chief Financial Officer of the                     1995
                                            Company and Bank

-----------------------------
(1) As used throughout this Prospectus, the term "executive officer" means the president, any vice president in charge of a principal business unit, division or function, any other officer or person who performs a policy- making function for the Company, and any executive officer of any of the Company's subsidiaries who performs policy-making functions for the Company.



         BUSINESS EXPERIENCE; OTHER DIRECTORSHIPS

         ALLEN H. BLAKE was appointed on November 28, 1995 to serve as the Interim Chief Financial Officer of the Company and the Bank until a permanent Chief Financial Officer can be employed, subject to regulatory approvals which were received on December 20, 1995. Mr. Blake also has been a Senior Vice President of First Banks since February 1992. Mr. Blake joined First Banks as Vice President and Chief Financial Officer in 1984, and in 1988 he was appointed to the office of Secretary and to the Board of Directors of First Banks. In addition, Mr. Blake is Vice President, Chief Financial Officer, Secretary and director of First Banks America, Inc., a director of First Bank, headquartered in O'Fallon, Illinois, a director of First Bank & Trust, headquartered in Santa Ana, California, and a director and Secretary of First Bank, headquartered in Creve Coeur, Missouri. First Banks America, Inc. and First Banks, Inc. each have a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

         JAMES F. DIERBERG has been the Chairman of the Board and Chief Executive Officer of First Banks and its predecessor companies since 1966. He has been a director of First Banks since 1979. Mr. Dierberg was President of First Banks from 1979 until February 1992, and he was re-appointed President of First Banks in April 1994. In September 1994, Mr. Dierberg was appointed Chairman of the Board, President and Chief Executive Officer of First Banks America, Inc. (formerly BancTEXAS Group Inc.), headquartered in Houston, Texas. Mr. Dierberg is also a director of First Bank & Trust (formerly Commercial Center Bank), Santa Ana, California, a director of Queen City Bank, N.A., Long Beach, California, and since 1957, Mr. Dierberg has served in various capacities with other bank holding companies and banks owned or controlled by him or members of his family. First Banks America, Inc. and First Banks, Inc. each have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         MICHAEL P. MORRIS currently is, and for the past four years has been, the Chief Financial Officer of Stille Holding Company, a $200 million private company with two retail subsidiaries and one real estate subsidiary. Prior to that time, Mr. Morris was a partner for six years in the Sacramento office of KPMG Peat Marwick, a worldwide CPA firm. While with KPMG Peat Marwick, Mr. Morris specialized as a banking audit partner with extensive experience auditing community banks in Northern California. Mr. Morris joined KPMG Peat Marwick in 1978.

         MANUEL PERRY, JR. is the Chairman of the Board of Directors of the Company. He has been an agent with New York Life Insurance Company since 1957. He is a member of the President's Council for New York Life Insurance Company and a member of Sacramento Life Underwriters Association.

         DONALD W. WILLIAMS has been Senior Vice President and Chief Credit Officer of First Banks since March, 1993. On October 24, 1995, the Board of Directors of the Bank elected Mr. Williams to serve as Chief Executive Officer of the Bank. First Banks has filed the appropriate application with the FRB for Mr. Williams to serve as President and Chief Executive Officer of the Company. In addition, he is Chairman of the Board, President and Chief Executive Officer of First Bank & Trust and director of each of First Bank and First Bank FSB, both of which are headquartered in St. Louis County, Missouri, First Banks America, Inc., Bank TEXAS National Association, and Queen City Bank, N.A., Long Beach, California. From 1989 to the time he assumed his positions with First Banks, he was Senior Vice President at Mercantile Bank of St. Louis, N.A., where he was responsible for credit approval. First Banks America, Inc. has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         No director or executive officer of the Company has any family relationship with any other director or executive officer of the Company, or director or officer of the Bank.

         Except as set forth above, no director of the Company is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

         Messrs. Dierberg, Blake and Williams were elected to the Board of Directors of the Company in accordance with the terms of the Stock Purchase Agreement. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY - Right to Nominate Directors."

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has established the following standing committees, with membership as noted.

         The Audit Committee of the Board of Directors is composed of Mr. Perry as Chairman, and Mr. Morris as a member. The functions of the Audit Committee are, among other things: (1) to recommend the appointment of and to oversee a firm of independent certified public accountants whose duty is to audit the books and records of the Company and the Bank for the fiscal year for which they are appointed; (2) to monitor the Company's system of internal controls and oversee compliance with policies; (3) to review the adequacy of the Company's controls of regulatory and financial accounting and reporting; (4) to oversee the internal audit functions; and (5) to monitor and analyze the results of internal and regulatory examinations.

         The function of the Compensation Committee of the Board is performed by the full Board of Directors. The function of the Compensation Committee is to define Company policy with respect to executive compensation, to review management's performance on an annual basis and to set discretionary compensation for executive officers. In addition, the Compensation Committee is responsible for preparing the annual Compensation Committee Report, which appears in the Company's annual Proxy Statements.

EXECUTIVE COMPENSATION

         SUMMARY OF COMPENSATION

         The following table sets forth a summary of the compensation paid during the Company's past three fiscal years to the Company's Chief Executive Officer or person acting in a similar capacity and to each of the Company's senior executive officers, for services rendered in all capacities, whose annual compensation exceeded $100,000 during the Company's 1995 fiscal year. During 1995, Mr. James E. Culleton served as Interim President of the Bank until October 24, 1995, when he was appointed to serve as President and Chief Operating Officer of the Bank and as Interim President of the Company through December 27, 1995. Ms. Anne H. Long served as Executive Vice President and Chief Financial Officer of the Company and the Bank during 1995 until her resignation effective December 6, 1995. In addition, effective December 27, 1995, Mr. Donald W. Williams began serving as the President and Chief Executive Officer of the Company.

                           SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       LONG TERM
                                                             ANNUAL COMPENSATION                     COMPENSATION
                                                                                                        AWARDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     SECURITIES
                                                                               OTHER ANNUAL          UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR      SALARY ($)(1)    BONUS ($)    COMPENSATION ($)(2)       OPTIONS (#)   COMPENSATION ($)
-----------------------------------------------------------------------------------------------------------------------------------
James E. Culleton                   1995       $ 156,405         -0-               -0-                   -0-            $     0
Former Interim President (3)
-----------------------------------------------------------------------------------------------------------------------------------
                                    1994         162,937         -0-               -0-                   -0-              5,437
-----------------------------------------------------------------------------------------------------------------------------------
                                    1993         154,284         -0-               -0-                   -0-              5,505
-----------------------------------------------------------------------------------------------------------------------------------
Donald W. Williams                  1995        N/A(4)           N/A               N/A                   N/A                N/A
President and C.E.O.(4)
-----------------------------------------------------------------------------------------------------------------------------------
                                    1994        N/A              N/A               N/A                   N/A                N/A
-----------------------------------------------------------------------------------------------------------------------------------
                                    1993        N/A              N/A               N/A                   N/A                N/A
-----------------------------------------------------------------------------------------------------------------------------------
Anne H. Long                        1995         130,791         -0-               -0-                   -0-             62,749(5)
Former E.V.P. and C.F.O.
-----------------------------------------------------------------------------------------------------------------------------------
                                    1994         103,251         -0-               -0-                   -0-              5,089
-----------------------------------------------------------------------------------------------------------------------------------
                                    1993          93,800         -0-               -0-                   -0-              4,995
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------
(1)      Includes deferred compensation.
(2) Threshold of $50,000 or 10% of total salary and bonus compensation not met.
(3) Mr. Culleton was appointed President of the Bank on October 24, 1995 and resigned his positions with the Company effective December 27, 1995.
(4) Mr. Williams began serving as President and Chief Executive Officer of the Company effective December 27, 1995. Mr. Williams is compensated for such services pursuant to the terms of the Management Services Agreement entered into between the Company and First Banks dated December 21, 1995. See "Employment Arrangements and Agreements" herein.

(5) Includes $249 in respect of continued health insurance coverage through December 31, 1995 and a $62,500 payment to Ms. Long in consideration for certain amendments to Ms. Long's employment agreement with the Company. See "Employment Arrangements and Agreements" herein.


         STOCK OPTION GRANTS AND EXERCISES

         The Company maintains the 1980 Amended and Restated Employee Stock Option Plan (the "Employee Plan") in order for employees of the Company and the Bank to have a greater personal interest in the success of the Company and to provide added incentive for the continuance of and advancement in their employment or service to the Company. The Employee Plan is administered by the Board of Directors or a committee appointed by the Board (in either case, the "Committee"). The Company has 778,000 shares of its Common Stock reserved for issuance as stock options under the Option Plan.

         The Employee Plan provides for both the grant of "incentive stock options," as defined in Section 422A of the Code, and non-statutory options (options which do not meet the requirements of Section 422A) to employees and officers of the Company (including any director who is also an employee). The exercise price of any option granted under the Employee Plan may not be less than 100% of the fair market value of the Common Stock of the Company on the date of grant. No incentive option may be first exercisable in any year for shares having an aggregate fair market value at the time of grant in excess of $100,000. Shares subject to options under the Employee Plan may be purchased for cash or in exchange for shares of the Common Stock or other valid consideration.

         Unless otherwise provided by the Board, an option granted under the Employee Plan and not exercised within ten years expires, and the shares subject to the option become available for future grants. The Committee determines to whom options will be granted and the terms of each option granted, including the exercise price, number of shares subject to the option, the vesting provisions thereof, and whether the option will be an incentive or non-statutory option. The Employee Plan may be amended, suspended or terminated by the Board, but no such action may impair rights under a previously granted option. Each option is generally exercisable during the lifetime of the optionee only so long as the optionee remains employed by the Company. No option is transferable by the optionee other than by will or the laws of descent and distribution. The Employee Plan will expire in March 1997 unless terminated earlier by the Board of Directors.

         There were no options granted under the Employee Plan during the 1995 fiscal year to any of the executive officers of the Company or the Bank.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

---------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
                                               SHARES ACQUIRED ON
                  NAME                            EXERCISE (#)       VALUE REALIZED($)
---------------------------------------------------------------------------------------
James E. Culleton, Former Interim President           None                 N/A
---------------------------------------------------------------------------------------
Donald W. Williams, C.E.O. and President              None                 N/A
---------------------------------------------------------------------------------------
Anne H. Long, Former Executive Vice President         None                 N/A
---------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------
                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END   (AT FISCAL YEAR-END($)
-------------------------------------------------------------------------------------------------
                                                      EXERCISABLE/               EXERCISABLE/
                  NAME                               UNEXERCISABLE              UNEXERCISABLE
-------------------------------------------------------------------------------------------------
James E. Culleton, Former Interim President          33,000/12,000(1)           -0-/-0-(2)
-------------------------------------------------------------------------------------------------
Donald W. Williams, C.E.O. and President                   -0-/-0-              -0-/-0-
-------------------------------------------------------------------------------------------------
Anne H. Long, Former Executive Vice President          8,350/2,650(3)           -0-/-0-(2)
-------------------------------------------------------------------------------------------------

(1) Includes 15,000 shares granted on September 26, 1989 at $11.12 per share; and 30,000 shares granted on March 25, 1992 at $7.38 per share.
(2) As of December 31, 1995, options granted to Mr. Culleton and Ms. Long were out-of-the money at the closing price of $0.22 per share of Common Stock.
(3) Includes 2,000 shares granted on March 26, 1991 at $8.44 per share; 5,000 shares granted on February 25, 1992 at $7.63 per share; and 4,000 shares granted July 28, 1992 at $5.00 per share. Ms. Long's options will expire on March 7, 1996.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

         ARRANGEMENT WITH DONALD W. WILLIAMS

         Donald W. Williams is serving as the Chief Executive Officer of the Bank, as well as President and Chief Executive Officer of the Company. Mr. Williams also is a Senior Vice President and the Chief Credit Officer of First Banks and serves in other positions for affiliates of First Banks. Mr. Williams is compensated by First Banks independently of his services to the Company. First Banks is reimbursed for Mr. Williams' services to the Company and the Bank through the Management Services Agreement entered into between the Bank and First Banks. Under the Management Services Agreement, Mr. Williams' services are billed to the Bank on an hourly basis at rates ranging from $40 to $65 per hour, depending on the type of service rendered. See "Certain Transactions and Indebtedness of Management," below.

         ARRANGEMENT WITH ALLEN H. BLAKE

         On November 28, 1995, the Boards of Directors of the Company and the Bank appointed Mr. Blake to serve as Interim Chief Financial Officer of the Company and the Bank, subject to the receipt of required regulatory and other approvals. Mr. Blake received the required regulatory approvals as of [December 20,] 1995. Mr. Blake also is serving as Senior Vice President and Chief Financial Officer of First Banks, as well as serving in other positions for affiliates of First Banks. Mr. Blake is compensated by First Banks independently of his services to the Company. First Banks will be reimbursed for Mr. Blake's services to the Company and the Bank through the Management Services Agreement entered into between the Bank and First Banks. Under the Management Services Agreement, Mr. Blake's services are billed to the Bank on an hourly basis at rates ranging from $40 to $65 per hour, depending on the type of service rendered. See "Certain Transactions and Indebtedness of Management," below.

         EMPLOYMENT CONTRACT WITH JAMES E. CULLETON

         Mr. Culleton entered into an employment agreement with the Company and the Bank on November 19, 1991, which is amended and restated effective January 1, 1996, and pursuant to which Mr. Culleton serves as President and Chief Operating Officer of the Bank. The amended employment contract has a three (3) year term commencing January 1, 1996. Until January 1, 1996, Mr. Culleton's prior employment contract provided for an annual base salary of $131,316 with annual consumer price index adjustments of not less than 6% nor more than 10%, and an annual net income performance bonus equal to 1% of after-tax net income above a 5% return on the tangible equity capital of the Bank. During 1995, Mr. Culleton's base salary under the agreement was $156,405.12. Effective January 1, 1996, Mr. Culleton's annual base salary will be $90,000, subject to periodic review by the Board of Directors. Mr. Culleton will be entitled to receive any bonus granted to him in the discretion of the Board of Directors. Effective January 1, 1996, Mr. Culleton no longer served as Executive Vice President of the Company and Mr. Culleton ceased serving as Interim President of the Company effective December 27, 1995. Mr. Culleton is entitled to participate in all of the benefit plans which are generally available to members of the Company's and the Bank's senior management. In the event that Mr. Culleton's employment with the Bank is terminated for any reason other than cause or by Mr. Culleton himself, he will be entitled to receive a severance payment of $235,000, less any amount of annual salary paid to him from January 1, 1996 through the date of termination. At execution of the amended agreement, Mr. Culleton was paid for accrued but unused vacation time at his then-current salary rate.

         EMPLOYMENT CONTRACT WITH ANNE H. LONG


         Ms. Long entered into an employment agreement, effective September 1, 1994, as Executive Vice President and Chief Financial Officer of the Company and the Bank which was amended effective November 8, 1995, for an employment term of three years. Ms. Long tendered her resignation effective December 6, 1995. Under the amended terms of the agreement, Ms. Long would have been paid a base salary of $70,000 per year. Ms. Long would have been entitled to receive an annual bonus, in the discretion of the Boards of Directors and subject to any required regulatory reviews and/or approvals. Ms. Long received a payment of $62,500 in respect of certain benefits, including severance, which she agreed to forego under the revised agreement. Ms. Long will receive medical insurance coverage for six months following her cessation of employment.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         As mentioned above, the full Board of Directors performed the functions of the Company's Compensation Committee during 1995. Mr. Fred L. Harris, Mr. Michael Denton, Mr. Michael E. Spinetti, Mr. Perry, Mr. Manuel Barandas, Mr. Harry Curry, Mr. Earl Nichols and Ms. Dorothy Mahaffee comprised the full Board of Directors from January 1, 1995 through June 30, 1995, the date of Ms. Mahaffee's resignation from the Board of Directors. Messrs. Barandas, Curry and Nichols resigned as directors of the Company effective August 29, 1995 and Messrs. Denton, Spinetti and Harris resigned effective December 27, 1995. Mr. Michael P. Morris was elected to serve as a director of the Company effective August 29, 1995. Messrs. Dierberg, Blake and Williams are executive officers of First Banks and Messrs. Dierberg and Blake are executive officers of First Banks America, Inc. During 1995, as members of the Board of Directors of First Banks, Messrs. Dierberg and Blake participated in compensation decisions for First Banks, and as directors of First Banks America, Inc., Messrs. Dierberg, Blake and Williams participated in compensation decisions for First Banks America, Inc.

         Effective December 27, 1995, the full Board of Directors was composed of Messrs. Dierberg, Williams, Blake, Perry and Morris. Messrs. Dierberg, Williams and Blake did not participate in any compensation decisions during the last three business days of fiscal year 1995. Messrs. Williams and Blake are executive officers of the Company. See "Certain Transactions and Indebtedness of Management," below for a description of the transactions between First Banks, voting control of which is held by various trusts created by and administered by and for the benefit of Mr. Dierberg and members of his immediate family, and the Company.

401(K) AND PROFIT SHARING PLAN

         The Bank's Profit Sharing Plan, established in January 1980, is intended to provide deferred compensation benefits to all employees of the Company and the Bank via contributions to the plan by the Company. In March 1989, the Bank and the Company adopted an amendment to the Profit Sharing Plan to include a 401(k) provision (the "401(k) Plan"). Hourly and salaried employees of the Company and the Bank who have completed 250 hours of service with the Company or the Bank are eligible to participate in the 401(k) Plan (the "Participants"). Participants may elect to defer 1% to 15% of their annual salary up to the maximum dollar limitation as established by the IRS (the "Participant Contributions"). A Participant"s interest in his or her Participant Contribution is fully vested immediately.

         The Company contributes on a quarterly basis fifty percent (50%) on every dollar contributed by the employee up to six percent (6%) of annual salaries. The Company has the discretion to make additional contributions which will be allocated to the accounts of eligible Participants based on the ratio of each Participant's salary to the total salary. Participant's interests in such Company contributions vest on a five (5) year schedule according to years of service rendered. During 1994, the Bank matched (on a quarterly basis) approximately $109,000 to the 401(k) Plan. Matching contributions by the Company were suspended as of January 1, 1995.

EMPLOYEE STOCK OWNERSHIP PLAN

         In September 1990, the Company and the Bank adopted an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1990, for all eligible employees. The ESOP was adopted in order to provide the employees of the Company and its subsidiaries with an opportunity to acquire an ownership interest in the Company. The Trustee of the ESOP Trust appointed by the Board of Directors is presently Mechanics Bank of Richmond, and a committee appointed by the Board of Directors administers the ESOP for the exclusive benefit of participants and their beneficiaries. Under the terms of the ESOP, the amount of contributions made is within the sole discretion of the Board of Directors. Contributions to the ESOP are allocated among eligible employees' accounts in relation to their compensation as shares of Company Common Stock are acquired and vest over a period specified in the ESOP. Any shares held by the ESOP are distributed to employees following death, disability, retirement or other separation from employment in accordance with the terms of the ESOP. For the year 1995, no shares were contributed by the Company to the ESOP.

DIRECTOR COMPENSATION

         All directors' fees were discontinued as of June 28, 1994. Prior to June 28, 1994, each outside member of the Board of Directors received $200 per Board and committee meeting attended and a retainer fee in the amount of $800 per month. It is expected that, following the completion of this Offering, the Company and the Bank will seek the necessary approvals from their respective regulatory authorities to reinstate compensation for outside directors. No assurance can be given that the Company or the Bank will receive such approvals or in what amounts such compensation may be paid, if approved.

DIRECTORS' STOCK OPTION PLAN

         On September 26, 1989, the Board of Directors of the Company adopted the First Commercial Bancorp, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the stockholders at the Annual Meeting of Stockholders on May 23, 1990. There are presently reserved for issuance under the Directors' Plan 250,000 shares of the Common Stock. Only non-employee directors of the Company, of which there are currently three (3), are eligible to receive options in accordance with a specific formula under the Directors' Plan.

         Options granted under the Directors' Plan are non-statutory options. Three former directors of the Company who resigned effective August 29, 1995 and three former directors who resigned effective December 27, 1995 each hold an option to purchase 10,000 shares of Common Stock at an option price of $11.12 per share, which will expire one year from the date of resignation. Directors Morris and Dierberg may be eligible to receive the grant of an option under the Directors' Plan in September 1997. No options were granted in 1995 pursuant to the Directors' Plan.

CERTAIN TRANSACTIONS AND INDEBTEDNESS OF MANAGEMENT

         CERTAIN TRANSACTIONS

         There have been no transactions since January 1, 1995, nor are there any currently proposed transactions, to which the Company or the Bank was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, nominee as a director, five percent (5%) stockholder or member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest, except as described below.

         The Company and the Bank have entered into the Standby Stock Purchase Agreement with First Banks and James F. Dierberg, which was later amended and restated as the Stock Purchase Agreement, as well as the related Additional Investment and Standby Agreements. James F. Dierberg is the Chairman, President and Chief Executive Officer of First Banks. The voting stock of First Banks is owned by various trusts which were created by and are administered by and for the benefit of Mr. Dierberg and members of his immediate family. Accordingly, Mr. Dierberg controls the management and policies of the Company and the election of its directors. As of the date of this Prospectus, First Banks owns beneficially approximately 96.53% of the Common Stock. On December 27, 1995, Mr. Dierberg was appointed to serve as a director of the Company. Pursuant to the Stock Purchase Agreement, Mr. Allen H. Blake and Mr. Donald W. Williams also have been appointed as directors of the Company. Messrs. Blake and Williams also render services as executive officers to the Company and the Bank as well as to First Banks and its affiliates. As described above, Messrs. Blake and Williams are compensated independently for their services to First Banks and its affiliates, and First Banks will be reimbursed for their services to the Company and the Bank pursuant to the Management Services Agreement. The Management Services Agreement is described further below. See also "Employment Arrangements and Agreements" herein. For a full description of the transactions between the Company, the Bank, First Banks and Mr. Dierberg, see "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

         The Company and the Bank have entered into a Cost Sharing Agreement dated December 21, 1995 with First Bank & Trust, a wholly-owned subsidiary of First Banks. The Cost Sharing Agreement is designed to allow the Company and the Bank to share the benefits, services and costs of certain personnel employed by First Bank & Trust, including services in the areas of lending, human resources and branch administration. Similarly, the Bank has entered into a Management Services Agreement dated December 21, 1995 with First Banks, pursuant to which First Banks or certain subsidiaries of First Banks may provide the Bank with services in the areas of lending, human resources, corporate audit, general accounting, asset/liability management, investments, planning and budgets, branch administration and purchasing and accounts payable. Each of the Cost Sharing Agreement and the Management Services Agreement contain provisions requiring services rendered to the Bank to be provided on the same terms and conditions, including audit standards, that are substantially the same, or at least as favorable to the Bank, as then prevailing at the time for comparable transactions with, or not involving, other nonaffiliated companies. In the absence of comparable transactions, the agreements require the services to be rendered on terms and under conditions, including audit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies. For December 1995, the only month for which such information is available, the Bank paid $16,466 in fees pursuant to the Management Services Agreement. No fees were accrued or paid as of December 31, 1995 in respect of the Cost Sharing Agreement.

         The Bank has entered into a Service Agreement dated December 8, 1995 with FirstServ, Inc., a wholly-owned subsidiary of First Banks, pursuant to which FirstServ, Inc. provides data processing and item processing to the Bank. FirstServ, Inc. provides such services through a facilities management agreement with First Services, L.P., a limited partnership indirectly owned by Mr. Dierberg and his children. The Bank anticipates paying approximately $28,000 per month for basic services pursuant to the Service Agreement, which fees are comparable to those charged the Bank under its previous service contract. The Bank paid to FirstServ, Inc. a one-time conversion training fee of $30,000.

         INDEBTEDNESS OF MANAGEMENT

         Some of the directors and executive officers of the Company and members of their immediate families and the companies with which they have been associated have been customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business since January 1, 1995, and the Bank expects to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the Bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

                             PRINCIPAL STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

         As of December 31, 1995, and without giving effect to the Offering, no person or group known to the Company owned beneficially more than five percent (5%) of the outstanding shares of its Common Stock, except as set forth below:

                                                                 PERCENTAGE OF
NAME AND ADDRESS OF            AMOUNT AND NATURE              OUTSTANDING SHARES
 BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP           BENEFICIALLY OWNED
--------------------------------------------------------------------------------
First Banks, Inc.
135 North Meramec
Clayton, MO  63105               130,000,000(1)                    96.53%(1)

------------------
(1) Includes 65,000,000 shares which First Banks has the right to obtain upon conversion of the entire principal amounts of the First and Second Debentures into shares of Common Stock, 50,000,000 shares of Common Stock issued to First Banks in exchange for the shares of Bank Preferred Stock and Bank Common Stock held by First Banks and 15,000,000 shares issued to First Banks on December 28, 1995. First Banks also has the right to receive interest on the Debentures at a 12% annual rate, which is convertible into shares of Common Stock. See "THE STOCK PURCHASE AGREEMENT AND CHANGE IN CONTROL OF THE COMPANY."

                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of December 31, 1995, there were issued and outstanding 69,675,110 shares of Common Stock, which are fully paid, nonassessable and not subject to redemption. The Company's Common Stock is publicly traded and is quoted on the NASDAQ Small-Cap Market under the symbol "FCOB". As of December 31, 1995, there were no shares of preferred stock issued and outstanding.

         Although the Company has not issued preferred stock to date, the Company is authorized to issue preferred stock without obtaining the approval of the holders of the Common Stock. Issuance of preferred stock in the future could adversely affect the voting power of the holders of the Common Stock.

         In conjunction with the Company's reincorporation in Delaware, the stockholders of the Company adopted a stockholders' rights plan (the "Rights Plan") at the 1990 Special Meeting of Stockholders. The Rights Plan provides that the holders of each outstanding share of Common Stock are entitled to a right ("Right") to purchase from the Company a unit consisting of one-hundredth of a share (a "Unit") of Series A Participating Preferred Stock, par value $.01 per share ("Series A Participating Preferred Stock"), at a price of $50 in cash per Unit, subject to adjustment. The Right attaches to each share of Common Stock outstanding and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of Affiliates or Associates (as such terms are defined in the Rights Plan) (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of twenty (20%) percent or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) ten (10) days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning twenty-five (25%) percent or more of such outstanding shares of Common Stock. The Rights Plan provides that Rights are not exercisable until a Distribution Date occurs and that as soon as practicable after the Distribution Date, Rights Certificates will be mailed to the holders of record of Common Stock as of the close of business on the Distribution Date. Once the Rights Certificates have been mailed, the separate Rights Certificates alone will represent the Rights.

         The Rights Plan provides that if at any time following the Distribution Date, (i) a person becomes the beneficial owner of more than twenty-five (25%) percent of the then outstanding shares of Common Stock except pursuant to an offer for all outstanding shares of Common Stock which the independent directors of the Company determine to be fair to, and otherwise in the best interests of, the stockholders of the Company, or (ii) the Company is the surviving corporation in a merger with an Acquiring Person and Common Stock is not changed or exchanged, each holder of a Right will have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Plan) were, beneficially owned by any Acquiring Person will be null and void.

         In addition, the Rights Plan provides that a "Triggering Event" exists if (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or Common Stock is changed or exchanged (other than a merger which follows an offer described in clause (i) of the preceding paragraph) or (ii) fifty percent (50%) or more of the Company's assets or earning power are sold or transferred. Upon the occurrence of a Triggering Event, each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

         In conjunction with approval by the stockholders of the Stock Purchase Agreement, the Rights Plan was amended ("Amendment No. 1"), which contains provisions in order to exclude the applicability of the Rights Plan from the transactions contemplated by the Stock Purchase Agreement. Amendment No. 1 excludes First Banks and all "affiliates" and "associates" of First Banks from the definition of "Acquiring Person" and excludes from the definition of "Stock Acquisition Date" any report filed with respect to the Company pursuant to
Section 13(d) under the 1934 Act by Dierberg, First Banks or any "affiliates" or "associates" of First Banks. Amendment No. 1 to the Rights Plan also excludes all the transactions contemplated by the Stock Purchase Agreement from the definition of Triggering Event.

         In addition, Amendment No. 1 excludes the transactions contemplated by the Stock Purchase Agreement from the definition of (i) a "Section 11(a)(ii) Event" which provides for the adjustment of the purchase price, number of shares and kind of Series A Participating Preferred Stock under certain circumstances and (ii) a "Section 13 Event" which provides the rights of the holder of a Right in the event of a consolidation or merger involving the Company or a transfer of assets or earning power of the Company or the Bank.

         Furthermore, Amendment No. 1 to the Rights Plan provides that the Board of Directors may, at its option, redeem any and all of the outstanding Rights or settle any disputes between the Company and any of its stockholders or any person claiming the right to have distributed Rights at a redemption price of $.05 per Right or such disputed Right.

CAPITAL STOCK

         The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the securities being offered by the Company are described below. This section is qualified in its entirety, however, by reference to the specific provisions of the Company's Certificate of Incorporation and Bylaws, as amended to date, which are available upon request of the Company.

         The Company is a legal entity separate and distinct from the Bank and neither the Common Stock nor the other securities being offered hereby represents an interest in the Bank. The right of the Company, and thus the right of the Company's creditors and stockholders, to participate in any distribution of the assets or earnings of the Bank is subject to the prior claims of creditors of the Bank, except to the extent that claims, if any, of the Company itself as a creditor may be recognized. In addition, the Company and the Bank are subject to the regulations of the FRB, and the FDIC and the SBD, respectively, relating to the maintenance of appropriate levels of capital. Compliance with such regulations could further limit the amount of dividends which the Bank may pay to the Company, and the amount of dividends which the Company may pay to its stockholders. The Bank presently is prohibited from paying any dividend to the Company under the terms of the Orders, and the Company is prohibited under the terms of the MOU from paying dividends without the prior written approval of the FRB. In addition, the Debentures contain restrictions on the payment of dividends by the Company without the prior written approval of First Banks. As described under "SUPERVISION AND REGULATION," there are also legal limitations on the extent to which the Bank can supply funds to the Company or its subsidiaries through loans, other extensions of credit or purchases of assets.

COMMON STOCK

          VOTING RIGHTS

          All voting rights with respect to the Company are presently vested in the holders of the Common Stock. Each share of Common Stock is entitled to one vote at any meeting of stockholders and in the election of directors. Stockholders have no cumulative voting rights in the election of directors. Further, if the Company issues additional classes or series of preferred stock in the future, such stock may have voting rights, and the voting rights of the holders of the Common Stock may be affected thereby.

         DIVIDENDS

         The holders of the Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors, out of funds legally available therefor, subject to the dividend preference, if any, on preferred stock that may be outstanding and also subject to the restrictions set forth in the Delaware General Corporation Law. The Delaware General Corporation Law provides that a corporation may make stock repurchases or redemptions that do not impair capital, and may pay dividends to its stockholders out of any surplus account or out of net profits of the current and preceding fiscal years, subject to certain limitations. The ability of the Company to pay dividends and/or to repurchase or redeem Common Stock is also subject to regulatory and supervisory limitations. See "RISK FACTORS - Limitation on Payment of Dividends," "MARKET INFORMATION Dividends," "SUPERVISION AND REGULATION - Payment of Dividends" and "REGULATORY AGREEMENTS AND ORDERS."

         The ability of the Bank to pay dividends to the Company is subject to restrictions set forth in the California banking law and is presently subject to the approval of the SBD and the FDIC. The ability of the Bank to pay dividends to the Company also is subject to restrictions set forth in federal banking law and the regulations of the Federal Reserve thereunder. See "SUPERVISION AND REGULATION - Payment of Dividends."

         ASSESSMENT OF SHARES

         The Company's Certificate of Incorporation does not authorize assessment of the Common Stock. In the absence of such a provision, the stockholders are not personally liable for payment of the Company's debts except as they may be liable by reason of their own conduct or acts. There are no conversion rights, redemption provisions or sinking fund provisions applicable to shares of the Common Stock.

         DISSOLUTION

         The holders of Common Stock will be entitled to share equally in the net assets of the Company in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of senior securities, such as preferred stock, that may be outstanding.

         PREEMPTIVE RIGHTS

         Holders of Common Stock have no preemptive rights, which are rights to subscribe to a pro rata amount of any shares or other securities which the Company may offer in the future. Therefore, shares of Common Stock or other securities may be offered in the future to the investing public or to existing stockholders at the discretion of the Board of Directors.

         THE STOCKHOLDER RIGHTS


         The Company is registering a total of 50,000,000 shares of Common Stock in the Rights Offering, purchasable through the exercise of Stockholder Rights. The Company is conducting the Rights Offering by distributing to stockholders of record as of the Record Date nontransferable Stockholder Rights to purchase
10.695 shares of Common Stock for each share held on the Record Date, subject to possible reduction. In addition, any stockholder exercising the Basic Subscription Privilege also would be entitled to exercise an Oversubscription Privilege to the extent of the greater of (a) 1,000,000 additional shares or $100,000, or (b) an additional 10.695 shares for each share held on the Rights Record Date, subject to pro ration and reduction under certain circumstances. See "THE OFFERING." The exercise price for each share of Common Stock is $0.10 per share. Stockholder Rights will be exercisable for a period of 57 days, or until April 12, 1996, unless extended by the Company in its sole discretion for up to two (2) consecutive periods of up to 30 days each, after which time they will expire. Any shares not subscribed for pursuant to Stockholder Rights will become available for sale in the Public Offering, subject to the $1.0 million limitation.


THE DIVIDEND RIGHTS


         The Company is registering 9,688,875 shares of Common Stock for issuance pursuant to the exercise of Dividend Rights. The Dividend Rights are being distributed to stockholders of record of the Company as of the Dividend Record Dates and entitle each Dividend-Eligible Stockholder to receive one share of Common Stock for each $0.10 of accrued dividend and interest amount payable to such stockholder. Dividend Rights may be exercised in whole or in part (subject to elimination of fractional shares); however, the Company's obligation to pay the 1992 Dividends in cash will be extinguished to the fullest extent of such exercise. Dividend Rights will be exercisable for a period of 57 days, or until April 12, 1996, unless extended by the Company in its sole discretion for up to two (2) consecutive periods of up to 30 days each, after which time they will expire. Dividend-Eligible Stockholders not exercising Dividend Rights will remain entitled to receive the 1992 Dividends from the Company in cash, subject to the Company's financial and regulatory ability to pay such 1992 Dividends.


         NONE OF THE ABOVE-DESCRIBED SECURITIES OF THE COMPANY ARE SAVINGS ACCOUNTS OR DEPOSITS AND, THUS, THEY ARE NOT INSURED BY THE FDIC.

RESTRICTIONS ON RESALES BY AFFILIATES

         The Common Stock (other than the shares issued to date to First Banks and the shares issuable under the Debentures) has been registered under the Securities Act of 1933, as amended (the "Securities Act"), but this registration does not cover resales of shares acquired by any Company stockholder who is deemed to be an "affiliate" of the Company, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Company. Affiliates may not sell their shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

PROVISIONS OF CERTIFICATE OF INCORPORATION

         Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company in certain circumstances. Certain of these provisions, which do not contemplate a specific or particular attempt to gain control of the Company, are described below. The Certificate of Incorporation and the Bylaws, as amended to date, are available upon request of the Company and the following discussion is qualified in its entirety by the specific provisions of each.

         CLASSIFICATION OF BOARD OF DIRECTORS

         The Company's Certificate of Incorporation provides for a classified Board of Directors as permitted (but not required) under Delaware law. Under a classified Board of Directors, the terms of the directors are staggered so that one-third of the directors are elected each year for a term of three (3) years. See "MANAGEMENT." It may require at least two (2) annual meetings of stockholders to elect a majority of directors to a board which is classified or otherwise effect a change in control of the board, since only a minority of the directors will be elected at each meeting. The most significant purpose of a classified board is to deter non-negotiated takeover attempts because of the delay the acquiror would experience in replacing a majority of the directors.

         The Company's Certificate of Incorporation provides that the number of directors shall be specified in the Company's Bylaws and, thus, both the actual size of the board and the range may be changed either by the Board or by the stockholders. However, any such amendment by the stockholders requires the affirmative vote of two-thirds (66-2/3%) of the outstanding shares entitled to vote thereon.

         BUSINESS COMBINATIONS

         The Company's Certificate of Incorporation includes provisions permitted by the Delaware General Corporation Law, which restrict certain "Business Combinations" with "Related Persons," as those terms are defined therein. A Business Combination with a Related Person, defined in the Certificate of Incorporation to include, among other things, a merger, consolidation, recapitalization, transfer, sale, exchange, pledge, disposition or issuance of shares or assets, generally must be approved by the vote of 75% of the Company's voting stock, unless certain conditions exist. This provision may have the effect of delaying, deferring or preventing a change in control of the Company.

         CONSIDERATION OF FACTORS OTHER THAN PRICE

         The Company's Certificate of Incorporation provides that, when evaluating any proposed tender or exchange offer for the Company's voting stock or any proposed transaction with any other person which would constitute a "Business Combination," the Board of Directors may consider the best interests of the Company as a whole, including without limitation: giving due consideration to the interests of the Company's stockholders; whether the proposed transaction might violate applicable laws; not only the consideration being offered in the proposed transaction in relation to the then current market price for the Company's stock, but also the market price for such stock over a period of years, the estimated price which might be achieved in a negotiated sale of the Company as a whole or in part or through liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects; and the social, economic and legal effects on the employees, customers, suppliers and other constituents of the Company and on the communities in which the Company conducts its business.

         This provision could, under certain circumstances, permit the Board of Directors to disapprove a tender offer or other business combination transaction that might otherwise be beneficial to the stockholders of the Company, particularly if such a transaction would have a strong adverse impact on the employees of the Company or the communities in which the Company or the Bank has operations.

         SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

         Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "Business Combinations" with "Interested Stockholders," as such terms are defined in Section 203, of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange or the NASDAQ National Market System or is held of record by more than 2,000 stockholders. However, a Delaware corporation may elect to opt out of Section 203 by a provision in its original Certificate of Incorporation or an amendment thereto. The Company has not and does not intend to elect to opt out of Section 203. However, Section 203 presently does not apply to the Company because of the delisting of the Common Stock from the NASDAQ National Market System effective July 7, 1995. So long as the constitutionality of Section 203 is upheld, and to the extent it is applicable to the Company, the Company believes that it will have the effect of encouraging any potential acquiror to negotiate with the Company's Board of Directors. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions. Because the acquisition by First Banks of more than 15% of the voting control of the Company was approved by the Board of Directors (which occurred prior to the delisting of the Common Stock), First Banks is not subject to certain restrictions which otherwise would be imposed pursuant to Section 203 of the Delaware General Corporation Law.

         The Company's Certificate of Incorporation contains similar super majority voting requirements to those contained in Section 203 for Business Combinations with Interested Stockholders. See "Business Combinations," above.

         ISSUANCE OF ADDITIONAL SECURITIES

         As described above, the Certificate of Incorporation permits the Board of Directors to issue shares of preferred stock without the prior approval of the holders of the Common Stock. The issuance of preferred stock or such other securities as permitted by the Certificate of Incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of the Company.

         AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Certificate of Incorporation provides that changes or amendments to it and the Company's Bylaws are subject to Board and shareholder approval requirements in addition to those required under applicable law. In general, amendments to certain sections of the Certificate of Incorporation require the approval of at least two-thirds (66-2/3%) of the Company's voting stock. An amendment to the section of the Certificate of Incorporation regarding "Business Combinations" generally requires the approval of 75% of the outstanding shares entitled to vote, exclusive of stock beneficially owned by a "Related Person." Amendment of the Bylaws by the shareholders requires the affirmative vote of two-thirds (66-2/3%) of the outstanding shares. These provisions may prevent a person who has acquired control of more than 50% of the voting power of the Company from effecting amendments to the Company's governing documents and thereby exerting control over the management and policies of the Company.

         Other provisions of the Company's Certificate of Incorporation or Bylaws or of the Delaware General Corporation Law as applied to the Company may have the effect of deterring, delaying or preventing a change in control of the Company.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief description of certain federal income tax consequences which may be realized by persons acquiring the shares of Common Stock and the Dividend Exchange Shares. This discussion is only a summary and is not intended as a substitute for careful tax planning, particularly because the income tax consequences are complex and may not be the same for all holders of the shares of Common Stock or the Dividend Exchange Shares. Such holders should consult their own tax advisers as to the tax consequences to them of a purchase of the shares of Common Stock or the receipt of the Dividend Exchange Shares, including the applicability of state, local and other tax laws.


         The following discussion was prepared by Lillick & Charles LLP, tax counsel to the Company. Portions of the discussion summarize Lillick &
Charles' LLP opinion as to the material federal income tax consequences to investors in the Common Stock and recipients of the Dividend Exchange Shares to the extent presented herein.




IMPACT OF RECEIPT OF STOCKHOLDER RIGHTS AND EXERCISE THEREOF

         The receipt of the Stockholder Rights by a stockholder will not be included in gross income under Section 305(a).


         If the purchasers acquire Common Stock for $.10 per share, and that price is below the then fair market value of the shares, there would be a constructive distribution of Common Stock. However, such a distribution will not be included in gross income under Section 305(a).


RECEIPT OF THE DIVIDEND EXCHANGE SHARES



         A stockholder will receive a "distribution" on the receipt of the Dividend Exchange Shares in exchange for the principal amount of the 1992 Dividends on the Common Stock (the "Dividend Amount"). Under Section 305(b)(1) of the Code and IRS regulations promulgated thereunder, if the stockholders of the Company have the option to receive a distribution payable either in stock or property (including cash), the issuance of the stock is treated as a distribution of property. Accordingly, the stockholders will be treated as receiving a distribution equal to the fair market value of the Dividend Exchange Shares allocable to the Dividend Amount, and the distribution will be treated in a manner similar to a cash distribution on the shares and Dividend Exchange Shares described below. The distribution will be treated as a dividend taxable as ordinary income to the extent of the stockholder's share of the Company's current or accumulated earnings and profits (computed for federal tax purposes.) The Company does not currently have accumulated earnings and profits. If the Company has earnings and profits for the current tax year in excess of all distributions for the year, the distribution will be a dividend. If the Company does not have earnings and profits for the current tax year, the distribution will not be a dividend. The determination of current earnings and profits is made as of the close of the taxable year of the distribution. Because counsel cannot project whether the Company will have earnings and profits for the current tax year, no determination can be made as of the date of this Prospectus whether the distribution will be taxed as a dividend.



         To the extent a stockholder receives Dividend Exchange Shares in exchange for interest on the 1992 Dividend, the stockholder will have taxable interest income.

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                                     -130-

CASH DISTRIBUTIONS ON THE SHARES AND THE DIVIDEND EXCHANGE SHARES

         Cash distributions paid on the shares of Common Stock or the Dividend Exchange Shares will be taxable as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits. To the extent distributions exceed the holder's allocable share of the Company's current or accumulated earnings and profits, the distributions will be treated as a return of capital, reducing the adjusted basis of the shares of Common Stock or the Dividend Exchange Shares to the holder and increasing the amount of gain (or reducing the amount of loss) which may be realized by the holder upon sale or exchange of the shares or the Dividend Exchange Shares. Any distribution which exceeds the sum of the dividend amount and the adjusted basis of the shares or the Dividend Exchange Shares to the holder will be treated as capital gain, if the shares or Dividend Exchange Shares are held as a capital asset. In that case, if the shares or Dividend Exchange Shares are held by an individual stockholder for more than one year, the capital gain will be treated as a long-term capital gain eligible for favorable federal income tax treatment.

         Dividends deemed to have been paid out of earnings and profits will be eligible for the 70% dividends received deduction allowable to corporations under Code Section 243, subject to the 45-day or 90-day holding period requirement and debt financed portfolio stock limitations contained in Code Sections 246 and 246A. Corporate holders also should consider the application of the "extraordinary dividend" rules of Code Section 1059 as well as the possible reduction or elimination of the benefit of the dividends received deduction by the corporate alternative minimum tax.

         Under current law, an individual is subject to a maximum 39.6% federal income tax rate on ordinary income (including dividends), and a maximum 28% federal tax rate on long-term capital gains (gain from the sale of a capital asset held for more than one year). Generally, a corporation is subject to a maximum 35% federal income tax rate on all taxable income.

REDEMPTION

         Generally, a redemption by the Company of the shares of Common Stock or Dividend Exchange Shares for cash will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits unless the redemption
(1) is "not essentially equivalent to a dividend" with respect to the stockholder (that is, unless the redemption results in a meaningful reduction of the stockholder's proportionate interest in the Company), (2) is "substantially disproportionate" with respect to the stockholder, or (3) results in a "complete termination" of the stockholder's stock interest in the Company. If a redemption is treated as a dividend, holders of shares of Common Stock or Dividend Exchange Shares will recognize ordinary income in the amount of cash or the fair market value of property received, and any basis in the shares of Common Stock or Dividend Exchange Shares will be transferred to the holder's remaining holdings in the Company. If the redemption is not treated as a dividend, the holder of the shares of Common Stock or Dividend Exchange Shares will recognize gain or loss based on the difference between the amount realized and the holder's tax basis in the shares of Common Stock or Dividend Exchange Shares redeemed. Provided that the shares of

Common Stock or Dividend Exchange Shares are held as a capital asset, this gain or loss will be capital gain or loss (and will be long-term capital gain or loss if held for more than one year).

SALE OF THE SHARES

         If a holder sells its shares of Common Stock or Dividend Exchange Shares, the seller will realize a gain or loss equal to the difference between the amount realized on the sale and the seller's tax basis in the shares or Dividend Exchange Shares sold. If the shares of Common Stock or Dividend Exchange Shares are held as a capital asset, this gain or loss will be capital gain or loss.

BACKUP WITHHOLDING

         A holder of shares of Common Stock or Dividend Exchange Shares may be subject to federal backup withholding at the rate of 31% on dividends or the proceeds of a sale of the shares or Dividend Exchange Shares if (1) the payee fails to furnish a taxpayer identification number ("TIN") to the payor; (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (3) there has been a "notified payee under reporting;" or (4) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding. If any one of these events occurs, the Company may be required to withhold a tax equal to 31% from any dividend payment made with respect to the shares of Common Stock or Dividend Exchange Shares or, in certain cases, from the proceeds of a sale of the shares or Dividend Exchange Shares.

FOREIGN WITHHOLDING

         If a holder of the shares of Common Stock or the Dividend Exchange Shares is a foreign individual or foreign corporation not engaged in business in the U.S., such holder may be subject to a 30% withholding tax on any dividend received with respect to those shares or Dividend Exchange Shares. The withholding tax may be decreased if the holder qualifies for a reduced withholding rate on dividends under an applicable U.S. tax treaty.

                              PLAN OF DISTRIBUTION

         The Underlying Shares are being offered by the Company directly to holders of the Common Stock. The Dividend Rights and Dividend Exchange Shares are being offered by the Company directly to Dividend-Eligible Stockholders. Certain officers, directors and employees of the Company and the Bank may solicit responses from stockholders, Rights Holders and Dividend Rights Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation. Further, the officers and directors of the Company may solicit sales in the Public Offering on a best efforts basis.

                           SUPERVISION AND REGULATION

THE COMPANY AND FIRST BANKS

         The Company and First Banks, as bank holding companies, are subject to regulation under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and are registered with and subject to the supervision of the Board of Governors of the Federal Reserve System ("Federal Reserve"). It is the policy of the Federal Reserve that each bank holding company serve as a source of financial and managerial strength to its subsidiary banks. The Federal Reserve has the authority to examine the Company, the Bank, First Banks and its subsidiary banks.

         The BHC Act requires the Company and First Banks to obtain the prior approval of the Federal Reserve before acquisition of all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition, the Company or First Banks would own or control, directly or indirectly, more than 5% of the voting shares of such bank. However, amendments to the BHC Act effected by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), which is discussed further below, expand the circumstances under which a bank holding company may acquire control of or all or substantially all of the assets of a bank located outside the State of California.

         Neither the Company nor First Banks may engage in any business other than managing or controlling banks or furnishing services to its subsidiaries, with the exception of certain activities which, in the opinion of the Federal Reserve, are so closely related to banking or to managing or controlling banks as to be incidental to banking. The Company and First Banks are also generally prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless that company is engaged in such activities and unless the Federal Reserve approves the acquisition.

         The Company, First Banks and their respective subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or provision of services. For example, with certain exceptions, the Bank may not condition an extension of credit on a customer obtaining other services provided by it, the Company or any other subsidiary, or on a promise by the customer not to obtain other services from a competitor. In addition, federal law imposes certain restrictions on transactions between the Bank and its affiliates. As affiliates of the Bank, the Company and First Banks are subject, with certain exceptions, to the provisions of federal law imposing limitations on and requiring collateral for loans by the Bank to any affiliate.

         On October 17, 1994, the Company entered into an MOU with the FRB. See "REGULATORY AGREEMENTS AND ORDERS" for a description of the terms of the MOU.

THE BANK

         As a California state-licensed bank, the Bank is subject to regulation, supervision and periodic examination by the SBD and the FDIC. The Bank is not a member of the Federal Reserve System, but is nevertheless subject to certain regulations of the FRB. The Bank's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

         The regulations of these state and federal bank regulatory agencies govern most aspects of the Bank's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development activities, and the maximum rates of interest allowed on certain deposits.

         Under state law, the Bank may invest in capital stock, obligations or other securities of corporations. However, as a result of federal legislation enacted during 1991, the Bank will be prohibited from relying on these provisions of state law in the future. See "Recent and Proposed Legislation," herein.

         The Bank is subject to the terms of the Orders issued by the FDIC and the SBD. See "REGULATORY AGREEMENTS AND ORDERS."

CHANGE IN CONTROL

         The Holding Company Act and the Change in Bank Control Act of 1978, as amended (the "Change in Control Act"), together with regulations of the Federal Reserve, require that, depending on the particular circumstances, either Federal Reserve approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as the Company, subject to exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under Section 12 of the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The Financial Code also contains approval requirements for the acquisition of 10% or more of the securities of a person or entity which controls a California licensed bank. Finally, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "Hart-Scott Act"), together with regulations of the Federal Trade Commission, may require certain filings to be made with the Federal Trade Commission and the United States Department of Justice, and certain waiting periods to expire, prior to consummation of an acquisition of a company's voting securities.

         Investors are advised to consult their legal advisors concerning the status of their acquisition of shares of Common Stock under the Holding Company Act, the Change in Control Act and the Hart-Scott Act.

CAPITAL ADEQUACY REQUIREMENTS

         The Company is subject to the Federal Reserve's capital guidelines for bank holding companies and the Bank is subject to the FDIC's regulations governing capital adequacy for nonmember banks. As noted below, the federal banking agencies have proposed regulations which would impose additional capital requirements on banks based on the market risk in foreign exchange and commodity activities and in the trading of debt and equity investments. In addition, the Bank is subject to specific capital requirements imposed by the FDIC and the SBD. See "REGULATORY AGREEMENTS AND ORDERS."

         THE FEDERAL RESERVE AND FDIC

         The Federal Reserve has established risk-based and leverage capital guidelines for bank holding companies which are similar to the FDIC's capital adequacy regulations for nonmember banks. The Federal Reserve guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more.

         The Federal Reserve capital guidelines for bank holding companies and the FDIC's regulations for nonmember banks set total capital requirements and define capital in terms of "core capital elements," or Tier I capital(4/) and "supplemental capital elements," or Tier 2 capital(5/). The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to one-hundred percent (100%) of Tier I capital, net of goodwill.

         Both bank holding companies and nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier I capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FRB to those assets.


         The Federal Reserve and the FDIC have established a minimum leverage ratio of three percent (3%) Tier I capital to total assets for bank holding companies and nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. all other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the three percent (3%) minimum for a minimum of four percent (4%) or five percent (5%). See "RISK FACTORS - Failure to Meet Capital Adequacy Requirements and Regulatory Orders - Prompt Corrective Action Notification" for further information concerning the Company's and the Bank's risk-based or leverage capital ratios as of September 30, 1995.

--------------------

(4) Tier I capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

(5) Supplementary capital elements include: (i) allowance for loan and lease losses (which cannot exceed 1.25% of an institution's risk weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus.

         Recently adopted regulations by the federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit and the risks of non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.


         Further, the banking agencies recently have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. Yhe banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution's capital adequacy. Bank examiners will consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management. The banking agencies also have proposed an inter-agency policy statement to establish a minimum capital charge for interest rate risk.

         In certain circumstances, the FDIC or the Federal Reserve may determine that the capital ratios for an FDIC-insured bank or a bank holding company must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. Pursuant to the terms of the FDIC Cease and Desist Order, the Bank agreed to maintain adjusted Tier I capital equal to or exceeding 6.5% of the Bank's total assets. A bank or bank holding company which does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC or the Federal Reserve to ensure the maintenance of required capital levels. Further, the SBD has notified the Bank that the Bank's capital is impaired and has issued Orders pursuant to Financial Code
Section 662. See "REGULATORY AGREEMENTS AND ORDERS."

         CALCULATION OF CAPITAL FOR FDIC AND SBD PURPOSES

         The FDIC Tier I capital ratio is calculated by dividing tangible capital by tangible quarterly average assets. Tangible capital is the end of period stockholders' equity minus any intangible assets, such as those created in connection with acquisitions, on the institution's balance sheet. Likewise, tangible quarterly average assets is average assets for the quarter minus intangible assets on the institution's balance sheet. Finally, the FDIC allows the addition (or deletion) to capital of the "unrealized gains/losses on securities available-for-sale," which is reported as a separate component of stockholders' equity under generally accepted accounting principles.

         The SBD Tier I capital ratio is calculated by dividing tangible capital by end-of-period tangible assets. Tangible capital is the end-of-period stockholders' equity minus intangible assets on the institution's balance sheet. End-of-period tangible assets equals total assets on the last day of the period minus intangible assets on the institution's balance sheet.

The SBD requires institutions to calculate the Tier I capital ratio using generally accepted accounting principles. As a result, capital is not adjusted for the effect of the "unrealized gains/losses on securities available-for-sale."

         As a result of these differences in the calculation of capital ratios, the Tier I capital ratios reported under the FDIC regulations and the SBD regulations differ. The following table illustrates the effects of these differences as of December 31, 1995.

        ------------------------------------------------------------------------
        Bank Tier I Capital
        December 31, 1995                          FDIC                  SBD
        (Dollar amounts in thousands)           Calculation          Calculation
        ------------------------------------------------------------------------
        Stockholders' Equity                     $ 10,986             $ 10,986
        Add:  Loss on AFS Securities                   58
        Less:  Intangible                             (71)                 (71)
                                                 --------             --------
        Tier I Capital                           $ 10,973             $ 10,915
                                                 ========             ========

        Adjusted Tier I Assets
        FDIC - Average Assets for Quarter        $166,941
        SBD - End-of-Period Assets                                    $169,406

        Less:  Intangible                             (71)                 (71)
                                                 --------             --------
        Adjusted Tier I Assets                   $166,870             $169,335
                                                 ========             ========
        Tier I Leverage Ratios                    6.58%                 6.45%

PAYMENT OF DIVIDENDS

         The stockholders of the Company are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available, subject to the dividends preference, if any, on preferred shares that may be outstanding and also subject to the restrictions of the Delaware General Corporation Law. At September 30, 1995, there were no outstanding shares of preferred stock. The Company is prohibited from paying any dividends to stockholders without the prior written approval of the FRB pursuant to the terms of the MOU. See "REGULATORY AGREEMENTS AND ORDERS."

         The principal sources of cash revenue to the Company have been interest payments on a mandatorily convertible subordinated note and dividends received from the Bank. The Company converted the note on June 1, 1994. The Bank's ability to make dividend payments to the Company is subject to state and federal regulatory restrictions and the prohibitions of the Orders, which require the prior written approval of the FDIC and SBD. See "REGULATORY AGREEMENTS AND ORDERS."

         Dividends payable by the Bank to the Company are restricted under California law to the lesser of the Bank's retained earnings, or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the SBD, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year.

         The FDIC has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC may assert that the payment of dividends or other payments by the Bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

         In addition to the regulations concerning minimum uniform capital adequacy requirements discussed above, the FDIC has established guidelines regarding the maintenance of an adequate allowance for loan and lease losses. Therefore, the future payment of cash dividends by the Bank to the Company will generally depend, in addition to regulatory approval, upon the Bank's earnings during any fiscal period, the assessment of the respective Boards of Directors of the capital requirements of such institutions and other factors, including the maintenance of an adequate allowance for loan and lease losses and any regulatory restrictions under which the institutions are operating.

IMPACT OF FEDERAL AND CALIFORNIA TAX LAWS

         The following are the more significant federal and California income tax provisions affecting commercial banks.

         CORPORATE TAX RATES

         The federal corporate tax rate is 34% up to $10 million of taxable income, and 35% for taxable income over $10 million. The 1% differential is phased out between $15 million and $18 million so that corporations with over approximately $18.3 million of taxable income are taxed at a flat rate of 35%.

         CORPORATE ALTERNATIVE MINIMUM TAX

         Generally, a corporation will be subject to an alternative minimum tax ("AMT") to the extent the tentative minimum tax exceeds the corporation's regular tax liability. The tentative minimum tax is equal to (a) 20 percent of the excess of a corporation's "alternative minimum taxable income" ("AMTI") over an exemption amount, less (b) the alternative minimum foreign tax credit. Generally, AMTI is defined as taxable income computed with special adjustments and increased by the amount of tax preference items for a tax year. A corporation's net operating loss (computed for AMT purposes), if any, can be utilized only up to 90% of AMTI, with the result that a corporation with current year taxable income will pay some tax.

         BAD DEBT DEDUCTION


         The Tax Reform Act of 1986 (the "1986 Act") required a bank with average adjusted bases of all assets exceeding $500 million ("large bank") to compute its bad debt deduction using the specific charge-off method. Under that method, a deduction is taken at the time the debt becomes partially or wholly worthless. Under prior law, a large bank could also use one of two reserve methods, under which a bad debt deduction was computed according to the amount added to a reserve set aside for bad debts. The 1986 Act, as modified by the Revenue Reconciliation Act of 1990 (the "1990 Act"), continued to permit a bank not meeting the definition of a large bank to use either the specific charge-off method or the "experience" reserve method, under which the addition to bad debt reserve is based on the bank's actual loss experience for the current year and five preceding years.


         The U.S. Treasury has promulgated regulations which permit a bank to elect to establish a conclusive presumption that a debt is worthless, based on applying a single set of standards for both regulatory and tax accounting purposes.

         INTEREST INCURRED FOR TAX-EXEMPT OBLIGATIONS

         Generally, taxpayers are not allowed to deduct interest on indebtedness incurred to purchase or carry tax-exempt obligations. Prior to the 1986 Act, this provision generally did not apply to interest paid by banks or other financial institutions with respect to debts incurred in the ordinary course of the bank's business. Banks were subject, however, to a 20 percent disallowance of such interest in certain cases.

         After the 1986 Act, a bank is denied a deduction for the portion of the bank's interest that is allocable to tax-exempt obligations acquired by the bank after August 7, 1986. The 20 percent disallowance of pre-1986 Act law continues to apply to tax-exempt obligations acquired between January 1, 1983 and August 7, 1986. A special exception applies to a "qualified tax-exempt obligation" which includes any tax-exempt obligation that (a) is not a private activity bond and (b) is issued by an issuer that reasonably anticipates it will issue not more than $10 million of tax-exempt obligations (other than certain private activity bonds) during the calendar year. Qualified tax-exempt obligations are treated as acquired before August 8, 1986; thus, interest expense allocable to such bonds continues to be deductible, subject to the 20 percent disallowance.

         NET OPERATING LOSSES

         Under the 1986 Act, a bank is permitted to carry a net operating loss ("NOL") back to the prior three tax years and forward to the succeeding fifteen tax years, as opposed to the ten-year carryback and five-year carryforward periods of prior law. The prior law periods were retained, however, to the extent the NOL of a commercial bank is attributable to a bad debt deduction taken under the specific charge-off method. This special rule applies to NOLs for tax years beginning after December 31, 1986, and before January 1, 1994. The 1990 Act clarified that a commercial bank's bad debt loss is treated as a separate NOL to be taken into account after the remaining portion of the NOL for the year.

         AMORTIZATION OF INTANGIBLE ASSETS INCLUDING BANK DEPOSIT BASE


         Prior to the Revenue Reconciliation Act of 1993 (the "1993 Act"), there was considerable controversy regarding the amortization (depreciation) of certain intangible assets, such as customer lists and similar items. Generally, the issue involved whether the intangible asset represented nonamortizable goodwill or a separate and distinct asset which could be amortized over its useful life.


         The 1993 Act provides that certain intangible property acquired by a taxpayer must be amortized over a 15 year period. For this purpose, acquired assets required to be amortized include goodwill and the deposit base or any similar asset acquired by a financial institution (such as checking and savings accounts, escrow accounts and similar items). The 15 year amortization rule generally applies to property acquired after August 10, 1993.

         MARK-TO-MARKET RULES

         The 1993 Act introduced certain "mark-to-market" tax accounting rules for "dealers in securities." Under these rules, certain "securities" held at the close of a taxable year must be marked to fair market value, and the unrealized gain or loss inherent in the security must be recognized in that year for federal income tax purposes. Under the definition of a "dealer", a bank or financial institution that regularly purchases or sells loans may be subject to the new rules. The rules generally are effective for tax years ending on or after December 31, 1993.

         Certain securities are excepted from the mark-to-market rules provided the taxpayer timely complies with certain identification rules. The principal exceptions affecting banks are for (1) any security held for investment and (2) any note, bond, or other evidence of indebtedness acquired or originated in the ordinary course of business and which is not held for sale. If a taxpayer timely and properly identifies loans and securities as being excepted from the mark-to-market rules, these loans and securities will not be subject to these rules. Generally, a financial institution may make the identification of an excepted debt obligation in accordance with normal accounting practices, but no later than 30 days after acquisition.

         CALIFORNIA TAX LAWS

         A commercial bank is subject to the California franchise tax, which for calendar income year 1995 is 11.3%.

         California has substantially adopted the federal AMT, subject to certain modifications. Generally, a bank is subject to California AMT in an amount equal to the sum of (a) seven percent of AMTI (computed for California purposes) over an exemption amount and (b) the excess of the bank tax rate over the general corporation tax rate applied against net income for the taxable year, unless the bank's regular tax liability is greater.

         California permits a bank to compute its deduction for bad debt losses under either the specific charge-off method or according to the amount of a reasonable addition to a bad debt reserve.

         California has incorporated the federal NOL provisions, subject to significant modifications for most corporations. First, NOLs arising in income years beginning before 1987 are disregarded. Second, no carryback is permitted, and NOLs may be carried forward only five years. Third, in most cases, only fifty percent of the NOL for any income year may be carried forward. Fourth, NOL carryover deductions are suspended for income years beginning in calendar years 1991 and 1992, although the carryover period is extended by one year for losses sustained in income years beginning in 1991 and by two years for losses sustained in income years beginning before 1991. Finally, the special federal NOL rules regarding bad debt losses of commercial banks do not apply for California purposes.

         Finally, in 1994, California enacted legislation conforming to the federal tax treatment of amortization of intangibles and goodwill, with certain modifications. No deduction is allowed under this provision for any income year beginning prior to 1994.

         The various laws discussed herein contain other changes that could have a significant impact on the banking industry. The effect of these changes is uncertain and varied, and it is unclear to what extent any of these changes may influence the Company's or the Bank's operations or the banking industry generally.

         In addition, there are several tax bills currently pending before Congress which could have a significant impact on the banking industry. As of the date of this Prospectus, it is uncertain whether these bills will be enacted and what impact these bills will have on the Company or the Bank.

IMPACT OF MONETARY POLICIES

         The earnings and growth of the Bank and the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment. The earnings of the Bank and, therefore, the Company, are affected not only by general economic conditions but also by the monetary and fiscal policies of the United States and federal agencies, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States Government securities and by its control of the discount rates applicable to borrowings by banks from the Federal Reserve System. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. As demonstrated recently by the Federal Reserve's actions regarding interest rates, its policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The nature and timing of any future changes in monetary policies are not predictable.

RECENT AND PROPOSED LEGISLATION

         Federal and state laws applicable to financial institutions have undergone significant changes in recent years. The most significant recent federal legislative enactments are the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA").

         RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994

         In September 1994, President Clinton signed Riegle-Neal, which amends the BHC Act and the Federal Deposit Insurance Act ("FDIA") to provide for interstate banking, branching and mergers. Subject to the provisions of certain state laws and other requirements, on September 29, 1995, one year after the date of its enactment, Riegle-Neal allows a bank holding company that is adequately capitalized and adequately managed to acquire a bank located in a state other than the holding company's home state regardless of whether or not the acquisition is expressly authorized by state law. Similarly, beginning on June 1, 1997, the federal banking agencies may approve interstate merger transactions, subject to applicable restrictions and state laws. Further, a state may elect to allow out of state banks to open de novo branches in that state. Riegle-Neal includes several other provisions which may have an impact on the Company's and the Bank's business. The provisions include, among other things, a mandate for review of regulations to equalize competitive opportunities between U.S. and foreign banks, evaluation on a bank-wide, state-wide and, if applicable, metropolitan area basis of the Community Reinvestment Act compliance of banks with interstate branches, and, in the event the FDIC is appointed as conservator or receiver of a financial institution, the revival of otherwise expired causes of action for fraud and intentional misconduct resulting in unjust enrichment or substantial loss to an institution.

         Many of the nation's state bank regulators, including the SBD, have adopted uniform guidelines for the supervision of state chartered banks which operate across state lines. Under the guidelines, the "home state" regulator of a multi-state bank will assume the primary responsibility over such banks, including determining the safety and soundness of the institution. It will also handle applications for new facilities, mergers, new powers and corporate matters, and will consult with "host state" regulators on these matters, as well as coordinating the bank's supervision with the host state and the bank's federal regulator.

         The changes effected by Riegle-Neal may increase the competitive environment in which the Company and the Bank operate in the event that out of state financial institutions directly or indirectly enter the Bank's market area. It is expected that Riegle-Neal will accelerate the consolidation of the banking industry as a number of the largest bank holding companies attempt to expand into different parts of the country that were previously restricted. However, at this time, it is not possible to predict what specific impact, if any, Riegle-Neal will have on the Company and the Bank, the competitive environment in which the Company and the Bank operate, or the impact on the Company and the Bank of any regulations to be proposed under Riegle-Neal.

         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991
         ("FDICIA")

                  General

         FDICIA primarily addresses the safety and soundness of the deposit insurance funds, supervision of and accounting by insured depository institutions and prompt corrective action by the federal bank regulatory agencies with respect to troubled institutions. FDICIA gives the FDIC, in its capacity as federal insurer of deposits, broad authority to promulgate regulations to assure the viability of the deposit insurance funds, including regulations concerning safety and soundness standards. FDICIA also places restrictions on the activities of state-chartered institutions and on institutions failing to meet minimum capital standards and provides enhanced enforcement authority for the Federal banking agencies. FDICIA also strengthened Federal Reserve Act regulations regarding insider transactions.

                  Prompt Corrective Action

         FDICIA amended the FDIA to establish a format for closer monitoring of insured depository institutions and to enable prompt corrective action by regulators when an institution begins to experience difficulty. The general thrust of these provisions is to impose greater scrutiny and more restrictions on institutions as they descend the capitalization ladder.

         FDICIA establishes five capital categories for insured depository institutions: (a) Well Capitalized;(6) (b) Adequately Capitalized;(7) (c) Undercapitalized;(8) (d) Significantly Undercapitalized;(9) and (e) Critically Undercapitalized.(10) All insured institutions (e.g., the Bank) are barred from making capital distributions or paying management fees to a controlling person (e.g., the Company) if to do so would cause the institution to fall into any of the three undercapitalized categories. As of December 31, 1995, the Bank qualified as an "adequately capitalized" institution under Section 38 of the FDIA.

         An institution which is undercapitalized, significantly undercapitalized or critically undercapitalized becomes subject to the following mandatory supervisory actions immediately upon notification of its capital category: (1) restrictions on payment of capital distributions, such as dividends; (2) restrictions on payment of management fees to any person having control of the institution; (3) close monitoring by the FDIC of the condition of the institution, compliance with capital restoration plans, restrictions, and requirements imposed under Section 38 of the FDIA, and periodic review of the institution's efforts to restore its capital and comply with restrictions; (4) requirement that the institution submit within the time allowed by the FDIC a capital restoration plan, which must include (a) the steps the institution will take to become adequately capitalized, (b) the levels of capital to be attained during each year in which the plan will be in effect, (c) how the institution will comply with restrictions or requirements imposed on its activities, (d) the types and levels of activities in which the institution will engage, and (e) such other information as the FDIC may require; (5) requirement that any company which controls an undercapitalized institution must guarantee, in an amount equal to 5% of the institution's total assets or the amount needed to bring the institution into full capital compliance, that the institution will comply with the capital restoration plan until the institution has been adequately capitalized, on the average, for four consecutive quarters; (6) restrictions on growth of the institution's total assets so that its average total assets during any calendar quarter do not exceed its average total assets during the preceding calendar quarter unless (a) the FDIC has accepted the institution's capital restoration plan, (b) any increase in total assets is consistent with the capital restoration

--------------------

(6) Well Capitalized means a financial institution with a total risk-based ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more and a leverage ratio of 5% or more, so long as the institution is not subject to any written agreement or order issued by the FDIC.

(7) Adequately Capitalized means a total risk-based ratio of 8% or more, a Tier 1 risk-based ratio of 4% or more and a leverage ratio of 4% or more (3% or more if the institution has received the highest composite rating in its most recent report of examination) and does not meet the definition of a Well Capitalized institution.

(8) Undercapitalized means a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4% or a leverage ratio of less than 4%.

(9) Significantly Undercapitalized means a financial institution with a total risk-based ratio of less than 6%, a Tier 1 risk-based ratio of less than 3% or a leverage ratio of less than 3%.

(10) Critically Undercapitalized means a financial institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

plan, and (c) the institution's ratio of tangible equity to assets increases during the calendar quarter at a rate sufficient to enable the institution to become adequately capitalized within a reasonable time; and (7) limitations on the institution's ability to make any acquisition, open any new branch offices or engage in any new line of business unless the FDIC has accepted the institution's capital plan and has granted prior approval.

         In addition to the above, the FDIC may take any of the actions described below for institutions which fail to submit and implement a capital restoration plan.

         Significantly undercapitalized and undercapitalized institutions that fail to submit and implement adequate capital restoration plans are subject to the mandatory provisions set forth above and, in addition, will be required to do or comply with one or more of the following: (1) sell enough additional capital, including voting shares, to bring the institution to an adequately capitalized level or if one or more grounds exist for appointing a conservator or receiver for the institution, be acquired by or combined with another insured depository institution; (2) restrict transactions with affiliates; (3) restrict interest rates paid on deposits to the prevailing rates in the region where the institution is located, as determined by the FDIC; (4) restrict asset growth or reduce total assets more stringently than described above; (5) terminate, reduce or alter any activity (including any activity conducted by a subsidiary of the institution) determined by the FDIC to pose an excessive risk to the institution; (6) hold a new election for the institution's board of directors;
(7) dismiss directors or senior officers and/or employ new officers, subject to agency approval; (8) cease accepting deposits from correspondent depository institutions, including renewals and rollovers of prior deposits; (9) divest or liquidate any subsidiary that is in danger of becoming insolvent and poses a significant risk to the institution or that is likely to cause significant dissipation of the institution's assets or earnings; or (10) take any other action that the FDIC determines to be appropriate.

         In addition, significantly undercapitalized institutions are prohibited from paying any bonus or raise to a senior executive officer without prior FDIC approval. No such approval will be granted to an institution which is required but has failed to submit an acceptable capital restoration plan. Further, the FDIC may impose one or more of the restrictions applicable to critically undercapitalized institutions set forth below.

         In addition to all of the above restrictions, a critically undercapitalized institution must be placed in conservatorship or receivership within 90 days of becoming critically undercapitalized, unless the FDIC determines that other action would better achieve the purposes of the FDIA. A determination of alternate action by the FDIC is effective for only 90 days, after which period the FDIC must reexamine whether to appoint a conservator or receiver for the bank. Such determination must thereafter be renewed by the FDIC at the end of each 90-day period. Notwithstanding the FDIC's periodic redetermination of the effectiveness of the alternative actions it has ordered, if the bank is critically undercapitalized on average during the calendar quarter beginning 270 days after the bank became critically undercapitalized, the FDIC is required by FDICIA to appoint a receiver for the bank unless the FDIC finds that: (a) the bank has positive net worth; (b) the bank has been in substantial compliance with its capital plan, as approved by the FDIC; (c) the bank is profitable or has an upward trend in earnings which the FDIC projects is sustainable; and (d) the bank is reducing the ratio of non-performing loans to total loans. In addition, both the FDIC and the chairman of the board of the bank must certify that the bank is viable and not expected to fail.

         A critically undercapitalized institution also is prohibited from taking a number of actions without FDIC prior written approval, including entering into any material transaction other than in the usual course of business, making payments on subordinated debt, financing a highly leveraged transaction, adopting charter or by-law amendments, materially changing accounting methods, engaging in any covered transaction as defined in the Federal Reserve Act, paying excessive compensation or bonuses, and paying interest on new or renewed liabilities at a rate that would increase the institution's weighted average cost of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the institution's normal market areas. The FDIC, in its discretion, may even restrict further the activities of a critically undercapitalized institution. FDICIA also provides that if an institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, its capital category may be downgraded to achieve a higher level of regulatory scrutiny.

         As of July 30, 1995, the Bank was notified that it was "critically undercapitalized" and that the Bank would have been placed in receivership on October 30, 1995, unless the Bank's Tier I capital ratio increased above 2% or a determination was made that a different action was more appropriate. As a result of First Banks' purchase of 116,666,666 shares of Bank Common Stock on August 23, 1995, and of the First Debenture on October 31, 1995, the Bank's Tier I capital ratio was 3.19%, and, accordingly, the Bank would have been deemed "undercapitalized." First Banks' additional infusions of $5.0 million pursuant to the Second Debenture and the purchase of $1.5 million of Company Common Stock would have allowed the Company to be considered "adequately capitalized" as of December 31, 1995.

                  Other Provisions of FDICIA

         FDICIA required the federal banking agencies to adopt regulations or guidelines with respect to safety and soundness standards. The agencies have adopted uniform Guidelines which are used, primarily in connection with examinations, to identify and address problems at insured depository institutions before capital becomes impaired. The federal bank regulatory agencies recently proposed asset quality and earnings standards which would be added to the safety and soundness Guidelines.

         FDICIA restricts the acceptance of brokered deposits by insured depository institutions that are not well capitalized. It also places restrictions on the interest rate payable on brokered deposits and the solicitation of such deposits. An undercapitalized institution will not be allowed to solicit brokered deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market area in which such deposits would otherwise be accepted. In addition to these restrictions on acceptance of brokered deposits, FDICIA provides that no pass-through deposit insurance will be provided to employee benefit plan deposits accepted by an institution which is ineligible to accept brokered deposits under applicable law and regulations.

         FDICIA also adds grounds to the previously existing list of reasons for appointing a conservator or receiver for an insured depository institution.

         Pursuant to FDICIA, the FDIC has established a risk-based assessment system for depository institutions. This risk-based system is used to calculate a depository institution's semiannual deposit insurance assessment based on the probability that the deposit insurance fund will incur a loss with respect to the institution.

         FDICIA also places restrictions on insured state bank activities and equity investments, interbank liabilities and extensions of credit to insiders and transactions with affiliates.

         Finally, the federal banking agencies recently have proposed regulations establishing new capital requirements for general market risk and specific risk as they pertain to the trading activities of a banking organization and to the organization's other foreign exchange and commodities activities. Because these and other proposed regulations are subject to change before they are adopted in final form, their ultimate impact on the Company and the Bank cannot yet be determined.

OTHER

         Other legislation which has been or may be proposed to the United States Congress and the California Legislature and regulations which may be proposed by the Federal Reserve, the FDIC and the SBD may affect the business of the Company or the Bank. It cannot be predicted whether any pending or proposed legislation or regulations will be adopted or the effect such legislation or regulations may have upon the business of the Company or the Bank.


                        REGULATORY AGREEMENTS AND ORDERS

FDIC AND STATE BANKING DEPARTMENT REGULATORY ORDERS

         As a result of an examination of the Bank by the FDIC and SBD, which was concluded during the second quarter of 1993, the Bank consented on August 11, 1992 to enter into the FDIC Cease and Desist Order. Similarly, the Bank consented on September 1, 1992 to the entrance of the SBD Final Order which was amended on July 6, 1993 and March 30, 1995. The Orders remain in effect.

         During the second quarter of 1995, the FDIC and SBD conducted a joint examination of the Bank which commenced on May 22, 1995. All recommendations from the examiners with respect to loan and other asset write-offs, including recommended provisions to the Bank's loan loss reserves, were complied with as of June 30, 1995.

         Pursuant to the Orders, the Bank is required to: (a) maintain management acceptable to the SBD and FDIC; (b) notify the SBD in writing prior to adding any individual to its Board of Directors; (c) charge off assets classified loss noted in the Report of Examination of the Bank as of March 25, 1994 ("1994 Report"); (d) reduce assets classified substandard in accordance with a prescribed schedule; (e) reduce the amount of assets listed for attention in the 1994 Report within a certain timeframe; (f) within 30 days, develop and adopt and thereafter implement a profit plan and month-by-month budget; (g) within 30 days, adopt and thereafter implement a strategic plan to return the Bank to a profitable condition, in a form acceptable to the SBD and FDIC; (h) not later than June 30, 1995, increase tangible shareholders' equity to not less than 6.5% of tangible assets and, under the SBD Final Order, increase such ratio to 7.0% by December 31, 1995 and maintain such 7.0% ratio during the life of the Orders; (i) make no distributions to any stockholder without prior written consent; (j) immediately comply with all laws and regulations and correct or eliminate within 30 days any apparent violations noted in the 1994 Report; and
(k) establish a committee to assure compliance with the SBD Final Order. All of the items in the Orders have been complied with timely, except as discussed herein.

         With respect to acceptable management, as of June 1, 1994, James E. Culleton, then the Executive Vice President of the Company and Executive Vice President and Chief Operating Officer of the Bank, was named as Interim President of the Company and the Bank until a permanent President and Chief Executive Officer could be employed. On October 24, 1995, Mr. Culleton was elected to serve as the permanent President and Chief Operating Officer of the Bank, and Donald W. Williams was elected on October 24, 1995 to serve as Chief Executive Officer of the Bank. Effective December 27, 1995, Mr. Williams also commenced to serve as President and Chief Executive Officer of the Company. On November 28, 1995, Allen H. Blake was appointed to serve as Interim Chief Financial Officer of the Company and the Bank until a permanent Chief Financial Officer can be employed, and he began to serve in this capacity on December 20, 1995, upon receipt of the required regulatory approvals. The requisite applications have been filed with the FDIC and the SBD to obtain the necessary approvals for Terrance McCarthy to be appointed as Senior Vice President and Chief Credit Officer of the Bank and for Gary Sanders to be appointed as Senior Vice President in charge of loan production.

         The Bank also agreed, pursuant to the FDIC Cease and Desist Order, to maintain adjusted Tier I capital equal to or exceeding 6.5% of the Bank's total assets. Furthermore, the Bank is required to maintain tangible shareholders' equity plus mandatorily convertible subordinated debt equal to not less than 6.5% of total tangible assets, and a minimum tangible shareholders' equity plus mandatorily convertible subordinated debt of $12,300,000. The SBD Final Order requires the ratio of shareholders' equity to tangible assets to increase to 7.0% at December 31, 1995.

         In response to its capital deficiency, the Bank submitted its Capital Plan to the FDIC on August 23, 1994, which was amended on November 22, 1994 and approved by the FDIC on January 30, 1995. One of the components of the Capital Plan consists of a decrease in the Bank's asset size. In January 1995, the Bank consummated the sale of its San Diego branch office to the Bank of Commerce, and in April 1995, the Bank's Santa Rosa branch office was closed. On August 31, 1995, the Company moved its corporate headquarters to the branch office of the Bank located at 865 Howe Avenue, Sacramento, California, thus decreasing overhead by $24,000 per month.

         The Bank received a letter dated July 25, 1995, as amended on August 9, 1995, from the Superintendent of the SBD setting forth revised time frames for the Bank to increase its capital levels. Under the terms of such letter, the Bank was required to (i) before August 25, 1995, increase its tangible shareholders' equity to at least $5,160,000 and approximately 3% of the Bank's total tangible assets and, (ii) on or before October 31, 1995, increase its tangible shareholders' equity to at least $11,180,000 or approximately 6.5% of the Bank's total tangible assets, including the increase called for by the first installment. The SBD decreased the October 31, 1995 6.5% requirement to 3.0% as a result of First Banks' agreement to purchase the First Debenture from the Company, and the contribution of those funds to the Bank. Similarly, the SBD has indicated to the Bank that attaining the 7.0% Tier I capital level through the Offering, including through any purchase of shares of Common Stock by First Banks as Standby Purchaser, would be acceptable to the SBD.

         As a result of the losses sustained for the year ended December 31, 1994 and for the first three quarters of 1995, the Bank was not in compliance with its mandatory capital ratios. As of September 30, 1995, the Bank's adjusted Tier I capital ratio was 2.41%, and the Bank's tangible shareholders' equity plus mandatorily convertible subordinated debt was 2.36% of total tangible assets. At that date, the Bank's tangible shareholders' equity was $4,162,717, which includes the conversion of a $2,400,000 mandatorily convertible subordinated note and the contribution of $1,402,000 of capital from the Company. On December 31, 1995, the Bank's Tier I capital ratio was approximately 6.58%. However, due to differences in the methods of calculating Tier I capital utilized by the FDIC and the SBD, the Bank's Tier I capital level for SBD purposes was 6.45% at December 31, 1995. The FDIC Tier I capital ratio is calculated by dividing tangible capital by tangible quarterly average assets. Tangible capital is the end of period capital minus any intangible assets, such as "goodwill," on the institution's balance sheet. Likewise, tangible quarterly average assets is average assets for the quarter minus intangible assets on the institution's balance sheet. Finally, the FDIC allows the addition (or deletion) to capital of the FASB 115 "reserve for unrealized gains/losses on securities available-for-sale." The SBD Tier I capital ratio is calculated by dividing tangible capital by end-of-period tangible assets. Tangible capital is the end-of-period capital minus intangible assets on the institution's balance sheet. End-of-period tangible assets equals total assets on the last day of the period minus intangible assets on the institution's balance sheet. The SBD requires institutions to calculate the Tier I capital ratio using "Generally Accepted Accounting Principles," as a result capital is not adjusted for the effect of the "reserve for unrealized gains/losses on securities available-for-sale."

         The Bank continues to be designated a problem bank and is considered "troubled" for all regulatory purposes. Accordingly, the Bank is required to provide prior notice to the FDIC of the employment of any senior officer or appointment of a director. Due to the Bank's current regulatory capital ratios, the Bank is prohibited from accepting funds obtained directly or indirectly through a deposit broker. In addition, the Bank cannot provide pass-through deposit insurance to employee benefit plan deposits so long as it is ineligible to accept brokered deposits.

         Failure to comply with the terms of the Orders could result in various regulatory actions against the Bank, including recapitalization, merger, and/or acquisition of the Bank. For a general discussion of the consequences of failing to comply with the Orders, see "SUPERVISION AND REGULATION - Capital Adequacy Requirements."

STATE CAPITAL IMPAIRMENT ORDERS

         The Financial Code requires the Superintendent to order any bank whose contributed capital is impaired to correct such impairment within 60 days of the date of the order. Under Section 134(b) of the Financial Code, the "contributed capital" of a bank, defined as all shareholders' equity other than retained earnings, is deemed to be impaired whenever such bank has deficit retained earnings in an amount exceeding 40% of such contributed capital.

         The Bank received Capital Impairment Orders from the SBD dated August 3, 1994, November 3, 1994, February 17, March 13, May 15, and August 7, 1995. As of December 31, 1995, the Bank had contributed capital of $40.39 million and deficit-retained earnings of approximately $30.31 million, or approximately 75.04% of contributed capital, within the meaning of Section 134(b) of the Financial Code. Thus, under Section 134(b) of the Financial Code, the Bank's contributed capital was impaired as of that date in the approximate amount of $14.15 million. THE BANK HAS NOT COMPLIED WITH THE CAPITAL IMPAIRMENT ORDERS.

         Under Section 662 of the Financial Code, the Superintendent has the authority, in his or her discretion, to take certain appropriate regulatory action with respect to a bank having impaired contributed capital, including possible seizure of such bank's assets. Under Section 663 of the Financial Code, a bank that has deficit retained earnings may, subject to the approval of its shareholders and of the Superintendent, readjust its accounts in a quasi-reorganization, which may include eliminating its deficit retained earnings. However, a bank that is not able to effect such a quasi-reorganization or otherwise to correct an impairment of its contributed capital within 60 days of an order to do so from the Superintendent must levy and collect an assessment on its common shares pursuant to Section 423 of the California Corporations Code.

         As the sole shareholder of the Bank, the Company (not the Company's stockholders) will receive any notices of assessment issued by the Bank. THE BANK IS IN VIOLATION OF THIS CALIFORNIA LAW REQUIRING IT TO ASSESS THE SHARES OF THE BANK (ALL OF WHICH ARE HELD BY THE COMPANY) IN ORDER TO CORRECT THE IMPAIRMENT OF THE BANK'S CAPITAL. AS LONG AS THE BANK'S CONTRIBUTED CAPITAL IS IMPAIRED AS DEFINED UNDER CALIFORNIA LAW, THE SUPERINTENDENT IS AUTHORIZED TO TAKE POSSESSION OF THE PROPERTY AND BUSINESS OF THE BANK, TO CLOSE THE BANK OR TO ORDER THE BANK TO COMPLY WITH THE LEGAL REQUIREMENT TO LEVY AN ASSESSMENT ON THE OUTSTANDING SHARES OF BANK COMMON STOCK SUFFICIENT TO CORRECT THE IMPAIRMENT. AS THE SOLE SHAREHOLDER OF THE BANK, THE ASSESSMENT WOULD BE MADE ON THE COMPANY. THE COMPANY DOES NOT HAVE THE FUNDS TO SATISFY SUCH AN ASSESSMENT.

         No assurance can be given that the Bank's capital condition will not deteriorate further as a result of future operating losses prior to curing its capital impairment. In addition, there can be no assurance that, following a correction of the Bank's capital impairment (whether through a quasi-reorganization or an infusion of sufficient capital), the Bank's capital position will not continue to erode through future operating losses. Finally, because a quasi-reorganization, if obtained, would require that the Bank reduce its assets and liabilities to market value at the time of the reorganization, the Bank's capital could be further reduced from its present level as a result of such a reduction in the market value of the Bank's assets over its liabilities. Accordingly, the Company is conducting this Offering to raise funds to be contributed to the Bank's capital. However, no assurance can be given that the Offering will be successful or that the Superintendent will approve a quasi-reorganization.

         The Bank's capital impairment may be corrected through earnings, by raising additional capital or by a quasi-reorganization, subject to the approval of the SBD. In a quasi-reorganization, the Bank's deficit retained earnings would be reduced or eliminated by a corresponding reduction in the Bank's contributed capital. As of December 31, 1995, the Bank would have been required to raise $14.15 million in new capital (exclusive of any proceeds from the Offering) in order to correct its impaired contributed capital (because the ratio of deficit retained earnings to contributed capital may not exceed 40%, $2.50 of new capital must be raised for every dollar of impairment). It is the policy of the Superintendent not to grant a quasi-reorganization unless a bank can establish that (a) it has adequate capital, (b) it has adequate management,
(c) that the problems that created past losses and the impairment of capital have been corrected and (d) it is currently operating on a profitable basis and will continue to do so in the future.

         Management believes that, because it is anticipated that the Bank will have higher leverage and risk-based capital ratios after the Offering, it is unlikely that the Superintendent would seek to take action solely on the basis of impaired capital under the Section 134 definition. There can be no assurance, however, that other circumstances, such as insufficient liquidity, operating losses or other issues, could not arise that would provide incentives to the Superintendent to utilize the powers granted by Financial Code Section 134.

FEDERAL RESERVE MOU

         On October 17, 1994, the Company entered into an MOU with the FRB. Under the terms of the MOU, the Company may not declare or pay any dividends without the prior written approval of the FRB, and may not take dividends from the Bank without providing prior written notice to the FRB; the Company must submit to the FRB a written plan to improve and maintain an adequate capital position at the Company and the Bank; and the Company must take reasonable actions to employ a full-time President for the Company and the Bank. Further, the MOU sets forth restrictions on certain transactions between the Bank and the Company; directs the Company to prepare and submit to the FRB certain policies and procedures and financial information; and requires the Company to provide prior notice to the FRB of any new, or the renewal or modification of any existing employment, service or severance contracts with any executive officer. Within 45 days of the end of each calendar quarter, the Company must submit to the FRB a written Progress Report regarding the Company's compliance with the terms of the MOU.

         On August 23, 1994, the Company submitted to the FRB its Capital Plan setting forth the Company's plans for improving and maintaining an adequate capital position at the Company and the Bank. Management of the Company believes that the Company is in substantial compliance with the terms of the MOU.

1995 REGULATORY EXAMINATIONS


         In connection with the joint examination of the Bank by the FDIC and the SBD, which commenced on May 22, 1995, the Bank was generally criticized by the regulatory authorities for lack of a permanent Chief Executive Officer, excessive loan losses, poor quality assets, large provisions for loan losses, write-downs of OREO, apparent violations of applicable banking laws and inadequate capital. Management believes none of the alleged violations of law were material, and that the matters concerning such alleged violations have been resolved. Although the FDIC and the SBD believed the loan loss reserve was underfunded as of May 22, 1995, the Bank, through its provision to loan loss reserves for the second quarter of 1995, was in full compliance with all recommended write-offs and write-downs, including an adequate loan loss reserve as of June 30, 1995.


         In addition, the FDIC has criticized the Bank for, in the FDIC's opinion, not filing accurate Call Reports for December 1994 and March 1995. The SBD examiners did not concur with the FDIC's opinion that these Call Reports required restatement. The FDIC's criticism relates to two loans which were written-off by the Bank during the second quarter of 1995, which the FDIC claims should have been written off as of December 31, 1994. Following a review of these loans and after consultation with the Company's independent public accountants, the Board of Directors and management of the Bank do not agree that these loans should have been written off at December 31, 1994, based upon all relevant information available to them at December 31, 1994. Accordingly, the Company has determined that it is not required to restate GAAP financial statements as filed in its Annual Report on Form 10-K for fiscal year 1994 nor its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, even if the Company restates its December 1994 and March 1995 FDIC Call Reports to prevent further criticism by the FDIC.

         No independent verification of the Company's and the Bank's compliance with the various regulatory agreements, as discussed above, has been performed, and the Bank's compliance is subject to review by the FDIC and the SBD while the Company's compliance will be reviewed by the FRB. No assurance can be given that capital, in addition to that raised pursuant to this Offering, can be raised if the Bank requires such additional capital to remain in compliance with capital adequacy requirements. In the event that the FRB, the FDIC or the SBD otherwise determines that the Company or the Bank is engaging in unsafe or unsound practices in conducting their businesses or violating any law, rule or regulation, each regulatory agency would have available various remedies, including certain enforcement actions. Additionally, the Company's inability to serve as a source of strength to the Bank could serve as a basis for additional regulatory action against the Company. See "RISK FACTORS - Compliance Status" and "SUPERVISION AND REGULATION."

         For information with respect to the Bank's classification under the FDIC's PCA regulations, see "RISK FACTORS - Failure to Meet Capital Adequacy Requirements and Regulatory Orders" and "SUPERVISION AND REGULATION - Federal Deposit Insurance Corporation Improvement Act of 1991."

                                LEGAL PROCEEDINGS

         In the normal course of business, the Company is occasionally made a party to actions seeking to recover damages from the Company.

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

                                  LEGAL MATTERS


         The validity of the issuance of the Common Stock will be passed upon by Lillick & Charles LLP, San Francisco, California, counsel to the Company and the Bank.


                                     EXPERTS

         The consolidated financial statements of First Commercial Bancorp, Inc. as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, 1993 and 1992, included herein have been included herein in reliance upon the report of Arthur Andersen & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


         CHANGES IN THE COMPANY'S INDEPENDENT ACCOUNTANTS

         On November 13, 1995, the Audit Committee of the Board of Directors of the Company approved the recommendation of the Board of Directors of the Company to replace Arthur Andersen LLP, San Francisco, California, as the independent accountant chosen to audit the Company's financial statements and approved the appointment of KPMG Peat Marwick, Sacramento, California, as the Company's independent accountant. The appointment of KPMG Peat Marwick was effective immediately.

         Arthur Andersen LLP's report on the financial statements of the Company for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to audit scope or accounting principles. Their report on the Company's December 31, 1994 financial statements dated March 29, 1995 did contain an explanatory paragraph due to certain matters which raise substantial doubt about the Company's ability to continue as a going concern.

         During the Company's two most recent fiscal years and during the subsequent interim period preceding the date of Arthur Andersen LLP's replacement, there has been no disagreement with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreement in connection with its report.

         The Company has provided Arthur Andersen LLP with a copy of this Registration Statement and by letter dated February 13, 1996, Arthur Andersen LLP has agreed with the above statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         Page
                                                                                         ----
Unaudited Financial Statements

Interim Consolidated Balance Sheets as of September 30, 1995 and December 31, 1994

Interim Consolidated Statements of Operations for the three and nine months ended
     September 30, 1995 and 1994

Interim Consolidated Statements of Changes in Stockholders' Equity for the nine months ended September 30, 1995

Interim Consolidated Statements of Cash Flows for the nine months ended
     September 30, 1995 and 1994

Notes to Interim Consolidated Financial Statements

Audited Financial Statements

Consolidated Balance Sheets at December 31, 1994 and 1993

Consolidated Statements of Operations for the three years ended December 31, 1994

Consolidated Statements of Changes in Stockholders' Equity for the three years ended
     December 31, 1994

Consolidated Statements of Cash Flows for the three years ended December 31, 1994

Notes to Consolidated Financial Statements

Report of Independent Public Accountants

                         FIRST COMMERCIAL BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)

                                                                         SEPTEMBER 30,           DECEMBER 31,
                                                                             1995                     1994
 (Dollar amounts in thousands)                                             (NOTE 2)
-------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                   $   14,305              $   19,059
 Federal funds sold                                                             5,500                  27,200
 Securities purchased under resale agreements                                  37,000                  40,000
                                                                           ----------              ----------

        Total cash and cash equivalents                                        56,805                  86,259

 Interest-bearing deposits with other financial institutions                        -                     299
 Investment securities (Note 3):
    Held-to-maturity (market value of $11,061 in 1995 and $3,815 in 1994)      10,968                   3,963
    Available-for-sale                                                         19,705                  13,727
                                                                           ----------              ----------

        Total investment securities:                                           30,673                  17,690

 Loans, net of unearned income of $170 in 1995 and $243 in 1994                81,919                 130,172
 Allowance for loan losses (Note 4)                                             4,838                   7,437
                                                                           ----------              ----------

        Net loans                                                              77,081                 122,735

 Lease financing, net                                                             991                   1,038
 Premises and equipment, net                                                    2,147                   2,637
 Other real estate                                                              2,054                   5,222
 Interest receivable and other assets                                           3,172                   3,426
                                                                           ----------              ----------

 TOTAL ASSETS                                                              $  172,923              $  239,306
                                                                           ==========              ==========
 LIABILITIES
 DEPOSITS:

    Demand accounts                                                        $   33,162              $   56,483
    Interest-bearing transaction accounts                                      43,376                  68,840
    Savings accounts                                                           17,915                  21,695
    Time accounts                                                              72,786                  86,518
                                                                           ----------              ----------

    Total deposits                                                            167,239                 233,536
 Accrued expenses and other liabilities                                         2,473                   1,415
                                                                           ----------              ----------

     TOTAL LIABILITIES                                                        169,712                 234,951

 STOCKHOLDERS' EQUITY   (NOTE 2)

 Preferred stock: $.01 par value; authorized: 5,000,000
    shares; issued and outstanding: none                                         ---                    ---
 Common stock: 1995 and 1994, $.01 par value, authorized: 1995 and
    1994, 15,000,000 shares, 1995, giving effect to the  transaction described in Note 2, 250,000,000 shares, issued and outstanding:
    1995 and 1994, 4,675,110 shares, 1995, giving effect to the transaction described in
    Note 2, 54,675,000 shares                                                     547                      48
 Additional paid-in capital                                                    31,933                  28,495
 Retained deficit                                                             (29,181)                (22,880)
 Common stock in treasury, at cost: 1995, none; 1994, 100,000 shares              -                      (709)
 Unrealized losses on securities available-for-sale                               (88)                   (599)
                                                                           ----------              ----------

      Total stockholders' equity                                                3,211                   4,355
                                                                           ----------              ----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $  172,923              $  239,306
                                                                           ==========              ==========

 The accompanying notes are an integral part of these consolidated statements.

                         FIRST COMMERCIAL BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                            FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                                            --------------------------    -------------------------
                                                                            SEPT. 30,       SEPT. 30,       SEPT. 30,     SEPT. 30,
(Dollar amounts in thousands)                                                  1995            1994            1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans and leases                                         $  2,228       $  3,863       $  7,792       $ 11,726
Interest on Federal funds sold and securities purchased under
   resale agreements                                                               556            532          1,679          1,227
Interest on time deposits with other financial institutions                       --               21           --               87
Interest on investment securities                                                  464            254          1,180            848
                                                                              --------       --------       --------       --------

     Total interest income                                                       3,248          4,670         10,651         13,888
                                                                              --------       --------       --------       --------

INTEREST EXPENSE:
Interest on interest-bearing transaction accounts                                  240            498            850          1,543
Interest on savings accounts                                                       111            149            339            448
Interest on time accounts and other borrowed funds                               1,176            916          3,450          2,242
                                                                              --------       --------       --------       --------

     Total interest expense                                                      1,527          1,563          4,639          4,233
                                                                              --------       --------       --------       --------

NET INTEREST INCOME                                                              1,721          3,107          6,012          9,655
Provision for loan losses                                                          100          1,022          3,345          9,057
                                                                              --------       --------       --------       --------
NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                                                   1,621          2,085          2,667            598
                                                                              --------       --------       --------       --------

Non-interest income                                                                277            617          1,131          1,711
Non-interest expense                                                             2,919          5,406         10,097         14,561
                                                                              --------       --------       --------       --------

LOSS BEFORE INCOME TAXES                                                        (1,021)        (2,704)        (6,299)       (12,252)
Provision for income taxes                                                        --             --                2          1,926
                                                                              --------       --------       --------       --------

NET LOSS                                                                      $ (1,021)      $ (2,704)      $ (6,301)      $(14,178)
                                                                              ========       ========       ========       ========

-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (NOTE 2):

Net loss per share                                                            $  (0.22)      $  (0.58)      $  (1.35)      $  (3.03)

Weighted average shares of common stock outstanding                              4,675          4,675          4,675          4,675

Proforma per share data, giving retroactive effect
to the transactions contemplated pursuant to Stock Purchase
Agreement (Note 2):
   Net loss per share                                                         $  (0.02)      $  (0.58)      $  (0.12)      $  (3.03)

Weighted average shares of common stock outstanding                             54,675          4,675         54,675          4,675


 The accompanying notes are an integral part of these consolidated statements.

                         FIRST COMMERCIAL BANCORP, INC.
                             CONSOLIDATED STATEMENTS
                       OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                 UNREALIZED          TOTAL
                                                            ADDITIONAL              COMMON     GAINS (LOSSES)    STOCKHOLDERS'
                                                  COMMON     PAID-IN    RETAINED   STOCK IN     ON SECURITIES       EQUITY
(DOLLAR AMOUNTS IN THOUSANDS)                      STOCK     CAPITAL     DEFICIT   TREASURY   AVAILABLE-FOR-SALE   (DEFICIT)
------------------------------------------------------------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1994                       $     48   $ 28,495   $(22,880)  $   (709)    $   (599)          $  4,355
Three months ended March 31, 1995:

   Net loss                                           --         --       (1,039)      --           --               (1,039)
   Adjustment to unrealized gains
       (losses) on available-for-
        sale securities (Note 3)                      --         --         --         --            298                298
                                                  --------   --------   --------   --------     --------           --------

BALANCES, MARCH 31, 1995                                48     28,495    (23,919)      (709)        (301)             3,614
Three months ended June 30, 1995:

   Net loss                                           --         --       (4,241)      --           --               (4,241)
   Adjustment to unrealized gains
   (losses) on available-for-sale
   securities (Note 3)                                --         --         --         --            229                229
  Treasury stock retirement                             (1)      (708)      --          709         --                 --
                                                  --------   --------   --------   --------     --------           --------

BALANCES, JUNE 30, 1995                                 47     27,787    (28,160)      --            (72)              (398)
Three months ended September 30, 1995:

   Net loss                                           --         --       (1,021)                   --               (1,021)
   Adjustment to unrealized gains (losses)
   on available-for-sale securities  (Note 3)         --         --         --         --            (16)               (16)
   Issuance of common stock pursuant to
   Stock Purchase Agreement (Note 2)                   500      4,146       --         --           --                4,646
                                                  --------   --------   --------   --------     --------           --------

BALANCES, SEPTEMBER 30, 1995                      $    547   $ 31,933   $(29,181)  $   --       $    (88)          $  3,211
                                                  ========   ========   ========   ========     ========           ========


 The accompanying notes are an integral part of these consolidated statements.

                         FIRST COMMERCIAL BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


-------------------------------------------------------------------------------------------------------------------
                                                                                                  NINE MONTHS
                                                                                              ENDED SEPTEMBER 30,
                                                                                              -------------------
 (Dollar amounts in thousands)                                                               1995          1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss
   Adjustments to reconcile loss to net cash                                               $  (6,301)     $ (14,178)
      provided by operating activities:
         Depreciation and amortization                                                           576          1,734
         Provision for loan losses                                                             3,345          9,057
         Write-down of other real estate                                                       1,026          1,031
         Fixed asset retirements                                                                 224           --
         Decrease in interest receivable and other assets                                        254          5,743
         Decrease in interest payable                                                            (17)           (52)
         Increase (decrease) in accrued expenses and other liabilities                         1,075           (505)
                                                                                            --------       --------

         Net cash provided by (used in) operating activities                                     182          2,830
                                                                                            --------       --------
Cash flows from investing activities:
   Net decrease in interest-bearing deposits with other
      financial institutions                                                                     299          2,480
   Proceeds from the sale and maturity of investment securities                                2,300         30,989
   Purchase of investment securities                                                         (15,000)        (4,974)
   Net decrease in loans made to customers                                                    41,605         27,009
   Net decrease in deferred loan fees                                                            (73)          (177)
   Purchases of premises and equipment                                                           (82)          (246)
   Net decrease in lease financing                                                                47             47
   Proceeds from sale of other real estate                                                     3,009          3,893
   Payments to complete other real estate                                                        (90)          (617)
                                                                                            --------       --------

         Net cash provided by investing activities                                            32,015         58,404
                                                                                            --------       --------
Cash flows from financing activities:
    Issuance of Common Stock pursuant to Stock Purchase Agreement (Note 2)                     4,646           --
    Net decrease in demand accounts, interest-bearing transaction
      accounts and savings accounts                                                          (52,565)       (67,054)

    Net increase (decrease) in time accounts                                                 (13,732)        12,699
                                                                                            --------       --------

      Net cash used in financing activities                                                  (61,651)       (54,355)
                                                                                            --------       --------

Net decrease in cash and cash equivalents                                                    (29,454)         6,879

Cash and cash equivalents at beginning of period                                              86,259         86,874
                                                                                            --------       --------

Cash and cash equivalents at end of period                                                  $ 56,805       $ 93,753
                                                                                            ========       ========


Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Interest                                                                              $  4,622       $  4,285
      Income taxes                                                                          $    -0-       $    -0-

Supplemental Schedule of noncash investing and financing activities:
   Net decrease in other real estate as a result of foreclosure or
      financing, and other related transactions                                             $    777       $  3,227


 The accompanying notes are an integral part of these consolidated statements.

                         FIRST COMMERCIAL BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1
--------------------------------------------------------------------------------
BASIS OF PRESENTATION

The accompanying consolidated financial statements of First Commercial Bancorp, Inc. (the "Company") are unaudited and should be read in conjunction with the consolidated financial statements contained in the Company's 1994 Annual Report to Stockholders. In the opinion of management, all adjustments are of a normal recurring nature. Operating results for the three and nine month periods ended September 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

The consolidated financial statements include the accounts of the parent company and its sole subsidiary, First Commercial Bank (the "Bank"). As described in
Note 2, at September 30, 1995, the Company owned 1.05% of the outstanding common stock of the Bank, although it had the right to vote all of the Bank stock. Accordingly, the accompanying consolidated financial statements have been prepared as if the Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement") described in Note 2 had been approved by the Company's shareholders and transactions contemplated thereby had been consummated on September 30, 1995.

The net loss per share has been computed by dividing the reported net loss for the period by the weighted average shares of common stock outstanding. The pro forma net loss per share has been computed by dividing the reported net loss for the period by the weighted average shares of common stock outstanding giving retroactive effect to the exchange of Company common stock for the shares of Bank preferred stock and Bank common stock held by First Banks, Inc. ("First Banks") as if such exchange had occurred at the beginning of the period presented (see Note 2).

In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). During October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which amends SFAS 114.

SFAS 114 (as amended by SFAS 118) defines the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms have been modified in troubled debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all principal and interest according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair market value of the collateral for a collateral-dependent loan. Regardless of the measurement method used historically, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. Because the Company is principally a collateral-based lender and, consequently, has used collateral value to determine such reductions independent of the requirement of SFAS 114. All loans in the Bank's portfolio are reviewed individually and are not included in any homogeneous categories.

SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Prior to the issuance of SFAS 118, SFAS 114 provided for two alternative income recognition methods to be used to account for changes in the net carrying amount of an impaired loan subsequent to the initial measurement of impairment. Under the first income recognition method, a creditor would accrue interest on the net carrying amount of the impaired loan and report other changes in the net carrying amount of the loan as an adjustment to the provision for possible loan losses. Under the second income recognition method, a creditor would recognize all changes in the net carrying amount of the loan as an adjustment to the provision for possible loan losses. While those income recognition methods are no longer required, SFAS 118 does not preclude a creditor from using either of those methods.

SFAS 114, as amended by SFAS 118, applies to financial statements for fiscal years beginning after December 15, 1994. Accordingly, the Company adopted SFAS 114 on January 1, 1995. The adoption of SFAS 114 and SFAS 118 did not have a material effect on its consolidated financial position or results of operations.

NOTE 2
--------------------------------------------------------------------------------
RECAPITALIZATION

On August 7, 1995, the Company and the Bank entered into the Stock Purchase Agreement with James F. Dierberg, an individual, and First Banks, a Missouri bank holding company, which provides for the recapitalization of the Company and the Bank. Under the terms of the Stock Purchase Agreement, as of June 30, 1995, Mr. Dierberg, who is Chairman, Chief Executive Officer and President of First Banks, acquired 750,000 shares of nonvoting, noncumulative preferred stock of the Bank for $1.5 million. After receiving the necessary regulatory approvals, on August 22, 1995 First Banks acquired the preferred stock from Mr. Dierberg for $1.5 million, and on August 23, 1995, First Banks acquired 116,666,666 shares of common stock of the Bank for $3.5 million. As a result of these transactions, First Banks owned 98.95% of the outstanding common stock and 100% of the outstanding preferred stock of the Bank as of September 30, 1995.

The Stock Purchase Agreement will be submitted for the approval of the shareholders at a special meeting of the Company's shareholders (the "Shareholders' Meeting") to be held in early December 1995. Upon the approval of the Company's shareholders, the Bank preferred stock and the Bank common stock will be exchanged for a total of 50,000,000 shares of Company common stock, resulting in First Banks' ownership of 91.45% of the then outstanding shares of Company common stock. In addition, First Banks has placed $5 million in an escrow account for the purchase of a convertible debenture of the Company (the "Debenture") upon receipt of the approval of the Stock Purchase Agreement by the shareholders. At that time, $4.75 million of the proceeds of the Debenture will be contributed to the capital of the Bank with the remaining $250,000 being retained by the Company for general corporate purposes. The Debenture will bear interest at 12% per year and will be secured by all of the Bank common stock held by the Company. The Debenture matures five years after the Shareholders' Meeting. Interest on the Debenture is payable in the sole discretion of the Company's Board of Directors, upon receipt of any necessary regulatory authorization. The principal and any accrued but unpaid interest thereon are convertible into Company common stock at the option of First Banks at any time prior to maturity at $.10 per share. At maturity, any remaining principal and unpaid interest thereon must be converted into shares of the Company's common stock at $.10 per share.

In order to enable the Bank to meet certain capital requirements of its regulatory orders, on October 31, 1995, First Banks purchased, pursuant to the terms of an Additional Investment Agreement, a convertible debenture of the Company (the "Investment Debenture") for $1.5 million, the proceeds of which were contributed to the Bank. The terms of the Investment Debenture are identical to those of the Debenture described above, and the Investment Debenture is convertible into 15,000,000 shares of Company common stock. In addition, the terms of the Stock Purchase Agreement provide that if the Rights Offering described below has not been concluded prior to December 31, 1995 and the Bank's tangible capital ratio at that date does not equal 7.0%, First Banks has the option to make an additional capital contribution to the Company through the purchase of shares of Company common stock, at a purchase price of the then current book value per share or $.10 per share, whichever is greater. In the event First Banks elects not to make an additional capital infusion into the Company or Bank, as applicable, the Bank will consider other methods of raising capital, including the sale of additional Bank branch offices.

The Stock Purchase Agreement also provides for the Company to distribute shares of Company common stock or cash to stockholders of record as of the record date for the Shareholders' Meeting based on certain future events primarily related to the earnings performance and the adequacy of the allowance for loan losses of the Company during the period from July 1, 1995 to June 30, 1996 and recoveries of certain previously charged-off assets, net of collection expenses and any litigation costs thereafter through October 31, 1998.

Finally, the Agreement provides that the Company shall amend the Company's Stockholders' Rights Plan, adopted by the stockholders of the Company at the 1990 Special Meeting of the Stockholders (the "Rights Plan"), to exempt the transactions contemplated by the Agreement from triggering the operation of the Rights Plan. Further, if the Board of Directors of the Company determines that the Company shall exercise its right of redemption under the Rights Plan then, under certain conditions, First Banks may elect to arrange for the payment of the redemption and the Company shall issue to First Banks shares of Company common stock, on the basis of $.10 per share, in exchange for the aggregate amount of such redemption.

The Bank common stock held by First Banks is subject to the terms of a proxy agreement (the "Proxy") transferring to the Company the right to vote the stock until the earlier of the conclusion of the Shareholders' Meeting or December 31, 1995. If the Company fails to hold the Shareholders' Meeting on or before December 31, 1995, or if the shareholders fail to approve the Stock Purchase Agreement, (1) the Proxy restricting First Banks' voting of the Bank common stock will terminate and First Banks will assume voting control of the Bank, (2) the $5 million currently held in escrow will be invested in additional common stock of the Bank, and (3) the principal and accrued but unpaid interest of the Investment Debenture would become immediately convertible into shares of Bank common stock at the then current book value per share. In that event, the Company would own less than one percent (1%) of the outstanding shares of common stock of the Bank.

Pursuant to the terms of the Stock Purchase Agreement, the Company has the discretion and presently intends to make to its existing stockholders an offering of rights to purchase additional shares of Company common stock and a dividend exchange offer to certain stockholders. The Company is amending its Registration Statement on Form S-1, which was filed on May 31, 1995 with the Securities and Exchange Commission, to reflect the terms of the Stock Purchase Agreement and Additional Investment Agreement, as well as to include current financial and other information. The Registration Statement provides, inter alia, for a rights offering of Company common stock to existing shareholders and an offering in exchange for dividends owed to Company stockholders of record on June 15 or September 14, 1992 (the "Offering"). If it is conducted, the Offering would be intended to raise a maximum of $5 million of additional capital. The Offering price would be the same as the price at which the Company's common stock is purchased by First Banks. The Company cautions that the securities covered by the Registration Statement may not be offered by the Company, nor may offers to buy be accepted by the Company, prior to the time the Registration Statement is declared effective by the Securities and Exchange Commission, and then only by means of a prospectus. The Registration Statement has not been declared effective by the Commission and the contents thereof are subject to amendment.

As a result of the structure and current status of the transactions contemplated by the Stock Purchase Agreement, the Company owned 1.05% of the outstanding common stock of the Bank as of September 30, 1995, although it had the right to vote all of the Bank stock. However, if the Stock Purchase Agreement is approved at the Shareholders' Meeting, the Company will regain its ownership of all of the outstanding stock of the Bank. Consequently, the accompanying Consolidated Financial Statements as of September 30, 1995 have been prepared giving effect to the approval of the Stock Purchase Agreement and the following transactions resulting therefrom: (1) the exchange of 750,000 shares of nonvoting, noncumulative Bank preferred stock held by First Banks for 15,000,000 shares of Company common stock; and (2) the exchange of 116,666,666 shares of Bank common stock held by First Banks for 35,000,000 shares of Company common stock.

If the financial statements of the Company as of September 30, 1995 had been prepared using the equity method of accounting for its 1.05% equity in the Bank, the financial position, results of operation and cash flows would have been those presented for the parent company only, except for the investment in subsidiary and the composition of stockholders' equity. A condensed comparison of the financial statement as of September 30, 1995 presented on the equity basis with that on a consolidated basis, as reported herein, is as follows:

                                                          EQUITY       CONSOLIDATED
 (Dollar amounts in thousands)                             BASIS           BASIS
-----------------------------------------------------------------------------------
Investment in subsidiary, at equity                      $      44       $    --

Total Assets                                             $      66       $ 172,921



Stockholders' Equity

    Preferred stock                                      $    --         $    --

    Common stock                                                47             547

    Additional paid-in capital                              27,787          31,933

    Retained (deficit)                                     (28,738)        (29,181)

    Unrealized losses on securities available-for-sale        --               (88)
                                                         ---------       ---------

Total stockholders' equity                               $    (904)      $   3,211
                                                         =========       =========


NOTE 3
--------------------------------------------------------------------------------
INVESTMENT SECURITIES - HELD-TO-MATURITY AND AVAILABLE-FOR-SALE

The Company classifies its investments in debt and equity securities as "held-to-maturity," "trading securities" or "available-for-sale." Investments classified as "held-to-maturity" are reported at amortized cost, investments classified as "trading" securities are reported at fair value with unrealized gains and losses included in earnings, and investments classified as "available-for-sale" are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. As of September 30, 1995, the Company's assets and equity capital were reduced by $88,000 to reflect unrealized losses on available-for-sale securities.

The estimated market value of investment securities is determined based on current quotations, where available. The amortized cost (book value) and estimated market value of investment securities at September 30, 1995 are as follows:


                                                 GROSS      GROSS
                                  AMORTIZED   UNREALIZED  UNREALIZED   MARKET
 (Dollar amounts in thousands)      COST         GAINS      LOSSES     VALUE      YIELD
-------------------------------------------   ----------  ----------  -------     -----
HELD-TO-MATURITY:
   U.S. TREASURY SECURITIES       $ 7,022        $ 49        $ --      $7,071      6.51%
   U.S. GOVERNMENT AGENCIES         3,946          51           7       3,990      5.32

AVAILABLE-FOR-SALE:
   U.S. TREASURY SECURITIES        11,063          25          20      11,068      5.92
   U.S. GOVERNMENT AGENCIES         8,661          34          58       8,637      6.11
                                  -------        ----         ---     -------
TOTAL INVESTMENT SECURITIES       $30,692        $159        $ 85     $30,766      6.02%
                                  =======        ====        ====     =======


On June 20, 1995, a Federal Home Loan Mortgage Corporation security with a book value of $1,059,000, classified as "available-for-sale" was sold for a gain of approximately $3,000. The Bank did not sell any other securities during the nine-month period ended September 30, 1995, or the year ended December 31, 1994.

The following table shows the amortized cost and estimated market value of investment securities at September 30,1995, by contractual maturity. Maturities of mortgage-backed securities are classified in accordance with contractual repayment schedules. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated market values, by contractual maturity were as follows:

-------------------------------------------------------------------------------------------------------------------
                                             HELD-TO-MATURITY                   AVAILABLE-FOR-SALE
                                           ------------------------------------------------------------------------
                                           AMORTIZED     MARKET                AMORTIZED     MARKET
(Dollar amounts in thousands)                COST        VALUE         YIELD     COST        VALUE          YIELD
-------------------------------------------------------------------------------------------------------------------

MATURING WITHIN ONE YEAR:
   U.S. TREASURY SECURITIES                $ 3,996      $ 4,020         6.48%   $10,025      $10,046         6.10%
   U.S. GOVERNMENT AGENCIES                  2,015        2,008         4.70      4,034        4,061         7.01
                                           -------      -------                 -------      -------

TOTAL MATURING WITHIN ONE YEAR               6,011        6,028         5.88     14,059       14,107         6.36
                                           -------      -------                 -------      -------

MATURING FROM ONE TO FIVE YEARS:
   U.S. TREASURY SECURITIES                  3,026        3,051         6.55      1,038        1,022         4.17
   U.S. GOVERNMENT AGENCIES                  1,931        1,982         5.78      4,628        4,576         5.33
                                           -------      -------                 -------      -------

TOTAL MATURING FROM ONE TO FIVE YEARS        4,957        5,033         6.25      5,666        5,598         5.11
                                           -------      -------                 -------      -------

TOTAL INVESTMENT SECURITIES                $10,968      $11,061         6.05%   $19,725      $19,705         6.00%
                                           =======      =======                 =======      =======

NOTE 4
--------------------------------------------------------------------------------
LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of the loan portfolio is summarized as follows:

------------------------------------------------------------------------------
                                             SEPTEMBER 30,       DECEMBER 31,
(Dollar amounts in thousands)                    1995                 1994
------------------------------------------------------------------------------

COMMERCIAL                                     $  37,075           $  69,597
REAL ESTATE CONSTRUCTION                           7,398              16,386
REAL ESTATE SECURED                               33,982              38,439
INSTALLMENT                                        3,634               5,993
                                               ---------           ---------

TOTAL GROSS LOANS                                 82,089             130,415

UNEARNED INCOME                                     (170)               (243)
ALLOWANCE FOR LOAN LOSSES                         (4,838)             (7,437)
                                               ---------           ---------

NET LOANS                                      $  77,081           $ 122,735
                                               =========           =========


CONCENTRATION OF LARGE BORROWERS

The Company's loan portfolio is presently concentrated in twenty-two loans, eleven of which exceed 25% of the Bank's September 30, 1995 capital. Commitments to these borrowers represent $33.5 million or 41% of the Bank's total loan portfolio at September 30, 1995. Outstanding balances to these borrowers at September 30, 1995 were $22.7 million or 28% of the Bank's loan portfolio. Seven of these loans, representing $14.9 million or 18% of the Bank's total loan portfolio, have been classified by the Bank as substandard. One loan in the amount of $638,000 is on nonaccrual status.

At September 30, 1995 the Bank's unsecured lending limit was $1.3 million and its combined secured and unsecured lending limit was $2.2 million. The Bank currently has five loans, representing $10.3 million, which exceed its unsecured lending limit and two loans, representing $9.3 million that exceed the secured and unsecured lending limit. The Company intends to be able to continue to satisfy its larger customer's borrowing needs by participating loan amounts above its lending limit with other banks until such time as the Bank becomes recapitalized. Upon consummation of the transaction described in Note 2, approximately $5.75 million will be added to the Bank's stockholders' equity as of September 30,

1995, after deducting the related expenses. As a result, the Bank's capital is expected to be approximately $9.9 million. Based on this capital level, the Bank's unsecured lending limit would be $2.2 million and the Bank's secured and unsecured lending limit would be $3.7 million. Thereafter, the Bank would have only one loan representing $3.3 million which would exceed its unsecured lending limit, and two loans representing $9.3 million would exceed its secured and unsecured lending limit.

CONCENTRATION OF CLASSIFIED ASSETS

Federal regulations require banks to review their assets on a regular basis and to classify them if any weaknesses are noted. Banks must maintain adequate allowances for assets classified as "Substandard" or "Doubtful" and must immediately write off those assets classified as "Loss." The Bank has a comprehensive process for classifying assets and asset reviews are performed on a periodic basis. In addition to identifying adversely classified assets, the Bank identifies certain assets as "Special Mention," which do not currently expose the Bank to a sufficient degree of risk to warrant a more adverse classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets that do not possess credit deficiencies are not classified and are considered "Pass" loans. The Bank stratifies its loan portfolio based on collateral type concentrations and delinquency trends. The objective of the review process is to identify any trends and determine the levels of loss exposure to the Bank that would require an adjustment to the valuation allowance.

Classified assets include nonperforming loans, other real estate and performing loans that exhibit credit quality weaknesses. The table below outlines the Bank's classified assets as of September 30, 1995:


----------------------------------------------------------
 (Dollar amounts in thousands)
----------------------------------------------------------

 Performing loans                                  $21,029
 Nonperforming loans                                 5,347
 Other real estate                                   2,054
                                                   -------

      Total classified assets                      $28,430
                                                   =======

The Bank has been required by the Orders (as defined in Note 6) to reduce its classified assets based upon the amount of classified loans as of the dates of the 1993 and 1994 examinations. The Bank is in full compliance with the classified loan reductions scheduled in connection with each of these examinations. The classified assets described above are consistent with the classification findings of the FDIC and SBD examiners in connection with the 1995 joint examination and represent 33.8% of the Bank's total loans and ORE. Although the Bank has not as yet been required by the FDIC and SBD to agree upon a classified asset reduction schedule, the Bank, based upon its past experience, believes that it will be able to satisfy such a classified asset
reduction schedule once it is agreed    upon with its regulatory authorities.

The changes to the allowance for loan losses consisted of the following for the nine-month period ended September 30, 1995 and for the year ended December 31, 1994:

--------------------------------------------------------------------------------
                                               SEPTEMBER 30,       DECEMBER 31,
(Dollar amounts in thousands)                      1995               1994
--------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                  $  7,437            $  7,337
CHARGE-OFFS:
   COMMERCIAL                                      4,880               3,712
   REAL ESTATE CONSTRUCTION                          430               5,591
   REAL ESTATE SECURED                               644                 661
   INSTALLMENT                                       281                  59
                                                --------            --------

                                                   6,235              10,023
                                                --------            --------

RECOVERIES:
   COMMERCIAL                                        306                 176
   REAL ESTATE CONSTRUCTION                           --                 125
   REAL ESTATE SECURED                                --                  --
   INSTALLMENT                                        12                  13
                                                --------            --------

                                                     318                 314
                                                --------            --------

NET CHARGE-OFFS ON LOANS                           5,917               9,709

ADDITIONS TO ALLOWANCE CHARGED

   TO OPERATING EXPENSE                            3,345               9,809

REDUCTION IN ALLOWANCE FOR LOAN LOSSES
   TRANSFERRED WITH BRANCH SALE                      (27)               --
                                                --------            --------

BALANCE AT END OF PERIOD                        $  4,838            $  7,437
                                                ========            ========

--------------------------------------------------------------------------------
NET CHARGE-OFFS ON LOANS                            7.26%               5.62%
   TO AVERAGE LOANS

ALLOWANCE FOR LOAN LOSSES TO                        5.89%               5.70%
   TOTAL LOANS OUTSTANDING

The following table provides information with respect to all nonperforming assets:

-------------------------------------------------------------------------------------------
                                                          SEPTEMBER 30,        DECEMBER 31,
 (Dollar amounts in thousands)                                 1995               1994
-------------------------------------------------------------------------------------------

TOTAL LOANS OUTSTANDING                                      $ 82,089           $130,415
                                                             ========           ========


ACCRUAL LOANS PAST DUE NINETY DAYS OR MORE                   $     --           $     22
NONACCRUAL LOANS                                                4,738             11,433
RESTRUCTURED LOANS                                                609                710
                                                             --------           --------

   NONPERFORMING LOANS                                          5,347             12,165

OTHER REAL ESTATE                                               2,054              5,222
                                                             --------           --------

   NONPERFORMING ASSETS                                      $  7,401           $ 17,387
                                                             ========           ========


LOANS PAST DUE 30 TO 89 DAYS                                 $  1,133           $  4,514
                                                             ========           ========



RATIOS:

NONPERFORMING LOANS TO TOTAL LOANS OUTSTANDING                   6.51%              9.33%
ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING LOANS                90.48%             61.13%
NONPERFORMING ASSETS TO LOANS AND OTHER REAL ESTATE              8.80%             12.82%



During the nine months ended September 30, 1995, the Bank's nonperforming loans decreased from $12,165,000 at December 31, 1994 to $5,347,000 at September 30, 1995, or 56.0%. At September 30, 1995, 65% of nonperforming loans were collateralized by real estate. Loans past due 30 days or more and less than 90 days decreased 74.9% from $4,514,000 at December 31, 1994 to $1,133,000 at
September 30, 1995.

A loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on nonaccrual status, the Bank reverses any accrual and unpaid interest and all payments thereafter are applied to principal until such time as management believes the full repayment of principal and interest is assured. At such time, the loan may be returned to accrual status and payment then applied to principal and/or interest according to the terms of the loan. Interest on impaired loans which are performing is recognized in accordance with the loan documents.

At September 30, 1995, the recorded investment in loans that are considered to be impaired under Statement 114 was $7,349,000. Thirty-five percent (35.32%), or $1,709,000 of the allowance for loan losses at September 30, 1995, has been provided for impaired loans. Impaired loans are reviewed monthly and are assigned asset quality ratings as part of the Company's on-going Asset Quality Plan review. At September 30, 1995, 36%, or $4,738,000 of the impaired loans were on a nonaccrual basis. The average recorded investment in impaired loans for the quarter and nine months ended September 30, 1995, was $6,573,000 and $9,795,000, respectively. The Company uses the cash basis method of income recognition for recording interest income on impaired loans, which are nonperforming.

Other real estate acquired through foreclosure decreased 60.7% from $5,222,000 at December 31, 1994 to $2,054,000 at September 30, 1995. During the first nine months, the Bank sold $5,308,000 which was offset by foreclosures on $3,215,000 of other real estate.

The Bank has three loans totaling $609,000 which are accounted for as "troubled debt restructurings" as defined in Statement of Financial Accounting Standards Number 15. The amount of interest income which has not been recognized with respect to these loans is not material to the consolidated financial statements.

There are no loans made by the Bank to directors, executive officers or any associate of such persons exceeding $60,000 for the nine-month period ended September 30, 1995.

NOTE 5
--------------------------------------------------------------------------------
INCOME TAXES

The Company and the Bank file consolidated federal income tax returns. Because of the structure of the transaction described in Note 2 to the consolidated financial statements, current regulations of the Internal Revenue Service would prohibit the Company from continuing to file a consolidated income tax return with the Bank for the period after August 22, 1995. However, the regulations allow the Commissioner of the Internal Revenue Service to grant waivers of this, if the circumstances warrant.

The Company and the Bank are considering applying to the Commissioner for such a waiver, which, if granted, would allow their continued consolidation for federal income tax purposes until the Stock Purchase Agreement is approved by the shareholders. Thereafter, if First Banks continues to hold at least 80% of the voting stock of the Company, both the Company and the Bank could be included in the consolidated federal income tax return of First Banks.

NOTE 6
--------------------------------------------------------------------------------
REGULATORY AGREEMENTS

For each of the three years ended December 31, 1994 as well as the nine months ended September 30, 1995, the Company and the Bank have incurred substantial losses from operations. These losses were associated primarily with the emphasis which the Bank had placed on real estate based lending and the deterioration of the California economy during that period, particularly as it related to the real estate sector. Because of the magnitude of problem assets which arose and the reduction of the Bank's capital due to the losses, the Company has been operating under the terms of a Memorandum of Understanding with the Federal Reserve Bank of San Francisco (the "MOU"), and the Bank has been operating under the terms of a Cease and Desist Order issued by the Federal Deposit Insurance Corporation, a Final Order issued by the State Banking Department and several Capital Impairment Orders (collectively the "Orders"). The MOU and the Orders have placed significant restrictions on the Company and the Bank including restrictions on the payment of dividends, requirements of specified capital levels and reduction of classified assets.

The Company and the Bank have entered into a Stock Purchase Agreement with First Banks and James F. Dierberg as outlined in Note 2, which provides for a substantial recapitalization of the Company and the Bank upon the approval of the stockholders and, if the stockholders fail to approve the Stock Purchase Agreement, a recapitalization of only the Bank. See REGULATORY AGREEMENTS. In addition, the Company is considering an offering of the Company's common stock to existing stockholders and an exchange offer for dividends owed to certain stockholders. However, the Company has continued to incur losses from operations through September 30, 1995. Consequently, there can be no assurance that (1) the Stock Purchase Agreement will be approved by the Company's stockholders, (2) the Offering will be conducted, or if conducted that it will be successful, (3) the Company will not incur substantial additional losses in the liquidation of its portfolio of problem assets, (4) continued losses will not adversely effect the Company's ability to comply with the requirement of the MOU and the Orders, or
(5) because of any of the preceding, the Company and the Bank may not be required to raise additional capital or have additional regulatory agreements imposed upon them in the future.

NOTE 7
--------------------------------------------------------------------------------
TRANSACTIONS WITH FIRST BANKS

In October, 1995, the Board of Directors of the Bank approved a management services agreement with First Banks and a cost sharing agreement with First Bank & Trust, Santa Ana, California, a wholly owned subsidiary of First Banks. The management fee agreement provides that the Bank will compensate First Banks on an hourly basis for its use of personnel for various functions including internal auditing, loan review, income tax preparation and assistance, accounting and other management and administrative services. Hourly rates for such services compare favorably with those of similar services from unrelated sources, as well as the internal costs of the Bank personnel which were used previously. It is estimated that the aggregate cost for such services will be more economical than those previously incurred separately by the Bank.

The cost sharing agreement provides a structure for the Bank and First Bank & Trust to share the cost of certain personnel and services which will be used by both banks. This will include the salaries and benefits of certain loan and administrative personnel. Expenses associated with loan origination personnel will be allocated based on the relative loan volume between the banks. Costs of most other personnel will be allocated on an hourly basis. Because this involves distributing essentially fixed costs over a larger asset base, it allows each bank to receive the benefit of personnel and services at a reduced cost.

It is anticipated that the Bank will also enter into a data processing agreement with FirstServ, Inc., a wholly owned data processing subsidiary of First Banks. Under this agreement, FirstServ, Inc. will provide data processing and item processing to the Bank beginning in December, 1995. The fees for such services will be substantially less than the Bank is incurring in connection with its current data processing or than it would incur with non-affiliated vendors.

The management services agreement, cost sharing agreement and data processing agreement are subject to the review and approval of the Bank's regulatory authorities. As of November 15, 1995, no fees had been charged to the Bank under any of these agreements. See REGULATORY AGREEMENTS.

In addition, the Bank may purchase certain services and supplies from or through First Banks or one of its subsidiaries. This would include insurance policies, office supplies and other commonly used banking products which can be acquired more economically than had previously been possible for the Bank separately. These items are purchased on a cost pass-through basis and the amount of such purchases is not expected to be material to the Company's consolidated financial position or results of operations.

                       (Page intentionally left blank)

CONSOLIDATED BALANCE SHEETS


                                                                                              DECEMBER 31,
                                                                                              ------------
IN THOUSANDS                                                                              1994                1993
------------                                                                          --------            --------
ASSETS
Cash and due from banks (Note 2)                                                      $ 19,059            $ 21,574
Federal funds sold                                                                      27,200              15,300
Securities purchased under resale agreements (Note 3)                                   40,000              50,000
                                                                                      --------            --------
         Total cash and cash equivalents                                                86,259              86,874
Interest-bearing deposits with other financial institutions                                299               3,973
Investment securities:
      Held-to-maturity (market value of $3,815 in 1994 and $44,782 in 1993)              3,963              44,428
      Available-for-sale                                                                13,727                  --
                                                                                      --------            --------
         Total investment securities (Note 4)                                           17,690              44,428
Loans, net of unearned income of $243 in 1994 and $544 in 1993 (Note 5)                130,172             194,377
Allowance for loan losses                                                                7,437               7,337
                                                                                      --------            --------
      Net loans                                                                        122,735             187,040
                                                                                      --------            --------
Lease financing, net (Note 6)                                                            1,038               1,085
Premises and equipment, net (Note 7)                                                     2,637               3,169
Other real estate                                                                        5,222              13,171
Interest receivable and other assets (Note 8)                                            3,426              10,037
                                                                                      --------            --------
TOTAL ASSETS                                                                          $239,306            $349,777
                                                                                      ========            ========

LIABILITIES
Deposits:
      Demand accounts                                                                 $ 56,483            $134,961
      Interest-bearing transaction accounts                                             68,840              85,081
      Savings accounts                                                                  21,695              24,611
      Time accounts                                                                     86,518              79,143
                                                                                      --------            --------
         Total deposits                                                                233,536             323,796
Accrued expenses and other liabilities                                                   1,415               2,837
                                                                                      --------            --------
         Total liabilities                                                             234,951             326,633
                                                                                      --------            --------
Commitments and contingent liabilities (Note 9)

STOCKHOLDERS' EQUITY:
Preferred stock: 1994 and 1993, $.01 par value;
      Authorized: 1994 and 1993, 5,000,000 shares;
      Issued and outstanding: 1994 and 1993 -- none                                         --                  --
Common stock: 1994 and 1993, $.01 par value;
      Authorized: 1994 and 1993, 15,000,000 shares;
      Issued: 1994 and 1993, 4,775,110 shares;
      Outstanding: 1994 and 1993, 4,675,110 shares                                          48                  48
Additional paid-in capital                                                              28,495              28,495
Retained deficit                                                                       (22,880)             (4,690)
Common stock in treasury, at cost:
      1994 and 1993, 100,000 shares                                                       (709)               (709)
Unrealized losses on securities available-for-sale                                        (599)                 --
                                                                                      --------            --------
         Total stockholders' equity                                                      4,355              23,144
                                                                                      --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $239,306            $349,777
                                                                                      ========            ========

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            FOR THE YEAR ENDED
                                                                                DECEMBER 31,
                                                                            ------------------
IN THOUSANDS                                                    1994               1993               1992
------------                                                --------           --------           --------
INTEREST INCOME:
Interest and fees on loans and leases                       $ 15,126            $17,787           $ 21,717
Interest on Federal funds sold and securities
      purchased under resale agreements                        2,026                898                678
Interest on time deposits with other
      financial institutions                                      95                129                226
Interest on investment securities                              1,109              1,286              1,984
                                                            --------            -------           --------
         Total interest income                                18,356             20,100             24,605
                                                            --------            -------           --------
INTEREST EXPENSE:
Interest on interest-bearing transaction accounts              1,989              2,405              3,586
Interest on savings accounts                                     589                723                822
Interest on time accounts and other borrowed funds             3,332              3,242              4,565
                                                            --------            -------           --------
         Total interest expense                                5,910              6,370              8,973
                                                            --------            -------           --------
NET INTEREST INCOME:                                          12,446             13,730             15,632
Provision for loan losses (Note 5)                             9,809              8,100              7,260
                                                            --------            -------           --------
NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                          2,637              5,630              8,372
                                                            --------            -------           --------
NON-INTEREST INCOME:
Service charges on deposit accounts                            1,282              1,426              1,430
Other                                                            691              1,569              1,072
                                                            --------            -------           --------
         Total non-interest income                             1,973              2,995              2,502
                                                            --------            -------           --------
NON-INTEREST EXPENSE:
Salaries and related benefits (Note 12)                        6,568              6,951              6,777
Occupancy (Notes 7 & 9)                                        1,443              1,475              1,383
Equipment (Note 7)                                               930              1,075              1,000
Other (Note 13)                                               11,452             10,202              7,104
                                                            --------            -------           --------
         Total non-interest expense                           20,393             19,703             16,264
                                                            --------            -------           --------

LOSS BEFORE INCOME TAXES                                     (15,783)           (11,078)            (5,390)
Provision for (benefit of) income taxes (Note 8)               2,407             (3,767)            (1,872)
                                                            --------            -------           --------
NET LOSS                                                    $(18,190)           $(7,311)          $ (3,518)
                                                            ========            =======           ========
PER-SHARE DATA:
Net loss per share                                          $  (3.89)           $ (1.56)          $   (.75)
Weighted average shares outstanding                            4,675              4,675              4,663

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                   UNREALIZED
                                                            ADDITIONAL   RETAINED     COMMON      GAINS (LOSSES)        TOTAL
                                                   COMMON    PAID-IN      EARNINGS   STOCK IN     ON SECURITIES      STOCKHOLDERS'
IN THOUSANDS                                       STOCK     CAPITAL     (DEFICIT)   TREASURY   AVAILABLE-FOR-SALE      EQUITY
------------                                       ------   ----------   ---------   --------   ------------------   -------------
Balance, December 31, 1991                          $47      $28,414     $  6,157      $(709)         $  --           $ 33,909
   Net Loss (Note 18)                                --           --       (3,518)        --             --             (3,518)
   Exercise of stock options (Note 11)                1           70           --         --             --                 71
   Cash dividends paid                               --           --          (18)        --             --                (18)
                                                    ---      -------     --------      -----          -----           --------
Balance, December 31, 1992                           48       28,484        2,621       (709)            --             30,444
   Net Loss (Note 18)                                --           --       (7,311)        --             --             (7,311)
   Exercise of stock options (Note 11)               --           11           --         --             --                 11
                                                    ---      -------     --------      -----          -----           --------
Balance, December 31, 1993                           48       28,495       (4,690)      (709)            --             23,144
   Adoption of SFAS 115 (Note 4)                     --           --           --         --            342                342
   Net Loss                                          --           --      (18,190)        --             --            (18,190)
   Adjustment to unrealized gains (losses)
      on available-for-sale securities (Note 4)      --           --           --         --           (941)              (941)
                                                    ---      -------     --------      -----          -----           --------
Balance, December 31, 1994                          $48      $28,495     $(22,880)     $(709)         $(599)          $  4,355
                                                    ===      =======     ========      =====          =====           ========

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                 FOR THE YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                                                 ------------------
IN THOUSANDS                                                                           1994               1993               1992
------------                                                                       --------           --------           --------
Cash flows from operating activities:
   Net loss                                                                        $(18,190)          $ (7,311)          $ (3,518)

   Adjustments to reconcile net loss to net cash
     provided by operating activities:
      Depreciation and amortization                                                     958              1,024              1,154
      Provision for loan losses                                                       9,809              8,100              7,260
      Write-down of other real estate                                                 4,963              2,981                567
      Loss on disposal of assets                                                         88                 36                 --
      Benefit of deferred taxes                                                      (6,497)            (1,090)              (424)
      Write-off of intangible                                                         1,047                 --                 --
      Valuation allowance for deferred taxes                                          8,904                 --                 --
      (Increase) decrease in interest receivable and other assets                     3,156             (1,459)             1,008
      Decrease in interest payable                                                      (19)               (11)              (625)
      Increase (decrease) in accrued expenses and other liabilities                  (1,404)               612               (693)
                                                                                   --------           --------           --------
      Net cash provided by operating activities                                       2,815              2,882              4,729
                                                                                   --------           --------           --------
Cash flows from investing activities:
   Net increase (decrease) in interest-bearing deposits with other
     financial institutions                                                           3,674               (308)               907
   Proceeds from maturity of investment securities                                   30,982              8,160             14,943
   Purchases of investment securities                                                (5,135)           (30,028)            (8,531)
   Net decrease in loans made to customers                                           48,082             28,452             39,396
   Net increase (decrease) in deferred loan fees                                       (301)              (179)                12
   Capital expenditures                                                                (222)              (387)              (293)
   Net decrease in lease financing                                                       47                 23                 --
   Proceeds from sale of other real estate                                           10,340              8,111              5,114
   Payments to complete other real estate                                              (638)              (487)            (1,469)
                                                                                   --------           --------           --------
      Net cash provided by investing activities                                      86,829             13,357             50,079
                                                                                   --------           --------           --------
Cash flows from financing activities:
   Net increase (decrease) in demand accounts, interest-bearing
     transaction accounts and savings accounts                                      (97,634)            12,156            (14,745)
   Net increase (decrease) in time accounts                                           7,375             11,894            (71,426)
   Proceeds from issuance of common stock                                                --                 11                 71
   Dividends paid on common stock                                                        --                 --               (741)
                                                                                   --------           --------           --------
      Net cash provided by (used in) financing activities                           (90,259)            24,061            (86,841)
                                                                                   --------           --------           --------
Net increase (decrease) in cash and cash equivalents                                   (615)            40,300            (32,033)
Cash and cash equivalents at beginning of year                                       86,874             46,574             78,607
                                                                                   --------           --------           --------
Cash and cash equivalents at end of year                                           $ 86,259           $ 86,874           $ 46,574
                                                                                   ========           ========           ========
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest                                                                     $  5,929           $  6,380           $  9,597
      Income taxes
Supplemental schedules of noncash investing and financing activities:              $     17           $     24           $     42
   Net increase in other real estate as a result of foreclosure
     or financing, and other related transactions                                  $  6,714           $  5,782           $ 15,647

The accompanying notes are an integral part of these consolidated statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1993 AND 1992


                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NOTE NO. 1
--------------------------------------------------------------------------------

The accounting and reporting policies of First Commercial Bancorp, Inc. (the "Company") and its subsidiary conform with generally accepted accounting principles ("GAAP") and general practice within the banking industry. The following are descriptions of the more significant accounting and reporting policies:

Financial Statement Presentation: The consolidated statements of the Company include the accounts of the Company and its subsidiary, First Commercial Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated statements of cash flows illustrate the change in cash and cash equivalents as disclosed in the consolidated balance sheets. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and securities purchased under resale agreements. Generally, Federal funds and securities purchased under resale agreements are purchased and sold for one-day periods.

Investment Securities: As of January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS" 115). Accordingly, the investment securities have been classified as "held-to-maturity," "trading securities" or "available-for-sale." Investments classified as held-to-maturity are reported at amortized cost, investments classified as trading securities are reported at fair value with unrealized gains and losses included in earnings, and investments classified as available-for-sale are reported at fair value with unrealized gains and losses, net of tax, if any, reported as a separate component of stockholders' equity.

Loans and Allowance for Loan Losses: The allowance for loan losses is maintained at a level which management estimates to be adequate to provide for losses that can be reasonably anticipated, although ultimate losses may vary from the current estimates. In evaluating the adequacy of this allowance and in determining the provision to be charged to operating expense for each period, management considers such factors as historical loan loss experience, known problem loans, evaluations made by bank regulatory authorities and the assessment of economic conditions and other appropriate data to identify the risks in the loan portfolio. Although management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events.

The Bank recognizes interest income on an accrual basis. Loans which are ninety days past due are placed on a nonaccrual status and all accrued interest is reversed regardless of the collateral value. Furthermore, the Bank has a general policy that loans cannot be renewed without collection of accrued interest. Loan origination and commitment fees net of certain direct loan origination costs are amortized over the expected life of the associated loan.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives of one to forty years.

Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the related lease terms.

Other Real Estate: Other real estate ("ORE") includes real estate acquired through foreclosure, or by obtaining a deed in lieu of foreclosure. Other real estate is initially recorded at the lower of the Bank's recorded cost in the property or the net fair value of the related real estate. Recorded cost in the property would include the recorded loan balance and all identifiable direct costs of foreclosure. Estimated costs to complete, hold and sell the real estate are taken into consideration in determining the estimated net fair value. Subsequent gains or losses on sale, or other holding costs or write-downs are recorded in other income or expense as incurred.

Intangibles: As part of the 1982 acquisition of the business of the thirteen branches of California Canadian Bank, a leasehold interest intangible asset was established. Leasehold interest, valued at $2,258,000 (based on an independent appraisal), represents the present value of favorable lease rental rates for future periods, and is amortized over the remaining lives of the leases ($93,000, $124,000 and $97,000 in 1994, 1993 and 1992, respectively). Balances of leasehold interest as of December 31, 1994 and 1993, were $232,000 and $325,000, respectively, and are included in interest receivable and other assets.

In 1988, the Company acquired the business of three branches of Citizens Bank of Roseville for $2,199,000. As a result of this acquisition, the Company recorded an intangible of $1,425,000 in 1988, which was subsequently increased to $1,447,000 in 1989. The Company completed an examination by the Federal Reserve Bank of San Francisco on August 18, 1994. During the course of the examination, the regulators concluded that there was no future value to the intangible. As of September 30, 1994, the book value of the Citizens Bank merger intangible of $992,000 was written off, resulting in total amortization expense for the year of $1,047,000. Amortization expense was $73,000 in both 1993 and 1992.

Income Taxes: The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS" 109). The impact of the change was immaterial.

The Company files consolidated Federal and state income tax returns with its subsidiary. The provisions for Federal and state income taxes of the Company and its subsidiary are recorded on the basis of filing separate income tax returns, making appropriate adjustments arising out of the consolidated Federal and state income tax return regulations.

Net Income per Common and Common Equivalent Shares: Net income per share is computed using the weighted average number of shares outstanding during the year plus the dilutive effect, if any, of stock options.

Future Financial Accounting Standards: In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under the provisions of this statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses. This statement also applies to restructured loans and changes the definition of in-substance foreclosures to apply only to loans where the creditor has taken physical possession of the borrower's assets. SFAS No. 114 applies to financial statements for fiscal years beginning after December 15, 1994. Accordingly, the Company adopted SFAS No. 114 on January 1, 1995. The adoption of the statement did not have a significant impact on its financial position and results of operations.

                            CASH AND DUE FROM BANKS
NOTE NO. 2
--------------------------------------------------------------------------------

The Bank maintains balances at the Federal Reserve Bank to comply with reserve requirements set forth by Regulation D of the Federal Reserve Act, as amended. In compliance with these regulations, the Bank was required to maintain an average balance in cash and due from banks of approximately $2,339,000 at December 31, 1994, and $8,851,000 at December 31, 1993.

Included in the balance of cash and due from banks at year-end are current day deposits (transit items) of approximately $10,067,000, the majority of which become available the following business day, and deferred items from current and prior days' deposits of approximately $4,359,000, which become available during the next one to three business days.


                  SECURITIES PURCHASED UNDER RESALE AGREEMENTS
NOTE NO. 3
--------------------------------------------------------------------------------

Securities purchased under resale agreements are typically collateralized by U.S. Treasury securities, U.S. Government agencies, or mortgage-backed securities and generally have maturities of one month or less. The agreements outstanding on December 31, 1994, had a maturity date of January 3, 1995. The following table shows the composition of securities purchased under resale agreements at December 31, 1994.

IN THOUSANDS                                          COST
------------                                       -------
General National Mortgage Association (GNMA)
   mortgage-backed securities                      $20,000
Federal Home Loan Mortgage Corporation              20,000
                                                   -------
                                                   $40,000
                                                   =======


                   INVESTMENT SECURITIES -- HELD-TO-MATURITY
                             AND AVAILABLE-FOR-SALE
NOTE NO. 4
--------------------------------------------------------------------------------

As of January 1, 1994, the Company adopted the FASB Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS" 115). This statement requires that investments in debt and equity securities be classified as "held-to-maturity," "trading securities" or "available-for-sale." It requires that investments classified as held-to-maturity be reported at amortized cost, that investments classified as trading securities be reported at fair value with unrealized gains and losses included in earnings, and that investments classified as available-for-sale be reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. As of January 1, 1994, a security with an amortized cost of $2,089,000 and a market value of $2,101,000 was classified as held-to-maturity. Securities with an amortized cost of $42,339,000 and a market value of $42,681,000 were classified as available-for-sale. The effect of adopting SFAS 115 was to recognize an unrealized gain of $342,000 as an increase in stockholders' equity. As of December 31, 1994, the Company's assets and equity capital reflected an adjustment for unrealized losses of $599,000 on available-for-sale securities.

The estimated market value of investment securities is determined based on current quotations, where available. The amortized cost (book value), estimated market value and yield of investment securities at December 31, 1994, were as follows:

                                                               1994
                                                            ----------
                                                  GROSS       GROSS
                                   AMORTIZED   UNREALIZED   UNREALIZED    MARKET
IN THOUSANDS                         COST         GAINS       LOSSES       VALUE     YIELD
-------------                      ----------  ----------   ----------    ------     -----
Held-to-maturity:
  U.S. Government
   agencies                         $ 3,963       $--         $(148)     $ 3,815     5.22%
Available-for-sale:
  U.S. Treasury
   securities                         3,146        --          (108)       3,038     4.76
  U.S. Government
   agencies                          11,096         9          (416)      10,689     6.27
                                    -------       ---         -----      -------     ----
                                     14,242         9          (524)      13,727     5.94
                                    -------       ---         -----      -------     ----
Total investment
  securities                        $18,205       $ 9         $(672)     $17,542     5.78%
                                    =======       ===         =====      =======     ====

The Bank did not sell available-for-sale or any other investment securities during the twelve months ended December 31, 1994.

The following table shows the amortized cost, estimated market value and yield of investment securities at December 31, 1994, by contractual maturity. Maturities of mortgage-backed securities are classified in accordance with contractual repayment schedules. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and estimated market values, by contractual maturity were as follows:

                                                                                1994
                                                   HELD-TO-MATURITY            ------               AVAILABLE-FOR-SALE
                                                   ----------------                                 ------------------
                                     AMORTIZED         MARKET                         AMORTIZED          MARKET
IN THOUSANDS                           COST            VALUE            YIELD            COST            VALUE              YIELD
------------                         ---------         ------           -----         ---------          ------             -----
Maturity within a year:
  U.S. Treasury
   securities                          $   --           $   --            --%          $ 1,030          $ 1,010             4.95%
  U.S. Government
   agencies                                --               --            --             1,000            1,006             8.99
                                       ------           ------          ----           -------          -------             ----
Total maturing within
  one year                                 --               --            --             2,030            2,016             6.94
                                       ------           ------          ----           -------          -------             ----
Maturity from one to five years:
  U.S. Treasury
   securities                              --               --            --             2,116            2,028             4.67
  U.S. Government
   agencies                             3,963            3,815          5.22             7,948            7,697             6.18
                                       ------           ------          ----           -------          -------             ----
Total maturing from
  one to five years                     3,963            3,815          5.22            10,064            9,725             5.86
                                       ------           ------          ----           -------          -------             ----
Maturity from five to ten years:
  U.S. Treasury
   securities                              --               --            --                --               --               --
  U.S. Government
   agencies                                --               --            --             2,148            1,986             5.35
                                       ------           ------          ----           -------          -------             ----
Total maturing from
  five to ten years                        --               --            --             2,148            1,986             5.35
                                       ------           ------          ----           -------          -------             ----
Total investment
  securities                           $3,963           $3,815          5.22%          $14,242          $13,727             5.94%
                                       ======           ======          ====           =======          =======             ====


The amortized cost and estimated market value of investment securities as of December 31, 1993, were as follows:

                                                  GROSS         GROSS
                                   AMORTIZED    UNREALIZED    UNREALIZED     MARKET
IN THOUSANDS                         COST         GAINS         LOSSES       VALUE
------------                       ---------    ----------    ----------     ------
U.S. Treasury securities           $ 4,104        $  16         $   8       $ 4,112
U.S. Government agencies            40,324          366            20        40,670
                                   -------        -----         -----       -------
Total investment securities        $44,428        $ 382         $  28       $44,782
                                   =======        =====         =====       =======

The book value of investment securities pledged to secure U.S. Government and other public deposits and for other purposes as required or permitted by law totaled $17,181,000 and $19,436,000 at December 31, 1994 and 1993, respectively.

                      LOANS AND ALLOWANCE FOR LOAN LOSSES
NOTE NO. 5
--------------------------------------------------------------------------------


The composition of the loan portfolio is summarized as follows at December 31:

IN THOUSANDS                  1994        1993        1992        1991        1990
------------                --------    --------    --------    --------    --------

Commercial                  $ 69,597    $103,949    $119,115    $132,928    $116,849
Real estate
  construction                16,386      39,879      59,228     112,714     139,479
Real estate secured           38,439      43,803      48,060      40,303      35,517
Installment                    5,993       7,290       9,243      10,527      12,306
                            --------    --------    --------    --------    --------
  Total gross loans          130,415     194,921     235,646     296,472     304,151
Unearned income                  243         544         723         711       1,137
Allowance for loan
  losses                       7,437       7,337       5,484       5,003       3,050
                            --------    --------    --------    --------    --------
  Net loans                 $122,735    $187,040    $229,439    $290,758    $299,964
                            ========    ========    ========    ========    ========

The changes to the allowance for loan losses consisted of the following for the years ended December 31:

IN THOUSANDS                  1994        1993        1992        1991        1990
------------                --------    --------    --------    --------    --------

Balance at beginning
  of year                   $  7,337    $  5,484    $  5,003    $  3,050    $  2,398
Charge-offs:
  Commercial                   3,712       2,455         503       1,270         751
  Real estate construction     5,591       3,831       5,991       1,574           -
  Real estate secured            661         164         354          11           -
  Installment                     59          59         136         204         196
                            --------    --------    --------    --------    --------
                              10,023       6,509       6,984       3,059         947
                            --------    --------    --------    --------    --------

Recoveries:
  Commercial                     176         219         182         140         132
  Real estate construction       125           -           -           -           -
  Real estate secured              -           1           -           -           -
  Installment                     13          42          23          52          37
                            --------    --------    --------    --------    --------

                                 314         262         205         192         169
                            --------    --------    --------    --------    --------

Net charge-offs on loans       9,709       6,247       6,779       2,867         778
                            --------    --------    --------    --------    --------

Additions to allowance
  charged to
  operating expense            9,809       8,100       7,260       4,820       1,430
                            --------    --------    --------    --------    --------
Balance at end of year      $  7,437    $  7,337    $  5,484    $  5,003    $  3,050
                            ========    ========    ========    ========    ========

Net charge-offs on loans
  to average loans              5.62%       2.86%       2.58%        .94%        .29%
Allowance for loan losses
  to total loans
  outstanding                   5.70%       3.76%       2.33%       1.69%       1.00%

The following table provides information with respect to all non-performing assets at December 31:


IN THOUSANDS                  1994        1993        1992        1991        1990
------------                --------    --------    --------    --------    --------

Total loans outstanding     $130,415    $194,921    $235,646    $296,472    $304,151
                            ========    ========    ========    ========    ========

Accrual loans past due
  ninety days or more       $     22    $     50    $    300    $ 22,284    $  1,875
Nonaccrual loans              11,433      21,100      26,605       7,822       2,393
                            --------    --------    --------    --------    --------

Total accrual loans past
  due ninety days or more
  and nonaccrual loans      $ 11,455    $ 21,150    $ 26,905    $ 30,106    $  4,268
                            ========    ========    ========    ========    ========

Total accrual loans past
  due ninety days or more
  and nonaccrual loans to
  total loans outstanding       8.78%      10.85%      11.42%      10.15%       1.40%

Allowance for loan losses
  to total nonperforming
  loans(1)                     64.92%      34.69%      20.38%      16.62%      71.46%

Other real estate           $  5,222    $ 13,171    $ 17,994    $  6,560    $  2,268

When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on a cash basis until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement.

The following table represents interest income not recognized on loans on nonaccrual status for 1994, 1993 and 1992:

IN THOUSANDS                           1994         1993       1992
------------                         --------     -------    --------

Estimated interest that would
  have been recorded under
  original terms                     $  1,553     $ 2,092    $  1,871
Gross interest recorded                   594          96          96
                                     --------     -------    --------

  Reduction in interest income       $    959     $ 1,996    $  1,775
                                     ========     =======    ========

At December 31, 1994, $5,276,000 or 46% of the loans on nonaccrual status consisted of nineteen real estate loans. Real estate loans secured by single-family residences totaled $1,069,000, single-family lots totaled $264,000, single-family residences and lots totaled $1,013,000, commercial lots totaled $1,575,000, commercial buildings totaled $324,000 and multi-family properties totaled $1,031,000.

The remaining nonaccrual loans consisted of commercial loans totaling $5,968,000 or 52% and other loans totaling $189,000 or 2%. At December 31, 1994, $2,807,000 of commercial loans were secured by real estate, $2,336,000 were secured by business assets and $825,000 were unsecured.

At December 31, 1994, the Bank had ORE totaling $5,222,000, compared to $13,171,000 at December 31, 1993. Included in ORE at year-end are twelve properties. Nine of the properties have a book value of $4,346,000 and consist of single-family residential lots. Three of the properties have a book value of $876,000 and consist of commercial land and office projects. During 1994, $3,135,000 was charged to the allowance for loan losses when the properties were transferred to ORE, based upon their fair market value at that time, and $4,961,000 was charged against income due to further declines in their fair market values. The conversion of foreclosure properties to ORE gives the Bank the opportunity to dispose of these nonearning assets through the sale of these properties.

During 1994, twenty-three separate ORE properties were sold, resulting in net proceeds to the Bank of $14,551,000 and resulting in a net loss of $656,000, compared to twenty-five sales during 1993 totaling $12,650,000 and a net loss of $98,000.

In December of 1992, the Bank restructured a $1,000,000 real estate loan in which the interest rate was determined to be below market levels. The concessionary interest rate was given to the borrower to better match the cash flows associated with the commercial real estate project. The loan was accounted for as "troubled debt restructuring" as that term is defined in SFAS No. 15. The amount of interest income not recognized on this loan is immaterial. The balance outstanding on this loan as of December 31, 1994, 1993 and 1992, was $710,000, $1,000,000 and $1,000,000, respectively.

(1) At December 31, 1994, 71% of total nonperforming loans were secured by real estate. Although the ratio of nonperforming loans to total loans outstanding remained virtually constant during 1991 through 1993, the ratio of the allowance for loan losses to total nonperforming loans was increased to cover the decline in the values of the underlying real estate securing those loans. The level of this coverage ratio increased substantially during 1994 (64.92%) due primarily to the 46% reduction in nonperforming loans, while the amount of the allowance for loan losses was maintained at the pre-1994 level in order to protect the Bank against the uncertainty of further potential declines in the value of real estate securing those loans.

There are no loans made by the Bank to directors, executive officers or any associate of such persons exceeding $60,000 for the year ended December 31, 1994.

                                LEASE FINANCING
NOTE NO. 6
--------------------------------------------------------------------------------

The Company has an equity participation in a leveraged lease agreement. Under the terms of the agreement, the Company's equity investment represents approximately 35% of the cost of the leased equipment. The remaining 65% is provided by a third party through long-term debt which provides no recourse against the Company and is secured by first liens on the leased equipment. The Company's net investment in the leveraged lease was as follows:

                                                        DECEMBER 31,
                                                        ------------
IN THOUSANDS                                       1994              1993
------------                                     ------             ------
Lease rental receivable                          $  695             $  749
Estimated residual value                            378                378
Less unearned and deferred income                   (35)               (42)
                                                 ------             ------
Investment in leveraged leases                   $1,038             $1,085
                                                 ======             ======

The net income from the Company's investment in the leveraged lease was $7,100 for each of the years ended December 31, 1994, 1993 and 1992.


                             PREMISES AND EQUIPMENT
NOTE NO. 7
--------------------------------------------------------------------------------

Premises and equipment consisted of the following:

                                                       DECEMBER 31,
                                                       ------------
IN THOUSANDS                                      1994               1993
------------                                    -------            -------
Buildings                                       $   616            $   712
Land and land improvements                          894                894
Leasehold improvements                            1,485              1,597
Furniture, fixtures and equipment                 4,669              5,059
                                                -------            -------
                                                  7,664              8,262

Less accumulated depreciation
  and amortization                               (5,027)            (5,093)
                                                -------            -------
Premises and equipment, net                     $ 2,637            $ 3,169
                                                =======            =======


Depreciation and amortization expense related to these assets for the years ended December 31, 1994, 1993 and 1992, amounted to $667,000, $875,000 and
$844,000, respectively.


                                  INCOME TAXES
NOTE NO. 8
--------------------------------------------------------------------------------


The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS" 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established.

The current, deferred and valuation allowance components of the income tax provision (benefit) included in the Statements of Operations for the years ended December 31, 1994, 1993 and 1992, were as follows:

IN THOUSANDS                                        1994       1993      1992
------------                                      -------    -------   -------
Current:
  Federal                                         $     0    $(2,677)  $(1,540)
  State                                                 -          -        92
                                                  -------    -------   -------

                                                        0     (2,677)   (1,448)
                                                  -------    -------   -------
Deferred:
  Federal                                          (4,761)    (1,090)     (332)
  State                                            (1,736)         -       (92)
                                                  -------    -------   -------
                                                   (6,497)    (1,090)     (424)
                                                  -------    -------   -------
Valuation allowance                                 8,904          -         -
                                                  -------    -------   -------
Total                                             $ 2,407    $(3,767)  $(1,872)
                                                  =======    =======   =======

Deferred taxes arise from differences in the timing of recognition of revenues, expenses and tax credits for tax and financial reporting purposes. The tax effects of the principal items affecting deferred taxes for the years ended December 31, 1994, 1993 and 1992 were:


IN THOUSANDS                                        1994       1993      1992
------------                                      -------    -------   -------
Difference in reporting methods for other
  real estate for book and tax purposes           $(2,047)   $  (432)  $  (189)
Difference in methods of reporting income
  for book and tax purposes on
  leveraged lease assets                             (101)        (8)        -
Difference between the book loan
  loss provision and the provision
  allowed for tax purposes                            555       (577)     (269)
Difference in amortization of intangibles
  for book and tax purposes                          (420)        14       (35)
Difference in methods used to compute
  depreciation on fixed assets for
  book and tax purposes                              (118)      (122)      (55)
Difference between state taxes
  deducted for book and tax purposes                    -         31       135
Net operating loss carry forwards                  (4,346)         -         -
Other                                                 (20)         4       (11)
                                                  -------    -------   -------
                                                  $(6,497)   $(1,090)  $  (424)
                                                  =======    =======   =======

The provisions (benefits) for income taxes applicable to income before taxes for the years ended December 31, 1994, 1993 and 1992 differ from amounts computed by applying the statutory Federal income tax rates to income before taxes.


                                                      1994        1993        1992
                                                   ----------  ----------  ----------
                                                   PERCENTAGE  PERCENTAGE  PERCENTAGE
                                                   OF PRETAX   OF PRETAX    OF PRETAX
                                                     INCOME      INCOME      INCOME
                                                   ----------  ----------  ----------
Statutory Federal income tax rate                    (34.0%)     (34.0%)     (34.0%)
  Increases (reductions) in income
   tax rates resulting from:
     State taxes, net of federal benefit              (7.5%)         -         -
     Valuation allowance                              56.7%          -           -
     Other                                               -           -         (.7%)
                                                     -----       -----       -----
                                                      15.2%      (34.0%)     (34.7%)
                                                     =====       =====       =====

The components of the net deferred tax asset of the Bank included in the interest receivable and other assets as of December 31, 1994 and 1993 were as follows:

IN THOUSANDS                                             1994       1993
------------                                           -------     ------
Deferred tax assets:
   Loan losses                                         $ 1,377     $1,932
   Other real estate                                     2,981        934
   Net operating loss carry forward (1)                  4,346          -
   Depreciation                                             83          -
   Intangibles                                             435          -
   Deposit base amortization                                 -         15
                                                       -------     ------
      Total deferred tax assets                        $ 9,222     $2,881

Deferred tax liabilities:
   Leveraged leases                                        268        369
   Depreciation                                              -         35
   Accretion                                                50         40
   Other                                                     -         30
                                                       -------     ------
      Total deferred tax liabilities                       318        474
                                                       -------     ------
      Net deferred tax asset before
        valuation allowance                              8,904      2,407
Valuation allowance                                     (8,904)         -
                                                       -------     ------
Net deferred tax asset                                 $     -     $2,407
                                                       =======     ======

(1) The Company has net operating loss carry forwards of $11,486,000 for federal income tax and $5,859,000 for state taxes. The net operating loss carry forwards expire in 2009.


                     COMMITMENTS AND CONTINGENT LIABILITIES
NOTE NO. 9
--------------------------------------------------------------------------------

Operating Leases

At December 31, 1994, the approximate minimum future lease rentals payable under noncancelable operating leases for Bank premises were as follows:

In the table above, minimum lease payments have not been reduced by minimum sublease rental income of $318,000 due in the future under a noncancelable sublease.

IN THOUSANDS                                         YEAR               AMOUNT
------------                                         ----               ------
                                                     1995               $  809
                                                     1996                  746
                                                     1997                  326
                                                     1998                  164
                                                     1999                  132
                                                 Thereafter                188
                                                                        ------
                                         Total minimum lease payments   $2,365
                                                                        ======

In the table above, minimum lease payments have not been reduced by minimum sublease rental income of $318,000 due in the future under a noncancelable sublease.

The net rental expense included in occupancy expense for Bank premises was $871,000, $844,000 and $806,000 for the years ended December 31, 1994, 1993 and
1992, respectively. Rental income under a noncancelable sublease was $99,000 for each of the years ended December 31, 1994 and 1993.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank enters into various types of transactions which involve financial instruments with off-balance sheet risk. These instruments include commitments to extend credit and letters of credit and are not reflected in the accompanying consolidated balance sheets. These financial transactions carry various degrees of credit risk. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

The Bank's loans, and related credit risks, are primarily concentrated in Northern California. The cities and surrounding metropolitan areas where the majority of the Bank's loan customers reside are Sacramento, Roseville, San Francisco, Concord, Campbell and Santa Rosa, California. Economic fluctuations in the California regions of the Sacramento Valley and San Francisco Bay Area have had, and will continue to have, a direct impact on the credit risk of the Company.

Commitments to extend credit are legally binding loan commitments, subject to certain conditions, with set expiration dates. The Bank typically receives a fee for providing a commitment. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the extension of credit, is based on management's evaluation. Collateral held varies, but may include cash, marketable securities, accounts receivable, inventory, equipment and real estate property.

Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. Commercial letters of credit are issued to customers to facilitate foreign or domestic trade transactions. They represent a substitution of the Bank's credit for the customer's credit.

The contractual amounts of commitments to extend credit and letters of credit represent the amount of credit risk. Since many of the commitments and letters of credit are expected to expire without being fully drawn, the contractual amounts do not necessarily represent future cash requirements.

The following is a summary of various financial instruments with off-balance sheet risk at December 31, 1994 and 1993:

IN THOUSANDS                                          1994          1993
------------                                        -------       -------
Commitments to extend credit                        $41,504       $57,286
Standby letters of credit                             3,329         4,637

Real estate construction loan commitments were $3,425,000 at December 31, 1994, and $4,163,000 at December 31, 1993, and are included in commitments to extend credit in the schedule above.

LITIGATION

The Bank and/or the Company are involved in various routine legal actions as both plaintiff and defendant. In the opinion of management, based upon the present status of litigation and the advice of legal counsel, the ultimate resolution of any of these matters will not have a material adverse impact on the financial position or results of operations of the Bank or the Company.


                                   DIVIDENDS
NOTE NO. 10
--------------------------------------------------------------------------------

The stockholders of the Company will be entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available, subject to the dividends preference, if any, on preferred shares that may be outstanding and also subject to the restrictions of the Delaware General Corporation Law. At December 31, 1994, there were no outstanding shares of preferred stock.

On December 31, 1991, the Board of Directors of the Company declared a $.32 per share cash dividend on its common stock. This dividend was payable in four installments during 1992. On July 9, 1992, the Company made the decision to suspend payment of the third and fourth quarter dividends which totaled $.16 per share. The Company will continue to accrue interest on these suspended dividends at the current legal rate until such time as the dividends are paid to stockholders of record as of June 15, 1992, and September 14, 1992. The payment of the accrued dividends and declaration of subsequent dividends is subject to approval of the Federal Reserve Bank of San Francisco (see Note 17).

Dividends by the Bank to the Company are restricted under California law to the lesser of the Bank's retained earnings, or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the California Superintendent of Banks, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC") have indicated that it would generally be considered to be an unsafe and unsound banking practice for banks to pay dividends except out of current operating earnings (see Note 17). Further, the Bank and the Company are restricted from paying dividends under the terms of certain regulatory agreements. See "Regulatory Agreements." During 1994, 1993 and 1992 the Bank paid no dividends to the Company. As of December 31, 1994, the retained deficit of the Bank was approximately $13,849,000.

Additionally, the Federal Reserve Act restricts loans, advances and investments by the Bank in or to the Company which are limited to loans secured by specific amounts of collateral and, generally, to 10% of the stockholders' equity of the Bank.


                               STOCK OPTION PLANS
NOTE NO. 11
--------------------------------------------------------------------------------

On June 19, 1979, the Company established an employee stock option plan (the "Employee Plan") for full-time salaried officers and employees who have substantial responsibility for the successful operation of the Company and its subsidiary. The terms of the Employee Plan provide for the grant of "incentive stock options," as defined in Section 422A of the Internal Revenue Code of 1986, to purchase up to an aggregate of 192,885 shares of common stock of the Company. Under the terms of the Employee Plan, options may be granted at an exercise price not less than the fair market value of the stock at the date of grant. Options granted to employees to purchase common stock of the Company follow a vesting schedule equal to 20% per year and shall vest over a time period not to exceed five years from the date the options are granted.

In March 1987, the Board of Directors amended and restated the Employee Plan to reserve 590,115 additional shares; to provide for the grant of nonstatutory options to any employee; to allow for the extension of the terms of options to ten years; to allow options to be exercised with shares or other valid consideration; and to provide the additional flexibility in the terms of incentive stock options permitted by the Tax Reform Act of 1986. Stockholder approval of the amendments to the Employee Plan was obtained on May 25, 1988. Options may be granted, pursuant to the Employee Plan, until expiration of the Employee Plan on March 11, 1997.

The Employee Plan is administered by the Board of Directors or a committee appointed by the Board (in either case, the "Committee"). The Committee determines to whom options will be granted and the terms of each option granted, including the exercise price, number of shares subject to the option, the vesting provisions thereof, and whether the option will be an incentive or nonstatutory option.

Activity in 1994, 1993 and 1992 related to the Employee Plan was as follows:

                                                    OPTIONS OUTSTANDING
                                   SHARES           -------------------
                                  AVAILABLE                       PRICE
                                  FOR GRANT      SHARES         PER SHARE
                                  ---------      -------      --------------
Balance, December 31, 1991         165,000       555,800      $5.00 - $11.12
Options granted                   (225,800)      225,800       4.38 -   7.63
Options canceled                   180,352      (180,352)      5.00 -  11.12
Options exercised                        -       (77,548)          5.00
                                   -------       -------      --------------

Balance, December 31, 1992         119,552       523,700       4.38  - 11.12
Options granted                    (15,000)       15,000       4.00  -  5.88
Options canceled                    25,500       (25,500)      6.13  - 10.75
Options exercised                        -        (2,000)          5.63
                                   -------       -------      --------------

Balance, December 31, 1993         130,052       511,200       4.00  - 11.12
Options granted                     (3,500)        3,500       4.25  -  5.38
Options canceled                   328,900      (328,900)      4.00  - 11.12
Options exercised                        -             -                  -
                                   -------      --------      --------------
Balance, December 31, 1994         455,452       185,800      $4.25 - $11.12
                                   =======      ========      ==============

As of December 31, 1994, options for 148,580 shares were exercisable at prices ranging from $4.25 to $11.12.

On August 22, 1989, the Board of Directors amended the Employee Plan to provide that in the event of a sale, dissolution or liquidation, merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation solely for the purpose of charter migration), an optionee shall have the right immediately prior to any such transaction, to exercise any unvested and unexercised portion of said optionee's options.

On September 26, 1989 ("Commencement Date"), the Board of Directors of the Company adopted the First Commercial Bancorp, Inc., Directors' Stock Option Plan (the "Directors' Plan"), which was approved by the stockholders of the Company at its Annual Stockholders' Meeting held on May 23, 1990.

There are presently reserved for issuance under the Directors' Plan 250,000 shares of the Company's common stock. Only non-employee directors of the Company, of which there are currently eight, are eligible to receive options in accordance with the Directors' Plan.

Seven of the present directors of the Company received a onetime grant of a nonstatutory option to purchase 10,000 shares, which became exercisable upon approval by the stockholders, service as a Board member for at least six months, and satisfaction of certain vesting requirements set forth below.

On each anniversary date of the Commencement Date, each director who has been a director continuously for the preceding year and who has not previously received one or more grants of options to purchase a total of 10,000 shares, will receive a grant of an option to purchase 2,000 shares. The maximum number of shares for which options may be granted under the Directors' Plan to any director is 10,000 shares. Options granted to directors to purchase common stock of the Company shall vest and become exercisable at the rate of twenty percent (20%) of the shares per year from the exercise date and may be exercised by the optionee during a period of ten years.

The Directors' Plan will expire on September 26, 1998, unless terminated earlier by the Board of Directors.

As of December 31, 1994, options for 56,000 vested shares under the Directors' Plan were exercisable at a price of $11.12 per share.

NOTE NO. 12     EMPLOYEE BENEFIT PLANS
-------------------------------------------------------------------------------
The Bank's Profit Sharing Plan (the "Plan"), established in January 1980, is intended to provide deferred compensation benefits to all employees of the Company and the Bank from contributions to the Plan by the Company. In March 1989, the Bank and the Company adopted an amendment to the Plan to include a 401(k) provision. Hourly and salaried employees of the Company and the Bank who have completed 250 hours of service with the Company or the Bank are eligible to participate in the Plan (the "Participants"). Participants may elect to defer 1% to 15% of their annual salary up to the maximum dollar limitation as established by the Internal Revenue Service (the "Participant Contributions"). A Participant's interest in his or her Participant Contribution is fully vested immediately.

The Company contributes on a quarterly basis fifty percent (50%) on every dollar contributed by the employee up to six percent (6%) of annual salaries. The Company has the discretion to make additional contributions which will be allocated to the accounts of eligible Participants based on the ratio of each Participant's compensation to the total compensation. Participants' interests in such Company contributions vest on a five-year schedule according to years of service rendered.

Under the Plan, the Participants are given the opportunity to invest their contributions in one or more investment funds, each of which is registered under the Investment Company Act of 1940.

During 1994, 1993 and 1992, the Bank matched (on a quarterly basis) approximately $105,000, $116,000 and $118,000, respectively, to the 401(k). For these same three years, the Bank paid for the Plan's administrative, accounting and legal expenses of approximately $20,000, $33,000 and $30,000, respectively.

In September 1990, the Company and the Bank adopted an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1990, for all eligible employees. The ESOP was adopted in order to provide the employees of the Company and its subsidiary with an opportunity to acquire ownership interest in the Company. A Committee appointed by the Board of Directors administers the ESOP for the exclusive benefit of Participants. The Trustee of the ESOP Trust appointed by the Board is presently The Mechanics Bank of Richmond. Under the terms of the ESOP, the amount of contributions made is within the sole discretion of the Board of Directors. Employees may not contribute to the ESOP. Contributions to the ESOP will be allocated among eligible employees' accounts in relation to their compensation as shares of stock of the Company are acquired. Such shares will be allocated to employees' accounts in accordance with the terms of the ESOP, and will vest over a period specified in the ESOP. Any shares held by the ESOP are distributed to employees following death, disability, retirement, or other separation from employment in accordance with the terms of the ESOP. For the years ended December 31, 1994, 1993 and 1992, there were no contributions to the ESOP.

NOTE NO. 13     OTHER NON-INTEREST EXPENSE
-------------------------------------------------------------------------------

For the years ended December 31, 1994, 1993 and 1992, other non-interest expense was comprised of the following:


IN THOUSANDS                                        1994       1993      1992
------------                                     -------    -------    ------
Professional fees (1)                            $   676    $   791    $  989
FDIC assessment (1)                                  820        866       794
Courier                                              230        241       247
Stationery and supplies                              268        294       264
Telephone                                            264        272       248
Insurance general                                    248        238       185
Visa processing                                       48         54       428
Net other real estate expense (1)                  6,035      4,805     1,203
Third-party services provided
  to customers (2)                                   732      1,065     1,141
Amortization and write-offs of
  acquisition intangible (1)                       1,047         73        73
Other expenses                                     1,084      1,503     1,532
                                                 -------    -------    ------
                                                 $11,452    $10,202    $7,104
                                                 =======    =======    ======

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Non-Interest Expense" for further information regarding the Company's non-interest expense.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Non-Interest Expense" and "Liquidity" for further discussion of title and escrow company deposits.

NOTE NO. 14     QUARTERLY STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

The following information is unaudited. However, in the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for such periods, are reflected. Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations for further explanation of quarterly results of operations. Also, see "Note 18 -- Restatement of Financial Statements," herein.


QUARTERLY STATEMENTS
OF OPERATIONS                                        1994 QUARTER ENDED
                                                     ------------------
IN THOUSANDS, EXCEPT PER-SHARE DATA   MARCH 31   JUNE 30  SEPTEMBER 30   DECEMBER 31
-----------------------------------   --------  --------  ------------   -----------
                                                        (unaudited)
Interest income                         $4,603  $  4,615      $  4,670      $  4,468
Interest expense                         1,348     1,322         1,563         1,677
                                        ------  --------      --------      --------
Net interest income (1)                  3,255     3,293         3,107         2,791
Provision for loan losses (2)                -     8,035         1,022           752
                                        ------  --------      --------      --------
Net interest income (loss)
  after provision for loan losses        3,255    (4,742)        2,085         2,039
Non-interest income (3)                    532       562           617           262
Non-interest expense (4)                 3,688     5,467         5,406         5,832
                                        ------  --------      --------      --------
Income (loss) before
  income taxes                              99    (9,647)       (2,704)       (3,531)
Provision for (benefit of)
income taxes (5)                            34     1,893             -           480
                                        ------  --------      --------      --------
Net income (loss)                       $   65  $(11,540)     $ (2,704)     $ (4,011)
                                        ======  ========      ========      ========
Net income (loss) per share             $ 0.01  $  (2.47)     $  (0.58)     $  (0.85)
Weighted average shares
  outstanding                            4,675     4,675         4,675         4,675


(1) See "Management's Discussion and Analysis -- Net Interest Income."

(2) See Note 5 - Loans and Allowance for Loan Losses. The provision for loan losses of $8,035,000 for the quarter ended June 30, 1994, took into consideration loan write-offs and ORE write-downs totaling $3,208,000 identified as "Loss" and $966,000 in loans identified as "Doubtful" as a result of the 1994 Federal Deposit Insurance Corporation ("FDIC")/State Banking Department joint examination of the Bank. Management agreed with these write-downs and in addition, identified $2,913,000 in write-downs on ORE which were accounted for in the allowance for loan losses. Following the examination, revised factors were also implemented which resulted in the reserve being increased by $948,000. Management continues to review its reserve methodology to incorporate the effects of ever-changing economic conditions. See "Management's Discussion and Analysis -- Allowance for Loan Losses."

(3) See "Management's Discussion and Analysis -- Non-Interest Income."

(4) See "Management's Discussion and Analysis -- Non-Interest Expense."

(5) See Note 8 - Income Taxes. Income tax expense of $1,893,000 for the quarter ended June 30, 1994, and $480,000 for the quarter ended December 31, 1994, are the result of the Company writing off previously recorded tax benefits. In recognition of the losses reported for the quarter ended June 30, 1994, and the year ended December 31, 1994, the Company concluded that it no longer met the realization standards for its income tax assets as embodied in Statement of Financial Accounting Standards No. 109. See "Management's Discussion and Analysis -- Income Taxes."

QUARTERLY STATEMENTS
OF OPERATIONS


                                                    1993 QUARTER ENDED
                                                    ------------------
IN THOUSANDS, EXCEPT PER-SHARE DATA  MARCH 31      JUNE 30   SEPTEMBER 30   DECEMBER 31
-----------------------------------  --------      -------   ------------   -----------
                                                        (unaudited)
Interest income                       $ 5,159      $ 4,993     $ 5,013        $ 4,934
Interest expense                        1,694        1,593       1,578          1,505
                                      -------      -------     -------        -------
Net interest income (1)                 3,465        3,400       3,435          3,429
Provision for loan losses (2)           5,200         --           300          2,600
                                      -------      -------     -------        -------
Net interest income (loss) after
  provision for loan losses            (1,735)       3,400       3,135            829
Non-interest income (3)                   558          726       1,193            519
Non-interest expense (4)                6,187        3,663       4,053          5,800
                                      -------      -------     -------        -------
Income (loss) before income taxes      (7,364)         463         275         (4,452)
Provision for (benefit of)
  income taxes (5)                     (2,499)         155          92         (1,515)
                                      -------      -------     -------        -------
Net income (loss)                     $(4,865)     $   308         183        $(2,937)
                                      =======      =======     =======        =======
Net income (loss) per share           $ (1.04)     $   .07     $   .04        $  (.63)
Weighted average shares
  outstanding                           4,673        4,692       4,675          4,675


(1) See "Management's Discussion and Analysis -- Net Interest Income."

(2) See Note 5 - Loans and Allowance for Loan Losses. The provision for loan losses of $5,200,000 for the quarter ended March 31, 1993, was made in connection with a joint FDIC/State Banking Department examination which classified certain loans as "Loss" and took into consideration revised factors for reserve calculations. Management's evaluation of the allowance for loan losses at December 31, 1993, utilized the same methodology employed during the quarter ended June 30, 1993, and resulted in the recording of a provision for loan losses of $2,600,000. See "Management's Discussion and Analysis -- Allowance for Loan Losses."

(3) See "Management's Discussion and Analysis -- Non-Interest Income." Non-interest income of $1,193,000 for the quarter ended September 30, 1993, increased primarily due to the Company's settlement of two outstanding lawsuits from which the Company recognized $672,000.

(4) See "Management's Discussion and Analysis -- Non-Interest Expense." Increases to non-interest expense for all quarters reported can be primarily attributed to increased other real estate owned ("OREO") expenses.

(5) See Note 8 - Income Taxes. Income tax benefits of $2,499,000 for the quarter ended March 31, 1993, and $1,515,000 for the quarter ended December 31, 1993, were recorded due to the Company's quarterly losses before income tax of $7,364,000 and $4,452,000, respectively. See "Management's Discussion and Analysis -- Income Taxes."


                    PARENT COMPANY ONLY FINANCIAL STATEMENTS
NOTE NO. 15
--------------------------------------------------------------------------------
BALANCE SHEETS

                                                    DECEMBER 31,
                                              ----------------------
IN THOUSANDS                                      1994          1993
------------                                  --------      --------
ASSETS
Cash                                          $     22      $  1,172
Investment in First Commercial Bank              5,219        21,471
Other assets                                      --           1,355
                                              --------      --------
TOTAL ASSETS                                  $  5,241      $ 23,998
                                              ========      ========
LIABILITIES
Dividends payable                             $    748      $    748
Accrued expenses and other liabilities             138           106
                                              --------      --------
Total Liabilities                                  886           854
                                              --------      --------
STOCKHOLDERS' EQUITY
Total stockholders' equity                       4,355        23,144
                                              --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                        $  5,241      $ 23,998
                                              ========      ========

STATEMENTS OF OPERATIONS

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
IN THOUSANDS                                      1994          1993          1992
------------                                  --------      --------      --------
INCOME
Interest income                               $     95      $    224      $    247
Other income                                      --               1          --
                                              --------      --------      --------
                                                    95           225           247
                                              --------      --------      --------
EXPENSE
Management fee                                      56            14           133
Other                                            1,182           591           343
                                              --------      --------      --------
                                                 1,238           605           476
                                              --------      --------      --------
Loss before taxes and equity in
  undistributed loss of subsidiary              (1,143)         (380)         (229)
Benefit of income taxes                             (9)         (108)          (26)
                                              --------      --------      --------
Loss before equity in undistributed
  loss of subsidiary                            (1,134)         (272)         (203)
Equity in undistributed
  loss of subsidiary                           (17,056)       (7,039)       (3,315)
                                              --------      --------      --------
NET LOSS                                      $(18,190)     $ (7,311)     $ (3,518)
                                              ========      ========      ========


STATEMENTS OF CASH FLOWS

                                               FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------
IN THOUSANDS                                      1994          1993          1992
------------                                  --------      --------      --------
Cash flows from operating activities:
  Net loss                                    $(18,190)     $ (7,311)     $ (3,518)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
     Depreciation and amortization               1,047            73            73
     Equity in undistributed
      loss of subsidiary                        17,056         7,039         3,315
     Increase (decrease) in other assets           308          (118)          (71)
     Increase in liabilities                        33            97             5
                                              --------      --------      --------
  Net cash (used in) operating activities          254          (220)         (196)
                                              --------      --------      --------
Cash flows from investing activities:
  Increase in investment subsidiary             (1,404)         --            --
                                              --------      --------      --------
  Net cash used in investing activities         (1,404)         --            --
                                              --------      --------      --------
Cash flows from financing activities:
  Proceeds from issuance of
   common stock                                   --              11            71
  Dividends paid on common stock                  --            --            (741)
                                              --------      --------      --------
  Net cash provided by (used in)
   financing activities                           --              11          (670)
                                              --------      --------      --------
Net decrease in cash and cash
  equivalents                                   (1,150)         (209)         (866)
Cash and cash equivalents at
  beginning of year                              1,172         1,381         2,247
                                              --------      --------      --------
Cash and cash equivalents
  at end of year                              $     22      $  1,172      $  1,381
                                              ========      ========      ========

                  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

NOTE NO. 16
--------------------------------------------------------------------------------

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methods. However, considerable judgment is required when prices from external sources are not readily available to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate fair value of each class of financial instruments:

Cash and Cash Equivalents -- The carrying amount is a reasonable estimate of fair value.

Interest-Bearing Deposits with Other Financial Institutions -- The carrying amount is a reasonable estimate of fair value.

Investment Securities -- Estimated fair values for investments are obtained from quoted market prices.

Loans -- The estimated fair values for loans are estimated by discounting the expected cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities. The fair value of nonperforming loans was estimated based on allocating specific and general reserves to the various nonperforming loan classifications.

Lease financing, net -- The carrying amount is a reasonable estimate of fair value.

Deposits -- The estimated fair value of deposits with no defined maturities (demand accounts, interest-bearing transaction accounts and savings accounts) is the carrying amount. The fair value of time accounts is estimated by discounting the estimated cash flows using the current rate at which similar certificates of deposit would be issued.

Off-Balance Sheet Financial Instruments -- The carrying amounts for fees arising from commitments to extend credit, standby letters of credit and financial guarantees written and their related fair values are not material.

The estimated fair value of financial instruments at December 31, 1994, is summarized as follows:

                                             CARRYING       FAIR
IN THOUSANDS                                  AMOUNT        VALUE
------------                                 --------     --------
Financial Assets:
  Cash and cash equivalents                  $ 86,259     $ 86,259
  Interest-bearing deposits with
   other financial institutions                   299          299
  Investment securities                        17,690       17,541
  Net loans                                   122,735      116,315
  Lease financing, net                          1,038        1,038
                                             --------     --------
Total Financial Assets                       $228,021     $221,452
                                             ========     ========

Financial Liabilities:
  Deposits:
   Demand accounts                           $ 56,483     $ 56,483
   Interest-bearing transaction accounts       68,840       68,840
   Savings accounts                            21,695       21,695
   Time accounts                               86,518       86,769
                                             --------     --------
Total Financial Liabilities                  $233,536     $233,787
                                             ========     ========


                              REGULATORY AGREEMENTS
NOTE NO. 17
--------------------------------------------------------------------------------

FDIC AND STATE BANKING DEPARTMENT REGULATORY ORDERS

As a result of an examination of the Bank by the FDIC and the State Banking Department ("SBD") which was concluded during the second quarter of 1993, the Bank consented to enter into an amended Cease and Desist Order with the FDIC on July 27, 1993, and an Order under Financial Code Section 1913 with the SBD, on July 6, 1993, which was amended on March 30, 1995 (collectively, the "Orders"). The Orders remain in effect.

The Bank completed a joint examination by the FDIC and SBD on July 20, 1995.

Under the terms of the Orders, the Bank agreed, among other things, to retain qualified management. As of June 1, 1994, James E. Culleton, the Executive Vice President of the Company and Executive Vice President and Chief Operating Officer of the Bank, was named as Interim President of the Bank and the Company until a permanent President and Chief Executive Officer can be employed. The former President, Chief Executive Officer and a Director of the Bank and the Company, and the former Executive Vice President of the Company and Executive Vice President and Senior Credit Administrator of the Bank, resigned effective August 15, 1994. On September 1, 1994, Dennis F. Ceklovsky was named Executive Vice President and Chief Credit Officer of the Company and the Bank. Mr. Ceklovsky assumed responsibility for overall management of the Bank's credit operations, and oversees adherence to regulatory policies and procedures.

The Bank also agreed, pursuant to the Orders, to maintain adjusted Tier 1 capital equal to or exceeding 6.5% of the Bank's total assets. Furthermore, the Bank is required to maintain tangible shareholders' equity plus mandatorily convertible subordinated debt equal to not less than 6.5% of total tangible assets, and a minimum tangible shareholders' equity plus mandatorily convertible subordinated debt of $19,500,000. As a result of the loss for the year ended December 31, 1994, the Bank is not in compliance with its mandatory capital ratios. As of December 31, 1994, the Bank's adjusted Tier 1 capital ratio was 2.22%, and the Bank's tangible shareholders' equity plus mandatorily convertible subordinated debt was 2.08% of total tangible assets. At that date, the Bank's tangible shareholders' equity was $4,986,697, which includes the conversion of a $2,400,000 mandatorily convertible subordinated note, the downstream of $1,402,477 of capital from the Company and all adjustments required by the Report of Examination dated March 28, 1994.

In response to its capital deficiency, the Bank submitted to the FDIC on August 23, 1994 its Capital Restoration Plan, which was amended on November 22, 1994, and approved by the FDIC on January 30, 1995. One of the components of the Capital Restoration Plan consists of a decrease in the Bank's asset size. On January 21, 1995, the Bank consummated the sale of its San Diego branch office to the Bank of Commerce, and on April 14, 1995, the Bank's Santa Rosa Branch office was closed.

Another component of the Capital Restoration Plan is the raising of capital. The Company and the Bank have engaged a financial advisor to assist in the recapitalization of the Bank. See "Note No. 19 - Subsequent Event." The Company intends to conduct a rights offering of its common stock in order to raise approximately $5,000,000, and a dividend exchange offer for approximately $1.0 million in additional capital, thus obtaining capital compliance.

The Bank received a letter dated March 9, 1995, from the FDIC setting forth three areas covered in the FDIC Order to which the FDIC believes the Bank must devote its undivided attention. These include successfully completing the proposed capital offering, improving earnings and improving asset quality. The Bank is in the process of addressing each of these areas.

In accordance with the Orders, all assets classified "Loss" and 50% of all assets classified "Doubtful" as of the examination dated March 28, 1994, have been charged off. Classified assets totaled $54,332,000, which includes $2,599,000 in undisbursed commitments. At December 31, 1994, these assets totaled $28,714,000.

The Bank has ceased the accrual of interest on any loan that is subject to adverse classification by the FDIC or SBD and that is 90 days past due. In addition, with respect to such loans, the Bank has reversed all previously accrued but uncollected interest. Management has established a new policy whereby the Bank's computer system automatically places loans on nonaccrual once they become 90 days past due and will not return these loans to an accrual status until all past due amounts are paid in full.

Pursuant to the Orders, the Bank agreed to reduce its concentration in speculative real estate construction loans as a percent of Tier 1 capital. The Order required 150% by February 28, 1994, and thereafter. However, as a result of the 1994 FDIC/SBD examination, the amount of speculative real estate construction loans increased significantly due to the decrease in capital. Thus, as of December 31, 1994, speculative real estate construction loans outstanding as a percent of Tier 1 capital were 192%. Accordingly, the Bank is not in compliance with this agreement. The Bank's current policy is not to make any speculative real estate loans.

The Board of Directors reviewed on October 31, 1994, the adequacy of the loan loss reserve based on loans identified as "Loss," classified assets and revised factors for reserve calculations resulting from the recent FDIC/SBD examination. The revised factors include assigning reserve percentages to certain binding undisbursed commitments and contingent liabilities. At December 31, 1994, the loan loss reserve was $7,437,000 or 5.70% of total gross loans. See "Provision for Loan Losses."

The Bank corrected all noted appraisal violations from the 1993 FDIC/SBD examination. The apparent violations of Laws and Regulations noted in the recent report of examination also have been addressed and corrected, if necessary.

The Bank has restated and resubmitted its quarterly Call Reports beginning December 31, 1992 in order to reflect the complete charge-off of a certain asset based on information which was unknown to current management at the time of the original filings.

In response to the 1994 examination, the Bank has implemented a new policy requiring that completed appraisals received by the Bank are reviewed by a qualified, state-certified appraiser. The review must be in conformance with USPAP Standard 3 and is in addition to the review of the appraisal by the account officer.

The Board adopted a Liquidity and Funds Management Policy which provides for a minimum liquidity level of 20% and a level of rate-sensitive assets to rate-sensitive liabilities (which will include that portion of title company demand deposits invested in Federal funds sold) in the range of 0.80 to 1.20 for the periods of six, twelve and twenty-four months. Additionally, the policy incorporates the new targets as proposed by the FDIC in the recent report of examination. The Bank's liquidity level at December 31, 1994, was 43.49%. The rate-sensitive assets to rate-sensitive liabilities were 1.10, 0.94 and 1.01 for the six, twelve and twenty-four month periods. This calculation included title company demand deposits in the selected liabilities to the extent that these deposits are invested in Federal funds sold. The State Banking Department Order also requires that this policy include an emphasis on increasing core deposits and reducing the Bank's dependence on volatile liabilities. At December 31, 1994, the Bank's volatile liability dependency ratio was (21.70%).

Pursuant to the terms of the Orders, the Bank has not declared or paid cash dividends since the March 1, 1993 examination date, and has made available to the Company's stockholders a description of the Orders.

The Bank continues to be designated a problem bank and is considered "troubled" for all regulatory purposes. Accordingly, the Bank is required to provide prior notice to the FDIC of the employment of any senior officer or appointment of a director. Due to the Bank's current regulatory capital ratios, the Bank is prohibited from accepting funds obtained directly or indirectly through a deposit broker. In addition, the Bank cannot provide pass-through deposit insurance to employee benefit plan deposits so long as it is ineligible to accept brokered deposits.

Failure to comply with the terms of the Orders could result in various regulatory actions against the Bank, including recapitalization, merger and/or acquisition of the Bank. For a general discussion of the consequences of failing to comply with the Orders, see "Capital Adequacy" Requirements of the Company and the Bank and "Prompt Corrective Action" herein.

CAPITAL IMPAIRMENT ORDERS

The California Financial Code (the "Financial Code") requires the SBD to order any bank whose contributed capital is impaired to correct such impairment within 60 days of the date of the Order. Under Section 134(b) of the Financial
Code, the "contributed capital," defined as all shareholders' equity other than retained earnings of a bank, is deemed to be impaired whenever such bank has deficit retained earnings in an amount exceeding 40% of such contributed capital. Under Section 662 of the Financial Code, the SBD has the authority, in its discretion, to take certain appropriate regulatory action with respect to a bank having impaired contributed capital, including possible seizure of such bank's assets. An impairment of capital may be corrected through earnings, by raising additional capital or by a quasi-reorganization. Although the Bank has made no determination to seek a quasi-reorganization, a bank that has deficit retained earnings may, subject to the approval of its shareholders and of the SBD, readjust its accounts in a quasi-reorganization, which may include eliminating its deficit retained earnings, under Section 663 of the Financial Code. However, a bank that is not able to effect such a quasi-reorganization or otherwise to correct an impairment of its contributed capital within 60 days of an order to do so from the SBD must levy and collect an assessment on its common shares pursuant to Section 423 of the California Corporations Code.

A bank is required to levy such an assessment within 60 days of the SBD's Order; the assessment becomes a lien upon the shares assessed from the time of service or publication of such notice of assessment. Within 60 days of the date on which the assessment becomes delinquent, a bank subject to the SBD's Order must sell or cause to be sold to the highest bidder for cash as many shares of each delinquent holder of the assessed shares as may be necessary to pay the assessment and charges thereon.

The assessment is levied against each outstanding share by apportioning the amount required to cure the impairment among the outstanding shares of common stock of the Bank. In the event the assessment is not paid when due and becomes delinquent, the shares are subject to a penalty and to sale. If there is no bidder at the sale, the shares are forfeited to the Bank in satisfaction of the assessment and penalty. Stockholders of the Bank are not, however, subject to personal liability for the assessment.

On February 16, 1995, and March 15, 1995, the Bank was notified that as of December 31, 1994, the Bank had contributed capital of approximately $19,068,000 and deficit retained earnings of approximately $13,849,000, or approximately 73% of its contributed capital. The Bank was issued orders by the SBD to correct within 60 days the impairment of its contributed capital. The Bank previously had been issued orders on August 3 and November 3, 1994. The Bank received a further order on May 15, 1995.

The Bank has not complied with these orders. The shareholders of the Bank, (not the Company's shareholders) will receive any notices of assessment issued by the Bank. If the Bank does not comply with the orders, the Bank will be in violation of this California law requiring it to assess the shares of the Bank in order to correct the impairment of the Bank's capital. As long as the Bank has a capital impairment, it may be subject to closure by the California Superintendent of Banks ("Superintendent").

No assurance can be given that the Bank's capital condition will not deteriorate further prior to a quasi-reorganization as a result of operating losses. In addition, because a quasi-reorganization requires that the Bank reduce its assets and liabilities to market value at the time of the reorganization, the Bank's capital could be further reduced from its present level as a result of the reduction in the market value of the Bank's assets over its liabilities. Finally, there can be no assurance that, following a correction of the Bank's capital impairment, whether through a quasi-reorganization or an infusion of sufficient capital, the Bank's capital position will not continue to erode through future operating losses. As long as the Bank's contributed capital is impaired, the Superintendent is authorized to take possession of the property and business of the Bank, or to order the Bank to comply with the legal requirement and levy an assessment on the shares of the Bank sufficient to correct the impairment. Management believes the Superintendent has never exercised his bank takeover powers solely on the basis that a bank's capital is impaired under the standards set forth in Section 134 of the Financial Code.

In order to permit a quasi-reorganization of the Bank's capital, the Superintendent requires, among other things, that a bank demonstrate that it is adequately capitalized and that it is capable of operating profitably. Management believes, although it cannot assure, that, after raising adequate capital, the Bank will be able to so demonstrate and that it will then be possible for the Bank to effect a quasi-reorganization. Management also believes that if, as management anticipates, the Bank has high equity capital ratios after capital is raised, it is unlikely that the Superintendent would seek to take action solely on the basis of impaired capital under the Section 134 definition. There can be no assurance, however, that other circumstances such as insufficient liquidity or further operating issues could not arise that would provide incentive to the Superintendent to utilize the powers granted by Section 134.

FEDERAL RESERVE BANK MEMORANDUM OF UNDERSTANDING

On October 17, 1994, the Company entered into a Memorandum of Understanding ("Memorandum") with the Federal Reserve Bank of San Francisco (the "Reserve Bank"). Under the terms of the Memorandum, the Company may not declare or pay any dividends without the prior written approval of the Reserve Bank and may not take dividends from the Bank without providing prior written notice to the Reserve Bank; the Company must submit to the Reserve Bank a written plan to improve and maintain an adequate capital position at the Company and the Bank; and the Company must take reasonable actions to employ a full-time president for the Company and the Bank. Further, the Memorandum sets forth restrictions on certain transactions between the Bank and the Company, directs the Company to prepare and submit to the Reserve Bank certain policies and procedures and financial information, and requires the Company to provide prior notice to the Reserve Bank of any new, or the renewal or modification of any existing, employment, service or severance contracts with any executive officer. Within 45 days of the end of each calendar quarter, the Company must submit to the Reserve Bank a written progress report regarding the Company's compliance with the terms of the Memorandum.

On August 23, 1994, the Company submitted to the Reserve Bank its Capital Restoration Plan setting forth the Company's plans for improving and maintaining an adequate capital position at the Company and the Bank. The Company, however, has not met the capital goals set forth in its Capital Plan.


NOTE No. 18           RESTATEMENT OF FINANCIAL STATEMENTS

During the second quarter of 1994, the Company became aware of the existence of certain previously unknown information which affected the reported carrying value of certain assets included in the Company's December 31, 1992 and 1993 financial statements. Management believes that had this information been known at December 31, 1992, the Company would have written off certain assets and recognized a loss at that time. Thus, the Company's financial statements for the fiscal years ended December 31, 1992 and 1993 have been restated to reflect the effects of these charge-offs and losses. The effect of this restatement for 1994 was to decrease Other Real Estate by $3,900,000, increase the allowance for loan losses by $974,000 for a charge-off recorded on this loan in 1993, decrease interest income by $14,000, record a tax benefit of $5,000, increase cash by $47,000 and increase savings accounts by $96,000. The net of these transactions increased previously reported loss and retained deficit by $9,000.

The effect of this restatement for 1992 was to charge off real estate construction loans of $4,891,000 to the allowance for loan losses and establish a corresponding addition to the provision for loan losses. In addition, interest income was reversed by approximately $18,000 and a tax benefit was recorded for $1,718,000. The net of these transactions reduced previously reported net loss and retained deficit by $3,191,000.


NOTE No. 19                  SUBSEQUENT EVENT

On August 7, 1995, First Banks, Inc. (First Banks) executed an Amended and Restated Stock Purchase Agreement (the Agreement) with the Company and the Bank pursuant to which First Banks will invest an aggregate of $10 million in the Company and/or the Bank in three installments. The Agreement provided that, on June 30, 1995, First Banks purchased 750,000 shares of the Bank's nonvoting noncumulative preferred stock for $1.5 million. On August 23, 1995, First Banks purchased $3.5 million of newly issued Bank common stock at the Bank's book value per share, conveying majority control of the Bank to First Banks. The Bank's common stock held by First Banks is subject to an irrevocable proxy agreement, pursuant to which the Company votes the shares until the occurrence of certain events.

Upon approval of the Agreement by the Company's stockholders, all of the Bank preferred and common stock held by First Banks will be exchanged for the Company's common stock at $.10 per share. Simultaneously, First Banks will purchase a $5 million senior debenture (the Debenture) of the Company secured by all the outstanding common stock of the Bank. The Debenture will bear interest at 12% per year and mature five years after issuance. The Debenture, including any unpaid interest thereon, may be converted into Company common stock at any time during the five years. In the event the stockholders fail to approve the Agreement, First Banks will retain its ownership in Bank preferred stock and Bank common stock and invest an additional $5 million in newly issued Bank common stock at a price equal to the book value per share.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF
FIRST COMMERCIAL BANCORP, INC.:

We have audited the consolidated balance sheets of First Commercial Bancorp, Inc. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, as restated (see Note 18). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commercial Bancorp, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that both First Commercial Bancorp, Inc. (the "Company") and First Commercial Bank (the "Bank") will continue as going concerns. As discussed in Note 17 to the financial statements, both the Company and the Bank have entered into various regulatory agreements (the "Agreements") with the Federal Deposit Insurance Corporation (the "FDIC"), the California State Banking

Department and the Federal Reserve Bank of San Francisco. These Agreements require the Company and the Bank, among other compliance terms, to maintain certain minimum capital levels. The Company and the Bank are not in compliance with these minimum capital requirements and have suffered recurring losses from operations. An amended capital plan has been submitted to the bank regulators, which plan was approved by the FDIC on January 30, 1995. The plan consists of both an intent to decrease the Bank's asset size and the raising of capital through the sale of stock. There is no assurance that the Company will be able to raise sufficient capital to meet the minimum capital requirements. Failure to meet regulatory capital requirements or comply with the terms of the Agreements could subject the Company and the Bank to additional actions by the bank regulatory authorities, including restrictions on operations, mandatory asset dispositions or seizure. These matters raise substantial doubt about the ability of the Company and the Bank to continue as going concerns. Their ability to continue as going concerns is dependent on many factors, one of which is regulatory action and the ability to raise sufficient capital. Management's plans in regard to these matters are described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


San Francisco, California
March 29, 1995 (except with respect to the matter discussed in Note 19, as to which the date is September 5, 1995)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          All expenses of the Offering will be borne by the Company. The following table sets forth an itemized estimate of such expenses:

--------------------------------------------------------------------------------
Registration Filing Fees                                           $  2,055
--------------------------------------------------------------------------------
Transfer Agent Fees and Expenses                                     15,000  (1)
--------------------------------------------------------------------------------
Escrow Agent Fees                                                     2,500
--------------------------------------------------------------------------------
Blue Sky Filing Fees and Expenses                                     1,500
--------------------------------------------------------------------------------
Printing and Engraving                                               40,000
--------------------------------------------------------------------------------
Legal Fees and Expenses                                             130,000
--------------------------------------------------------------------------------
Accounting Fees and Expenses                                         15,000
--------------------------------------------------------------------------------
Financial Advisor Fees and Expenses                                 225,000
--------------------------------------------------------------------------------
Miscellaneous                                                        12,945
--------------------------------------------------------------------------------
Total                                                              $444,000
--------------------------------------------------------------------------------

--------------------
(1) Does not include $7,000 payable in the event that the Company extends the Offering, per transaction fees of $10.50 for the first 1,000 subscriptions submitted, $8.00 for the next 2,000 subscriptions submitted and $5.00 per subscription received thereafter, and defective subscription fees of $10.00 per subscription.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law generally allows a corporation to indemnify any person against judgments, fines, expenses and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or in other similar capacities, so long as such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Article VIII of the Company's Bylaws contains the following provisions:

         "Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

         Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 3. Non-Exclusivity of Rights. The rights conferred on any person in Section 1 and 2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 4. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this
Article VIII.

         Section 5. Insurance. The Corporation shall maintain insurance to the extent that it is reasonably available and the premium costs are not disproportionate to the amount of coverage provided, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 6. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

         Section 7. Settlement of Claims. The Corporation shall not be liable to indemnify any director or executive officer under this Article VIII: (i) for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld or (ii) for any judicial award, if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

         Section 8. Subrogation. In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified party who shall execute all papers required and shall do everything that may be necessary to secure such rights, including, without limitation, the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

         Section 9. No Duplication of Payments. The Corporation shall not be liable under this Article VIII to make any payment in connection with any claim made against the director or executive officer to the extent such director or executive officer has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder."

         Finally, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or is hereafter amended, no director of the Company shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to the terms of the Stock Purchase Agreement, on October 31, 1995, the Company issued the First Debenture to First Banks in consideration of a loan in the principal amount of $1.5 million. Similarly, on December 28, 1995, the Company issued the Second Debenture to First Banks in consideration of a loan in the principal amount of $5.0 million. The principal amounts of the First Debenture and the Second Debenture are convertible into 15,000,000 shares and 50,000,000 shares of Company Common Stock, respectively. On December 28, 1995, the Company issued 15,000,000 shares of Common Stock to First Banks for a purchase price of $1.5 million. Finally, on December 28, 1995, the Company issued to First Banks 50,000,000 shares of Common Stock in exchange for the shares of Bank Preferred Stock and Bank Common Stock held by First Banks.

         The Company relied for the issuance of the Debentures and the shares of Common Stock to First Banks on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      See Index to Exhibits at page II-6 of this Form S-1.

         (b) In accordance with Regulation S-X, the Financial Statement Schedules have been omitted because: (a) they are not applicable to or required of the Company; or (b) the information required is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         A. (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement; (2) that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering; and

         B. To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reofferings thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    [Rest of page intentionally left blank.]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 33-92928) to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on February 12, 1996.


          FIRST COMMERCIAL BANCORP, INC.

          /s/ Donald W. Williams
          ----------------------------------
          By:  Donald W. Williams, President

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                                       Date
---------                     -----                                       ----

/s/ Allen H. Blake*
-------------------------
Allen H. Blake                Interim Chief Financial Officer             February 12, 1996
                              (principal accounting officer) and
                              Director


/s/ James F. Dierberg*
-------------------------
James F. Dierberg             Director                                    February 12, 1996


/s/ Michael P. Morris*
-------------------------
Michael P. Morris             Director                                    February 12, 1996


/s/ Manuel Perry, Jr.*
-------------------------
Manuel Perry, Jr.             Chairman of the Board of Directors          February 12, 1996


/s/ Donald W. Williams
-------------------------
Donald W. Williams            President, Chief Executive                  February 12, 1996
                              Officer (principal executive officer)
                              and Director

/s/ Donald W. Williams
-------------------------
*Donald W. Williams
Power of Attorney

                                    EXHIBITS

                                  Exhibit Index


Exhibit No.       Exhibit                                                      Page
-----------       -------                                                      ----

3(a)              Certificate of Incorporation (1)

3(b)              Amendment to Certificate of Incorporation(6)

3(c)              Bylaws (1)

3(d)              Amendments to Bylaws(6)

5.                Opinion of Lillick & Charles LLP

8.                Opinion of Lillick & Charles LLP
                  re: Tax Matters

10.1 Amended and Restated Stock Purchase Agreement dated August 7, 1995 by and between First Commercial
                  Bancorp, Inc., First Commercial Bank, First Banks, Inc.
                  and James F. Dierberg (2)

10.2              Additional Investment Agreement
                  dated October 31, 1995 (3)

10.3              Investment Debenture dated October 31, 1995 (3)

10.4              Stock Pledge Agreement dated October 31, 1995 (3)

10.5              Standby Agreement dated December 28, 1995 (4)

10.6              Management Services Agreement dated December 21,
                  1995 by and between First Commercial Bank and First Banks, Inc. (3)

10.7 Cost Sharing Agreement dated December 21, 1995 by and between First Commercial Bancorp, Inc., First
                  Commercial Bank and First Bank & Trust (3)

10.8              Lease between Northrup-Howe Tower Group
                  and First Commercial Bank dated  June 14, 1995(3)

10.9              Amendment and Restatement of Employment
                  Agreement by and between James E. Culleton and First Commercial Bancorp, Inc. and
                  First Commercial Bank (6)

10.10             Amendment No. 1 to Employment Agreement
                  by and between Anne H. Long, First Commercial
                  Bancorp, Inc. and First Commercial Bank (3)

10.11 Agreement with Seapower Carpenter Capital, dba Carpenter & Company (6)

10.12             Subscription Agent Agreement with The First
                  National Bank of Boston (6)

10.13             Escrow Agreement with State Street Bank
                  and Trust Company (6)

10.14             Service Agreement between First Commercial
                  Bank and FirstServ, Inc. dated December 8, 1995 (6)

16. Letter of Arthur Andersen LLP re change in certifying accountant

21.               Subsidiaries (5)

23(a)             Consent of Lillick & Charles LLP is contained at Exhibits 5 and 8

23(b)             Consent of Carpenter & Company (6)

23(c)             Consent of Arthur Andersen & Co.

24.               Power of Attorney (6)

27.               Financial Data Schedules (6)

99(a)             Form of Subscription Rights Certificate (6)

99(b)             Form of Exchange Offer Certificate (6)

99(c)             Form of Letter from First Commercial Bancorp, Inc.
                  re: Stockholder Rights Offering (6)

99(d)             Form of Letter from brokers/dealers to First
                  Commercial Bancorp, Inc. Stockholders re:
                  Stockholder Rights Offering (6)

99(e)             Form of Letter from First Commercial Bancorp, Inc.
                  re: Dividend Rights Offering (6)

99(f)             Form of Letter from brokers/dealers to First
                  Commercial Bancorp, Inc. Dividend-Eligible
                  Stockholders re: Dividend Rights (6)

99(g)             Form of General Subscription Application and Agreement (6)

--------------------

(1) Filed as Exhibits 3.1 and 3.2 to the Registrant's 1990 Annual Report on Form 10-K and incorporated herein by reference.

(2) Filed as Exhibit 2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and incorporated herein by reference

(3)      Filed as Exhibits 10(a), 10(b), 10(c), 10(g), 10(h), 10(d) and 10(f) to
         the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and incorporated herein by reference.

(4) Filed as Exhibit 10(c) to the Registrant's Current Report on Form 8-K dated December 28, 1995.

(5) Filed as Exhibit 21 to the Registrant's Registration Statement on Form S-1 (No. 33-92928) as filed on May 31, 1995.


(6)      Filed as Exhibits 3(b), 3(d), 10.9, 10.11, 10.12, 10.13, 10.14, 23(b),
         24, 27, 99(a), 99(b), 99(c), 99(d), 99(e), 99(f) and 99(g) to
         Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (No. 33-92928) as filed on February 1, 1996.